Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205532

ISATORI, INC.

MERGER PROPOSED

Dear Stockholders:

On behalf of iSatori, Inc., it is my pleasure to invite you to a special meeting of stockholders of iSatori, Inc., to be held at our offices at 15000 West 6th Avenue, Suite 202, Golden, Colorado 80401, Denver, Colorado on September 29, 2015 at 10:00 a.m. Mountain Daylight Time.  At the special meeting you will be asked to adopt the agreement and plan of merger by and between FitLife Brands, Inc. (“FitLife”), ISFL Merger Sub, Inc. (“Merger Sub”) and iSatori, Inc. (“iSatori”), dated as of May 18, 2015 (the "merger agreement"), pursuant to which Merger Sub will merge with and into iSatori, with iSatori as the surviving corporation and a wholly-owned subsidiary of FitLife (the "merger"). At the special meeting you will also be asked to approve on an advisory (non-binding) basis the compensation to iSatori’s named executive officers that is based on or otherwise related to the merger, and to approve the adjournment, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger.

If the merger occurs, each share of iSatori common stock will be converted into the right to receive 0.3000 of a share of FitLife common stock, par value $0.01 per share (the “exchange ratio”), with cash paid in lieu of fractional shares of iSatori common stock. Each share of iSatori preferred stock, which consists of Series A $20 Convertible Preferred Stock and Series D $20 Convertible Preferred Stock, will be converted into the right to receive the number of shares of FitLife common stock for each share of iSatori common stock into which such share of preferred stock is convertible as of the effective time of the merger.  The exchange ratio is subject to adjustment for iSatori’s net debt and non-cash working capital. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the merger agreement and the transactions contemplated thereby.

The exchange ratio will be adjusted, if at all, based on an estimate, made five days before the closing date of the merger, of the total on the closing date by which iSatori’s net debt is less than $900,000, and iSatori’s non-cash working capital is less than $2,370,000.  If this total, referred to as the “total adjustment amount” is greater than $75,000, then the exchange ratio will be increased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504, iSatori’s fully diluted outstanding shares as of the date of the merger agreement.  If the total adjustment amount is less $76,000 then the exchange ratio will be decreased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504.

The board of directors of iSatori has determined that the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of iSatori and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated therein, including the merger. The board recommends that the stockholders of iSatori vote "FOR" the proposal to adopt the merger agreement.

    The market value of the merger consideration will fluctuate with the price of FitLife common stock. iSatori common stock and FitLife common stock are not traded on any national securities exchange.  iSatori common stock is traded on the OTC Pink Marketplace under the symbol “IFIT" and FitLife common stock is traded on OTC Pink Marketplace under the symbol “FTLF.”  Based on the closing price of FitLife common stock on May 18, 2015, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of ISatori common stock was $0.498.  Based on the closing price of FitLife common stock of $1.73 on August 20, 2015, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of iSatori common stock was $0.577. You should obtain current stock price quotations for iSatori common stock and FitLife common stock.

We cannot complete the merger unless the holders of at least a majority of the votes represented by the shares of iSatori common stock and iSatori Series A $20 Convertible Preferred Stock and Series D $20 Convertible Preferred Stock, voting on as an as converted basis with the common stock, outstanding on August 13, 2015, the record date for the special meeting, approve the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to iSatori. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the proposals to adopt the merger agreement and approve the merger, approve the advisory (non-binding) proposal on the compensation to iSatori’s named executive officers that is based on or otherwise related to the merger, and the adjournment, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger . If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote "AGAINST" such proposals.

This document contains a more complete description of the special meeting and the terms of the merger agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about FitLife from documents that FitLife has filed with the Securities and Exchange Commission ("SEC"). Our board of directors unanimously recommends that you vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby.

Stephen Adelé
President and Chief Executive Officer

An investment in FitLife common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 17.

     Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy statement/prospectus dated August 25, 2015
and first mailed to stockholders of iSatori, Inc. on or about August 27, 2015

iSatori, Inc.
15000 W. 6th Avenue, Suite 202
Denver, Colorado 80401
Telephone: (303) 215-9174

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on September 29, 2015

The Special Meeting of Stockholders (the “special meeting”) of iSatori, Inc. (“iSatori”) will be held at our offices at 15000 West 6th Avenue, Suite 202, Golden, Colorado 80401, Denver, Colorado on September 29, 2015 at 10:00 a.m. Mountain Daylight Time. At the special meeting, our stockholders holding common stock, Series A $20 Convertible Preferred Stock and Series D $20 Convertible Preferred Stock, voting on as an as converted basis with the common stock, will be asked to vote on the following proposals:

•
Proposal 1.  to adopt the Agreement and Plan of Merger, dated as of May 18, 2015 (as it may be amended from time to time, the "merger agreement"), by and between FitLife Brands, Inc. ("FitLife"), ISFL Merger Sub, Inc. (“Merger Sub”) and iSatori and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into iSatori, with iSatori as the surviving corporation and a wholly-owned subsidiary of FitLife (the "merger") and to approve the merger;

•
Proposal 2.  to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger; and

•
Proposal 3.  to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger.

No other matters may be brought before the special meeting of iSatori stockholders. Only stockholders of record if iSatori common stock, Series A $20 Convertible Preferred Stock and Series D $20 Convertible Preferred Stock at the close of business on August 13, 2015, will be entitled to notice of and to vote at the meeting.

Holders of iSatori common stock, but not holders of preferred stock, have the right to seek the appraised fair value of their shares of iSatori common stock under applicable provisions of the General Corporation Law of the State of Delaware ("DGCL"). In order for such a stockholder of iSatori to perfect his right to appraisal, the stockholder must carefully follow the procedure set forth in the DGCL. A copy of the applicable statutory provisions of the DGCL is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption "The Merger—Appraisal Rights".

By order of the Board of Directors:

Stephen Adelé
President and Chief Executive Officer

Denver, Colorado
August 27, 2015

Please Vote

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

ADDITIONAL INFORMATION

This proxy statement/prospectus forms a part of a registration statement on Form S-4 filed by FitLife with the Securities and Exchange Commission (SEC). It constitutes a prospectus of FitLife under Section 5 of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the Securities Act), with respect to the shares of FitLife common stock to be issued to shareholders of iSatori in the merger. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the Exchange Act), and a notice of meeting with respect to the iSatori special meeting of stockholders.

If you would like to request documents from FitLife, please contact FitLife at the following address:

FitLife Brands, Inc.
4509 143rd Street, Suite 1
Omaha, NE 68137
Attention: Michael Abrams
Chief Financial Officer
Telephone: (402) 333-5260

If you would like to request documents from iSatori, please contact iSatori at the following address:

iSatori, Inc.
15000 6th Avenue, Suite 202,
Golden, Colorado 80401
Attention: Corporate Secretary
Telephone: (303) 215-9174

To obtain timely delivery of the documents before the special meeting of iSatori stockholders, you must request the information by September 21, 2015.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

iSatori has supplied all information contained in this proxy statement/information statement/prospectus relating to iSatori. FitLife has supplied all information contained in this proxy statement/information statement/prospectus relating to FitLife. Both have contributed to information relating to the merger.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this document. This document is dated August 25, 2015. You should not assume that the information contained in this document is accurate as of any date other than the date hereof.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which, or from any person to whom, it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the iSatori special meeting. They may not include all the information that is important to stockholders of iSatori. Stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Unless the context otherwise requires, references in this proxy statement/prospectus to “FitLife” refers to FitLife Brands, Inc., a Nevada corporation and its direct and indirect subsidiaries, “Merger Sub” refers to ISFL Merger Sub, a Delaware corporation and a wholly owned subsidiary of FitLife, and “iSatori” refers to iSatori Inc., a Delaware corporation and its direct and indirect subsidiaries.  References to “we,” “our,” “us,” or “our company” refer to either to FitLife or iSatori as the context requires.

Q: What is the merger?

A: FitLife Brands, Inc., which is referred to as FitLife, and iSatori, Inc., which is referred to as iSatori, have entered into an Agreement and Plan of Merger, dated as of May 18, 2015, which is referred to as the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of FitLife and iSatori. Under the merger agreement, ISFL Merger Sub, a direct wholly owned subsidiary of FitLife, will merge with and into iSatori, with iSatori continuing as the surviving entity and a wholly owned subsidiary of FitLife, in a transaction which is referred to as the merger.

Q: Why am I receiving these materials?

A: The merger cannot be completed unless iSatori stockholders of common stock, and Series A $20 Convertible Preferred Stock and the Series D $20 Convertible Preferred Stock, which are referred to as the Series A and Series D preferred stock, approve the adoption of the merger agreement by affirmative vote. iSatori is holding a special meeting of its stockholders to vote on the adoption and approval of the merger agreement. Information about this special meeting and the merger is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of iSatori and a prospectus of FitLife. It is a proxy statement because the board of directors of iSatori is soliciting proxies from iSatori stockholders of common stock and Series A and Series D preferred stock. It is a prospectus because FitLife will issue shares of its common stock in exchange for outstanding shares of iSatori common stock and preferred stock in the merger.

Q: What will iSatori stockholders receive in the merger?

A: At the effective time of the merger, each share of iSatori common stock will be converted into the right to receive 0.3000 of a share of FitLife common stock, par value $0.01 per share (the “exchange ratio”), with cash paid in lieu of fractional shares of iSatori common stock. Each share of Series A and Series D preferred stock will be converted into the right to receive the number of shares of FitLife common stock for each share of iSatori common stock into which such share of preferred stock is convertible as of the effective time of the merger.

The exchange ratio is subject to adjustment for iSatori’s net debt and non-cash working capital. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the merger agreement and the transactions contemplated thereby.

Q:  How will the exchange ratio be adjusted?

A:  The exchange ratio will be adjusted, if at all, based on an estimate, made five days before the closing date of the merger, of the total on the closing date by which iSatori’s net debt is less than $900,000, and iSatori’s non-cash working capital is less than $2,370,000.  If this total, referred to as the “total adjustment amount” is greater than $75,000, then the exchange ratio will be increased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504, iSatori’s fully diluted outstanding shares as of the date of the merger agreement.  If the total adjustment amount is less $76,000 then the exchange ratio will be decreased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504.

Q: What will happen to the options and warrants to purchase iSatori common stock and preferred stock and iSatori restricted stock units?

A: Each iSatori option, warrant and restricted stock unit, each of which are referred to as a “converted option”, will be converted into an option or warrant, as applicable, to purchase a number of shares of FitLife common stock equal to the number of shares of iSatori common stock for which the converted option was exercisable for immediately prior to the effective time of the merger, multiplied by the exchange ratio.  The exercise price for a converted option will be the exercise price of the converted option immediately prior to the effective time of the merger divided by the exchange ratio.  All iSatori options, warrants and restricted stock units will continue to be subject to all of their other respective terms and conditions.

Q: When do iSatori and FitLife expect to complete the merger?

A: FitLife and iSatori are working to complete the merger as soon as practicable. We currently expect that the merger will be completed before the end of the third quarter of 2015. Neither FitLife nor iSatori can predict, however, the actual date on which the merger will be completed. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 70.

Q: What am I being asked to vote on and why is this approval necessary?

A: iSatori stockholders of common stock and Series A and Series D preferred stock are being asked to vote on three proposals:

•	Proposal 1. to adopt the merger agreement and to approve the merger;

•
Proposal 2.  to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger; and

•
Proposal 3.  to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger.

The votes required for each proposal are as follows:

•
Proposal 1. The affirmative vote, in person or by proxy, of a majority of the votes represented by the shares of iSatori common stock and iSatori Series A and Series D preferred stock, voting on an as converted basis with the common stock, outstanding on August 13, 2015, the record date for the special meeting, is required to adopt the merger agreement and to approve the merger.

•
Proposal 2. The affirmative vote, in person or by proxy, of a majority of the votes represented the shares of iSatori common stock and iSatori Series A and Series D preferred stock, voting on an as converted basis with the common stock, outstanding on August 13, 2015, is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger.

•
Proposal 3. The affirmative vote, in person or by proxy, of a majority of the votes represented by the shares of iSatori common stock and iSatori Series A and Series D preferred stock, voting on an as converted basis with the common stock, outstanding on August 13, 2015, is required to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and to approve the merger.

Stephen Adelé, President, Chief Executive Officer and Chairman of the Board of iSatori, and Russell Cleveland, member of the Board of iSatori and President of RENN Capital, have signed a Voting Agreement with FitLife committing to vote all of their shares in favor of adopting the merger agreement and approving the merger. Together Mr. Adelé and Mr. Cleveland are entitled to vote 10,263,222 shares of iSatori common stock, or approximately 76.74% of the outstanding shares of iSatori common stock, including shares of iSatori Series A and Series D preferred stock voting on an as converted basis, and thus have sufficient votes to assure adoption and approval of the merger agreement.

Q: What constitutes a quorum?

A: The representation of holders of at least a majority of the vote represented by total number of shares of common stock outstanding, and Series A and Series D preferred stock on an as converted basis, as of August 13, 2015, the record date of the special meeting, whether present in person or represented by proxy, is required in order to conduct business at the special meeting. This requirement is called a quorum. Abstentions, if any, which are described below, will be treated as present for the purposes of determining the presence or absence of a quorum for the special meeting.

Q: How does the board of directors of iSatori recommend that I vote?

A: The board of directors of iSatori recommends that iSatori stockholders vote "FOR" the adoption and approval of the merger agreement, "FOR" the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger and "FOR" the approval of the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and to approve the merger.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your iSatori stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your iSatori stock certificates in exchange for shares of FitLife common stock from the exchange agent.

Q: How do I vote?

A: If you are a registered stockholder (that is, if you own iSatori common stock or Series A or Series D preferred stock in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you can vote either in person at the special meeting or by proxy without attending the special meeting. You may vote by proxy submitted by internet or by mailing the enclosed proxy card. When you submit a proxy by internet or return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card. If you attend the special meeting in person, you may vote at the meeting and your proxy (if you previously returned one) will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the iSatori Board. The iSatori Board and management do not now intend to present any matters at the special meeting other than those outlined in the notice of the special meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of certain proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Q: When and where will the special meeting be held? What must I bring to attend the special meeting?

A: The special meeting will be held at iSatori’s offices at 15000 West 6th Avenue, Suite 202, Golden, Colorado 80401, Denver, Colorado on September 29, 2015 at 10:00 a.m. local time. If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a bank, broker, custodian or other record holder, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q: What if I fail to vote or abstain?

A: A failure to vote or an abstention will have the same effect as a vote cast "AGAINST" the proposal to adopt and approve the merger agreement.

Q:  What will happen if I return my proxy or voting instruction card without indicating how to vote?

A: If you sign and return your proxy or voting instruction card without indicating how to vote, your proxy will be voted as recommended by the iSatori Board.

Q: May I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the iSatori corporate secretary a notice of revocation or another proxy bearing a later date or by attending the special meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the special meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the special meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

If your shares are held in an account at a broker, bank or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q: What are the material U.S. federal income tax consequences of the merger?

A: It intended that for U.S. federal income tax purposes the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. Provided that the merger so qualifies, a holder of iSatori common stock or preferred stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's iSatori shares for shares of FitLife common stock in the merger, except with respect to cash received in lieu of a fractional share of FitLife common stock.

Q: Do I have appraisal rights in connection with the merger?

A: Under Delaware law, stockholders of iSatori common stock will be entitled to exercise appraisal rights in connection with the merger.  Stockholders of preferred stock will not be entitled to exercise appraisal rights.

Q: Whom should I contact if I have any questions about the proxy materials or voting?

A: If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the iSatori Corporate Secretary, at 15000 W. 6th Avenue, Suite 202, Denver, Colorado 80401 or via Telephone at (303) 215-9174.

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the transactions and the matters being voted on by iSatori stockholders at their special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire document, including the annexes, and the documents to which iSatori and FitLife refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 121.

The Parties (see pages 92 and 100)

iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. Shares of iSatori common stock trade on the OTCBB under the symbol “IFIT.” Its principal executive offices are located at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401, and its telephone number is (303) 215-9174.

FitLife Brands, Inc.

FitLife is a national provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ www.ndsnutrition.com), PMD™ (www.pmdsports.com), SirenLabs™ (www.sirenlabs.com) and CoreActive™ (www.coreactivenutrition.com). FitLife manufactures and distributes a full line of nutritional supplements to support athletic performance, weight loss and general health predominantly through franchised General Nutrition Centers, Inc. (“GNC”) stores located both domestically and internationally.

FitLife is headquartered at 4509 S. 143rd Street, Suite 1, Omaha, Nebraska 68137. FitLife’s common stock currently trades under the symbol FTLF on the OTCBB.

ISFL Merger Sub, Inc.

ISFL Merger Sub, Inc., or Merger Sub, a wholly owned subsidiary of FitLife, is a Delaware corporation formed on May 13, 2015, for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

iSatori Special Meeting (see page 30)

Date, Time and Place. The iSatori special meeting will be held on September 29, 2015, beginning at 10:00 a.m., local time, at iSatori’s offices at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401, unless postponed to a later date.

Purpose. The special meeting of iSatori stockholders is being held to consider and vote on the following proposals:

● Proposal 1. to adopt the merger agreement and to approve the merger;

● Proposal 2. to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger; and

●	Proposal 3. to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger.

Record Date; Voting Rights. The record date for the determination of stockholders entitled to notice of and to vote at the iSatori special meeting is August 13, 2015. Only iSatori stockholders who held shares of record at the close of business on August 13, 2015 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting, so long as such shares remain outstanding on the date of the special meeting. iSatori common stock and iSatori Series A and Series D preferred stock are the only classes of stock entitled to vote, and holders of iSatori common stock and iSatori Series A and Series D preferred stock are entitled to vote on each proposal presented at the iSatori special meeting. Each share of iSatori common stock entitles its holder of record to one vote at the iSatori special meeting. As of the record date, the 22,500 shares of iSatori convertible preferred stock issued and outstanding entitle funds advised by RENN Capital Group, Inc. (referred to in this proxy statement/prospectus as “RENN Capital”) as the record holder to a total of 5,150 votes (on an as-converted basis) at the iSatori special meeting.

Vote Required. The votes required for each proposal are as follows:

The votes required for each proposal are as follows:

●
Proposal 1. The affirmative vote, in person or by proxy, of a majority of the votes represented by the shares of iSatori common stock and iSatori Series A and Series D preferred stock, voting on an as converted basis with the common stock, outstanding on August 13, 2015, the record date for the special meeting, is required to adopt the merger agreement and to approve the merger.

●
Proposal 2. The affirmative vote, in person or by proxy, of a majority of the votes represented the shares of iSatori common stock and iSatori Series A and Series D preferred stock, voting on an as converted basis with the common stock, outstanding on August 13, 2015, is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger.

●
Proposal 3. The affirmative vote, in person or by proxy, of a majority of the votes represented by the shares of iSatori common stock and iSatori Series A and Series D preferred stock, voting on an as converted basis with the common stock, outstanding on August 13, 2015, is required to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and to approve the merger.

As of the record date, there were 13,368,791 shares of iSatori common stock outstanding, held by 44 holders of record, 9,500 shares of iSatori Series A preferred stock and 13,000 shares of iSatori Series D preferred stock outstanding, all of which were held of record by funds advised by RENN Capital. In addition, as of the record date, iSatori directors and executive officers, as a group, owned and were entitled to vote 10,294,600 shares of iSatori common stock, or approximately 76.98% of the outstanding shares of iSatori common stock, were entitled to vote 9,500 shares of iSatori Series A preferred stock, or 100% of the outstanding shares of iSatori Series A preferred stock and were entitled to vote 13,000 shares of iSatori Series D preferred stock, or 100% of the outstanding shares of iSatori Series D preferred stock.

Stephen Adelé, President, Chief Executive Officer and Chairman of the Board of iSatori, is entitled to vote 6,480,203 shares of iSatori common stock and Russell Cleveland, member of the Board of iSatori and President of RENN Capital, is entitled to vote 3,771,869 shares of iSatori common stock, 9,500 shares of iSatori Series A preferred stock and 13,000 shares of iSatori Series D preferred stock. Together Mr. Adelé and Mr. Cleveland are entitled to vote 10,263,222 shares of iSatori common stock, or approximately 76.74% of the outstanding shares of iSatori common stock, including shares of iSatori Series A and Series D preferred stock voting on an as converted basis. Mr. Adelé and Mr. Cleveland have signed a Voting Agreement with FitLife committing to vote all of these shares in favor of adopting the merger agreement and approving the merger, and thus have sufficient votes to assure adoption of the merger agreement and approval of the merger.

Directors and executive officers of iSatori other than Mr. Adelé and Mr. Cleveland are entitled to vote 42,528 shares of iSatori common stock, or approximately 0.32% of the outstanding shares of iSatori common stock. iSatori currently expects that these directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and to approve the merger, although none of them has entered into any agreement obligating them to do so.

The Merger (see page 38)

FitLife and iSatori have entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, which is referred to as the DGCL, Merger Sub will merge with and into iSatori, with iSatori continuing as the surviving entity and a direct wholly owned subsidiary of FitLife.

Consideration to be Received in the Merger by iSatori Stockholders (see page 38)

At the effective time of the merger, each share of iSatori common stock will be converted into the right to receive 0.3000 of a share of FitLife common stock, par value $0.01 per share (the “exchange ratio”), with cash paid in lieu of fractional shares of iSatori common stock. Each share of iSatori preferred stock, which consists of Series A $20 Convertible Preferred Stock and Series D $20 Convertible Preferred Stock, will be converted into the right to receive the number of shares of FitLife common stock for each share of iSatori common stock into which such share of preferred stock is convertible as of the effective time of the merger. The exchange ratio is subject to adjustment for iSatori’s net debt and non-cash working capital. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the merger agreement and the transactions contemplated thereby.

The exchange ratio will be adjusted, if at all, based on an estimate made five days before the closing date of the merger, of the total on the closing date by which iSatori’s net debt is less than $900,000, and iSatori’s non-cash working capital is less than $2,370,000. If this total, referred to as the “total adjustment amount” is greater than $75,000, then the exchange ratio will be increased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504, iSatori’s fully diluted outstanding shares as of the date of the merger agreement. If the total adjustment amount is less $76,000 then the exchange ratio will be decreased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504.

Treatment of Options, Warrants and Restricted Stock Units (see page 38)

Each iSatori option, warrant and restricted stock unit, each of which are referred to as a “converted option,” will be converted into an option or warrant, as applicable, to purchase a number of shares of FitLife common stock equal to the number of shares of iSatori common stock for which the converted option was exercisable for immediately prior to the effective time of the merger, multiplied by the exchange ratio. The exercise price for a converted option will be the exercise price of the converted option immediately prior to the effective time of the merger divided by the exchange ratio. All iSatori options, warrants and restricted stock units will continue to be subject to all of their other respective terms and conditions.

For a more complete discussion of the treatment of iSatori options and other stock-based awards, see "The Merger Agreement—Treatment of iSatori Preferred Stock, Stock Options, Warrants and Restricted Stock Units" on page 69.

Effects of the Merger (see page 38)

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the Delaware law, upon completion of the merger, Merger Sub will merge with and into iSatori, with iSatori continuing as the surviving entity and as a direct, wholly owned subsidiary of FitLife.

Recommendation of iSatori’s Board of Directors and Reasons for the Merger (see page 44)

iSatori’s board of directors recommends that iSatori stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, iSatori’s board of directors considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Merger—Recommendation of iSatori’s Board of Directors and Reasons for the Merger” beginning on page 44.

Opinions of iSatori’s Financial Advisor (see page 49)

In connection with the proposed merger, iSatori’s financial advisor, The BVA Group LLC (referred to in this proxy statement/prospectus as “BVA”), rendered to the board of directors of iSatori its oral opinion on May 12, 2015, subsequently confirmed in writing, that as of such date, and based upon and subject to various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio provided for in the merger agreement was fair from a financial point of view to the shareholders of iSatori.

The full text of BVA’s written opinion, dated May 12, 2015, is attached as Annex B to this proxy statement/prospectus. BVA’s opinion was directed only to the fairness of the exchange ratio to the iSatori shareholders from a financial point of view, was provided to iSatori’s board of directors in connection with its evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of iSatori’s capital stock as to how any such holder should vote on the merger or act on any matter relating to the merger.

Interests of Certain iSatori Persons in the Merger (see page 55)

When considering the recommendation of iSatori’s board of directors with respect to the merger, you should be aware that iSatori’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of iSatori’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. iSatori’s board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that iSatori stockholders vote for the adoption of the merger agreement and the approval of the merger at the meeting. These interests include:

●	treatment of iSatori equity awards held by directors and executive officers;
●	employment agreements that provide severance rights upon certain termination events;

●	appointment of Stephen Adelé, Seth Yakatan and Todd Ordal as members of the board of directors of FitLife following the merger;
●	the indemnification of iSatori’s directors and executive officers by FitLife; and
●	employment agreement with Stephen Adelé to serve as Chief Innovation Officer of FitLife.

For a more detailed description, see “The Merger—Interests of Certain iSatori Persons in the Merger” beginning on page 55.

Governance of FitLife Following Consummation of the Merger (see page 57)

In connection with the merger, the size of the FitLife board will be increased from its present size of five members to seven members. One of the current members of the FitLife board will resign, and Stephen Adelé, Seth Yakatan and Todd Ordal will be elected to the FitLife board.

John Wilson and Michael Abrams will remain FitLife’s Chief Executive Officer and President, and Chief Financial Officer, respectively. Stephen Mr. Adelé will be appointed as Chief Innovation Officer and remain Chief Executive Officer of iSatori.

Material U.S. Federal Income Tax Consequences of the Merger (see page 58)

The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement/prospectus as the “Code”).

If the merger so qualifies, then a U.S. Holder of iSatori common stock generally will not recognize any gain or loss on the conversion of such holder’s iSatori common stock and/or preferred stock into FitLife common stock in the merger.

The tax consequences of the merger to each iSatori stockholder may depend on such holder’s particular facts and circumstances. iSatori stockholders are urged to consult their tax advisors to understand fully the consequences to them of the merger in their specific circumstances. A more detailed discussion of the material U.S. federal income tax consequences of the merger can be found in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58.

Accounting Treatment of the Transactions (see page 61)

The merger will be accounted for as an acquisition of iSatori by FitLife under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S., or U.S. GAAP.

Regulatory Approvals (see page 61)

Neither FitLife nor iSatori is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities to consummate the merger. FitLife must comply with applicable federal and state securities laws and OTCBB rules and regulations in connection with the issuance of shares of FitLife common stock in the merger, including the filing with the SEC of the registration statement of which this proxy statement/information statement/ prospectus is a part.

Treatment of iSatori Stock Options and iSatori Stock Based Awards (see page 62)

In connection with the merger, each of iSatori and FitLife will take all actions as may be necessary so that at the effective time of the merger, each iSatori stock option, stock warrant and restricted stock unit and each other iSatori stock-based award will, automatically and without any action on behalf of the holder thereof, be converted into a stock option or award, as the case may be, denominated in, or measured in whole or in part by the value of, shares of capital stock of FitLife.

Treatment of iSatori Series A and Series D Preferred Stock (see page 62)

In connection with the merger, each outstanding shares of iSatori Series A and Series D preferred will be converted, at the effective time of the merger, into the right to receive shares of FitLife common stock in accordance with the exchange ratio, together with cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, pursuant to the merger agreement.

Delisting of iSatori Common Stock (see page 63)

As a result of the merger, shares of iSatori common stock currently listed on the OTCBB will cease to be listed on the OTCBB.

Appraisal Rights (see page 63)

Under Delaware law, holders of iSatori common stock may have the right to receive an appraisal of the fair value of their shares of iSatori common stock in connection with the merger. To exercise appraisal rights, an iSatori stockholder must not vote for adoption of the merger agreement and approval of the merger and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully beginning on page 63.

The Merger Agreement (see page 67)

FitLife, and iSatori, entered into the merger agreement as of May 18, 2015. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of FitLife and iSatori. Under the merger agreement Merger Sub will merge with and into iSatori, with iSatori continuing as the surviving entity and a wholly owned subsidiary of FitLife

Non-Solicitation of Alternative Acquisition Proposals (see page 75)

In the merger agreement, iSatori and FitLife agreed not to solicit proposals relating to certain alternative transactions or, except as described below, engage in discussions or negotiations with respect to, or provide nonpublic information to any person in connection with, any proposal for an alternative transaction. If iSatori or FitLife, as the case may be, receives a written unsolicited bona fide proposal relating to an alternative transaction that its respective board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a superior proposal or could reasonably be expected to result in a superior proposal, then iSatori or FitLife, as applicable, may, subject to certain conditions, furnish nonpublic information to the third party making the proposal for an alternative transaction and engage in discussions or negotiations with the third party with respect to the proposal for an alternative transaction.

    Conditions to Completion of the Merger (see page 70)

The obligations of iSatori and FitLife to consummate the merger are subject to the satisfaction of the following conditions:

The obligations of each of FitLife and iSatori to complete the merger are subject to:

●	approval by iSatori stockholders of the merger proposal;
●	effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;
●	absence of any law or injunction prohibiting the consummation of the merger;
●	absence of any pending or threatened action seeking to prohibit the consummation of the merger; and
●	authorization, consent and approval from all governmental entities required to be obtained prior to consummation of the merger.
The obligations of each of FitLife and iSatori to complete the merger are also subject to:
●	the truth and correctness of the other’s representations and warranties, subject to certain de minimis or materiality exceptions;
●	the prior performance by the other, in all material respects, of all of its obligations under the merger agreement;

●	with respect to other, the non-occurrence of a material adverse effect since the date of the merger agreement;.
●	receipt of a certificate executed by an executive officer or another senior officer of the other as to the other’s satisfaction of the above three conditions.

iSatori’s obligation to complete the merger is subject to the receipt of the employment agreement between FitLife and Stephen Adelé, executed by FitLife.

FitLife’s obligation to complete the merger is subject to:

●	no more than 5% of iSatori issued and outstanding shares common stock and preferred stock, in the aggregate, have delivered a demand for appraisal of such shares;

●	receipt of the employment agreement between FitLife and Stephen Adelé, executed by Stephen Adelé; and

●	receipt from U.S. Bank of (i) a written consent to the merger, if required and (ii) a written commitment to provide FitLife and iSatori, as the surviving company in the merger, additional financing on terms reasonably satisfactory to FitLife, in an amount to pay off all existing obligations of iSatori with respect to iSatori’s existing financing arrangements with Colorado Business Bank, and to finance the working capital and operating requirements of iSatori, as the surviving company in the merger, following the completion of the merger.

Termination of the Merger Agreement (see page 80)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing date under the following circumstances:

The merger agreement may be terminated at any time prior to completion of the merger (except as specified below, including after the required iSatori stockholder approval is obtained):

●	by mutual written consent of FitLife and iSatori; or
●	by either FitLife or iSatori:

● if the merger has not been completed on or prior to September 30, 2015, which date is referred to as the end date (unless the party seeking to terminated was the principal cause of the failure);

●
if any final and non-appealable law or order by any governmental entity permanently prohibits completion of the merger and related transactions (this right to terminate will not be available to a party who has breached its obligation to use reasonable best efforts to obtain the required regulatory approvals);

● if iSatori stockholders do not approve the merger proposal at the iSatori special meeting;

● upon a breach or failure to perform by the other party of any of its representations, warranties, covenants or agreement in the merger agreement resulting in the failure to satisfy a closing condition, which has not been cured within the time permitted under the merger agreement (provided the party seeking to terminate is not in material breach); or

●
if (i) the other party's board of directors effects a change of recommendation (whether or not permitted by the merger agreement), or (ii) either party or any of its directors or officers has breached (or deemed to have breached) the non-solicitation obligations in any material respect;

●
by FitLife at any time, and, by iSatori prior to obtaining stockholder approval, if, the board of directors of such party has authorized such party to enter into a definitive agreement with respect to a superior offer in compliance with relevant provisions of the merger agreement and such party pays the other party the termination fee; or

●	by FitLife or iSatori if the board of directors of the other party (i) fails to recommend against an alternative acquisition proposal, (ii) fails to publically reaffirm its recommendation of the merger upon request, (iii) waives, terminates, amends or modifies any standstill or similar agreement with a third party, (iv) approves any transaction, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL, or (v) in the case iSatori, renders certain restrictions set forth in iSatori's certificate of incorporation inapplicable to any alternative acquisition proposal, or, (vi) if the board of the other party resolves (or iSatori with respect to (v)), proposes, agrees or publically announces an intention to take any of the actions referred to in the foregoing.

Expenses and Termination Fee Relating to the Merger (see page 82)

Generally, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the exceptions described under “The Merger Agreement—Other Covenants and Agreements” on page 79.

Upon termination of the merger agreement, iSatori or FitLife, as the case may be, will under certain circumstances be required to pay the other party or its designee a termination fee of $200,000 in cash (referred to in this proxy statement/prospectus as the “termination fee”). See “The Merger Agreement—Effect of Termination, Termination Fees and Expense Reimbursement” on page 82 for a more complete description of the circumstances under which iSatori or FitLife may be required to pay the other party the termination fee.

Comparison of Rights of Common Stockholders of iSatori and FitLife (see page 117)

iSatori stockholders receiving shares of FitLife common stock in the merger will have different rights once they become stockholders of FitLife due to differences between the governing corporate documents of iSatori and the governing corporate documents of FitLife. These differences are described in more detail under “Comparison of Rights of Common Stockholders of iSatori and FitLife” beginning on page 117.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

	FitLife Brands, Inc.			iSatori, Inc.

	Stock Price		Dividend	Stock Price		Dividend
	High	Low	PerShare	High	Low	PerShare
2015
Third quarter (through August 20, 2015)	$1.75	$1.55	$-	$0.63	$0.45	$-
Second quarter	$2.15	$1.56	$-	$0.95	$0.49	$-
First quarter	$2.58	$1.95	$-	$1.25	$0.67	$-

2014
Fourth quarter	$2.85	$2.50	$-	$1.22	$0.62	$-
Third quarter	$2.88	$2.22	$-	$1.60	$1.10	$-
Second quarter	$2.63	$1.95	$-	$2.26	$1.34	$-
First quarter	$3.24	$1.98	$-	$2.64	$1.51	$-

2013
Fourth quarter	$2.45	$1.63	$-	$3.27	$2.25	$-
Third quarter	$2.80	$1.40	$-	$3.27	$2.00	$-
Second quarter	$1.30	$0.90	$-	$3.85	$3.40	$-
First quarter	$1.20	$0.80	$-	$3.75	$2.47	$-

					Equivalent Market Value
	FitLife Brands, Inc.		iSatori, Inc.		Per Share of iSatori, Inc.
August 20, 2015		$1.73		$0.50		$0.52
May 18, 2015		$1.66		$0.75		$0.50

UNAUDITED COMPARATIVE PER SHARE INFORMATION

Six Months Ended
June 30, 2015
FitLife Brands, Inc. - Historical
Per common share data:
Net income
Basic and diluted	$0.02
Unaudited book value	$0.85

iSatori, Inc. - Historical
Per common share data:
Net income
Basic and diluted	$(0.04)
Unaudited book value	$0.11

FitLife Brands, Inc. - Unaudited pro forma combined with iSatori, Inc.
Per common share data:
Net income
Basic and diluted	$(0.02)
Unaudited book value	$1.12

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/information statement/prospectus, including those relating to FitLife's and iSatori's statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expression, are forward-looking statements. These statements are not historical facts but instead represent only FitLife's and/or iSatori's expectations, estimates and projections regarding future events.

The forward-looking statements contained in this proxy statement/information statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder values of iSatori and FitLife may differ materially from those expressed in the forward-looking statements contained in this document due to, among other factors:

●	the timing and anticipated completion of the proposed merger;

●	the likelihood of the satisfaction of certain conditions to completion of the merger and whether and when the merger will be completed;

●	FitLife's ability to integrate successfully the businesses of iSatori, or that such integration will be more time consuming or costly than expected; and

●	the risk that the expected benefits of and potential value created by the proposed merger will not be realized within the expected time period or at all.

These statements are subject to risks and uncertainties, including the risks described in this document under the section “Risk Factors,” that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements in this document. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of FitLife and iSatori and are subject to a number of factors that could cause actual outcomes and results to be materially different from those projected or anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, neither FitLife nor iSatori undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in FitLife common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this proxy statement/prospectus, before investing in FitLife common stock. If any of the events anticipated by the risks described below occur, FitLife results of operations and financial condition could be adversely affected which could result in a decline in the market price of FitLife common stock, causing you to lose all or part of your investment.

Risks Related to the Merger

Because the market price of shares of FitLife common stock will fluctuate, and the exchange ratio will not be adjusted based on such fluctuation, iSatori stockholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of iSatori common stock will be converted into the right to receive 0.3000 shares of FitLife common stock. The number of shares of FitLife common stock to be issued pursuant to the merger agreement for each share of iSatori common stock will not change to reflect changes in the market price of FitLife or iSatori common stock. Because the exchange ratio will not be adjusted to reflect any changes in the market value of FitLife common stock or iSatori common stock, the market value of the FitLife common stock issued in connection with the merger and the iSatori common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of FitLife or iSatori prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of FitLife and iSatori. The market price of FitLife common stock at the time of completion of the merger may vary significantly from the market prices of FitLife common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date of the iSatori special stockholder meeting. Accordingly, at the time of the iSatori special stockholder meeting, you will not know or be able to calculate the market value of the merger consideration you will receive upon completion of the merger. Neither FitLife nor iSatori is permitted to terminate the merger agreement solely because of changes in the market price of either company's common stock.

The exchange ratio will be adjusted, if at all, based on an estimate made five days before the closing date of the merger, of the total on the closing date by which iSatori’s net debt is less than $900,000, and iSatori’s non-cash working capital is less than $2,370,000.  If this total, which is referred to as the total adjustment amount is greater than $75,000, then the exchange ratio will be increased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504, iSatori’s fully diluted outstanding shares as of the date of the merger agreement.  If the total adjustment amount is less $76,000 then the exchange ratio will be decreased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504.

Current FitLife and iSatori stockholders will have a reduced ownership and voting interest after the merger.

FitLife will issue or reserve for issuance approximately 4,360,933 shares of FitLife common stock for issuance to iSatori stockholders in the merger (including shares of FitLife common stock to be issued in connection with outstanding iSatori equity awards). As a result of these issuances, current FitLife and iSatori stockholders are expected to hold approximately 67.6% and 32.4%, respectively, of the combined company's outstanding common stock immediately following completion of the merger.  However, those percentages may change to 72% and 28%, and 79% and 21%, respectively, if FitLife fully exercises its option to purchase, or both the option to purchase and the right of first refusal, respectively.  In connection with the merger, FitLife received an option to purchase, together with a right of first refusal to purchase, certain shares of FitLife stock that will be issued to certain affiliates of iSatori’s shareholders.

FitLife and iSatori stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the merger occurs, each iSatori stockholder that receives shares of FitLife common stock will become a stockholder of FitLife with a percentage ownership of the combined company that will be smaller than the stockholder's percentage ownership of iSatori. Correspondingly, each FitLife stockholder will remain a stockholder of FitLife with a percentage ownership of the combined company that will be smaller than the stockholder's percentage of FitLife prior to the merger. As a result of these reduced ownership percentages, FitLife stockholders will have less voting power in the combined company than they now have with respect to FitLife, and former iSatori stockholders will have less voting power in the combined company than they now have with respect to iSatori.

The merger agreement limits each of FitLife’s and iSatori's ability to pursue alternatives to the merger, which could discourage a potential acquirer of either iSatori or FitLife from making an alternative transaction proposal and, in certain circumstances, could require FitLife or iSatori to pay to the other a significant termination fee.

Under the merger agreement, FitLife and iSatori are restricted, subject to limited exceptions, from pursuing or entering into alternative transactions in lieu of the merger. In general, unless and until the merger agreement is terminated, both FitLife and iSatori are restricted from, among other things, soliciting, initiating, seeking, knowingly encouraging or facilitating a competing acquisition proposal from any person. Each of the FitLife Board and the iSatori Board is limited in its ability to change its recommendation with respect to the merger-related proposals. FitLife or iSatori may terminate the merger agreement and enter into an agreement with respect to a superior offer only if specified conditions have been satisfied, including compliance with the non-solicitation provisions of the merger agreement, the expiration of certain waiting periods that may give the other party an opportunity to amend the merger agreement so the superior offer is no longer a superior offer and the payment of the required termination fee. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of FitLife or iSatori from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the merger, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable. As a result of these restrictions, neither FitLife nor iSatori may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other. See "The Merger Agreement—Non-Solicitation of Alternative Acquisition Proposals" beginning on page 75.

FitLife and iSatori will be subject to various uncertainties and contractual restrictions while the merger is pending that could adversely affect their financial results.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on FitLife and/or iSatori. These uncertainties may impair FitLife’s and/or iSatori's ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with FitLife or iSatori to seek to change existing business relationships with FitLife or iSatori. Employee retention and recruitment may be particularly challenging prior to completion of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration of the two companies may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of FitLife, iSatori and/or the combined company.

In addition, the merger agreement restricts each of FitLife and iSatori, without the other's consent, from making certain acquisitions and dispositions and taking other specified actions while the merger is pending. These restrictions may prevent FitLife and/or iSatori from pursuing attractive business opportunities and making other changes to their respective businesses prior to completion of the merger or termination of the merger agreement. See "The Merger Agreement—Conduct of Business Prior to Closing" beginning on page 73.

If completed, the merger may not achieve its intended results, and FitLife and iSatori may be unable to successfully integrate their operations.

FitLife and iSatori entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, cost savings and operating efficiencies.

           Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the businesses of FitLife and iSatori can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company's ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company's ability to achieve the anticipated benefits of the merger. The combined company's results of operations could also be adversely affected by any issues attributable to either company's operations that arise or are based on events or actions that occur prior to the closing of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company's future business, financial condition, operating results and prospects.

Delays in completing the merger may substantially reduce the expected benefits of the merger

Satisfying the conditions to, and completion of, the merger may take longer than, and could cost more than, FitLife and iSatori expect. Any delay in completing or any additional conditions imposed in order to complete the merger may materially adversely affect the synergies and other benefits that FitLife and iSatori expect to achieve from the merger and the integration of their respective businesses. In addition, each of FitLife and iSatori may terminate the merger agreement if the merger is not completed by September 30, 2015.

Failure to complete the merger could negatively affect the share prices and the future businesses and financial results of FitLife and iSatori.

Completion of the merger is not assured and is subject to risks, including the risks that approval of the transaction by stockholders of iSatori will not be obtained or that certain other closing conditions will not be satisfied. If the merger is not completed, the ongoing businesses and financial results of FitLife or iSatori may be adversely affected and FitLife and iSatori will be subject to several risks, including:

●
having to pay certain significant costs relating to the merger without receiving the benefits of the merger, including, in certain circumstances, a termination fee of $200,000 in the case of both FitLife and iSatori;

●	the potential loss of key personnel during the pendency of the merger as employees may experience uncertainty about their future roles with the combined company;

●
FitLife and iSatori will have been subject to certain restrictions on the conduct of their businesses which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger was pending;

●	the share price of FitLife and/or iSatori may decline to the extent that the current market prices reflect an assumption by the market that the merger will be completed; and

●	each of FitLife and iSatori may be subject to litigation related to any failure to complete the merger.

The pro forma financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 108. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The merger may not be accretive to EBITDA and may cause dilution to FitLife's EBITDA per share, which may negatively affect the market price of FitLife's common stock.

FitLife currently anticipates that the merger will be accretive to EBITDA in 2016, which is expected to be the first full year following completion of the merger. This expectation is based on preliminary estimates that are subject to change. FitLife also could encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the merger or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in FitLife's EBITDA per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of FitLife's common stock.

FitLife and iSatori will incur substantial transaction fees and costs in connection with the merger.

FitLife and iSatori expect to incur non-recurring expenses totaling approximately $450,000.  Additional unanticipated costs may be incurred in the course of the integration of the businesses of FitLife and iSatori. The companies cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

FitLife may need to obtain new financing in connection with the termination of iSatori's existing credit facilities or the refinancing of certain of iSatori's existing indebtedness, which new financing may be more costly or time-consuming to obtain than expected.

In connection with the merger, the parties intend to terminate iSatori's existing financing arrangements with Colorado Business Bank.  FitLife intends to obtain financing in an amount to pay off all existing obligations of iSatori with respect to iSatori’s financing arrangements with Colorado Business Bank, and to finance the working capital and operating requirements of iSatori, as the surviving company in the merger, following the completion of the merger.  There is no assurance that the new financing will be obtained on desired terms and within a desired timeframe or will not contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the merger. Obtaining such financing arrangement with U.S. Bank is a condition to the completion of the merger.

Certain directors and executive officers of iSatori have interests in the merger that are different from, or in addition to, those of other iSatori stockholders, which could have influenced their decisions to support or approve the merger.

In considering whether to approve the proposals at the iSatori special meeting, iSatori stockholders should recognize that certain directors and executive officers of iSatori have interests in the merger that differ from, or that are in addition to, their interests as stockholders of iSatori. These interests include, among others, ownership interests in the combined company, continued service as a director or an executive officer of the combined company, the accelerated vesting of certain equity awards and/or severance benefits as a result of termination of employment in connection with the merger. These interests, among others, may influence the directors and executive officers of iSatori to approve and/or recommend merger-related proposals. The iSatori Board was aware of and considered these interests at the time each approved the merger agreement. See "The Merger—Interests of Certain iSatori Persons in the Merger" beginning on page 55.

The shares of FitLife common stock to be received by iSatori stockholders as a result of the merger will have different rights from the shares of iSatori common stock.

Upon completion of the merger, iSatori stockholders will become FitLife stockholders and their rights as stockholders will be governed by FitLife's articles of incorporation and by-laws. Certain of the rights associated with FitLife common stock are different from the rights associated with iSatori common stock. Please see "Comparison of Rights of Common Stockholders of iSatori and FitLife" beginning on page 117 for a discussion of the different rights associated with FitLife common stock.

The merger may not be tax-free to iSatori stockholders.

iSatori, FitLife and Merger Sub intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, but there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein. Therefore, if the merger does not qualify as a reorganization, then the exchange of iSatori stock for stock of FitLife pursuant to the merger may be taxable to the iSatori stockholders. Therefore, each holder of iSatori stock is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the merger.

Although FitLife intends to have its common stock listed on either the NYSE MKT or the Nasdaq Capital Markets following the completion of the merger, there can be no assurance that the common stock will be so listed or, if listed, that FitLife will be able to comply with the continued listing standards.

Following the completion of the merger, FitLife will use its reasonable best efforts to cause its common stock to be approved for listing on either the NYSE MKT or Nasdaq Capital Markets.  However, there can be no assurance that FitLife will be able to meet the initial listing standards of the NYSE MKT or the Nasdaq Capital Markets or any other exchange or, if its stock is listed, that FitLife will be able to maintain such listing.  If FitLife is not able to list its common stock on an exchange, or have it quoted on Nasdaq or the NYSE, or after listing, its common stock is subsequently delisted for failure to meet the continued listing standards of the applicable exchange, FitLife’s common stock could be quoted on the OTCBB or on the “pink sheets.”  As a result, FitLife could face significant adverse consequences including:

●	a limited availability of market quotations for its securities;

●
a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to FitLife

Although FitLife has achieved profitable operations during the year ended December 31, 2014, it may not be able to sustain profitability.  FitLife’s failure to sustain profitability or effectively manage growth could result in net losses, and therefore negatively affect FitLife’s financial condition.

            To achieve continual and consistent profitable operations, FitLife must maintain growth in revenue from its products, including sales to GNC franchisees.  In the event of any decrease in sales, if FitLife is not able to maintain growth, or if FitLife is unable to effectively manage its growth, FitLife may not be able to sustain profitability, and may incur net losses in the future, and those net losses could be material.  In the event FitLife achieves net losses, its financial condition could be negatively affected, and such affect could be material.

FitLife is currently dependent on sales to GNC franchisees for the vast majority of its total sales.

Direct sales to GNC franchises during the year ended December 31, 2014 represented 50.0% of total sales, while sales to GNC’s centralized distribution platform accounted for approximately 48.0% of total sales including indirect distribution of product to domestic and international franchisees.  GNC’s franchisees are not required to purchase product from FitLife.  In the event GNC franchisees cease purchasing products from FitLife, or otherwise reduce their purchases, FitLife’s total revenues would be negatively impacted, and such impact could be material.

FitLife’s ability to materially increase sales is largely dependent on the ability to increase sales of product to additional GNC franchisees, as well as increasing sales of FitLife Core Active Nutrition Products and, in the longer term, GNC corporate stores.  FitLife may invest significant amounts in these expansions with little success.

FitLife currently is focusing its marketing efforts on increasing the sale of products to additional GNC franchisees, both domestically and internationally, as well as increasing the number of independent retailers selling Core Active Nutrition Products.  FitLife may not be successful increasing sales to additional GNC franchisees, or contracting with additional independent retailers to market and sell Core Active Nutrition Products.  In addition, although FitLife increased international distribution efforts of its products in the year ended December 31, 2014, FitLife does not have an established history of international expansion, and therefore FitLife has no assurance that any further efforts to sell its products outside the United States will result in material increased revenue. FitLife may need to overcome significant regulatory and legal barriers in order to continue to sell its products internationally, and FitLife cannot give assurance as to whether it will be able to comply with such regulatory or legal requirements.

Additionally, FitLife’s planned launch into GNC corporate stores is a new venture for FitLife. There are no assurances FitLife will be successful in the corporate stores. If unsuccessful, the attempt to expand into corporate stores could generate operating losses and those losses could be material.

FitLife is affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints, which can make compliance costly and subject it to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of FitLife products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and in any country where it conducts business. There can be no assurance that FitLife or its independent distributors will be in compliance with all of these regulations. A failure by FitLife or its distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for FitLife and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to FitLife or its principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales, and may adversely affect the marketing of FitLife products, resulting in decreases in revenues.

FitLife is currently dependent on a limited number of independent suppliers and manufacturers of its products, which may affect its ability to deliver its products in a timely manner. If FitLife is not able to ensure timely product deliveries, potential distributors and customers may not order its products, and its revenues may decrease.

FitLife relies entirely on a limited number of third parties to supply and manufacture its products.  FitLife products are manufactured on a purchase order basis only and manufacturers can terminate their relationships with FitLife at will.  These third party manufacturers may be unable to satisfy FitLife’s supply requirements, manufacture its products on a timely basis, fill and ship its orders promptly, provide services at competitive costs or offer reliable products and services. The failure to meet any of these critical needs would delay or reduce product shipment and adversely affect FitLife’s revenues, as well as jeopardize FitLife’s relationships with its distributors and customers. In the event any of FitLife’s third party manufacturers were to become unable or unwilling to continue to provide FitLife with products in required volumes and at suitable quality levels, FitLife would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that FitLife would be able to obtain alternative manufacturing sources on a timely basis. Additionally, all FitLife third party manufacturers source the raw materials for FitLife’s products, and if FitLife were to use alternative manufacturers it may not be able to duplicate the exact taste and consistency profile of the product from the original manufacturer. An extended interruption in the supply of FitLife products would result in decreased product sales and FitLife revenues would likely decline. FitLife believes that it can meet its current supply and manufacturing requirements with its current suppliers and manufacturers or with available substitute suppliers and manufacturers. Historically, FitLife has not experienced any delays or disruptions to its business caused by difficulties in obtaining supplies.

FitLife is dependent on its third party manufacturers to supply its products in the compositions FitLife requires, and FitLife does not independently analyze its products. Any errors in its product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

While FitLife requires that its manufacturers verify the accuracy of the contents of FitLife products, FitLife does not have the expertise or personnel to monitor the production of products by these third parties. FitLife relies exclusively, without independent verification, on certificates of analysis regarding product content provided by its third party suppliers and limited safety testing by them.  FitLife cannot be assured that these outside manufacturers will continue to supply products to FitLife reliably in the compositions FitLife requires. Errors in the manufacture of its products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues, and loss of distributors and endorsers.

FitLife faces significant competition from existing suppliers of products similar to FitLife’s. If FitLife is not able to compete with these companies effectively, FitLife may not be able to maintain profitability.

FitLife faces intense competition from numerous resellers, manufacturers and wholesalers of protein shakes and nutritional supplements similar to FitLife’s, including retail, online and mail order providers.  Many of FitLife’s competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than FitLife’s and better access to capital than FitLife. FitLife expects that these competitors may use their resources to engage in various business activities that could result in reduced sales of FitLife’s products. Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on FitLife’s future sales. In addition, aggressive advertising and promotion by FitLife’s competitors may require FitLife to compete by lowering prices because FitLife does not have the resources to engage in marketing campaigns against these competitors, and the economic viability of FitLife’s operations likely would be diminished.

Adverse publicity associated with FitLife’s products, ingredients, or those of similar companies, could adversely affect FitLife’s sales and revenue.

FitLife’s customers’ perception of the safety and quality of its products or even similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning its products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of FitLife’s products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of FitLife’s products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for FitLife’s products, including reducing its sales and revenues.

The efficiency of nutritional supplement products is supported by limited conclusive clinical studies, which could result in less market acceptance of these products and lower revenues or lower growth rates in revenues.

FitLife’s nutritional supplement products are made from various ingredients including vitamins, minerals, amino acids, herbs, botanicals, fruits, berries and other substances for which there is a long history of human consumption. However, there is little long-term experience with human consumption of certain product ingredients or combinations of ingredients in concentrated form. Although FitLife believes all of its products fall within the generally known safe limits for daily doses of each ingredient contained within them, nutrition science is imperfect. Moreover, some people have peculiar sensitivities or reactions to nutrients commonly found in foods, and may have similar sensitivities or reactions to nutrients contained in FitLife’s products. Furthermore, nutrition science is subject to change based on new research. New scientific evidence may disprove the efficacy of FitLife’s products or prove its products to have effects not previously known. FitLife could be adversely affected by studies that may assert that its products are ineffective or harmful to consumers, or if adverse effects are associated with a competitor’s similar products.

FitLife’s products may not meet health and safety standards or could become contaminated.

FitLife does not have control over all of the third parties involved in the manufacturing of its products and their compliance with government health and safety standards.  Even if FitLife’s products meet these standards they could otherwise become contaminated. A failure to meet these standards or contamination could occur in FitLife’s operations or those of its distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect FitLife’s business and financial performance.

The sale of FitLife’s products involves product liability and related risks that could expose it to significant insurance and loss expenses.

FitLife faces an inherent risk of exposure to product liability claims if the use of its products results in, or is believed to have resulted in, illness or injury. Most of FitLife’s products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While FitLife’s third party manufacturers perform tests in connection with the formulations of its products, these tests are not designed to evaluate the inherent safety of its products.

Although FitLife maintains product liability insurance, it may not be sufficient to cover all product liability claims and such claims that may arise, could have a material adverse effect on its business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of FitLife’s insurance coverage would harm it by adding further costs to its business and by diverting the attention of its senior management from the operation of its business. Even if FitLife successfully defends a liability claim, the uninsured litigation costs and adverse publicity may be harmful to its business.

Any product liability claim may increase FitLife’s costs and adversely affect its revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase FitLife’s costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, FitLife’s product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject it to substantial monetary damages.

If the products FitLife sells do not have the healthful effects intended, its business may suffer.

In general, FitLife’s products sold consist of nutritional supplements, which are classified in the United States as “dietary supplements” which do not currently require approval from the FDA or other regulatory agencies prior to sale.  Although many of the ingredients in such products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, they contain innovative ingredients or combinations of ingredients.  Although FitLife believes all of such products and the combinations of ingredients in them are safe when taken as directed by FitLife, there is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form.  The products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

A slower growth rate in the nutritional supplement industry could lessen FitLife’s sales and make it more difficult for FitLife to sustain consistent growth.

The nutritional supplement industry has been growing at a strong pace over the past ten years, despite continued negative impacts of popular supplements like Echinacea and ephedra on the supplement market.  However, any reported medical concerns with respect to ingredients commonly used in nutritional supplements could negatively impact the demand for FitLife’s products.  Meanwhile, low-carb products, affected liquid meal replacements and similar competing products addressing changing consumer tastes and preferences could affect the market for certain categories of supplements.  All these factors could have a negative impact on FitLife’s sales growth.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as FitLife.  These laws, regulations, and standards are subject to varying interpretations in many cases and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  As a result, FitLife’s efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expenses and significant management time and attention.

Loss of key personnel could impair FitLife’s ability to operate.

FitLife’s success depends on hiring, retaining and integrating senior management and skilled employees. FitLife is currently dependent on certain current key employees, including John Wilson, its Chief Executive Officer, who is vital to FitLife’s ability to grow its business and achieve profitability. As with all personal service providers, FitLife’s officers can terminate their relationship with FitLife at will. FitLife’s inability to retain these individuals may result in FitLife’s reduced ability to operate its business.

A limited trading market currently exists for FitLife’s securities and FitLife cannot assure you that an active market will ever develop, or if developed, will be sustained.

There is currently a limited trading market for FitLife securities on the OTCBB marketplace.  An active trading market for the common stock may not develop. Consequently, FitLife cannot assure you when and if an active-trading market in FitLife shares will be established, or whether any such market will be sustained or sufficiently liquid to enable holders of shares of FitLife common stock to liquidate their investment in FitLife. If an active public market should develop in the future, the sale of unregistered and restricted securities by current shareholders may have a substantial impact on any such market.

The price of FitLife securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as FitLife with little name recognition in the financial community and without significant revenues can be subject to wide price swings. For example, the adjusted closing price of FitLife common stock has ranged from a high $3.24 to a low of $1.95 during the period commencing January 1, 2014 and ending December 31, 2014. The market price of FitLife’s securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by FitLife or its competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of FitLife securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If FitLife were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of FitLife management’s attention and resources.

Because FitLife common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.  Because FitLife common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock.  These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving FitLife common stock.

FitLife may issue preferred stock with rights senior to the common stock.

FitLife articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock and 10,000,000 shares of Series A preferred stock, par value $0.01 per share, 1,000 shares of Series B preferred stock, par value $0.01 per share, and 500 shares of Series C preferred stock par value $0.01 per share, are currently authorized (the “Preferred Stock”) and, therefore, could be issued without shareholder approval subject to the 10,000,000 share limitation. Currently, there are no shares of Preferred Stock issued and outstanding, and FitLife has no existing plans to issue any shares of Preferred Stock. However, the rights and preferences of any such class or series of Preferred Stock, were FitLife to issue it, would be established by FitLife’s board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

You should not rely on an investment in FitLife common stock for the payment of cash dividends.

FitLife has never paid cash dividends on its stock and does not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in FitLife common stock if you require dividend income. Any return on investment in FitLife common stock would only come from an increase in the market price of FitLife stock, which is uncertain and unpredictable.

Risks Related to iSatori

iSatori operates in a highly competitive industry. iSatori’s failure to compete effectively could adversely affect its market share, revenues and growth prospects.

The U.S. nutritional supplements retail industry is large and highly fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies and a variety of other smaller participants. iSatori believes that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In the United States, iSatori also competes for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, iSatori experiences increased price competition for those products as more participants enter the market. iSatori’s international competitors include large international pharmacy chains, major international supermarket chains and other large U.S.-based companies with international operations. iSatori may not be able to compete effectively and its attempts to do so may require it to reduce its prices, which may result in lower margins. Failure to effectively compete could adversely affect iSatori’s market share, revenues and growth prospects.

Unfavorable publicity or consumer perception of iSatori’s products, the ingredients they contain and any similar products distributed by other companies could cause fluctuations in iSatori’s operating results and could have a material adverse effect on iSatori’s reputation, the demand for its products and its ability to generate revenues and the market price of iSatori common stock.

iSatori is highly dependent upon consumer perception of the safety and quality of its products and the ingredients they contain, as well as similar products distributed by other companies. Consumer perception of products and the ingredients they contain can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to iSatori’s industry or any of iSatori’s particular products or the ingredients they contain and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by iSatori’s consumers as less favorable or that questions earlier research or publicity could have a material adverse effect on iSatori’s ability to generate revenues. As such, period-to-period comparisons of iSatori’s results should not be relied upon as a measure of its future performance. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of iSatori’s products or the ingredients they contain or any other similar products distributed by other companies with illness or other adverse effects, that questions the benefits of iSatori’s or similar products, or that claims that such products are ineffective could have a material adverse effect on iSatori’s reputation, the demand for its products, its ability to generate revenues and the market price of iSatori common stock.

iSatori’s failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm its customer relationships and product sales.

iSatori’s business is particularly subject to changing consumer trends and preferences. iSatori’s continued success depends in part on its ability to anticipate and respond to these changes, and iSatori may not be able to respond in a timely or commercially appropriate manner to these changes. If iSatori is unable to do so, its customer relationships and product sales could be harmed significantly.

Furthermore, the nutritional supplements industry is characterized by rapid and frequent changes in demand for products and new product introductions. iSatori’s failure to accurately predict these trends could negatively impact consumer opinion of its stores as a source for the latest products. This could harm iSatori’s customer relationships and cause losses to its market share. The success of iSatori’s new product offerings depends upon a number of factors, including iSatori’s ability to: accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price its products competitively; manufacture and deliver its products in sufficient volumes and in a timely manner; and differentiate its product offerings from those of its competitors.

If iSatori does not introduce new products or make enhancements to meet the changing needs of its customers in a timely manner, some of its products could become obsolete, which could have a material adverse effect on its revenues and operating results.

iSatori’s failure to comply with Federal Trade Commission (“FTC”) regulations and existing consent decrees imposed on it by the FTC could result in substantial monetary penalties and could adversely affect its operating results.

The FTC exercises jurisdiction over the advertising of dietary supplements and has instituted numerous enforcement actions against dietary supplement companies, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of these enforcement actions, iSatori is currently subject to a consent decree that limits its ability to make certain claims with respect to its products. Violations of this order could result in substantial monetary penalties, which could have a material adverse effect on iSatori’s financial condition or results of operations.

iSatori may incur material product liability claims, which could increase its costs and adversely affect its reputation, revenues, and operating income.

As a retailer and distributor of products designed for human consumption, iSatori is subject to product liability claims if the use of its products is alleged to have resulted in injury. iSatori’s products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. iSatori’s products could contain contaminated substances, and some of its products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

In addition, third-party manufacturers produce the products iSatori sells. As a distributor of products manufactured by third parties, iSatori may be liable for various product liability claims for products it does not manufacture. Although iSatori’s purchase agreements with its third-party vendors typically require the vendor to indemnify iSatori to the extent of any such claims, any such indemnification is limited by its terms. Moreover, as a practical matter, any such indemnification is dependent on the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. iSatori may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against iSatori in connection with products manufactured by such third party.

Even with adequate insurance and indemnification, product liability claims could significantly damage iSatori’s reputation and consumer confidence in its products. iSatori’s litigation expenses could increase as well, which also could have a material adverse effect on iSatori’s results of operations even if a product liability claim is unsuccessful or is not fully pursued.

iSatori may experience product recalls, which could reduce its sales and margin and adversely affect its results of operations.

iSatori may be subject to product recalls, withdrawals or seizures if any of the products iSatori formulates, manufactures or sells are believed to cause injury or illness or if iSatori is alleged to have violated governmental regulations in the manufacturing, labeling, promotion, sale or distribution of such products.

As is common in iSatori’s industry, iSatori relies on its third-party vendors to ensure that the products they manufacture and sell to iSatori comply with all applicable regulatory and legislative requirements. In general, iSatori seeks representations and warranties, indemnification and/or insurance from its vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage iSatori’s reputation and consumer confidence in its products, and materially and adversely affect the market price of iSatori common stock. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent iSatori from marketing the products or require it to recall or remove such products from the market, which in certain cases could materially and adversely affect iSatori’s business, financial condition and results of operation.

An increase in the price or shortage of supply of key raw materials could adversely affect iSatori’s business.

iSatori’s products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to iSatori in the prices iSatori’s contract manufacturers and third-party manufacturers charge iSatori for its branded products and third-party products. Raw material prices may increase in the future and iSatori may not be able to pass on such increases to its customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on iSatori’s results of operations and financial condition. In addition, if iSatori no longer is able to obtain products from one or more of its suppliers on terms reasonable to iSatori or at all, iSatori’s revenues could suffer. Events such as the threat of political or social unrest, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for iSatori’s products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of iSatori’s products may have an adverse impact on iSatori’s suppliers' ability to provide it with the necessary products needed to maintain iSatori’s customer relationships and an adequate level of sales.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

ISATORI SPECIAL MEETING

General

This proxy statement/prospectus is being provided to iSatori stockholders as part of a solicitation of proxies by the board of directors of iSatori for use at the special meeting of iSatori stockholders and at any adjournments or postponements of such special meeting. This proxy statement/prospectus provides iSatori stockholders with information about the special meeting of iSatori stockholders and should be read carefully in its entirety.

Date, Time and Place of the iSatori Special Meeting

The iSatori special meeting will be held on September 29, 2015, beginning at 10:00 a.m., local time, at iSatori’s offices at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401, unless postponed to a later date.

Purposes of the iSatori Special Meeting

The special meeting of iSatori stockholders is being held to consider and vote upon the following proposals:

●
Proposal 1: to adopt the merger agreement, which is further described in the sections titled “The Merger” beginning on page 38 and “The Merger Agreement” beginning on page 67 and a copy of which is attached to this proxy statement prospectus as Annex A, and to approve the merger;

●
Proposal 2: to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger; and

●
Proposal 3: to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger.

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that iSatori provide its stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for the iSatori named executive officers, as disclosed in the table titled “Golden Parachute Compensation” under the section entitled “The Merger—Interests of Certain iSatori Persons in the Merger” beginning on page 55 and the accompanying footnotes. Through Proposal 2, iSatori is asking its stockholders to indicate their approval of the various equity acceleration which iSatori’s named executive officers will or may be eligible to receive in connection with the proposed merger as indicated in such table. iSatori is seeking approval of the following resolution:

“RESOLVED, that the stockholders of iSatori, Inc. approve, solely on an advisory, non-binding basis, the golden parachute compensation which may be paid to iSatori’s named executive officers in connection with the proposed merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled “Golden Parachute Compensation” under the section entitled “The Merger—Interests of Certain iSatori Persons in the Merger” beginning on page 55 and the accompanying footnotes.”

iSatori stockholders should note that Proposal 2 is merely an advisory vote which will not be binding on iSatori, its board of directors or FitLife. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the proposed merger is consummated, the eligibility of the iSatori named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

Recommendation of iSatori’s Board of Directors

The board of directors of iSatori recommends that the iSatori stockholders vote:

●	Proposal 1: “FOR” the adoption of the merger agreement and approval of the merger;

●
Proposal 2: “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger; and

●
Proposal 3: “FOR” the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve merger.

iSatori’s board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of iSatori and its stockholders. See “The Merger—Recommendation of iSatori’s Board of Directors and Reasons for the Merger” beginning on page 44.

In considering the recommendation of iSatori’s board of directors with respect to the merger agreement and the other transactions contemplated by the merger agreement, including the merger on the terms set forth in the merger agreement, iSatori stockholders should be aware that some of iSatori’s directors and executive officers may have interests that are different from, or in addition to, the interests of iSatori stockholders more generally. See “The Merger—Interests of Certain iSatori Persons in the Merger” beginning on page 55.

This proxy statement/prospectus contains important information regarding these proposals and factors that iSatori stockholders should consider when deciding how to cast their votes. iSatori stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement, including the merger.
Attendance at the iSatori Special Meeting

Only iSatori stockholders of record as of the record date, beneficial owners as of the record date, holders of valid proxies for the special meeting and invited guests of iSatori may attend the special meeting.

All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders.

●
An iSatori stockholder who holds shares directly registered in such stockholder’s name with iSatori’s transfer agent, Corporate Stock Transfer, (referred to in this proxy statement/prospectus as a “stockholder of record”), who wishes to attend the special meeting in person should bring government-issued photo identification.

●
A stockholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”) who wishes to attend the special meeting in person should bring:

●	government-issued photo identification; and

●
proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

●
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of iSatori shares (referred to in this proxy statement/prospectus as a “proxy holder”) who wishes to attend the special meeting in person should bring:

●	government-issued photo identification;

●	the validly executed proxy naming such person as the proxy holder, signed by the iSatori stockholder; and

●	proof of the signing stockholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent stockholders from being admitted to the iSatori special meeting.

iSatori is able to provide reasonable assistance to help persons with disabilities participate in the special meeting if iSatori is notified in advance of requested accommodations. Please write to iSatori’s principal executive offices at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401, Attention: Corporate Secretary.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the iSatori special meeting is August 13, 2015. Only iSatori stockholders who held shares of record at the close of business on August 13, 2015 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting, as long as such shares remain outstanding on the date of the special meeting.

Outstanding Shares as of Record Date

As of the record date, there were 13,368,791 shares of iSatori common stock outstanding, held by 44 holders of record, 9,500 shares of iSatori Series A preferred stock and 13,000 shares of iSatori Series D preferred stock outstanding, all of which were held of record by funds advised by RENN Capital. In addition, as of the record date, iSatori directors and executive officers, as a group, owned and were entitled to vote 10,294,600 shares of iSatori common stock, or approximately 76.98% of the outstanding shares of iSatori common stock, were entitled to vote 9,500 shares of iSatori Series A preferred stock, or 100% of the outstanding shares of iSatori Series A preferred stock and were entitled to vote 13,000 shares of iSatori Series D preferred stock, or 100% of the outstanding shares of iSatori Series D preferred stock.

A complete list of registered iSatori stockholders entitled to vote at the iSatori special meeting will be available for inspection at the principal place of business of iSatori at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401 during regular business hours for a period of no less than 10 days before the special meeting and at the place of the iSatori special meeting during the meeting.

Shares and Voting of iSatori’s Directors and Executive Officers

Stephen Adelé, President, Chief Executive Officer and Chairman of the Board of iSatori, is entitled to vote 6,480,203 shares of iSatori common stock and Russell Cleveland, member of the Board of iSatori and President of RENN Capital, is entitled to vote 3,771,869 shares of iSatori common stock, 9,500 shares of iSatori Series A preferred stock and 13,000 shares of iSatori Series D preferred stock. Together Mr. Adelé and Mr. Cleveland are entitled to vote 10,263,222 shares of iSatori common stock, including the shares of Series A preferred stock and Series D preferred stock on an as converted basis, or approximately 76.74% of the outstanding shares of iSatori common stock, including shares of iSatori Series A and Series D preferred stock voting on an as converted basis. Mr. Adelé and Mr. Cleveland have signed a Voting Agreement with FitLife committing to vote all of these shares in favor of adopting the merger agreement and approving the merger and thus have sufficient votes to assure adoption of the merger agreement and approval of the merger.

Directors and executive officers of iSatori other than Mr. Adelé and Mr. Cleveland are entitled to vote 42,528 shares of iSatori common stock, or approximately 0.32% of the outstanding shares of iSatori common stock. iSatori currently expects that these directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and to approve the merger, although none of them has entered into any agreement obligating them to do so.

Voting Rights and Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of shares of iSatori’s common stock as of August 13, 2015, by: (i) each person known by iSatori to be the owner of more than 5% of the outstanding shares of iSatori’s common stock, (ii) each officer and director and (iii) all officers and directors as a group. Each stockholder’s beneficial ownership is based on 13,368,791 shares of iSatori common stock outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage Ownership
Stephen Adelé (3) Chief Executive Officer and President	6,808,944	50.93%
Russell Cleveland(4)(5) Director	3,777,019	28.25%
Robert M. Galecke(6) Director	57,409	* %
Larry Morgan(7) Director	4,688	* %
Todd Ordal(8) Director	8,251	* %
Seth Yakatan(9) Director and Interim Chief Financial Officer	4,098	* %
Executive officers, directors and director-nominees as a group(10)	10,772,140	80.58%

RENN Universal Growth Investment Trust PLC(11)	2,660,645	19.9%
RENN Global Entrepreneurs Fund Inc.(12)	1,116,365	8.35%

 *          Represents beneficial ownership of less than 1% of the outstanding shares of iSatori common stock.

(1)
Unless otherwise indicated, the address for each director and officer is c/o iSatori, Inc., 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401. Unless otherwise indicated, iSatori believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to iSatori.

(2)
Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from August 13, 2015 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(3)
Stephen Adelé Enterprises, Inc. is the record holder of 6,480,203 of these shares. Mr. Adelé is the sole stockholder of Stephen Adelé Enterprises, Inc., and may be considered to have beneficial ownership of the Stephen Adelé Enterprises, Inc.’s interests. Includes currently exercisable options to purchase 322,741 shares of common stock and 6,000 shares of common stock owned by Mr. Adelé’s children.

(4)
Includes 3,771,860 shares of common stock, 1,900 shares of common stock issuable upon conversion of Series A Preferred Stock and 3,250 shares of common stock issuable upon the conversion of Series D Preferred Stock, all held by funds to which RENN Capital Group, Inc. serves as investment manager.

(5)
Mr. Cleveland is employed as President and CEO of RENN Capital Group, Inc., which serves as investment manager to RENN Global Entrepreneurs Fund, Inc. and to RENN Universal Growth Investment Trust PLC. Mr. Cleveland disclaims beneficial ownership of all shares held by RENN Global Entrepreneurs Fund, Inc. and to RENN Universal Growth Investment Trust PLC except to the extent of his pecuniary interest therein.

(6)	Includes 25,491 shares of common stock, and 31,918 shares of common stock issuable upon the exercise of options.

(7)	Includes 4,668 shares of common stock.

(8)           Includes 8,251 shares of common stock.

(9)	Includes 4,098 shares of common stock.

(10)
Includes 10,412,322 shares of common stock, currently exercisable options to purchase 354,659 shares of common stock, 1,900 shares of common stock issuable upon conversion of Series A Preferred Stock and 3,250 shares of common stock issuable upon the conversion of Series D Preferred Stock.

(11)
Includes 2,660,645 shares of common stock, 950 shares of common stock issuable upon conversion of Series A Preferred Stock and 1,625 shares of common stock issuable upon the conversion of Series D Preferred Stock.  The address for this company is 8080 N. Central Expressway, Suite 210; Dallas, TX 75206.

(12)
Includes 1,116,365 shares of common stock and 1,625 shares of common stock issuable upon the conversion of Series D Preferred Stock.  The address for this company is 8080 N. Central Expressway, Suite 210; Dallas, TX 75206.

Quorum

In order for business to be conducted at the special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of iSatori common stock and iSatori Series A preferred stock and Series D preferred stock entitled to vote at the special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions and broker non-votes, will count towards the quorum. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a particular proposal.

Vote Required

The votes required for each proposal are as follows:

Proposal 1. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of iSatori common stock and iSatori Series A and Series D preferred stock entitled to vote on Proposal 1, voting as a single class, is required to adopt the merger agreement and to approve the merger. The required vote on Proposal 1 is based on the number of outstanding shares—not the number of shares actually voted. The failure of any iSatori stockholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by an iSatori stockholder will have the same effect as a vote against Proposal 1. Because Proposal 1 is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on Proposal 1 and will not be able to vote on Proposal 1 absent instructions from the beneficial owner. As a result, broker non-votes will have the same effect as voting against Proposal 1.

Proposal 2. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of iSatori common stock and iSatori Series A and Series D preferred stock entitled to vote on Proposal 2, voting as a single class, is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to iSatori’s named executive officers that is based on or otherwise related to the proposed merger. The required vote on Proposal 2 is based on the number of shares present—not the number of outstanding shares. Abstentions from voting by an iSatori stockholder will have no effect on the outcome on Proposal 2. The failure of any iSatori stockholder to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 2. Brokers, banks and other nominees do not have discretionary authority to vote on Proposal 2 and will not be able to vote on Proposal 2 absent instructions from the beneficial owner. Because broker non-votes will count as shares of stock that are present, broker non-votes will, however, have the same effect as voting against Proposal 2. While iSatori’s board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on iSatori or FitLife, and, if the proposed merger with FitLife are approved by iSatori stockholders and consummated, the compensation will be payable even if Proposal 2 is not approved.

Proposal 3. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of iSatori common stock and iSatori Series A and Series D preferred stock entitled to vote on Proposal 3, voting as a single class, is required to approve the adjournment of the iSatori special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and to approve the merger. The required vote on Proposal 3 is based on the number of shares present—not the number of outstanding shares. Abstentions from voting by an iSatori stockholder will have no effect on the outcome on Proposal 3. The failure of any iSatori stockholder to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 3. Brokers, banks and other nominees do not have discretionary authority to vote on Proposal 3 and will not be able to vote on Proposal 3 absent instructions from the beneficial owner. Because broker non-votes will count as shares of stock that are present, broker non-votes will, however, have the same effect as voting against Proposal 3.

Stephen Adelé, President, Chief Executive Officer and Chairman of the Board of iSatori, and Russell Cleveland, member of the Board of iSatori and President of RENN Capital, have signed a Voting Agreement with FitLife committing to vote all of their shares in favor of adopting the merger agreement and approving the merger. Together Mr. Adelé and Mr. Cleveland are entitled to vote 10,263,222 shares of iSatori common stock, or approximately 76.74% of the outstanding shares of iSatori common stock, including shares of iSatori Series A and Series D preferred stock voting on an as converted basis, and thus have sufficient votes to assure adoption and approval of the merger agreement.

How To Vote

iSatori stockholders as of the record date may have their shares voted by submitting a proxy or may vote in person at the special meeting by following the instructions provided on the enclosed proxy card. iSatori recommends that iSatori stockholders entitled to vote submit a proxy even if they plan to attend the special meeting.

iSatori stockholders who hold their shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. iSatori stockholders who hold their shares beneficially and wish to vote in person at the special meeting must obtain proxies issued in their own names (known as a “legal proxy”).

iSatori stockholders of record may submit a proxy in one of two ways or vote in person at the special meeting:

•
Internet: iSatori stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on September 28, 2015. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. iSatori stockholders who submit a proxy this way should NOT send in their proxy card.

•
Mail: iSatori stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. iSatori stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

•
In Person: iSatori stockholders may vote in person at the special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

iSatori stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of iSatori’s board of directors.

Proxies and Revocation

iSatori stockholders of record may revoke their proxies at any time before their shares are voted at the iSatori special meeting in any of the following ways:

•
sending a written notice of revocation to iSatori at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401 Attention: Corporate Secretary, which must be received before their shares are voted at the special meeting;

•
properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the iSatori special meeting and voting in person. Attendance at the special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

•	iSatori beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record.

Inspector of Election

The board of directors of iSatori has appointed a representative of Corporate Stock Transfer, Inc. to act as the inspector of election at the iSatori special meeting.

Solicitation of Proxies

iSatori will pay for the proxy solicitation costs related to the iSatori special meeting, except that iSatori and FitLife will share equally the expenses incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 and this proxy statement/prospectus. In addition to sending and making available these materials, some of iSatori’s directors, officers and other employees may solicit proxies by contacting iSatori stockholders by telephone, by mail, by e-mail or in person. iSatori stockholders may also be solicited by press releases issued by iSatori and/or FitLife, postings on iSatori’s or FitLife’s websites and advertisements in periodicals. None of iSatori’s directors, officers or employees will receive any extra compensation for their solicitation services.

Adjournments

The iSatori special meeting may be adjourned in the absence of a quorum by the affirmative vote of holders of a majority of the iSatori shares having voting power present in person or represented by proxy at the special meeting.

Even if a quorum is present, the iSatori special meeting could also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement and approval of the merger if sufficient votes are cast in favor of Proposal 3.

If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the special meeting.

Questions and Additional Information

iSatori stockholders may contact iSatori’s Corporate Secretary, with any questions about the proposals or how to vote or to request additional copies of any materials at 15000 W. 6th Avenue, Suite 202, Denver, Colorado 80401 or via Telephone at (303) 215-9174.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between FitLife and iSatori. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Effects of the Merger

iSatori and FitLife, among others, have entered into the merger agreement, pursuant to which, through a series of transactions, iSatori will become a wholly-owned subsidiary of FitLife, and iSatori stockholders will become stockholders of FitLife.

Consideration to be Received in the Merger by iSatori Stockholders

At the effective time of the merger, each share of iSatori common stock will be converted into the right to receive 0.3000 of a share of FitLife common stock, par value $0.01 per share (the “exchange ratio”), with cash paid in lieu of fractional shares of iSatori common stock. Each share of iSatori preferred stock, which consists of Series A $20 Convertible Preferred Stock and Series D $20 Convertible Preferred Stock, will be converted into the right to receive the number of shares of FitLife common stock for each share of iSatori common stock into which such share of preferred stock is convertible as of the effective time of the merger.  The exchange ratio is subject to adjustment for iSatori’s net debt and non-cash working capital. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the merger agreement and the transactions contemplated thereby.

The exchange ratio will be adjusted, if at all, based on an estimate made five days before the closing date of the merger, of the total on the closing date by which iSatori’s net debt is less than $900,000, and iSatori’s non-cash working capital is less than $2,370,000.  If this total, referred to as the “total adjustment amount” is greater than $75,000, then the exchange ratio will be increased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504, iSatori’s fully diluted outstanding shares as of the date of the merger agreement.  If the total adjustment amount is less $76,000 then the exchange ratio will be decreased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504.

Treatment of Options, Warrants and Restricted Stock Units

Each iSatori option, warrant and restricted stock unit, each of which are referred to as a “converted option,” will be converted into an option or warrant, as applicable, to purchase a number of shares of FitLife common stock equal to the number of shares of iSatori common stock for which the converted option was exercisable for immediately prior to the effective time of the merger, multiplied by the exchange ratio.  The exercise price for a converted option will be the exercise price of the converted option immediately prior to the effective time of the merger divided by the exchange ratio.  All iSatori options, warrants and restricted stock units will continue to be subject to all of their other respective terms and conditions.

For a more complete discussion of the treatment of iSatori options and other stock-based awards, see "The Merger Agreement—Treatment of iSatori Preferred Stock, Stock Options, Warrants and Restricted Stock Units" on page 69.

The Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, upon completion of the merger, Merger Sub will merge with and into iSatori, with iSatori continuing as the surviving entity and as a direct, wholly owned subsidiary of FitLife.

Background of the Merger

For a number of years, the boards of directors and management of iSatori and FitLife have confronted growing challenges in their industry, including as a result of prevailing macroeconomic trends and increased competition from online retailers, mass merchants, warehouse clubs, and other retailers that are placing a greater emphasis on sports nutrition product sales.

Each of iSatori and FitLife has continually reviewed its respective business strategy and prospects for earnings enhancement and growth in the context of these challenges and has evaluated opportunities to improve its operations and financial performance in order to create value for its respective stockholders. In the past, such reviews have on occasion resulted in considering combinations with or acquisitions of other companies, capital market transactions with joint venture partners and strategic alliances.

As a veteran of, and active participant in, the fitness and nutritional supplement industry, Stephen Adelé, CEO of iSatori, was aware of the FitLife business and operating model. Mr. Adelé, given his vast experience in the sports nutrition industry had knowledge of the management team of FitLife. Historically the parties had engaged in conversations about the industry, the challenges facing the respective businesses, industry trends and collective pursuit of strategic alternatives, however nothing ever substantively materialized from such conversations.

As part of its review of potential strategic alternatives, in early November 2014, iSatori engaged in the active pursuit of strategic alternatives and evaluated the possibility of raising capital, acquiring a business and several potential business combinations. In that context, iSatori worked with its board of directors and Seth Yakatan, a member of its board of directors and current interim CFO to evaluate such strategic alternatives.

Historically, iSatori has worked with Ryan M. Newburn, Esq. of Newburn Law, P.C. as its corporate legal advisor in connection with the securities laws and transactions and in the exploration of additional corporate matters. Newburn Law was consulted at the initiation of this process for the analysis and evaluation of strategic options.

At a meeting held on October 31, 2014, iSatori’s board of directors, together with Michael Wilemon, iSatori’s now former CFO, reviewed, among other matters, the potential strategies that could be undertaken to enhance the overall value of iSatori. Options discussed in this meeting were the: (i) prospects of raising capital, (ii) the prospects of purchasing other companies, (iii) the prospects of a potential merger, and (iv) other strategic alternatives.

During the month of November 2014, management engaged in a process of evaluating these options. Management conducted meetings/interviews with several institutional investors, individual investors, investment banking firms, other alternative investment entities and several SEC-oriented legal firms. From these meetings and diligence efforts, three primary strategic options emerged: (i) the ability of the company to raise additional debt capital, (ii) the ability of the company to raise additional equity capital, (iii) and the prospects of a potential merger. FitLife was one of the companies under consideration as a potential merger candidate.

On December 4, 2014, Stephen Adelé, Seth Yakatan and Jason T. Adelman, a major direct holder of FitLife, met in Los Angeles and discussed the potential of a merger between iSatori and FitLife. During this discussion, rough concepts were evaluated and general terms of a potential transaction were discussed. The parties felt that the potential of a business combination could have merit and would provide significant shareholder value to the shareholders of each party. The parties believed benefits that could be seen from a combination included: (i) enhanced critical mass, (ii) enhanced growth prospects, (iii) product and channel diversification, (iv) operational leverage with suppliers and distributors, and (v) the prospect of greater public awareness in the capital markets. It was agreed that further conversations between the management teams of the companies would be a productive next step.

At a meeting held on December 9, 2014, iSatori’s board of directors, together with Mr. Wilemon, discussed the constraints on the company’s ability to raise additional debt and equity capital. The board of directors also discussed the possibility of a merger transaction. The notion of a merger with FitLife was discussed in the context of several options that were available to the company. Both the strengths and weaknesses surrounding a potential merger with FitLife were extensively discussed and analyzed by the board. The meeting in Los Angeles with Jason Adelman was discussed. It was noted that the management teams of both parties would arrange for an additional discussion sometime during January of 2015.

At a meeting held on December 22, 2014, in Dallas, Texas, Mr. Adelé, Russell Cleveland, a member the board directors of iSatori, John S. Wilson, CEO, President and member of the board of directors of FitLife, and Michael Abrams, CFO and member of the board of directors of FitLife, met in person to discuss a potential business combination. Mr. Yakatan attended the meeting via telephone. The strategic rationale behind a merger with FitLife was discussed in detail. The operational philosophy of the respective management teams was explored and discussed in detail. The rough outline of a transaction structure which all parties felt was equitable was outlined. Discussions surrounding valuation parameters for the transaction were extensively discussed. The meeting established a path forward and the creation of parameters for a rough transaction structure. It was agreed that, as a next step, FitLife would provide to iSatori a Term Sheet or Letter of Intent for evaluation.

On January 7, 2015, FitLife provided to iSatori a Letter of Intent that set forth a mutual understanding, in principle, concerning a proposed business combination with iSatori. The proposal was an agreement in principle and not intended to legally bind either party in connection with a merger.

At a meeting held on January 20, 2014, iSatori’s board of directors, together with Mr. Wilemon, met to discuss the company and its operations. The board discussed in detail the Letter of Intent received from FitLife. The members of the board discussed the potential transaction in depth including a review of the combined and separate financials of iSatori and FitLife. Several issues were discussed and reviewed. The strategic rationale behind a merger with FitLife was discussed in detail. The operational philosophy of the respective management teams was explored and discussed in detail. Discussions surrounding valuation parameters for the transaction were extensively discussed. It was made an action item for management to edit the FitLife letter via a “redline” and return the document to FitLife for commentary and further negotiations.

Management worked principally with Newburn Law and Mr. Yakatan to revise the Letter of Intent and to revert the document to FitLife with changes.

On January 22, 2015, a draft of the redlined Letter of Intent was provided to the board of directors of iSatori and circulated for review and comment.

On January 23, 2015, iSatori’s board of directors was provided with a detailed electronic communication from management and memorandum from Newburn Law outlining the proposed structure of the deal, a potential timeline of the deal and the potential transaction costs. Upon receipt of these documents, there were questions from board members regarding the proposed transaction structure, costs and timeline. The memorandum from Newburn Law outlined in detail why and how the events and processes of a merger could be conducted on the time frame proposed and with the structure proposed.

On January 23, 2015, a redlined version of the Letter of Intent was provided to fit Life.

On January 30, 2015, iSatori received a revised drat Letter of Intent from FitLife. During the next two weeks several telephonic conversations were had between the parties regarding several structural points surrounding the letter.

On February 4, 2015, Mr. Abrams, Mr. Adelé, Mr. Yakatan and Mr. Newburn participated on a call and discussed potential changes to the Letter of Intent provided by FitLife.

On February 5, 2015, Mr. Abrams provide Mr. Adelé with a spreadsheet showing how the exchange ratio was devised on how it would adjust to account for various financials scenarios with both companies.

On February 9, 2015, Mr. Abrams, Mr. Adelé, and Mr. Yakatan participated on a call and discussed the exchange ratio, future potential synergies that could be obtained by the combined company as a possible capital raise in conjunction with the merger.

On February 10, 2015, Mr. Adelé updated members of iSatori’s board of directors via email on the discussions with Mr. Abrams and FitLife.

On February 11, 2015, Mr. Abrams sent Mr. Adelé an email with additional proposed language for the Letter of Intent.

On February 12, 2015, Mr. Abrams provided Mr. Adelé with a revised proposed Letter of Intent and, on February 16, 2015, in advance of iSatori’s scheduled board meeting, Mr. Adelé provided the revised Letter of Intent to iSatori’s board of directors.

At a meeting held on February 17, 2014, iSatori’s board of directors, together with Mr. Wilemon held their regularly scheduled meeting. The board discussed in detail the proposed Letter of Intent from FitLife. Mr. Adelé informed the board that numerous versions of the initial letter had been exchanged between the parties and the most recent version presented to the board contained the negotiations from the prior weeks of discussion. Mr. Adelé informed the board that he had had numerous conversations with Newburn Law and Davis Graham & Subbs LLP, the company’s corporate counsel prior to Newburn Law, with regard to handling the legal matters associated with this transaction and to secure a cost estimate for their services. It was suggested that Newburn Law be appointed counsel for the merger transaction with FitLife. The board voted unanimously to approve Newburn Law’s engagement to handle the FitLife transaction. During this meeting the CEO presented a proposed time line for the finalization of the merger, which was approximately 180 days.  The board requested that a formal timeline, when completed, be sent to the board. It was additionally noted that a fairness opinion would be required to further evaluate and formally approve the deal. The board felt that, in order to formally approve the transaction and to determine if the transaction was in the best interest of shareholders, that the opinion and professional evaluation by an investment bank or other third party as to the terms of the merger was a required step to the consummation of the transaction. The board concluded this part of the meeting by accepting the Letter of Intent, as presented by management, unanimously. With regard to the next steps of transaction, the following topics were discussed by the board: (i) the timing and announcement of public disclosure of the transaction, (ii) the avoidance of insider trading, (iii) the overall desire to secure a draft purchase and sale agreement as quickly as possible, (iv) the benefits of the proposed transaction to shareholders and (v) the need to provide incentives to secure senior management team employment throughout transaction and beyond. Mr. Adelé was charged with the responsibility for the coordination of the transaction for iSatori, gathering the appropriate data and reporting back to the Board.

On February 27, 2015, iSatori and Fitlife exchanged a fully executed version of the Letter of Intent. FitLife then provided iSatori with a draft timeline for the project and its completion. The parties also exchanged a mutual due diligence request list and created an electronic data room to exchange due diligence information.

On March 5, 2015, an initial draft of the merger agreement was provided to Newburn Law by McGrath North, FitLife’s counsel. Several discussions, conversations and communications were had between management and Newburn Law to review and comment on this document.

On March 12, 2015, Mr. Abrams and Mr. Adelé had a phone conversation to discuss the progress on the merger agreement and certain potential business opportunities for both companies.

On March 12, 2015, Newburn Law provided a redlined version of the merger agreement back to McGrath North.

At a meeting held on March 17, 2015, iSatori’s board of directors, together with Mr. Wilemon, met to discuss the company. The board discussed in detail the progress on the FitLife transaction. It was reported that several iterations of the transaction documents had been passed between the parties and that additional negotiations were on going. It was noted that there were still several items and key deal points that were unresolved. Both companies were awaiting year-end numbers before finalizing the exchange. Mr. Adelé apprised the board that he and Newburn Law were in constant communication with FitLife and their counsel. A new timeline for completion of the project was presented to the board and they were informed that due diligence was ongoing. It was further noted that iSatori was evaluating groups to undertake drafting the fairness opinion for presentation to the board for approval and review prior to approving the transaction and the signing of the merger document. A target date for the final transaction timeline was provided to the board.

On March 18, 2015, Mr. Abrams and Mr. Adelé had a phone conversation to discuss iSatori’s turn of the merger agreement and the timing of drafts of certain ancillary documents.

On March 23, 2015, Mr. Abrams sent Mr. Adelé an email concerning the timing of returning another draft of the merger agreement.

On March 24, 2015, McGrath North provided a redlined version of the merger agreement back to Newburn Law.

On March 26, 2015, the latest draft of the transaction documents was reviewed by members of the board of directors of iSatori and it was determined that most of the substantive deal points had been agreed to by the parties. The board agreed to continue to move the process forward.

On March 31, 2015, McGrath North provided drafts of certain ancillary documents and agreements to the merger agreement to Newburn Law.

On April 1, 2015, McGrath North provided a draft of the voting agreement to Newburn Law.

On April 1, 2015, Mr. Abrams and Mr. Yakatan corresponded via email concerning holding a phone call to discuss open points on the proposed transaction documents.

On April 2, 2015, Mr. Abrams sent Mr. Yakatan an email with revised financial calculations, based on fiscal 2014, year-end numbers, and a revised proposed exchange ratio.

On April 6, 2015, Newburn Law provided redlined drafts of each of the transactions documents to McGrath North. Additionally, a significant number of due diligence files were provided by both parties and. Due diligence documents and materials of FitLife were reviewed by iSatori management and, it was concluded by iSatori management that, there were no material issues with FitLife, its operations, financial performance and contracts. iSatori’s board of directors, after consultation with iSatori management, concluded that, based upon the due diligence review of FitLife, the process should proceed.

On April 9, 2015, Mr. Yakatan was named interim CFO of iSatori. He continued to serve as a member of the company's board of directors.

On April 10, 2015, Mr. Abrams sent Mr. Adelé and Mr. Yakatan an email concerning diligence, the current drafts of the transaction documents and timing.

On April 13, 2015, Mr. Yakatan and Mr. Abrams participated on a call to discuss outstanding points on the transaction documents.

On April 14, 2015, Mr. Abrams emailed Mr. Adelé and Mr. Yakatan concerning the capital structure of both companies. Mr. Abrams and Mr. Yakatan participated on a call the same day to discuss the substance of the email.

On April 15, 2015, Mr. Abrams emailed Mr. Adelé and Mr. Yakatan concerning the proposed exchange ratio and the financial performance of both companies.

On April 16, 2015, Mr. Abrams emailed Mr. Adelé and Mr. Yakatan with additional information concerning the proposed exchange ratio and the financial performance of both companies. Mr. Abrams and Mr. Yakatan participated on a call the same day to discuss the substance of the email. Mr. Yakatan sent Mr. Abrams an email with updated capitalization numbers for iSatori.

On April 17, 2015, McGrath North provided revised drafts of the transaction agreements to Newburn Law. Mr. Abrams left Mr. Yakatan a voicemail and Mr. Yakatan and Mr. Abrams exchanged emails on the remaining issues on the transaction documents.

On April 19, 2015, Mr. Adelé, Mr. Yakatan, Mr. Newburn, Mr. Abrams and Roger Wells of McGrath North participated on a call to discuss outstanding deal and legal points on the transaction documents. Mr. Yakatan also began the process of contacting several firms in order to engage one for the purpose of writing a fairness opinion for the merger.

On April 20, 2015, Mr. Abrams, Mr. Adelé, Mr. Wilson and Mr. Yakatan exchanged emails concerning the proposed exchange ratio and the financial performance of both companies.

At a meeting held on April 21, 2015, iSatori’s board of directors met to discuss the company. Management discussed the latest series of calls with FitLife. It was reported that the overall transaction documents were in agreement and any changes made from the last versions of the documents provided to the board were summarized. A review of the current timeline and open action items was presented. Management suggested that the company formally engage a firm to complete a fairness opinion to be presented to the board by mid-May. Management had five firms quote the fairness opinion and based on the quotes received and the timeframe committed to by the various parties, it was recommended by management that the firm The BVA Group be formally engaged to complete the work. The board unanimously approved a motion for the board to approve that the Company move forward with the engagement of The BVA Group to draft a fairness opinion on the merger. The board unanimously approved.

Throughout the period beginning on April 23, 2015 and April 28, 2015, Mr. Yakatan engaged in numerous telephonic and electronic communications with The BVA Group to outline the transaction parameters, review the valuation methodology utilized and facilitate The BVA Group’s due diligence questions on both companies. In addition to management’s due diligence process on FitLife, The BVA Group conducted an extensive due diligence process on the transaction and on both companies. The BVA Group sought and arranged site visits and on-site interviews with the management teams of both companies.

On April 23, 2015, Mr. Abrams and Mr. Adelé each emailed Newburn Law and McGrath North inquiring as to the status of the transaction documents.

On April 30, 2015, Mr. Abrams emailed Mr. Yakatan providing the merger model created by FitLife. Also on April 30, 2015, Mr. Yakatan, engaged in telephonic and electronic communications with Roth Capital Partners, LCC. Roth Capital Partners, LCC was engaged by FitLife to undertake a fairness opinion for FitLife shareholders. Roth sought and arranged site visits and on-site interviews with the management teams of both companies.

On May 1, 2015, Seth Yakatan shared additional financial due diligence with BVA.

On May 3, 2015 and May 4, 2015, Mr. Yakatan shared additional financial due diligence with The BVA Group. Also, on May 3, 2015, Stephen Adelé, Seth Yakatan, Newburn Law, Michael Abrams and counsel for FitLife engaged in telephonic and electronic communications to further negotiate outstanding deal points.

On May 5, 2015, Mr. Adelé, Mr. Yakatan, Mr. Newburn, Mr. Abrams and Mr. Wells participated on a call to discuss outstanding deal and legal points on the transaction documents.

On May 6, 2015, Newburn Law shared the proposed merger agreement with The BVA Group.

At an in person meeting held on May 7, 2015, in Denver, Colorado, Mr. Adelé, Mr. Yakatan, Mr. Wilson and Mr. Abrams met in person to discuss the potential business combination and a potential transition plan following the merger.

On May 11, 2015, Mr. Adams, Mr. Adelé, Mr. Yakatan and Russell Cleveland, member of the board of directors of iSatori, exchanged emails concerning the structure of the voting and standstill agreement.

On May 12, 2015, McGrath North provided revised drafts of the transaction agreements to Newburn Law.

At a meeting held on May 12, 2015, iSatori’s board of directors met to discuss the company, the merger and to review The BVA Group’s fairness opinion. The BVA Group presented to the board its fairness opinion (which was reviewed and approved internally within their company) on the potential merger between iSatori and FitLife.  The BVA Group rendered its opinion that the transaction is fair, from a financial point of view, for the shareholders of iSatori. Management then reviewed in detail the merger transaction with the board, which included a revised timeline and pending action items. Management then recommended that, based on the discussion during the previous meetings, and The BVA Group’s fairness opinion, that the board approve the merger, the merger agreement and the transactions contemplated thereby. The board approved the merger, the merger agreement and the transactions contemplated thereby unanimously.

On May 13, 2015, Newburn Law and McGrath North exchanged drafts of each company’s disclosure schedules and ancillary documents.

On May 14, 2015, Mr. Adelé, Mr. Yakatan, Mr. Newburn, Mr. Abrams and Mr. Wells participated on a call to discuss timing, press releases and any outstanding deal and legal points on the transaction documents. Mr. Adelé, Mr. Yakatan, Mr. Newburn, Mr. Abrams and Mr. Wells exchanged emails concerning final capitalizations, signature pages and press releases.

On May 15, 2015, Newburn Law and McGrath North exchanged mostly final drafts of the transactions documents and each company’s disclosure schedules and ancillary documents.

On May 17, 2015, Newburn Law and McGrath North exchanged language concerning Mr. Adelé’s employment agreement. Mr. Yakatan phoned Mr. Adams regarding the proposed transition plan. Newburn Law and McGrath North exchanged schedules and exhibits to the agreements.

On May 18, 2015, Mr. Adams emailed Mr. Adelé, Mr. Yakatan and Mr. Newburn with a proposed final draft of Mr. Adelé’s employment agreement and transition plan. Mr. Adelé, Mr. Yakatan, and Mr. Abrams exchange numerous emails concerning the timing of announcing the merger.

On the afternoon of May 18, 2015, iSatori and FitLife executed the merger agreement and other agreements contemplated by the merger agreement. On the morning of May 19, 2015, iSatori and FitLife issued press releases announcing the merger.

Recommendation of iSatori’s Board of Directors and Reasons for the Merger

By a vote at a meeting held on May 12, 2015, the iSatori board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of iSatori and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement. The iSatori board of directors recommends that iSatori stockholders vote “FOR” the proposal to adopt the merger agreement at the iSatori special meeting.

In evaluating the proposed transaction, the iSatori board of directors consulted with iSatori’s management and legal and financial advisors and, in reaching its determination and recommendation, the iSatori board of directors considered a number of factors. The iSatori board of directors also consulted with outside legal counsel regarding its obligations, legal due diligence matters and the terms of the merger agreement.

Many of the factors considered favored the conclusion of the iSatori board of directors that the merger agreement, and the transactions contemplated thereby, is advisable and in the best interests of iSatori and its stockholders, including the following:

•
the growing challenges faced by the industry, including increasing competition and macroeconomic trends, and the attendant risks to iSatori in continuing as an independent public company, especially given its recent issues with Colorado Business Bank;

•	the expectation that the combined company will be well positioned to optimize and integrate its sales platform and distribution network;

•	the opportunity to combine resources and expertise to better meet the needs of customers and consumers of both companies;

•	the expectation that the combined company will deliver long-term operating improvement, with greater potential for earnings expansion;

•	the increased financial strength of the combined company and the resulting ability to invest in current businesses and future growth opportunities;

•
the expectation that the combination of the two companies will better enable scaling of innovations and new strategies that both companies have developed and pursued independently, including to promote growth as a multichannel distributor;

•	the structure of the transactions as a merger of equals, including the governance terms in the merger agreement;

•
the fact that, based on the shares and convertible securities then outstanding, iSatori stockholders would own approximately 32.5% of the combined company immediately following completion of the transaction, a number that reflects iSatori’s relative contribution to the overall revenue of the combine entity (based on year ended 2014 numbers) less iSatori’s debt;

•	the projected long-term financial results of iSatori as a standalone company;

•
the potential stockholder value that might result from other alternatives available to iSatori, including seeking an alternative transaction with another third party or remaining an independent public company, in each case, considering the potential for iSatori stockholders to share in any future earnings growth of iSatori’s businesses and continued costs;

•	the board’s familiarity with, and understanding of, iSatori’s business, assets, financial condition, results of operations, current business strategy and prospects;

•
information and discussions with iSatori’s management and advisors regarding FitLife’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of FitLife as a standalone company, the size and scale of the combined company and the expected pro forma effect of the proposed transactions on the combined company;

•
the written opinion of the BVA Group LLC delivered to ISatori’s board on May 12, 2015, which was confirmed by delivery of a written presentation, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by BVA Group LLC in preparing the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of iSatori common stock, as more fully described under “--Opinion of iSatori’s Financial Advisor” beginning on page 49. The full text of the written opinion of BVA Group LLC, dated May 12, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus; and

•
the review by the ISatori board of directors with its advisors of the structure of the proposed transactions and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transactions and the iSatori board’s evaluation of the likely time period necessary to complete the transactions.

•	The iSatori board of directors also considered the following specific aspects of the merger agreement:

•
the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either iSatori or FitLife for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to complete the transaction;

•
the fact that the representations and warranties of iSatori and Fit Life, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the transactions, subject to specific limitations, are generally reciprocal;

•
the right of iSatori’s board to change its recommendation in favor of the adoption of the merger agreement (other than in response to the receipt of a written unsolicited bona fide proposal relating to an alternative transaction, which is subject to the preceding sub-bullet above) if the iSatori board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to certain conditions;

In the course of its deliberations, the iSatori board of directors also considered a variety of risks and other potentially negative factors, including the following:

•
the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the transactions, and the potential effect of the transactions on iSatori’s business and relations with customers, suppliers and partners;

•
the fact that iSatori stockholders could be adversely affected by a decrease in the trading price of FitLife common stock during the pendency of the transactions and the fact that the merger agreement does not provide iSatori with a price-based termination right or other similar protection;

•
the restrictions on the conduct of iSatori’s business prior to completion of the proposed transactions, requiring iSatori to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent iSatori from undertaking business opportunities that may arise pending completion of the transactions and could negatively impact iSatori’s ability to attract and retain employees and decisions of customers, suppliers and partners;

•
the fact that the merger agreement includes restrictions on the ability of iSatori to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (including the requirement to pay a termination fee in the event iSatori accepts a superior proposal), which could have the effect of discouraging such proposals from being made or pursued; and

•	risks of the type and nature described under the sections titled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 17 and 16, respectively.

FitLife’s Board of Directors Reasons for the Merger

The FitLife board of directors at a meeting on May 13, 2015, determined that it is in the best interest of FitLife and its stockholders, and declared it advisable, to enter into the merger agreement, and by unanimous vote of the members of the board authorized the execution and performance of merger agreement and the issuance of FitLife common stock in the merger.

In evaluating the proposed transaction, the FitLife board consulted with its management and advisors in reaching its decision.  Important to the decision of the FitLife board of directors was that the merger presented the following strategic elements which met FitLife’s criteria for acquisitions:

•	iSatori’s high-quality revenue from premium and well respected brands;

•	an established alternative distribution outside FitLife’s current focus on GNC franchise locations, which offers both risk mitigation through diversification and strategic cross selling opportunities;

•	management talent with deep industry knowledge, credibility and expertise; and,

•	compelling intellectual property which could enable significant product differentiation and provide a sustainable competitive advantage in several critical products, channels and applications.

The FitLife board also considered the provisions and terms of the merger agreement as favorable, including:

•	the representations, warranties and covenants given by iSatori;

•
iSatori’s agreement not to solicit alternative proposals, or engage in discussions or provide nonpublic information to any person in connection with any proposal for an alternative proposal, except in specific circumstances;

•	the conditions to FitLife’s obligations to complete the merger, including no occurrence of a material adverse effect on iSatori;

•	the payment of a termination fee by iSatori to FitLife under certain terminations of the merger agreement: and

•	the voting agreement by the holders by of iSatori common stock and preferred stock representing approximately 76% of the votes entitled to vote on the proposals at the iSatore special meeting.

The FitLife board of directors also considered risks in its consideration of the merger, including:

•	the lack of limits on the exchange ratio for the number of shares of FitLife common to be exchanged for iSatori securities in the merger;

•	reduced ownership of current FitLife stockholders of FitLife following the merger;

•	limitations in merger agreement on FitLife’s ability to pursue alternative transactions prior to the merger;

•	the possibility that FitLife and iSatori will be unsuccessful in integrating their operations; and

•	failure to complete the merger may negatively affect the FitLife share price and future business and financial results; and

•	risks of the type and nature described under the sections titled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 17 and 16, respectively.

Certain Financial Projections Utilized by iSatori’s Board of Directors and iSatori’s Financial Advisor

Financial Projections Related to iSatori

iSatori does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. In connection with the discussions regarding the proposed merger, iSatori management, however, prepared certain unaudited financial projections regarding iSatori’s forecasted operating results for fiscal years 2015 through 2017. iSatori provided these projections to iSatori’s board of directors, BVA and FitLife. BVA used these projections for its financial analyses.

The inclusion of any financial projections or assumptions in this proxy statement/prospectus should not be regarded as an indication that iSatori or its board of directors considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the unaudited financial projections contained in this proxy statement/prospectus. Please read carefully “—Important Information About the Unaudited Financial Projections” beginning on page 48.

iSatori uses a variety of financial measures that are not in accordance with GAAP, including EBIT and EBITDA, as supplemental measures to evaluate its operational performance. While iSatori believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of iSatori’s competitors and may not be directly comparable to similarly titled measures of iSatori’s competitors due to potential differences in the exact method of calculation.

Financial Projections Related to FitLife

In connection with the discussions regarding the proposed merger, FitLife provided to iSatori the unaudited financial projections regarding FitLife’s forecasted operating results for fiscal years 2015 through 2017 included in the FitLife management case.  iSatori provided these projections to iSatori’s board of directors for purposes of its consideration of the merger and to BVA for purposes of its financial analyses.

Important Information About the Unaudited Financial Projections

While the unaudited financial projections summarized above in the sections titled “—Certain Financial Projections Utilized by iSatori’s Board of Directors and iSatori’s Financial Advisor” beginning on page 48 were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 17 and 16, respectively, all of which are difficult to predict and many of which are beyond the control of iSatori and FitLife, respectively, and will be beyond the control of FitLife after consummation of the merger. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the merger is consummated. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The unaudited financial projections were prepared solely for internal use by iSatori or FitLife, as the case may be, and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of iSatori management and FitLife management, the respective forecasts prepared by them were prepared on a reasonable basis based on the best information available to iSatori management and FitLife management, respectively, at the time of their preparation. The unaudited financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The inclusion of the unaudited financial projections in this proxy statement/prospectus shall not be deemed an admission or representation by iSatori or FitLife that such information is material. None of the unaudited financial projections reflect any impact of the merger.

All of the unaudited financial projections summarized in this section were prepared by and are the responsibility of the management of iSatori or FitLife, as the case may be. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to the historical financial information of iSatori and FitLife, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

By including in this proxy statement/prospectus a summary of certain of the unaudited financial projections regarding the operating results of iSatori and FitLife, neither iSatori, FitLife nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of iSatori or FitLife compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither iSatori, FitLife nor, following consummation of the merger, FitLife undertakes any obligation, except as required by law, to update or otherwise revise the unaudited financial projections contained in this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The summaries of the unaudited financial projections are not included in this proxy statement/prospectus in order to induce any iSatori stockholder to vote in favor of the proposal to adopt the merger agreement and to approve the merger or any of the other proposals to be voted on at the iSatori special meeting of stockholders.

Opinion of iSatori’s Financial Advisor

Pursuant to an engagement letter dated April 21, 2015, iSatori retained The BVA Group LLC (referred to in this proxy statement/prospectus as “BVA”) as its financial advisor in connection with the merger.

At the meeting of iSatori’s board of directors on May 12, 2015, BVA rendered its oral opinion to the board of directors of iSatori that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of iSatori common stock. The oral opinion was subsequently confirmed in writing by delivery of BVA’s written opinion dated the same date. No limitations were imposed by iSatori’s board of directors upon BVA with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of BVA, dated May 12, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The iSatori stockholders are urged to read the opinion in its entirety. BVA’s written opinion is addressed to the board of directors of iSatori, is directed only to the fairness from a financial point of view of the exchange ratio in the merger as of the date of the opinion and does not constitute a recommendation to any stockholder of iSatori as to how such stockholder should vote at the iSatori special meeting. The summary of BVA’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, BVA, among other things:

•	reviewed a draft, dated May 1, of the merger agreement;

•	reviewed SEC filings by FitLife including: the annual reports on Form 10-K for the fiscal years ended December 31, 2010 through December 31, 2014;

•	reviewed internally prepared financial information for FitLife as of March 31, 2015, which management of FitLife represented as accurately reflecting the financial position of FitLife as of that date;

•
met with Stephen Adelé, President and Chief Executive Officer of iSatori and John Wilson, Chief Executive Officer of FitLife, during which they held discussions regarding, the operations, financial conditions, future prospects, projected operations and performance, and the strategic rationale for the merger, including potential merger synergies;

•	conducted telephonic interviews with Seth Yakatan, Interim Chief Financial Officer of iSatori and Michael Abrams, Chief Financial officer of FitLife;

•
reviewed multi-year financial forecasts provided by the management of iSatori and FitLife relating to the estimated future earnings of each respective company on a stand-alone basis for the next three fiscal years;

•	reviewed revenue and product level financial information for both iSatori and Fitlife for the fiscal years ended December 31, 2012, 2013, and 2014;

•	reviewed investor presentations prepared by FitLife management as of November 2014 and March 2015;

•
compared the financial and operating performances of iSatori and FitLife with publicly available information concerning certain other companies that BVA deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies;

•	prepared valuation analysis of both iSatori and FitLife on a pre-merger basis as of May 12, 2015, as well as a valuation analysis of the combined companies on a proforma basis; and

•	reviewed and analyzed the trading activity of iSatori’s and FitLife’s publicly-traded common stock for the twelve-month period preceding the May 12, 2015.

BVA relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with BVA by iSatori or FitLife or otherwise reviewed by or for BVA. BVA did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of iSatori or FitLife, nor did BVA evaluate the solvency of iSatori or FitLife under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, BVA assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of each company as to the expected future results of operations and financial condition of iSatori and FitLife. BVA expressed no view as to such analyses or forecasts or the assumptions on which they were based. BVA also assumed that each of the transactions will have the tax consequences described in discussions with, and materials furnished to BVA by, representatives of iSatori; that each of the transactions contemplated by the merger agreement will be consummated as described therein; and that the definitive merger agreement would not differ in any material respects from the draft provided to BVA. BVA also assumed that the representations and warranties made by iSatori and FitLife in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis.

The projections furnished to BVA for iSatori and FitLife were prepared by the management of each company for fiscal years 2015 through 2017. Neither iSatori nor FitLife publicly discloses internal management projections of the type provided to BVA in connection with BVA’s analysis of the merger, and such projections were prepared in connection with the merger and not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

BVA’s opinion is based on economic, market and other conditions as in effect on, and the information made available to BVA as of, the date of such opinion. Subsequent developments may affect BVA’s opinion, and BVA does not have any obligation to update, revise or reaffirm such opinion. BVA’s opinion is limited to the fairness, from a financial point of view, to the holders of iSatori common stock of the exchange ratio in the merger, and BVA has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to other constituencies of iSatori or the underlying decision by iSatori to engage in the merger. Furthermore, BVA expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio in the proposed merger applicable to the holders of iSatori common stock, or with respect to the fairness of any such compensation. BVA expressed no opinion as to the price at which the iSatori common stock or FitLife common stock will trade at any future time, whether before or after the closing of the merger.

BVA was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of iSatori or any other alternative transaction.

In accordance with its customary practices, BVA employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by BVA in connection with providing its opinion to the board of directors of iSatori on May 12, 2015. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by BVA, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BVA’s financial analyses.

Summary of Analysis Transaction Fairness

Public Market Capitalization Method

BVA analyzed the range of prices that iSatori and FitLife stock traded on the OTCBB during the time leading up to the date of our analysis. Based on closing prices for the month leading up to the date of the analysis, iSatori’s stock price ranged from a low of $0.67 to a high of $1.25, which yielded a range of market capitalizations from $8.6 million to $16.1 million. Based on closing prices for the month leading up to the date of the analysis, FitLife’s stock price ranged from a low of $1.75 to a high of $2.44, which yielded a range of market capitalizations from $14.3 million to $20.0 million. BVA analyzed trading volumes and stock price behavior over the one year period prior to May 12, 2015, as well as other qualitative factors regarding the market efficiency of iSatori’s and FitLife’s stock, and determined that the respective public market stock prices were not reliable indicators of value.

* Although market makers did exist for each of the stocks, the vast majority of transactions were controlled by a very limited number of such market-makers.

Comparison of Projections

BVA compared the historical financials relating to the business of iSatori for fiscal years 2011 through 2014, and the projections for fiscal years 2015 through 2017, that were prepared by iSatori management, with the historical financials and projections relating to the business of FitLife for the same period, that were prepared by FitLife management. BVA noted that iSatori was projected to have compound annual revenue growth of 13.03% between fiscal years 2015 through 2017, while FitLife was projected to have compound annual revenue growth of 6.72% over the same period.

Management Forecast: Stand Alone

Management Forecast: Combined Entity

Relative Discounted Cash Flow Analysis

BVA conducted a discounted cash flow analysis for the purpose of determining a range of discounted cash flow values for each company alone and for the entities combined. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

BVA calculated the present value of the unlevered free cash flows that iSatori and FitLife are expected to generate during fiscal years 2015 through 2017 using the projections referred to above. BVA also calculated a range of terminal values for iSatori and FitLife by applying a perpetual growth rate ranging from 4.5% to 5.5% to the unlevered free cash flows of both companies during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were discounted to present values using a range of discount rates from 12.5% to 13.5%. A capital structure of 90% equity and 10% debt was applied to the combined entity in accordance with BVA’s observations of the guideline companies as of May 12, 2015.

BVA was advised by iSatori management that iSatori will receive certain operating cash tax benefits if it is able to generate sufficient income to utilize certain deferred tax assets. As such, BVA calculated the net present value of the cash flows associated with these tax benefits.  The resulting present value was added to the present value of the cash flows generated from the analysis summarized above.

A summary of this analysis is presented below:

•	iSatori discounted cash flow values ranged from $7.0 million to $8.0 million.

•	FitLife discounted cash flow values ranged from $19.1 million to $22.8 million.

•	Combined entity discounted cash flow ranged from $27.7 million to $33.4 million

Guideline Company Analysis

Using publicly available information, BVA compared selected financial data of iSatori and FitLife with similar data for eight other publicly traded companies engaged in businesses which BVA judged to be analogous to that of iSatori and FitLife’s. The companies selected by BVA were as follows:

•	Glanbia plc (GL9)

•	GNC Holdings (GNC)

•	Herbalife Ltd (HLF)

•	Medifast Inc. (MED)

•	Nature’s Sunshine Products Inc. (NATR)

•	Nutraceutical International Corp. (NUTR)

•	USANA Health Sciences (USNA)

•	Vitamin Shoppe (VSI)

BVA initially considered Muscle Pharm Corp. (MSLP) for the group but ultimately rejected its inclusion due to historical operating losses and recent unfavorable news.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of BVA’s analysis, may be considered similar to those of iSatori  and FitLife based on business sector participation, financial metrics and form of operations. For each company listed above, BVA calculated and compared various financial multiples and ratios based on publicly available financial data as of May 12, 2015. Among other calculations, BVA calculated the ratio of each company’s market value of invested capital (MVIC) to last twelve months (LTM) and next twelve months (NTM) revenue and NTM EBITDA.

A summary of BVA’s calculation of multiples are shown below:

Summary of Valuation Analysis

Conclusion

Based on and subject to the analysis summarized above, BVA is of the opinion that, as of the date of its opinion, the terms of the proposed merger are fair, from a financial point of view, to the equity holders of the Company.

Interests of Certain iSatori Persons in the Merger

When considering the recommendation of iSatori’s board of directors with respect to the merger, you should be aware that iSatori’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of iSatori’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. iSatori’s board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that iSatori stockholders vote for the adoption of the merger agreement and the approval of the merger at the iSatori special meeting.

Acceleration of Vesting of Equity Awards upon Consummation of the Merger

iSatori’s executive officers have previously been granted stock options, restricted stock units and performance restricted stock units under iSatori’s employee incentive plans (collectively referred to in this proxy statement/prospectus as the “iSatori Plan”). Certain of these awards, by their terms, will vest early upon consummation of the merger or a similar qualifying event.

For an estimate of the amounts that would be payable to each of iSatori’s executive officers in connection with a Qualifying Termination, see “—Compensation Related to the Merger” on page 57.

Change in Control Termination Benefits

Certain of iSatori’s executive officers have employment agreements that contain change in control provisions that formalize their severance benefits if the officer is terminated under the circumstances discussed below before or after a change in control of iSatori (which will occur upon the completion of the merger). Generally, under the change in control provisions, an executive officer will receive the benefits provided under the agreement if:

•	a change in control occurs, and

•	after the change in control the officer’s employment is terminated and the termination is a qualifying termination as defined in the employment agreement and described below.

•
For purposes of the employment agreements, a qualifying termination means a termination of the executive officer’s employment following consummation of the merger, either without cause or by the executive officer for good reason. Good reason generally includes:

•	material diminution in the executive’s responsibilities, duties or authority;

•	material diminution in the executive’s base compensation;

•	assignment of the executive to a principal office located beyond a 50-mile radius of the executive’s then current work place; or

•	material breach by iSatori of any material provision of the employment agreement.

•	The principal benefits under the change in control agreements upon a qualifying termination include:

•	the officer’s salary through the termination date;

•	payment of any reimbursable expenses incurred through the termination date; and

•	severance pay equal to 50% of the sum of the officer’s annual base salary.

Quantification of Change in Control and Termination Payments and Benefits to iSatori Executive Officers

The following table sets forth the amount of payments and benefits that each of iSatori’s executive officers would receive in connection with the merger, assuming the consummation of the merger occurred on December 31, 2015 and the employment of iSatori’s executive officers was terminated other than for cause on such date.

Change in Control and Termination Compensation

Executive Officer	Cash	Equity(1)	Perquisites / Benefits(2)	Total(3)
Stephen Adelé	$243,000(4)	$0	$6,426	$249,426
Seth Yakatan	$0	$296,000	$0	$296,000
Andrea Clem	$62,500(5)	$0	$0	$62,500
Ricky Anderson	$50,000(5)	$0	$0	$50,000

(1)
This amount equals the value of the acceleration of equity-based awards upon a qualifying termination under the iSatori Plan (assuming a price per share of $0.75, the per-share closing price of iSatori on May 18, 2015, the last full trading day before the publication of press reports regarding a potential merger of iSatori and FitLife). Set forth below are the values of each type of incentive award that would automatically vest if each executive were to experience a qualifying termination on December 31, 2015. No amounts are included for stock option awards with a per-share exercise price equal to or exceeding $0.75.

(2)	This amount equals the value of the health and welfare continuation benefits provided to Mr. Adelé under the terms of his employment agreement with FitLife.
(3)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.
(4)	This amount equals the lump sum cash severance payment provided to Mr. Adelé under the terms of his employment agreement with FitLife, which equals 100% Mr. Adelé’s annual base salary.
(5)
This amount equals the lump sum cash severance payment provided to the executive officer under the terms of his or her employment agreement, which equals 50% of the executive officer’s annual base salary.

Executive Officer	Stock Options	Restricted Stock Units (RSUs)	Performance RSUs	Total
Stephen Adelé	$0	$0	$0	$0
Seth Yakatan	$296,000(6)	$0	$0	$296,000
Andrea Clem	$0	$0	$0	$0
Ricky Anderson	$0	$0	$0	$0

(6)
Represents the value of two separate, 200,000 share option grants with $0.01 per share strike prices. The first such grant is subject to accelerated vesting upon consummation of the merger and the second such grant is subject to contingent vesting, only vesting upon consummation of the merger or a similar transaction.

Treatment of iSatori Director Compensation

The non-employee directors of iSatori, other than Russell Cleveland receive, as part of their compensation for serving on the board of directors, shares of iSatori common stock. These shares of common stock are not restricted and, as such, will not be affected by the consummation of the merger.

Compensation Related to the Merger

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for iSatori’s “named executive officers” (as identified in accordance with SEC regulations) based on the proposed merger, assuming that the proposed merger is completed on September 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and each of the named executive officers are terminated without cause on the same day.

Golden Parachute Compensation

Named Executive Officer	Cash	Equity(1)	Perquisites / Benefits(2)	Total(2)
Stephen Adelé	$243,000(4)	$0	$6,426	$249,426
Seth Yakatan	$0	$296,000	$0	$296,000
Andrea Clem	$62,500(5)	$0	$0	$62,500
Ricky Anderson	$50,000(5)	$0	$0	$50,000

(1)
This amount equals the value of the acceleration of equity-based awards upon a qualifying termination under the iSatori Plan (assuming a price per share of $0.75, the per-share closing price of iSatori on May 18, 2015, the last full trading day before the publication of press reports regarding a potential merger of iSatori and FitLife). Set forth below are the values of each type of incentive award that would automatically vest if each executive were to experience a qualifying termination on December 31, 2015. No amounts are included for stock option awards with a per-share exercise price equal to or exceeding $0.75.

(2)	This amount equals the value of the health and welfare continuation benefits provided to Mr. Adelé under the terms of his employment agreement with FitLife.
(3)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.
(4)	This amount equals the lump sum cash severance payment provided to Mr. Adelé under the terms of his employment agreement with FitLife, which equals 100% Mr. Adelé’s annual base salary.
(5)
This amount equals the lump sum cash severance payment provided to the executive officer under the terms of his or her employment agreement, which equals 50% of the executive officer’s annual base salary.

Narrative to Golden Parachute Compensation Table

The tabular disclosure set forth above (i) assumes that each of the listed named executive officers is terminated without cause in connection with the proposed merger under circumstances that entitle such individual to severance payments and benefits under his or her employment agreement (as the case may be) as of September 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and (ii), in the case of Mr. Yakatan, becomes entitled to accelerated vesting and/or payment in respect of all unvested equity-based awards held by such executive officer on such date, based on a price of $0.70 per share with respect to iSatori common stock (the average per-share closing price of iSatori over the first five business days following May 20, 2015, determined pursuant to Item 402(t) of Regulation S-K) and with performance based awards being paid out at the target level of performance.

Governance of FitLife Following Consummation of the Merger; Employment Agreement

The merger agreement contains certain provisions relating to the governance of FitLife following consummation of the merger. See “The Merger Agreement – Other Covenants and Agreements” beginning on page 79.  Completion of the merger is subject to the conditions described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70.

The board of directors of FitLife and its committees, following consummation of the merger, will have near equal representation from both parties as of the closing. Mr. Adelé, Mr. Yakatan and Mr. Ordal will be added to the board of directors of FitLife while Fadi Aramouni will resign from the board of directors of FitLife following consummation of the merger. Mr. Adelé will enter into an employment agreement with FitLife in connection with the merger.  See “Board of Directors and Management of FitLife Following Completion of the Transactions” on pages 84 and 87.

Indemnification; Directors’ and Officers’ Insurance

Following the consummation of the merger, FitLife is required to split the cost to purchase a “tail” directors’ and officers’ liability insurance policy with six-year coverage for iSatori’s present and former directors and officers. For a more complete description, see “The Merger Agreement -- Other Covenants and Agreements” beginning on page 79.

Board of Directors

The board of directors of FitLife and its committees, following consummation of the merger, will have near equal representation from both parties as of the closing. Mr. Adelé, Mr. Yakatan and Mr. Ordal will be added to the board of directors of FitLife while Mr. Aramouni will resign from the board of directors of FitLife following consummation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of iSatori common and/or preferred stock. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. Holders (as defined below) of iSatori common and/or preferred stock that hold their shares of iSatori common and/or preferred stock and will hold their shares of FitLife common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of iSatori common and/or preferred stock subject to the alternative minimum tax provisions of the Code;

•
a holder of iSatori common and/or preferred stock that received iSatori common and/or preferred stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of iSatori common and/or preferred stock that has a functional currency other than the U.S. dollar;

•	a holder of iSatori common and/or preferred stock that holds iSatori common and/or preferred stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. Holder (as defined below); or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of iSatori common and/or preferred stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds iSatori common and/or preferred stock, the U.S. federal income tax consequences of the transactions of a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds iSatori common and/or preferred stock, and any partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the transactions in their specific circumstances.

The tax consequences of the transactions will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of the transactions in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Transactions

The parties intend for merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. iSatori and FitLife have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Assuming that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of iSatori common and/or preferred stock for FitLife common stock and cash in lieu of fractional shares, the material U.S. federal income tax consequences of the transactions will be as follows.

You will not recognize gain or loss upon exchanging your iSatori common and/or preferred stock for FitLife common stock, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of FitLife common stock. The aggregate tax basis in the shares of FitLife common stock that you receive pursuant to the merger (including any fractional share deemed received and sold as described below) will equal your aggregate adjusted tax basis in the shares of iSatori common and/or preferred stock you surrender. Such aggregate adjusted tax basis will be allocated between the FitLife common stock you receive and any fractional share based on their relative fair market values. Your holding period for the shares of FitLife common stock that you receive pursuant to the merger (including any fractional share deemed received and sold as described below) will include your holding period for the shares of iSatori common and/or preferred stock you surrender.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of FitLife common stock, you will be treated as having received the fractional share of FitLife common stock pursuant to the transactions and then as having sold that fractional share of FitLife common stock for cash. As a result, you will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of FitLife common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date, the holding period for such fractional share (as described above) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you acquired different blocks of iSatori common and/or preferred stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined in your specific circumstances.

Backup Withholding

If you are a non-corporate holder of iSatori common and/or preferred stock you may be subject, under certain circumstances, to backup withholding at a rate of 28% on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof acceptable to FitLife and the exchange agent that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Holders of iSatori common and/or preferred stock are urged to consult their tax advisors with respect to the tax consequences of the transactions in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Accounting Treatment of the Transactions

FitLife prepares its financial statements in accordance with U.S. GAAP. The merger will be accounted for by applying the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations,  or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill or a bargain purchase, if any. The accounting guidance provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the fact that current FitLife Board members will represent a majority of the directors of the FitLife Board immediately following completion of the merger, FitLife stockholders will own approximately 68% of the stock of the combined company with iSatori stockholders receiving a premium (as of the date preceding the merger announcement) over the fair market value of their shares on such date, as well as other terms of the merger, FitLife is considered to be the acquirer of iSatori for accounting purposes.

Accordingly, FitLife will allocate the purchase price to the fair value of iSatori's assets and liabilities at the acquisition date. If the fair value of the assets acquired and liabilities assumed is less than the purchase price, goodwill will be recognized for the difference. If the fair value of the assets acquired and liabilities assumed exceeds the purchase price, a bargain purchase will occur with a gain recognized for the difference. Currently, the preliminary purchase price allocation indicates that the preliminary fair value of the assets to be acquired and liabilities to be assumed is less than  the preliminary purchase price and goodwill will be recognized for the difference.

All unaudited pro forma condensed combined consolidated financial statements contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated fair value of iSatori's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net estimated fair value of the assets and liabilities of iSatori as compared to the unaudited pro forma information included in this proxy statement/prospectus will have the effect of decreasing the estimated non-cash gain recognized related to the merger.

Regulatory Approvals

Neither FitLife nor iSatori is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities to consummate the merger. FitLife must comply with applicable federal and state securities laws and OTCBB rules and regulations in connection with the issuance of shares of FitLife common stock in the merger, including the filing with the SEC of the registration statement of which this proxy statement/information statement/ prospectus is a part.

Exchange of Shares

Prior to the effective time of the merger, FitLife will appoint an exchange agent to handle the exchange of shares of iSatori common stock for FitLife common stock. At the effective time of the merger, each share of iSatori common stock (excluding any shares of iSatori common stock held in treasury, which will be cancelled for no consideration) will be converted into the right to receive .3000 shares of FitLife without the need for any action by the holders of iSatori common stock, together with cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as described below.

iSatori stockholders will not receive any fractional shares of FitLife common stock in the merger. Instead, a stockholder of iSatori who otherwise would have received a fractional share of FitLife common stock will be entitled to receive, from the exchange agent appointed by FitLife pursuant to the merger agreement, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest in the proceeds from the sale by the exchange agent of the number of excess shares of FitLife common stock represented by the aggregate amount of fractional shares of FitLife common stock.

If a dividend or other distribution is declared with respect to shares of FitLife common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of all shares of FitLife common stock issuable pursuant to the merger agreement.

After the effective time of the merger, shares of iSatori common stock will no longer be outstanding, will be cancelled and will cease to exist and each certificate, if any, that previously represented shares of iSatori common stock will represent only the right to receive FitLife common stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as described above. With respect to such shares of FitLife common stock deliverable upon the surrender of iSatori stock certificates, until holders of such iSatori stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to shares of FitLife common stock with a record date after the effective time of the merger.

As soon as practicable after the effective time of the merger, FitLife will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing iSatori common stock shall pass, upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering iSatori stock certificates, if any, in exchange for shares of FitLife common stock.

Treatment of iSatori Stock Options and iSatori Stock-Based Awards

In connection with the merger, each outstanding iSatori stock option will be converted into an option to purchase, on the same terms and conditions as the iSatori stock option, a number of shares of FitLife common stock that is equal to the number of shares of iSatori common stock subject to the iSatori stock option multiplied by the exchange ratio, at an exercise price per share of FitLife common stock equal to the exercise price per share of iSatori common stock subject to the iSatori stock option divided by the exchange ratio. Each other iSatori stock-based award will be converted as a result of the merger into an award, on the same terms and conditions as the iSatori stock-based award, with respect to a number of shares of FitLife common stock that is equal to the number of shares of iSatori common stock underlying such iSatori stock-based award multiplied by the exchange ratio. Prior to the effective time of the merger, iSatori, FitLife and their respective boards of directors and compensation committees, as applicable, will take all actions necessary to effectuate the conversion of iSatori stock options and other stock-based awards as described in this paragraph.

Treatment of iSatori Series A and Series D Preferred Stock

In connection with the merger, each outstanding shares of iSatori Series A and Series D preferred will be converted, at the effective time of the merger, into the right to receive shares of FitLife common stock in accordance with the exchange ratio, together with cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, pursuant to the merger agreement.

Dividend Policy

FitLife has never declared or paid any cash dividends on its common stock. FitLife currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, FitLife does not anticipate paying any cash dividends in the foreseeable future.

Delisting of iSatori Common Stock

As a result of the merger, shares of iSatori common stock currently listed on the OTCBB will cease to be listed on the OTCBB.

Following the completion of the merger, FitLife will use its reasonable best efforts to cause its common stock to be approved for listing on either the NYSE MKT or Nasdaq Capital Markets.  However, there can be no assurance that FitLife will be able to meet the initial listing standards of the NYSE MKT or the Nasdaq Capital Markets or any other exchange or, if its stock is listed, that FitLife will be able to maintain such listing.

Appraisal Rights

Summary of Appraisal Rights Procedures

The following discussion of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex C and is incorporated into this summary by reference.

iSatori is organized under Delaware law. Under Delaware law, any holder of iSatori common stock who does not wish to accept the consideration contemplated by the merger agreement for the holder’s shares of iSatori common stock has the right to dissent from the merger and seek an appraisal of, and to be paid in cash, the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, shares of iSatori common stock, as determined by the Delaware Chancery Court, together with a fair rate of interest, if any. Your entitlement to appraisal rights is subject in all cases to your compliance with the provisions of Section 262 of the Delaware General Corporation Law. Under Section 262, not less than 20 days before iSatori’s special meeting, iSatori must notify each of the holders of record of its capital stock as of the record date for the iSatori special meeting that appraisal rights are available and include in the notice a copy of Section 262. iSatori intends that this document constitutes that notice.

Ensuring that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Your failure to comply with these procedural rules may result in your becoming ineligible to pursue appraisal rights. If that happens, your shares of iSatori common stock will be converted into the right to receive shares of FitLife stock, the merger consideration payable pursuant to the merger agreement. The following information is intended as only a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal rights. Please review Section 262 of the Delaware General Corporation Law for a complete description of the necessary procedures to be followed.

If you are an iSatori stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law, including the following:

•
You must make a written demand for appraisal: You must deliver a written demand for appraisal to iSatori before the vote on the merger agreement is taken at the iSatori special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

•
You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You will also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do any of these things, your appraisal rights will terminate even if you previously filed a written demand for appraisal and your shares of iSatori common stock will be converted into the right to receive shares of FitLife stock, the merger consideration payable pursuant to the merger agreement.

•
You must continuously hold your iSatori shares: You must continuously hold your shares of iSatori common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of iSatori common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

Description of Appraisal Rights Procedures

A written demand for appraisal of iSatori common stock is only effective if it is signed by, or for, the stockholder of record who owns those shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her share certificate. If you are the beneficial owner of iSatori common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own iSatori common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own iSatori common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds iSatori common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In that case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of iSatori common stock that are in your name.

If you are an iSatori stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

iSatori, Inc.
15000 West 6th Avenue, Suite 202
Golden, Colorado 80401
Attention: Corporate Secretary

It is important that iSatori receive all written demands before the vote concerning the merger agreement is taken at the iSatori special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of the stockholder’s shares.

If the merger is consummated, each holder of iSatori common stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid, for the stockholder’s iSatori common stock, the fair value in cash of those shares. The Delaware Court of Chancery will appraise the shares, determining their fair value, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining the fair value, the Chancery Court may take into account all relevant factors and upon its determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of iSatori common stock who have perfected their appraisal rights. The shares of iSatori common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Written Notice: Within ten days after the effective date of the merger, FitLife, as the surviving corporation in the merger, must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

Petition with the Delaware Chancery Court: Within 120 days after the merger, either FitLife or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Chancery Court. This petition should request that the Chancery Court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. FitLife has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

Request for Appraisal Rights Statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from FitLife. This statement will set forth the number of shares that did not vote in favor of the merger, and that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement you must send a written request to FitLife within 120 days after the merger. FitLife has ten days after receiving a request to mail you the statement.

Chancery Court Procedures: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to FitLife, FitLife will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with FitLife as to the value of their shares. The Registry in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of that petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

Appraisal of Shares: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct FitLife, as the surviving corporation of the merger, to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct FitLife to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to FitLife.

iSatori stockholders should be aware that the fair value of their shares as determined under Section 262 of the Delaware General Corporation Law could be greater than, the same as, or less than the value of merger consideration. The BVA opinion delivered to iSatori’s board of directors does not, in any manner, address fair value under Section 262 of the Delaware General Corporation Law.

Costs and Expenses of Appraisal Proceeding: The Chancery Court may determine the costs of the appraisal proceeding and allocate them among the parties as the Chancery Court deems equitable under the circumstances. Upon application by a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of that determination or assessment, each stockholder bears his, her or its own expenses.

Loss of Stockholder’s Rights: If you demand appraisal rights, after the effective date of the merger, you will not be entitled:

•	to vote the shares of stock for which you have demanded appraisal rights for any purpose;

•
to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to FitLife a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of FitLife; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

If you fail to comply strictly with the procedures described above you will lose your appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. Consequently, if you are a holder of iSatori common stock and wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Voting Agreement

The following summary describes specified aspects of the voting agreement entered into in connection with the merger. This discussion does not purport to be complete and is qualified in its entirety by reference to the voting agreement, which is attached as Exhibit 4.1 to iSatori’s Schedule 13D/A filed on May 29, 2015 and incorporated herein by reference. We urge you to read the voting agreement carefully and in its entirety.

As an inducement to FitLife and Merger Sub to enter into the merger agreement, certain of iSatori’s significant stockholders entered into a voting agreement with FitLife. As of August 13, 2015, these stockholders directly and indirectly owned an aggregate of approximately 10,263,222 shares of iSatori common stock, including shares of iSatori Series A preferred stock and iSatori Series D preferred stock on an as-converted basis, representing approximately 76.74% of the outstanding shares of iSatori common stock.

Pursuant to the terms of the voting agreement, the significant stockholders agreed to vote in favor of the merger, the adoption of the merger agreement and the approval of any other transactions contemplated by the merger agreement. In the event the significant stockholders are unable to or fail to vote their shares as agreed upon in the voting agreement, such stockholders appoint FitLife and its designees, as such stockholders’ proxy and attorney-in-fact to vote such stockholders’ shares of iSatori stock in accordance with the provisions of the voting agreement. The significant stockholders also agreed not to sell, transfer or otherwise dispose of such stockholders’ shares of iSatori stock, subject to certain exceptions provided in the voting agreement.

The voting agreement terminates upon the earlier to occur of (i) the completion of the merger or (ii) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement-Termination of the Merger Agreement” beginning on page 80.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. These representations were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from what may be viewed as material by investors. These representations do not survive completion of the merger. For the foregoing reasons, one should not read them or any description thereof as characterizations of the actual state of facts or condition of iSatori or FitLife, which are disclosed in the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference herein.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, upon completion of the merger, Merger Sub will merge with and into iSatori, with iSatori continuing as the surviving entity and as a direct, wholly owned subsidiary of FitLife.

Effect of the Merger on Capital Stock

Conversion of iSatori Common Stock

At the effective time of the merger, (a) each share of iSatori common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares of iSatori common stock owned directly or indirectly by FitLife, iSatori, Merger Sub or any of their respective subsidiaries, which will be cancelled upon completion of the merger), will be converted into the right to receive 0.3000 shares of FitLife common stock (which is referred to as the exchange ratio, as it may be adjusted as described in the following sentence) (the “merger consideration”) and (b) each share of iSatori preferred stock issued and outstanding immediately prior to the effective time of the merger (other than any shares of iSatori preferred stock owned directly or indirectly by FitLife, iSatori, Merger Sub or any of their respective subsidiaries, which will be cancelled upon completion of the merger), will be converted into the right to receive, for each share of iSatori common stock into which such share of iSatori preferred stock is convertible as of the effective time of the merger, the merger consideration.  The exchange ratio will be adjusted accordingly in the following scenarios:

•
if the total adjustment amount (as defined below) of iSatori is greater than $75,000, then the exchange ratio will be increased by an amount calculated as follows: (i) the total adjustment amount divided by $1.66, (ii) divided by 13,508,504 iSatori’s fully diluted outstanding shares as of the date of the merger agreement;

•
if the total adjustment amount of iSatori is less than negative $75,000, then the exchange ratio will be decreased by an amount calculated as follows: (i) the total adjustment amount divided by $1.66, (ii) divided by 13,508,504; and

•
if, prior to the completion of the merger, there is any reclassification, stock split or combination, exchange or readjustment of shares, or any stock dividend or distribution with respect to the shares (or other convertible or exchangeable securities) of either FitLife common stock or iSatori common stock with a record date prior to the completion of the merger, the exchange ratio will be adjusted to fully reflect such effect.

      For purposes of this section, “total adjustment amount” means:

•	$900,000; minus

•
the aggregate amount of debt and long-term liabilities of iSatori minus the aggregate amount of cash and cash equivalents, in each case, existing on the date of the completion of the merger, and determined in accordance with U.S. generally accepted accounting principles; plus

•	current assets (excluding cash and cash equivalents) minus current liabilities (excluding lines of credit and notes payable) of iSatori minus $2,370,000.

In order to calculate the adjustment to the exchange ratio, if any, at least 5 days prior to the completion of the merger, iSatori will provide to FitLife, subject to FitLife’s approval, a good-faith estimate of (i) the aggregate amount of debt and long-term liabilities of iSatori minus the aggregate amount of cash and cash equivalents, in each case, existing on the date of the completion of the merger, and determined in accordance with U.S. generally accepted accounting principles; (ii) the amount of current assets minus current liabilities; (iii) the total adjustment amount; and (iv) supporting schedules and information that are the basis of such good-faith estimates.

FitLife will not issue fractional shares of FitLife common stock in the merger. Instead, each holder of shares of iSatori common stock who would otherwise be entitled to receive fractional shares of FitLife common stock in the merger (after aggregating all fractional shares of FitLife common stock issuable to such holder) will be entitled to an amount of cash, without interest, in lieu of such fractional shares representing such holder's proportionate interest, if any, in an amount determined by multiplying (a) the fraction of a share of FitLife common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement, by (b) the closing price of FitLife common stock on the trading day immediately preceding the date of the completion of the merger.

Conversion of Merger Sub Common Stock

At the effective time of the merger, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of iSatori, as the surviving company in the merger.

Procedures for Surrendering iSatori Stock

Within five business days of the completion of the merger, if you are an iSatori stockholder, FitLife's exchange agent will transmit to you (or mail to you if you hold stock certificates for iSatori common stock or preferred stock) a letter of transmittal and instructions for use in surrendering your iSatori common stock or preferred stock (including any stock certificates if you hold shares in certificated form) for a number of whole shares of FitLife common stock that you are entitled to receive pursuant to the terms of the merger agreement, a cash payment in lieu of any fractional shares of FitLife common stock that would have been otherwise issuable to you as a result of the merger, and any dividends or other distributions with a record date following the effectiveness of the merger payable with respect to FitLife common stock. When you deliver your iSatori stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your iSatori stock certificates will be cancelled.

Holders of iSatori common stock or preferred stock will not receive physical stock certificates for FitLife common stock unless a physical stock certificate is specifically requested. Rather, such holders will receive statements indicating book-entry ownership of FitLife common stock (and a cash payment instead of any fractional shares of FitLife common stock that would have been otherwise issuable to them as a result of the merger).

PLEASE DO NOT SUBMIT YOUR ISATORI STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If you own iSatori common stock or preferred stock in book-entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent. However, you or your broker, bank or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your iSatori shares.

If you hold iSatori stock certificates, you will not be entitled to receive any dividends or other distributions on FitLife common stock until the merger is completed and you have surrendered your iSatori stock certificates in exchange for FitLife common stock. If FitLife effects any dividend or other distribution on the FitLife common stock with a record date occurring after the time the merger is completed and a payment date before the date you surrender your iSatori stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of FitLife common stock issued to you after you surrender your iSatori stock certificates and the shares of FitLife common stock are issued in exchange. If FitLife effects any dividend or other distribution on the FitLife common stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your iSatori stock certificates, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of FitLife common stock issued to you. The exchange agent may deduct and withhold amounts required under federal, state or local tax law.

Treatment of iSatori Preferred Stock, Stock Options, Warrants and Restricted Stock Units

iSatori Preferred Stock

In connection with the merger, each outstanding shares of iSatori Series A and Series D preferred will be converted, at the effective time of the merger, into the right to receive shares of FitLife common stock in accordance with the exchange ratio, together with cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, pursuant to the merger agreement.

iSatori Stock Options and Warrants

Upon completion of the merger, each iSatori stock option and warrant, whether vested or unvested, that was outstanding immediately prior to the completion of the merger will be converted into an option or warrant, as applicable, to purchase FitLife common stock (with the number of shares and per share exercise price appropriately adjusted based on the exchange ratio) on the terms and conditions otherwise applicable to those options or warrants, as applicable.

iSatori Restricted Stock Units

Upon completion of the merger, each restricted stock unit that was outstanding immediately prior to the completion of the merger will be converted into a restricted stock unit to receive FitLife common stock (with the number of shares appropriately adjusted based on the exchange ratio) on the terms and conditions otherwise applicable to those restricted stock units.

Completion of the Merger

Unless FitLife and iSatori agree to another date, the parties are required to complete the merger on the third business day after satisfaction or waiver of all the conditions described under "—Conditions to Completion of the Merger" below. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

The obligations of each of FitLife and iSatori to complete the merger are subject to the satisfaction of the following conditions:

•	approval by iSatori stockholders of the merger proposal;

•	effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

•	absence of any law or injunction prohibiting the consummation of the merger;

•	absence of any pending or threatened action seeking to prohibit the consummation of the merger; and

•	authorization, consent and approval from all governmental entities required to be obtained prior to consummation of the merger.

Additional Conditions to iSatori’s Obligations

The obligations of iSatori to complete the merger are subject to the satisfaction of the following conditions:

•
the truth and correctness of the representations and warranties of FitLife with respect to certain fundamental matters (due organization, capital structure and no material adverse effect, as of the date of the merger agreement and as of the date of completion of the merger as though made as of the date of completion of the merger (except with respect to the foregoing to the extent that any representation and warranty is made as of a specific date or time in which case they must be true and correct only as of such date or time), except for de minimis inaccuracies; and (ii) the truth and correctness of all other representations and warranties of FitLife as of the date of the merger agreement and as of the date of completion of the merger as though made as of the date of completion of the merger (disregarding any qualifications with respect to materiality or "material adverse effect" in these representations and warranties) (except with respect to the foregoing to the extent that any representation and warranty is made as of a specific date or time in which case they must be true and correct only as of such date or time), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on FitLife;

•	the prior performance by FitLife, in all material respects, of all of its obligations under the merger agreement;

•	with respect to FitLife, the non-occurrence of a material adverse effect since the date of the merger agreement;

•	receipt of the employment agreement between FitLife and Stephen Adelé, executed by FitLife; and

•	receipt of a certificate executed by an executive officer or another senior officer of FitLife as to the satisfaction of the conditions described in the first three bullets of this subsection.

Additional Considerations to FitLife’s Obligations

In addition, the obligations of FitLife to complete the merger are subject to the satisfaction of the following conditions:

•
the truth and correctness of the representations and warranties of iSatori with respect to certain fundamental matters (due organization, capital structure, no material adverse effect, required stockholder approval and receipt of opinion(s) of financial advisor(s)), as of the date of the merger agreement and as of the date of completion of the merger as though made as of the date of completion of the merger (except with respect to the foregoing to the extent that any representation and warranty is made as of a specific date or time in which case they must be true and correct only as of such date or time), except for de minimis  inaccuracies; and (ii) the truth and correctness of all other representations and warranties of iSatori as of the date of the merger agreement and as of the date of completion of the merger as though made as of the date of completion of the merger (disregarding any qualifications with respect to materiality or "material adverse effect" in these representations and warranties) (except with respect to the foregoing to the extent that any representation and warranty is made as of a specific date or time in which case they must be true and correct only as of such date or time), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on iSatori;

•	the prior performance by iSatori, in all material respects, of all of its obligations under the merger agreement;

•	with respect to iSatori, the non-occurrence of a material adverse effect since the date of the merger agreement;

•	no more than 5% of iSatori issued and outstanding shares common stock and preferred stock, in the aggregate, have delivered a demand for appraisal of such shares;

•	receipt of the employment agreement between FitLife and Stephen Adelé, executed by Stephen Adelé;

•
receipt from U.S. Bank of (i) a written consent to the merger, if required and (ii) a written commitment to provide FitLife and iSatori, as the surviving company in the merger, additional financing on terms reasonably satisfactory to FitLife, in an amount to pay off all existing obligations of iSatori with respect to iSatori’s existing financing arrangements with Colorado Business Bank, and to finance the working capital and operating requirements of iSatori, as the surviving company in the merger, following the completion of the merger; and

•	receipt of a certificate executed by an executive officer or another senior officer of iSatori as to the satisfaction of the conditions described in the first three bullets of this subsection.

Representations and Warranties

Each of FitLife and iSatori has made representations and warranties with respect to itself and its subsidiaries regarding, among other things:

•	due organization, good standing, requisite corporate power, organizational documents and qualifications necessary to conduct business;

•	capital structure, equity awards and ownership of subsidiaries;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by each party's board of directors;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with or defaults under organizational documents, contracts, permits and applicable laws as a result of the transactions contemplated by the merger agreement;

•	SEC filings since January 1, 2012, including financial statements contained in the filings;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed material liabilities;

•	compliance with applicable law and possession and compliance with requisite permits;

•	environmental matters;

•	benefit plans;

•
conduct of the business in the ordinary course of business and absence of any event, change, effect, development, condition or occurrence since December 31, 2013 that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such party;

•	pending or threatened investigations or litigation;

•	material truth and accuracy of certain information supplied for inclusion in this proxy statement/prospectus;

•	tax matters;

•	labor and other employment matters;

•	intellectual property matters;

•	real and personal property matters;

•	matters with respect to material contracts;

•	the absence of undisclosed brokers' fees and expenses;

•	maintenance of insurance policies;

•	no undisclosed related party transactions;

•	absence of any material reduction in suppliers and customers; and

•	lack of ownership of the other party's stock.

For iSatori, the merger agreement contains additional representations and warranties regarding (i) the stockholder vote required to adopt the merger agreement and approve the transactions contemplated by the merger agreement; (ii) the receipt of opinion(s) of financial advisor(s); (iii) the iSatori Board taking all necessary actions to render the transfer restrictions in iSatori’s certificate of incorporation inapplicable to the merger agreement and the transactions contemplated by the merger agreement; and (iv) the inapplicability of state takeover laws to the merger.

For FitLife, the merger agreement also contains additional representation and warranties regarding the authority of Merger Sub to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, and no prior business activities by Merger Sub.

The representations and warranties noted above are subject to qualifications and limitations agreed to by FitLife and iSatori in connection with negotiating the terms of the merger agreement. Many of the representations and warranties in the merger agreement are qualified by a "material adverse effect" standard—that is, they will not be deemed to be untrue or incorrect unless the failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

For purposes of the merger agreement, a "material adverse effect" means any material adverse event, change, effect, development, condition, state of facts or occurrence that individually or in the aggregate (x) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of FitLife or iSatori, as the case may be, and its respective subsidiaries, taken as a whole, or (y) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the merger or the other transactions contemplated by the merger agreement. Except as otherwise noted below, in no event may any of the following be taken into account, individually or in the aggregate, when determining whether there has been or would reasonably be expected to be a "material adverse effect" as contemplated by the preceding clause (x):

•
any event or change in or generally affecting (i) the economy or the financial or securities markets in the United States or (ii) the industry or industries in which FitLife or iSatori, as the case may be, operate generally;

•	any event or change resulting from or arising out of any changes in GAAP applicable to FitLife or iSatori, as the case may be, or interpretations thereof;

•	any event or change resulting from or arising out of any natural disasters or other force majeure event;

•
any event or change resulting from or arising out of public announcement of the merger agreement or the transactions contemplated by the merger agreement, or compliance with the explicit terms of the merger agreement; or

•
any event or change resulting from or arising out of (i) any change in the share price or trading volume of FitLife common stock or iSatori common stock, as the case may be, or the credit rating of each party or its debt Securities, as the case may be, or (ii) the failure of by FitLife or iSatori, as the case may be, to meet its projections or forecasts, except that the underlying event, change, effect, development, condition, state of facts or occurrence (not otherwise falling into any of the exceptions of the preceding four bullets) may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a material adverse effect).

Conduct of Business Prior to Closing

Each of FitLife and iSatori has undertaken customary covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and completion of the merger. In general, each of FitLife and iSatori has agreed to (x) conduct its and its subsidiaries' business in the ordinary course and (y) use reasonable best efforts to preserve intact its and its subsidiaries' present material lines of business, maintain its rights and franchises and preserve its relationships with material customers, suppliers and other significant business relations.

In addition, between the date of the merger agreement and completion of the merger, each of FitLife and iSatori agreed, with respect to itself and its subsidiaries, not to, among other things, undertake any of the following (subject in each case to exceptions specified in the merger agreement or set forth in the confidential disclosure schedules to the merger agreement):

•	amend its certificate of incorporation, bylaws or similar organizational documents, or materially amend any organizational documents of any subsidiary;

•
declare, set aside or pay any dividend or other distribution (whether in cash, shares or property) with respect to any shares of capital stock, except for pro rata dividends or other distributions by any subsidiary;

•
split, combine, subdivide or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•
issue, sell, pledge, dispose of or encumber (or authorize any of the foregoing) any shares of capital stock or other ownership interest in itself or any of its subsidiaries (or any securities convertible into or exchangeable for such shares or ownership interests), or any rights, warrants or options, except for the issuance of securities issuable upon the exercise of options, warrants or other outstanding rights under any benefit plan;

•
purchase, redeem or otherwise acquire any shares of capital stock of FitLife or iSatori or any of their respective subsidiaries, except for (i) purchase or sale of shares in connection with exercise of equity awards or (ii) transactions consummated pursuant to any existing share buy-back or repurchase programs of FitLife existing on the date of the merger agreement;

•
adopt a plan of, or enter into a letter of intent or agreement in principle with respect to a, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees, other than (i) at stated maturity, (ii) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights);

•	incur, assume, guarantee or otherwise become liable for any indebtedness, other than borrowings pursuant to material contracts disclosed in the merger agreement;

•	change or revoke any material tax election or accounting period or method, file any material amended tax return or settle any material tax claim;

•	enter into any new line of business outside its existing business;

•	acquire any other person or business or make any loans, advances or capital contributions to, or investments in, any other person;

•	commit to or make any capital expenditures in excess of $150,000, other than (i) as disclosed in the merger agreement or (ii) capital expenditures made in response to any emergency;

•
except as required by existing benefit plans (i) increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to its directors, officers or employees, except in the ordinary course of business consistent with market and past practice for any employee who is not an executive officer, (ii) adopt, amend or modify (including the acceleration of vesting) or terminate any bonus, profit sharing, incentive, severance or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or (iii) enter into or amend any collective bargaining agreements or similar contracts;

•	enter into or make any loans or advances to, or change existing borrowing or lending arrangements for or on behalf of, any officers, directors, employees, agents or consultants;

•	make any material change in financial accounting policies or procedures, other than as required by a change in GAAP, SEC rule or policy or applicable law;

•
sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) or otherwise dispose of any material portion of material properties or non-cash assets, (ii) create or incur any lien on any material assets or properties, or (iii) only with respect to FitLife, sell, lease, license or otherwise dispose of any material intellectual property other than in the ordinary course of business consistent with past practice;

•	enter into any agreement that would result in the any restriction with respect to the payment of distributions or dividends;

•
modify, amend, or terminate, or waive or assign any rights under, any specified contracts or real property leases in any material respect other than in a manner that is not material and adverse to such party and its subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the merger and the other transactions contemplated under the merger agreement;

•
waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve only monetary payment not exceeding (A) the amounts previously reserved for such matters on such party's balance sheet as of December 31, 2014 or (B) $150,000 in the aggregate;

•	implant any plant closing or layoff of employees that would reasonably be expected to materially and adversely impact its business and/or operations taken as a whole; or

•	agree or commit to take any of the foregoing actions.

Non-Solicitation of Alternative Acquisition Proposals

Each of FitLife and iSatori has agreed that until the earlier of the consummation of the merger or the termination of the merger agreement, it and its subsidiaries will not, will cause its or its subsidiaries' respective officers, directors or employees not to, and will use reasonable best efforts to cause its and its subsidiaries representatives not to, directly or indirectly:

•
solicit, initiate, seek or knowingly encourage or facilitate any inquiry, discussion request, offer or proposal that constitutes or would reasonably be expected to lead to an alternative acquisition proposal (as defined below);

•
furnish any non-public information, or afford access to properties, books and records in connection with or in response to, or that would be reasonably likely to lead to, an alternative acquisition proposal;

•	engage or participate in any discussions or negotiations with any third party regarding, or that would be reasonably likely to lead to, an alternative acquisition proposal;

•	adopt or approve, an alternative acquisition proposal; or

•
enter into any letter of intent, memorandum of understanding, merger agreement or any other agreement (other than a confidentiality agreement) providing for or related to, an alternative acquisition proposal.

Each of FitLife and iSatori will, and will cause its subsidiaries, and its and their respective officers, directors and employees, and will use reasonable best efforts to cause its and their respective representatives, to (i) immediately cease and terminate any and all existing solicitations, discussions or negotiations with any third parties (or its representatives) conducted as of the date of the merger agreement in connection with or in response to, or that would reasonably likely to lead to, any alternative acquisition proposal and (ii) request that each such third party and its representatives promptly return or destroy all confidential information furnished by FitLife or iSatori, as the case may be.

An "alternative acquisition proposal" with respect to FitLife or iSatori, as the case may be (which is referred to as the subject company), means any written bona fide offer, inquiry, proposal or indication of interest made by a third party with respect to (i) any sale, merger, consolidation, recapitalization, reorganization, dividend distribution, joint venture, share exchange or business combination or similar transaction involving the direct or indirect issuance or acquisition of 20% or more of the outstanding shares of common stock of the subject company, (ii) any, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party becoming the beneficial owner of 20% or more of the outstanding shares of the subject company), (iii) the acquisition or purchase by any third party, or any other disposition by the subject company of assets (including equity securities of any subsidiary of the subject company) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), net revenues or net income of the subject company and its subsidiaries, taken as a whole, or (iv) any combination of the above.

Notwithstanding the restrictions described above, (i) if FitLife, or (ii) if iSatori, prior to obtaining its stockholder approval, receives a bona fide, written alternative acquisition proposal from a third party, which did not result from a breach of the non-solicitation provisions of the merger agreement, the subject company may furnish nonpublic information with respect to itself and its subsidiaries to the third party who made the alternative acquisition proposal and its representatives, and may participate in discussions and negotiations regarding the alternative acquisition proposal, if (and only if) (i) its board of directors, after consultation with a financial advisor and outside legal counsel, determines in good faith the alternative acquisition proposal constitutes or is reasonably likely to result in a superior offer (as defined below) (ii) the failure to take such actions with respect to the alternative acquisition proposal would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable law, (iii) the subject company notified the other party in writing that the board of the subject company has made the determination described above and (iv) prior to providing any non-public information, it enters into a confidentiality agreement with the third party that made the alternative acquisition proposal that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the subject company than the terms of the confidentiality agreement between FitLife and iSatori.

The merger agreement requires the subject company to provide prompt oral and written notice to the other party (and in no event later than 24 hours) after (i) receipt of any alternative acquisition proposal, (ii) any inquiry or request for information or request for access to the properties, books and records of the subject company in connection with an alternative acquisition proposal or (iii) any discussions or negotiations in connection with an alternative acquisition proposal. The required notice must include a copy of the alternative acquisition proposal and any draft agreements, if in writing, and, if oral, a reasonably detailed summary of the alternative acquisition proposal related communications. Furthermore, the subject company must (i) keep the other party reasonably informed on a prompt basis of any change to the financial terms or other material term or condition of such alternative acquisition proposal (and in no event later than 24 hours following any such change) and (ii) promptly provide the other party with non-public information concerning itself and its subsidiaries that was provided to a third party in connection with an alternative acquisition proposal that was not previously provided to the other party.
Notwithstanding the restrictions described above, the merger agreement does not prohibit FitLife or iSatori from (i) taking and disclosing to its respective stockholders, if applicable, a position required by Rule 14e-2 under the Exchange Act or (ii) complying with Rule 14d-9 under the Exchange Act.

With respect to each of FitLife and iSatori, any breach of the non-solicitation covenants by (x) any officer, director or employee of such party or its subsidiaries or (y) a senior-level employee or officer of such party's financial advisor or a partner of any law firm retained by such party, will be deemed to be a breach of the non-solicitation covenants by such party.

Change of Board Recommendations or Termination of Merger Agreement for Superior Offer

Under the merger agreement, the FitLife Board has approved the merger and issuance of FitLife stock upon completion of the merger, which is referred to as the FitLife board recommendation, and the iSatori Board has agreed to recommend that iSatori stockholders vote in favor of the merger proposal, which is referred to as the iSatori board recommendation. Subject to the provisions described below, the merger agreement provides that neither the FitLife Board nor the iSatori Board will:

•
withhold, withdraw or modify (or publicly propose to do any of the foregoing) the FitLife board recommendation or the iSatori board recommendation, as applicable, in a manner adverse to the other party; or

•	recommend, adopt or approve (or propose publicly to do any of the foregoing) any alternative acquisition proposal.

Each of the foregoing actions is referred to as a change of recommendation.

Notwithstanding these restrictions, the FitLife Board may, and before iSatori obtains its stockholder approval, the iSatori Board may, effect a change of recommendation and/or terminate the merger agreement if and only if:

•
the subject company receives a bona fide alternative acquisition proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and such alternative acquisition proposal has not been withdrawn;

•
the subject company's board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that the alternative acquisition proposal constitutes a superior offer (as defined below);

•
the subject company's board of directors, following consultation with its outside legal counsel, determines that the failure to effect a change of recommendation or terminate the merger agreement would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable law;

•
the subject company provides the other party with written notice that its board of directors intends to effect a change of recommendation or terminate the merger agreement at least four business days prior to taking such action (such four-business-day period is referred to as the matching period); and

•
at the end of the matching period, the subject company's board of directors again determines in good faith, after consultation with its financial advisor and outside legal counsel (taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by the other party) that the alternative acquisition proposal continues to constitute a superior offer and that the failure to effect a recommendation change or terminate the merger agreement would be reasonably likely to be inconsistent with the exercise of the subject company's board of directors' fiduciary duties.

Any change to the financial terms or any other material change to the terms of an alternative acquisition proposal will require the delivery of a new written notice and the subject company will need to comply again with the requirements described above before effecting a change of recommendation or terminate the merger agreement in respect of a superior offer, except that the matching period in connection with any such change will be shortened to three business days.

A "superior offer" means a bona fide written alternative acquisition proposal (with references to 20% being replaced by references to 50%) made by any third party, which did not result from or arise in connection with any breach by the subject company of its non-solicitation obligations under the merger agreement, which the subject company's board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal and such other factors deemed relevant by the subject company's board of directors, is more favorable to the subject company's stockholders than the transactions contemplated by the merger agreement (after taking into account any written revised proposal by the other party to amend the terms of the merger agreement).

Reasonable Best Efforts to Obtain Required Stockholder Approval(s)

iSatori has agreed to use its reasonable best efforts to duly give notice of, convene and hold, on the date as soon as reasonably practicable after the date of the merger agreement, a meeting of its stockholders to consider the merger proposal. Without the prior written consent of the other party, the merger proposal will be the only proposal voted on at the meeting of iSatori stockholders. Such obligation will not be limited or otherwise affected by the occurrence of an alternative acquisition proposal. Subject to certain exceptions, iSatori is prohibited from changing the record date or postponing such meeting of its stockholders without the prior written consent of FitLife. Unless an iSatori change in recommendation occurs, iSatori will use reasonable best efforts to take all actions necessary or advisable to obtain the required stockholder approval(s).

Employee Benefits Matters

The merger agreement provides that, following the completion of the merger, FitLife will treat prior service (as defined below) as employment and service with FitLife, iSatori, as the surviving company in the merger, or applicable subsidiary for benefit plan eligibility, vesting and accrual purposes for such benefit plans, programs, policies or arrangements maintained by FitLife or its subsidiaries for the benefit of its employees for which continuing employees (as defined below) are eligible with FitLife, iSatori, as the surviving company in the merger, or applicable subsidiary recognized under such benefit plan, program, policy or arrangement, to the extent continuing employees do not receive duplicate benefits.

For purposes of this section, “prior service” means (i) the period of employment with iSatori or its subsidiaries to the extent the iSatori benefit plans have granted service credit and (ii) the period of uninterrupted employment with FitLife or its subsidiaries to the extent the iSatori benefit plans would grant service credit.

For purposes of this section, “continuing employees” means employees of iSatori or its subsidiaries existing immediately prior to the completion of the merger who are employed by iSatori, as the surviving company in the merger, or its subsidiaries immediately after the completion of the merger.

Continuing employees will be eligible to receive benefits and enroll in FitLife’s employee benefit plans, in a manner consistent with FitLife’s human resources policies.  Until continuing employees are provided benefits under FitLife’s benefit plans, FitLife will ensure the iSatori benefit plans are maintained in the manner as they were on the date of the merger agreement.  Each continuing employee who continues as an employee of iSatori, as the surviving company in the merger, will be eligible to continue to participate in the iSatori benefit plans in the same manner as he or she participated immediately prior to the completion of the merger, until such continuing employee enrolls in the FitLife benefit plans.  Upon a continuing employee’s enrollment in the FitLife benefit plans, FitLife will, to the extent permitted in its benefit plans:

•
waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements for continuing employees under any benefit plan they are eligible to participate in after the closing of the merger, except for limitations or waiting periods already in effect for continuing employees under the iSatori benefit plans that are not satisfied at the time such continuing employee enrolls in the FitLife benefit plans;

•
provide each continuing employee with credit under the FitLife benefit plans for any eligible co-payments and deductibles or out of pocket requirements made prior to the date of enrollment in the FitLife benefit plans; and

•	recognize and honor any accrued but unused vacation, holidays or sick or personal days.

Treatment of iSatori’s Existing Debt

           FitLife intends to pay off certain of iSatori’s existing debt using financing from U.S. Bank.  Under the merger agreement, one of the conditions to FitLife’s obligation to complete the merger is that it receives a written commitment from U.S. Bank to provide financing in an amount sufficient to satisfy all debts, obligations and liabilities of iSatori pursuant to iSatori’s financing arrangements with Colorado Business Bank.

Other Covenants and Agreements

The merger agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Until completion of the merger, each of FitLife and iSatori will afford the other party and its representatives reasonable access on certain conditions to all of its and its subsidiaries' respective properties, books, contracts, commitments, personnel and records. Each of FitLife and iSatori will keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement between FitLife and iSatori.

State Takeover Laws

In the event that any state takeover law becomes applicable to the merger agreement or any of the transactions contemplated thereby, each of FitLife and iSatori will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement are completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such law on the transactions contemplated by the merger agreement.

Indemnification and Insurance

All rights to indemnification, advancement of expenses and exculpation now existing in favor of the current or former directors, officers or employees of iSatori and its subsidiaries will survive the merger and continue in full force and effect for a period of six years after completion of the merger. FitLife and iSatori, as the surviving company in the merger, will indemnify iSatori’s current and former directors and officers, and any individual who served as a director, officer, member, trustee or fiduciary of another entity at the request of iSatori or any of its subsidiaries, against all costs, expenses and other payments in connection with any actual or threatened lawsuits arising out of or relating to any action or omission by such persons in such capacities occurring before or after completion of the merger. In addition, iSatori will purchase "tail" directors' and officers' liability and fiduciary liability insurance policies which will provide coverage for a period of six years from completion of the merger for its and its subsidiaries’ directors and officers  who are currently covered by iSatori’s existing liability insurance with respect to claims arising from facts or events that occurred before the completion of the merger, on terms and conditions equal or more favorable to such directors and officers than those existing on the date of the merger agreement.  FitLife will pay the costs and expenses relating to such “tail” insurance coverage in an amount equal to the lesser of (i) 50% of such costs and expenses or (ii) $35,000, and iSatori will pay the remaining balance.  Any amount allocated to iSatori that is not paid prior to the completion of the merger will be included as a current liability for purposes of determining the net debt amount (as defined below) of iSatori.

For the purposes of this section, “net debt amount” means the aggregate amount of debt and long-term liabilities of iSatori minus the aggregate amount of cash and cash equivalents, in each case, existing on the date of the completion of the merger, and determined in accordance with U.S. generally accepted accounting principles.

Certain Tax Matters

Each of FitLife and iSatori will not, and will not permit any of its respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Code. Furthermore, each of FitLife and iSatori will (i) keep the other party reasonably apprised of the status of any material tax matters and (ii) not settle or compromise any material tax liability or refund without first using reasonable good faith efforts to consult in good faith with the other party if such settlement or compromise could have an adverse effect that, individually or in the aggregate, is material to the party proposing to settle or compromise the tax liability or refund.

Employment Agreement

Prior to the completion of the merger, iSatori will cause Stephen Adelé to execute and deliver to FitLife the employment agreement.

Section 16 Matters

Each of FitLife and iSatori has agreed to use reasonable best efforts to take, prior to completion of the merger, all steps necessary to exempt, under Rule 16b-3 promulgated under the Exchange Act, any dispositions of iSatori common stock or acquisitions of FitLife common stock by iSatori officers or directors pursuant to the merger.

Public Announcements

Subject to certain exceptions, FitLife and iSatori have agreed to use reasonable best efforts to consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon (and reasonably consider such comments), any press release or any public announcement primarily relating to the merger agreement or the transactions contemplated thereby.

Stock Exchange Listing

FitLife has agreed that promptly following the completion of the merger, it will use reasonable best efforts to cause the FitLife common stock to be authorized for listing on the NYSE MKT or the NASDAQ Capital Markets.

Expenses

Each of FitLife and iSatori has agreed to pay its own fees and expenses incurred in connection with the merger agreement, except that each party has agreed to pay 50% of the costs and expenses incurred in connection the printing, filing and mailing of this proxy statement/prospectus.  All costs and expenses of iSatori incurred in connection with the merger agreement and not paid by the completion of the merger will be included as a current liability for purposes of determining the net debt amount of iSatori.

Control of Operations

FitLife and iSatori agree that, without limiting either FitLife’s or iSatori’s rights or obligations under the merger agreement, nothing in the merger agreement shall give either party the right to control or direct the other party's operations and, prior to completion of the merger, each party will exercise, consistent with the conditions of the merger agreement, complete control and supervision over its operations.

Board of Directors

Pursuant to the terms of the merger agreement, as of the effective time of the merger, the FitLife Board of Directors will take such action as is required to: (a) increase the number of members of the FitLife Board from five members to seven members; (b) cause one of the current members of the FitLife Board to resign; (c) elect Stephen Adelé as a member of the FitLife Board; and (d) elect two other independent directors as members of the FitLife Board.  The two independent directors FitLife intends to elect are Seth Yakatan and Todd Ordal.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger (except as specified below, including after the required iSatori stockholder approval is obtained):

•	by mutual written consent of FitLife and iSatori; or

•	by either FitLife or iSatori:

•
if the merger has not been completed on or prior to September 30, 2015, which date is referred to as the end date; provided, however, that this termination right will not be available to a party whose failure to perform or comply in all material respects with the terms of the merger agreement was the principal cause of the failure of the merger to be completed prior to the end date;

•
if any law or order has been issued, enforced or entered by any governmental entity that has the effect of permanently precluding, restraining, enjoining or otherwise prohibiting completion of the merger and the other transactions contemplated by the merger agreement and such order or law becomes final and non-appealable, except that this termination right will not be available to a party who has breached its obligation to use reasonable best efforts to obtain the required regulatory approvals;

•
if iSatori stockholders do not approve the merger proposal at an iSatori stockholder meeting (or at any adjournment or postponement thereof) at which such proposal is submitted for iSatori stockholder approval (such termination is referred to as an "iSatori No Vote Termination");

•
upon a breach or failure to perform by the other party of any of its representations, warranties, covenants or agreement in the merger agreement resulting in the failure to satisfy a closing condition, and such breach or failure to perform has not been cured within the 30 days after written notice of such breach is received by the other party or is incapable of being cured by the end date; provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement (such termination is referred to as a "Breach Termination");

•
if (i) the other party's board of directors effects a change of recommendation (whether or not permitted by the merger agreement), or (ii) either party or any of its directors or officers has breached (or deemed to have breached) the non-solicitation obligations in any material respect (such termination is referred to as "Change of Recommendation Termination");

•
if, by FitLife at any time, and, by iSatori prior to obtaining the requisite approval of its stockholders, (i) the board of directors of such party has authorized such party to enter into a definitive agreement with respect to a superior offer, (ii) such party has complied in all material respects with its obligations described under "—Non-Solicitation of Alternative Acquisition Proposals" and "—Change of Board Recommendation and Termination of Merger Agreement for Superior Offer" and (iii) such party pays the other party the termination fee as described below under "—Effect of Termination; Termination Fees and Expense Reimbursement" (such termination is referred to as a Superior Offer Termination); or

•
if (i) the board of directors of the other party fails to recommend against an alternative acquisition proposal (including in respect of any alternative acquisition proposal subject to Regulation 14D of the Exchange Act, failing to recommend against such alternative acquisition proposal in a solicitation or recommendation statement on a Schedule 14D-9) within 10 days after the commencement of such alternative acquisition proposal, provided that the party seeking termination must exercise such termination right within 5 business days after the end of such 10 business day period, (ii) the board of directors of the other party fails to publically reaffirm its recommendation of the applicable merger-related proposal(s) within 10 business days following a written request from party seeking termination, provided that the party seeking termination must exercise such termination right within 5 business days after the end of such 10 business day period, (iii) the board of directors or any board committee of the other party grants any third party any waiver, exemption or release under or terminate, amend or otherwise modify any standstill or similar agreement, (iv) the board of directors or any board committee of the other party approves any transaction, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL, or (v) in the case iSatori, renders certain restrictions set forth in iSatori's certificate of incorporation inapplicable to any alternative acquisition proposal, or if the board of directors or any board committee of the other party resolves, proposes, agrees or publically announces an intention to take any of the actions referred to in the foregoing clauses (i) through (v) (such termination is referred to as an Alternative Acquisition proposal Termination).

Effect of Termination; Termination Fees and Expense Reimbursement

If the merger agreement is validly terminated, there shall be no liability on the part of any party except for liability arising out of any willful and material breach of the merger agreement. The provisions of the merger agreement relating to confidentiality, public announcements, expenses, governing law, jurisdiction and specific enforcement, waiver of jury trial, assignment, severability and amendments and waivers, as well as the confidentiality agreement entered into between FitLife and iSatori will continue in effect notwithstanding termination of the merger agreement. Upon termination of the merger agreement, a party may become obligated to pay to the other party a termination fee.

The merger agreement requires each of FitLife and  iSatori to pay to the other company a termination fee of $200,000 if the merger agreement is terminated under certain specified circumstances.

FitLife will be required to pay iSatori a termination fee of $200,000 under the following circumstances:

•	if FitLife effects a Superior Offer Termination, in which case the termination fee must be paid upon termination of the merger agreement;

•
if iSatori effects a Change of Recommendation Termination or an Alternative Acquisition Proposal Termination, in which case the termination fee must be paid within two business days after termination of the merger agreement; or

•
if (i) iSatori effects a Breach Termination due to a breach by FitLife resulting in the failure to satisfy a closing condition, (ii) an alternative acquisition proposal with respect to FitLife is publicly announced or otherwise made known to the board or senior management of FitLife and not withdrawn prior to the termination of the merger agreement, and (iii) within 12 months after the termination, FitLife consummates an alternative acquisition proposal, or recommends to its stockholders or enters into a definitive agreement for an alternative acquisition proposal (provided that such transaction is subsequently consummated, whether within or after such 12-month period), and the termination fee must be paid upon the consummation of the alternative acquisition proposal; however, in the case of a Breach Termination, FitLife will only be obligated to pay the termination fee if the alternative acquisition proposal consummated subsequently is with the person or group who made the alternative acquisition proposal prior to the termination of the merger agreement.

iSatori will be required to pay FitLife a termination fee of $200,000 under the following circumstances:

•	if iSatori effects a Superior Offer Termination, in which case the termination fee must be paid upon termination of the merger agreement;

•
if FitLife effects a Change of Recommendation Termination or an Alternative Acquisition Proposal Termination, in which case the termination fee must be paid within two business days after termination of the merger agreement; or

•
if (i) iSatori effects an iSatori No Vote Termination, or if FitLife effects a Breach Termination due to a breach by iSatori resulting in the failure to satisfy a closing condition, (ii) an alternative acquisition proposal with respect to iSatori is publicly announced or otherwise made known to the board or senior management of iSatori and not withdrawn prior to the iSatori stockholders' meeting or the termination of the merger agreement, and (iii) within 12 months after the termination, iSatori consummates an alternative acquisition proposal, or recommends to its stockholders or enters into a definitive agreement for an alternative acquisition proposal (provided that such transaction is subsequently consummated, whether within or after such 12-month period), and the termination fee must be paid upon the consummation of the alternative acquisition proposal; however, in the case of a Breach Termination, iSatori will only be obligated to pay the termination fee if the alternative acquisition proposal consummated subsequently is with the person or group who made the alternative acquisition proposal prior to the termination of the merger agreement.

Specific Enforcement

In addition to any other remedy that may be available to it, including monetary damages, each of FitLife and iSatori is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived by the parties, if through an express writing signed by all necessary parties.  Any party may specifically and expressly waive in writing any portion or breach of the merger agreement, to the extent such provision is for the benefit of the waiving party.  Waivers and consents granted by a party do not imply such party provides a waiver of, or consents to, the same or similar acts in the future.  In addition, a party that does not seek a remedy it is entitled to due to the noncompliance or breach by the other party does not waive its right or remedy arising from such noncompliance or breach.

Governing Law; Jurisdiction

The merger agreement is governed by and will be construed in accordance with the internal substantive laws of the State of Delaware, without regard to the conflicts of law provision or rule which would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of FitLife, iSatori and Merger Sub has irrevocably agreed that any proceeding arising out of or relating to the merger agreement will be brought and determined exclusively in the Court of Chancery of the State of Delaware or any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

BOARD OF DIRECTORS AND MANAGEMENT OF FITLIFE FOLLOWING COMPLETION OF THE TRANSACTIONS

The merger agreement contains certain provisions relating to the governance of FitLife following consummation of the merger. Completion of the merger is subject to the conditions described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70.

Board of Directors and Executive Officers

Board of Directors

Pursuant to the terms of the merger agreement, as of the effective time of the merger, the FitLife Board of Directors will take such action as is required to: (a) increase the number of members of the FitLife Board from five members to seven members; (b) cause one of the current members of the FitLife Board to resign; (c) elect Stephen Adelé as a member of the FitLife Board; and (d) elect two other independent directors as members of the FitLife Board.  The two independent directors FitLife intends to elect are Seth Yakatan and Todd Ordal.  Following the completion of the merger, each person designated as a director of FitLife will serve as a director in accordance with FitLife’s organizational documents.  The following sets forth information regarding the board of directors of FitLife following the completion of the merger.

John S. Wilson

Mr. Wilson, age 51, has served as a director of FitLife since 2009.  Mr. Wilson is FitLife’s Chief Executive Officer, President, and a director with over eighteen years of invaluable experience at both The Coca-Cola Company and Coca-Cola Enterprises. Most recently, Mr. Wilson was responsible for negotiating exclusive bottling agreements with national customers on behalf of all seventy-three of the Coca-Cola Bottlers in the United States. Mr. Wilson holds a Master of Business Administration degree from St. Louis University.

The FitLife Nominating and Corporate Governance Committee believes Mr. Wilson's extensive experience with a Fortune 500 company involved in managing distribution relationships, and his success at growing FitLife 's revenue since joining FitLife as Chief Executive Officer in 2009, provides substantial value to the board of directors of FitLife.

Michael Abrams

Mr. Abrams, age 45, has served as a director of FitLife since 2010.  Mr. Abrams is FitLife’s Chief Financial Officer and a director, and currently a partner at Burnham Hill Capital Group, a New York-based financial advisory, consulting, investment and merchant-banking firm he joined in August of 2003. Mr. Abrams currently serves on the board of directors of QuantRX Biomedical, Inc., a publicly traded company. He holds a Masters of Business Administration with Honors from the Booth School of Business at the University of Chicago.

The FitLife Nominating and Corporate Governance Committee believes Mr. Abrams' broad experience as an executive, investor, public company director, investment banker and restructuring expert, primarily but not limited to public companies, provides necessary and relevant experience to the board of directors of FitLife in its deliberations.

Lewis Jaffe

Mr. Jaffe, age 58, has served as a director of FitLife since 2010.  Mr. Jaffe is the Chairman of the board of directors, and currently the Chief Executive Officer of Movio, a high speed, mobile movie and content downloading service and application. Prior to Movio, Mr. Jaffe was a principal at Jaffe & Associates (“J&A”), a consulting and advisory firm that provides strategic and tactical planning to mid-market companies and CEO coaching to their executives. Prior to 2009, Mr. Jaffe was Interim Chief Executive Officer and President of Oxford Media, Inc., where he served from 2006 to 2008. Mr. Jaffe has also served in executive management positions with Verso Technologies, Inc., Wireone Technologies, Inc., Picturetel Corporation, and was also previously a Managing Director of Arthur Andersen. Mr. Jaffe is a graduate of the Stanford Business School Executive Program, holds a Bachelor of Science from LaSalle University and holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing program. Mr. Jaffe also served on the board of directors of Benihana, Inc. as its lead independent director from 2004 to 2012.

The FitLife Nominating and Corporate Governance Committee believes Mr. Jaffe’s experience as a CEO of both public and private companies and consultant providing strategic and tactical planning to public companies provides FitLife with a depth of knowledge, systems and best practices.  His experience is invaluable on the strategic and operations side of FitLife’s business and Mr. Jaffe is FitLife’s corporate governance expert.  He adds significant value to the board of directors and management as FitLife executes its business plan.

Grant Dawson

Mr. Dawson, age 46, has served as a director of FitLife since November 2013, and is currently a Portfolio Manager of Fixed Income Investments for Polar Securities.  Mr. Dawson brings more than 15 years of experience in finance and has significant board-level experience in corporate governance for public companies.  Prior to Polar Securities, he was Managing Director of Fixed Income Investments for Manulife Asset Management, a subsidiary of Manulife Financial Corporation, and Vice President and Lead Analyst responsible for corporate debt ratings with Dominion Bond Rating Agency. Prior to such time, Mr. Dawson held various senior management positions in credit management and corporate finance with Nortel and in equity research with Dain Rauscher Ltd. Mr. Dawson earned an M.B.A. from the SMU Cox School of Business, a B.Comm in Finance from the University of Windsor, and holds the Chartered Financial Analyst designation.

The FitLife Nominating and Corporate Governance Committee believes Mr. Dawson’s extensive expertise and knowledge regarding corporate finance and investment banking matters, as well as corporate governance, provides FitLife with valuable insight following FitLife’s recent recapitalization, and will assist FitLife as it builds a long-term, sustainable long-term capital structure.

Stephen Adelé

Mr. Adelé, age 42, has served as iSatori’s Chief Executive Officer and President since April  5, 2012.  Mr. Adelé founded iSatori Technologies, Inc., a Colorado corporation and a predecessor to iSatori (“iSatori Tech”), in 2001 and served as its President and Chief Executive Officer since that time.  Prior to founding iSatori Tech, Mr. Adelé served as vice president for Experimental and Applied Sciences (EAS) from April 1995 to May 2000.  At EAS, Mr. Adelé sourced and secured foreign distribution partners, developed strategic partnerships, set up local manufacturing and assisted partners in developing strategic growth plans.  In addition, he worked with regulatory agencies to ensure governmentally-compliant, formulated products and established a distribution center in Tilburg, Netherlands, as well as manufacturing in Germany and New Zealand.

Mr. Adelé earned his bachelor’s degree in finance, with a minor in international studies, from the University of Colorado.  Mr. Adelé is the author of several books on fitness, nutrition and wellness and has published numerous articles on these topics.  As the CEO of iSatori, he was named a finalist for Entrepreneur of the Year by Ernst & Young in 2006 and 2007, named a finalist for “Best Boss in America” by Fortune magazine, won the prestigious Gold Award for growth in small business by Nutrition Business Journal, was named Outstanding Young Coloradoan in 2009 and was nominated for Outstanding Young American in 2010.

The FitLife Nominating and Corporate Governance Committee believes that Mr. Adelé, due to his extensive history with iSatori, expertise in the sports nutrition and extensive knowledge and understanding of iSatori’s history, is qualified to be a member of the FitLife board of directors following the completion of the merger.

Seth Yakatan

Mr. Yakatan, age 45, has served as a director of iSatori, Inc. since September 16, 2014, and interim Chief Financial Officer since April 3, 2015, and currently also serves as Vice President of Business Development for Invion, Ltd. Mr. Yakatan brings more than 24 years of experience as a life sciences business development and corporate finance professional, actively supporting small cap and major companies in achieving corporate, financing, and asset monetization objectives. Mr. Yakatan began his career as a venture capital analyst with Ventana Growth Funds and Sureste Venture Management, where he gained significant experience in creating successful venture-backed life science and biotechnology companies. Prior to founding Katan Associates in 2001, Mr. Yakatan worked in merchant banking at Union Bank of California, N.A., in the Specialized Lending Media and Telecommunications Group. During his six years there, he completed the placement of subordinated debt and private equity investments, exceeding $3 billion in transaction value. Mr. Yakatan is recognized as an expert in the valuation of life sciences companies, stemming from industry experience and academia. He has authored several publications and lectured and guest lectured at corporate workshops and universities on valuation theory, real-world practice and case studies and consulted to several state and provincial governments worldwide on commercialization and capital access initiatives. Mr. Yakatan holds an MBA in Finance from the University of California, Irvine, and a BA in History and Public Affairs from the University of Denver.

The FitLife Nominating and Corporate Governance Committee believes that Mr. Yakatan, with his background more  than two decades of experience in life sciences business development and corporate finance and academia, is qualified to be a member of the FitLife Board of Directors.

Todd Ordal

Mr. Ordal, age 57, has served as a director of the iSatori since April 16, 2012. Mr. Ordal is the President and founder of Applied Strategy, LLC, a private consulting company providing consulting and coaching services to chief executive officers and other executives around the world. Prior to founding Applied Strategy, LLC, Mr. Ordal served as Chief Executive Officer of Dore Achievement Centers from December 2002 until November 2004. Prior to joining Dore Achievement Centers, Mr. Ordal served as President and Chief Executive Officer of Classic Sports Companies from January 2001 until December 2002.

Prior to Classic Sport Companies, Mr. Ordal served as a Division President for Kinko’s where he had accountability for $500,000,000 in revenue, 300 stores, and 7,000 people. Mr. Ordal served as a member of the board of directors for Kinko’s Service Corporation from July 1992 until July 1997. He has also served on several non-profit board and boards of advisors. Mr. Ordal received his bachelors in psychology from Morehead State University and his MBA from Regis University.

The FitLife Nominating and Corporate Governance Committee believes that Mr. Ordal, due to his considerable experience with growing successful businesses, as well as his extensive knowledge and understanding of marketing and finance matters, is qualified to be a member of the FitLife Board of Directors.

Executive Officers

As of the closing of the merger, the executive officers of FitLife will remain the executive officers of FitLife following consummation of the merger except that Mr. Adelé will be appointed as Chief Innovation Officer and remain the Chief Executive Officer of iSatori.  John Wilson and Michael Abrams will remain FitLife’s Chief Executive Officer and President, and Chief Financial Officer, respectively.  These executive officers will be appointed by the newly-constituted board of directors of FitLife following the completion of the merger.  The following table sets forth information regarding the executive officers of FitLife following the completion of the merger:

Name	Age	Title

John Wilson	51	Chief Executive Officer, President, Director
Michael Abrams	45	Chief Financial Officer, Director
Stephen Adelé	42	Chief Innovation Officer, Director

The background and principal occupations of each of FitLife’s executive officers following the completion of the merger are set forth above in “---Board of Directors” on page 84.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation paid to FitLife’s Chief Executive Officer, and FitLife’s two most highly compensated executive officers other than its Chief Executive Officer, who were serving as executive officers of FitLife as of December 31, 2014 and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”).

Name and Principal Position	Year		Salary and Bonus ($)	Stock Awards ($)*	Warrants and Option Awards ($)*	All Other Compensation ($)*	Total ($)

John Wilson	2014		296,154	76,335	-	9,152	381,641
CEO and Director	2013		268,957	-	-	15,911	284,867

Michael Abrams	2014		250,084	-	-	15,168	265,252
CFO and Director	2013	(1)	203,138	294,250	16,092	62,631	576,112

(1)
The reported amounts for 2013 include the common stock and option grant authorized by the board of directors of FitLife for Mr. Abrams in January 2013, which securities were reflected in the beneficial ownership table in the Form 10-K filed for the year ended December 31, 2012. The shares of common stock issued Mr. Abrams are subject to a Restricted Stock and Vesting Agreement under which the shares shall remain unvested until the third anniversary of the original date of issuance and subject to substantial risk of forfeiture prior to such date. In addition, $54,000 of the amount listed under All Other Compensation for Mr. Abrams in 2013 was paid directly to Burnham Hill Advisors LLC (“BHA”) pursuant to an agreement by and between BHA and FitLife. The agreement was terminated in connection with the execution of that certain employment agreement by and between FitLife and Mr. Abrams dated May 1, 2013.

Employment Agreements

Mr. John Wilson currently serves as FitLife’s Chief Executive Officer pursuant to the terms of an Employment Agreement by and between FitLife and Mr. Wilson, dated December 31, 2009, amended on April 13, 2012, and further amended on July 14, 2014. The agreement provides that Mr. Wilson shall serve FitLife in the capacity of its Chief Executive Officer through June 30, 2016, subject to standard terms and provisions consistent with agreements of such type.

Mr. Michael Abrams currently serves as FitLife’s Chief Financial Officer pursuant to the terms of an employment agreement by and between FitLife and Mr. Abrams, dated May 1, 2013. The agreement provides that Mr. Abrams shall serve FitLife in the capacity of Chief Financial Officer through May 31, 2016, subject to standard terms and provisions consistent with agreements of such type. Prior to May 1, 2013, Mr. Abrams served as FitLife’s Chief Financial Officer pursuant to the terms of a Consulting Agreement for Services by and between FitLife and BHA, which agreement was terminated on May 8, 2013.

Mr. Stephen Adelé currently serves as director, Chief Executive Officer and President of iSatori.  Prior to and as a condition to the completion of the merger, Mr. Adelé will enter into an employment agreement with FitLife with a term of three years thereafter, which provides that effective as of the date of completion of the merger, Mr. Adelé shall serve FitLife in the capacity of its Chief Innovation Officer subject to standard terms and provisions consistent with agreements of such type.  The agreement sets forth a base salary of $243,000, which may be increased at the sole discretion of the Chief Executive Officer and Compensation Committee of the FitLife Board.  In addition, Mr. Adelé  is entitled to stock awards and eligible for annual cash bonuses, each as determined in good faith by the Compensation Committee of the FitLife Board.  Mr. Adelé is also eligible to participate in all employee benefit programs and insurance plans available to the executive officers of FitLife and is eligible to receive reimbursement for reasonable business expenses.

Prior to the first anniversary of the effective date of the agreement, if Mr. Adelé’s employment is terminated by FitLife without cause, or by Mr. Adelé for good reason,  Mr. Adelé will be entitled to receive a cash payment equal to 100% of his base salary, and health insurance premiums for 6 months after the date of termination, paid by FitLife.  After the first anniversary of the effective date of the agreement, if Mr. Adelé’s employment is terminated by FitLife without cause, or by Mr. Adelé for good reason, Mr. Adelé will be entitled to receive a cash payment equal to 50% of his base salary, and health insurance premiums for 6 months after the date of termination, paid by FitLife.  If Mr. Adelé’s employment is terminated by FitLife for cause, or due to Mr. Adelé’s disability, or by Mr. Adelé without good reason, Mr. Adelé will only be entitled to receive the amount of his salary accrued through the date of termination.  In the event a change of control occurs, and Mr. Adelé’s employment and/or existing stock awards then existing between Adelé and FitLife are not assumed by the surviving or acquiring company, then such stock awards will accelerate and become vested and fully exercisable as of the date of such change of control.

Mr. Adelé has also agreed not to compete and not to solicit employees or customers of FitLife during the term of his employment with FitLife and for 12 months following termination, regardless of cause, as well as agreeing to standard non-disclosure of confidential information provisions.

Outstanding Equity Awards

The following table discloses outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014:

	Equity Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date
John Wilson	50,000	-	$1.00	05/19/16
Chief Executive Officer and President	50,000	-	$0.90	04/13/17

Michael Abrams	10,000	-	$0.90	04/13/17
Chief Financial Officer	33,333	16,667	$0.90	01/16/18

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014, with respect to the shares of common stock that may be issued upon the exercise of options and other rights under FitLife’s existing equity compensation plans and arrangements. The information includes the number of shares covered by and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options and other rights.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	220,000	$1.16	1,280,000

Equity compensation plans not approved by security holders:	-	-	-

Total	220,000	$1.16	1,280,000

Description of Equity Compensation Plans

2010 Stock Incentive Plan. The 2010 Stock Incentive Plan (the “2010 Plan”) was adopted by FitLife’s board of directors on June 30, 2010, and approved by a majority of FitLife’s stockholders on August 26, 2010. The 2010 Plan reserves for issuance 1,500,000 shares of FitLife’s common stock for issuance as one of four types of equity incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) stock units. The 2010 Plan permits the qualification of awards under the plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Corporate Governance

Term of Office

Pursuant to FitLife’s Bylaws, each member of the FitLife Board shall serve from the time they are duly elected and qualified, until the next Annual Meeting of Stockholders or their until death, resignation or removal from office.

Board Member Independence

Although FitLife common stock is not yet listed on a national securities exchange, FitLife has elected to retain the NASDAQ Stock Market Rules to determine director independence. Following completion of the merger, four of FitLife’s seven Board members – Mr. Jaffe, Mr. Dawson, Mr. Yakatan and Mr. Ordal – will be considered independent (as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market Rules).

Each member of the FitLife Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meet the independence standards established by the NASDAQ Stock Market Rules and the SEC for audit committees and compensation committees. In addition, the FitLife Board has determined that Messrs. Jaffe and Dawson each satisfy the definition of an “audit committee financial expert” under SEC rules and regulations. These designations do not impose any duties, obligations or liabilities on Messrs. Jaffe and Dawson that are greater than those generally imposed on them as members of the FitLife Audit Committee and the Board, and their designations as audit committee financial experts does not affect the duties, obligations or liability of any other member of the FitLife Audit Committee or the Board.

Board Structure

The FitLife Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board, as the FitLife Board believes it is in the best interest of FitLife and its stockholders to make that determination based on the position and direction of FitLife and the membership of the FitLife Board, from time to time. Currently, Mr. Jaffe, an independent director, serves as FitLife’s Chairman of the Board. Mr. Wilson currently serves as FitLife’s principal executive officer and as a director.

Board Risk Oversight

The FitLife Board administers its oversight function through both regular and special meetings and by frequent telephonic updates with FitLife’s senior management. A key element of these reviews is gathering and assessing information relating to risks of FitLife’s business. All business is exposed to risks, including unanticipated or undesired events or outcomes that could impact an enterprise’s strategic objectives, organizational performance and stockholder value. A fundamental part of risk management is not only understanding such risks that are specific to FitLife’s business, but also understanding what steps management is taking to manage those risks and what level of risk is appropriate for FitLife. In setting FitLife’s business strategy, the FitLife Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk.

While the FitLife Board has the ultimate oversight responsibility for FitLife’s risk management process, various committees of the FitLife Board also have responsibility for risk management. In particular, the FitLife Audit Committee focuses on financial risk, including internal controls, and the assessments of risks reflected in audit reports. Legal and regulatory compliance risks are also reviewed by the FitLife Audit Committee. Risks related to FitLife’s compensation programs are reviewed by the FitLife Compensation Committee. The FitLife Board is advised by the committees of significant risks and management’s response via periodic updates.

Board Meetings

The FitLife Board held two official meetings during the year ended December 31, 2014, supplemented by numerous additional discussions by and among a majority of the FitLife Board, and numerous actions effectuated by unanimous written consent in lieu of a formal motion and vote during an official meeting. In 2014, all incumbent directors attended at least 75% of the aggregate number of meetings of the FitLife Board.

Board Committees and Charters

The FitLife Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The FitLife Board appoints the members and chairpersons of these committees. Copies of each committee charter is available by making a request to FitLife’s Corporate Secretary at 4509 South 143rd Street, Suite 1, Omaha, Nebraska 68137.

Audit Committee

Members:	Lewis Jaffe (Chairman)
Grant Dawson
Dr. Fadi Aramouni

Number of Meetings in 2014:	The FitLife Audit Committee held one meeting during 2014.

Functions:
The FitLife Audit Committee provides assistance to the FitLife Board in fulfilling its legal and fiduciary obligations in matters involving FitLife’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by FitLife’s independent accountants and reviewing their reports regarding FitLife’s accounting practices and systems of internal accounting controls. The FitLife Audit Committee also oversees the audit efforts of FitLife’s independent accountants and takes those actions as it deems necessary to satisfy it that the accountants are independent of management.

Compensation Committee

Members:	Lewis Jaffe (Chairman)
Grant Dawson
Dr. Fadi Aramouni

Number of Meetings in 2014:	The FitLife Compensation Committee held one meeting during 2014.

Functions:
The FitLife Compensation Committee determines FitLife’s general compensation policies and the compensation provided to FitLife’s directors and officers. The FitLife Compensation Committee also reviews and determines bonuses for FitLife’s officers and other employees. In addition, the FitLife Compensation Committee reviews and determines equity-based compensation for FitLife’s directors, officers, employees and consultants and administers FitLife’s stock option plans and employee stock purchase plan.

Nominating and Corporate Governance Committee

Members:	Lewis Jaffe (Chairman)
Grant Dawson
Dr. Fadi Aramouni

Number of Meetings in 2014:	The FitLife Nominating and Corporate Governance Committee held one meeting during 2014.

Functions:
The FitLife Nominating and Corporate Governance Committee is responsible for making recommendations to the FitLife Board regarding candidates for directorships and the size and composition of the board. In addition, the FitLife Nominating and Corporate Governance Committee is responsible for overseeing FitLife’s corporate governance guidelines and reporting and making recommendations to the FitLife Board concerning corporate governance matters.

Stockholder Communications with the Board of Directors

The FitLife Board provides stockholders with the ability to send communications to the board of directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to:

Board of Directors
c/o Corporate Secretary
FitLife Brands, Inc.
4509 South 143rd Street, Suite 1
Omaha, Nebraska 68137

All communications received by the Corporate Secretary are relayed to the FitLife Board.

INFORMATION ABOUT ISATORI

iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. iSatori is engaged in researching, designing, developing, contracting for the manufacture of, marketing, selling and distributing of various nutritional and dietary supplement products for the general nutrition market consumer seeking a healthier lifestyle. The “general nutrition market” may include such activities as bodybuilding or physique enhancement (i.e., increase of lean body mass and decrease in fat mass); enhanced athletic performance through increased strength and/or endurance; and proper nutrition for weight management. iSatori distributes its products to thousands of retail stores, both domestically and in some international countries.

Shares of iSatori common stock trade on the OTCQBB under the symbol “IFIT.”

The principal executive offices of iSatori are located at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401, and its telephone number is (303) 215-9174. Additional information about iSatori and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 121.

Properties

iSatori currently leases 10,44 square feet of office space at 15000 W. 6th Avenue, Suite 202, Golden, Colorado 80401, where its principal officers are located. iSatori also leases 17,426 square feet of space at 6200 North Washington Street, Unit 10, Denver, Colorado 80216 for its distribution center.

Legal Proceedings

iSatori is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, product liabilities and intellectual property matters resulting from iSatori’s business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The following summaries highlight the current status of certain material commercial litigation in which iSatori is involved.

On May 17, 2013 and on January 31, 2014 iSatori received demand letters from the Environmental Research Corporation, “ERC” requesting substantiation of compliance with the State of California’s Proposition 65 regulations for ten of its products.  In October, while iSatori was awaiting the results of the compliance testing, ERC contacted iSatori again requesting settlement to their initial demand letter. And in February 2014, before compliance testing or any other demand letter validation was completed, ERC contacted iSatori again requesting settlement to their second demand letter. After many discussions with ERC, a lawsuit was filed by ERC for the non-compliance issues with the State of California’ Proposition 65 regulations.  After many conversations and mediation attempts, both parties agreed to a settlement, which was approved by the iSatori Board of Directors.  The documents were currently generated for presentation to the California Court.  Once accepted by the court, settlement amounts will be paid.  This action is expected to happen in Q2 or Q3 2015. As of the end of Q1 2015 the Court had not responded.  iSatori believes this settlement of the lawsuit is in the best interest of iSatori and is not material to the business.  As a result, settlement amounts have been accrued into FY 2014.

On March 24, 2014 iSatori received a summons in a civil action filed by Wise Sports Nutrition, LLC claiming alleged trademark infringement for iSatori’s, Garcinia Trim product. Company counsel has made contact with the plaintiff’s attorney and filed a response to the alleged trademark infringement with iSatori’s counterclaims. iSatori believes the counterclaims have strong merit and are pursuing their defense. Both parties have prepared responses and presented them to the court.  The court ruled in favor of iSatori and its filing of a motion for summary judgment.  As a result of this ruling the trademark has been ruled as “descriptive” and therefore not eligible for trademark assignment.  Settlement discussions are underway and have been substantively agreed to by both parties. The settlement includes a settlement and release agreement and allows for assignment of the mark to iSatori and the license of the mark to Wise Sports.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of iSatori, Inc.

The following Management’s Discussion and Analysis of the financial results and condition of iSatori, Inc. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  iSatori’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth elsewhere in this report. See Cautionary Statement Regarding Forward-Looking Statements.

The following discussion and analysis should be read in conjunction with iSatori’s consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this proxy statement/prospectus.

Overview

iSatori is a consumer products firm who develops and sells proprietary nutritional products in the sports performance, weight loss and energy markets through on-line marketing, distributors and thousands of retail stores domestically and around the world. iSatori became a publically traded company on June 29, 2012.  iSatori is headquartered in Golden, Colorado and its stock symbol is “IFIT.”

iSatori is engaged in researching, designing, developing, contracting for the manufacture of, marketing, selling and distributing of various nutritional and dietary supplement products for the general nutrition market consumer seeking a healthier lifestyle. The “general nutrition market” may include such activities as bodybuilding or physique enhancement (i.e., increase of lean body mass and decrease in fat mass); enhanced athletic performance through increased strength and/or endurance; and proper nutrition for weight management. iSatori distributes its products to thousands of retail stores, both domestically and in some international countries. Those retail stores include and/or have included outlets such as GNC, Vitamin Shoppe, Vitamin World, Walmart, CVS, Walgreens, and other Fortune 500 companies, augmented by internet sales through various online properties. iSatori’s core competencies include the development of new, innovative products, supported by creative, yet effective sales and marketing programs, all designed to expand its distribution and revenues in the rapidly growing $35 billion nutritional products industry.

Led by industry veteran Stephen Adelé, and together with a highly experienced management team (most of whom came from their prior employer together, EAS, Inc), iSatori now employs 22 full-time, and four contracted workers. iSatori leverages a unique product development process to bring to market some of the industry's leading and most technologically advanced dietary supplement products. Many of iSatori’s products are the subject of trademarks, or pending patents, owned by iSatori or licensed from its inventors and distributed throughout the world. Further separating itself from competitors, iSatori funds independent clinical studies to discover new, efficacious products for iSatori’s markets and satisfy consumer’s need for increased performance, energy and or weight loss.

Recent Developments

Following an industry wide downturn in diet/weight reduction sales in the second half of 2014, iSatori moved to aggressively reorient its focus on sports fitness products, where it was experiencing the most significant growth opportunities. Even prior to the downturn, iSatori had recognized the opportunities for growth in the sports fitness arena, led by its invention and patent-pending “Bio-active Peptides,” and had begun developing plans to exploit this potentially explosive revenue opportunity.  Beginning in 3Q 2014, iSatori moved to expedite its planned product introductions in this market and sped up its product development cycles surrounding new product entries for iSatori.

During the fourth quarter of 2014, iSatori added to its Energize brand with a new 5-day (10 tablet count) size blister-pack sold into Walgreens during December 2014.  This “trial size” is expected to increase trial by new customers and includes a $1 off coupon for them to return to the retailer to purchase the larger sized product.

Since December 31, 2014, iSatori launched two new products to complement its growing Bio-Gro product line within in sports nutrition assortment.  Pre-Gro™ is a pre-workout powder designed to deliver a high energy, muscle-building workout experience. Fortified with iSatori’s own patent-pending creation, clinically tested Bio-Gro™ Bio-Active Peptides and HydroMax® patented, stabilized glycerol to provide a noticeable muscle pump effect, combined of which will help users trigger new muscular growth from a more intense workout. PRE-GRO™ currently is available in four flavors (Artic Blue Razz, Delicious Fruit Punch, Cherry Limeade, and Lemon Drop Supreme) and more are anticipated to be released during the year. Distribution for PRE-GRO was secured for iSatori’s primary channels, such as GNC, Vitamin Shoppe, Vitamin World, Europa Sports Wholesalers, Bodybuilding.com and other retailers and international markets will be shipped as product is made available.  The second product innovation from iSatori, HYPER-GRO™ is a lean muscle mass gainer shake mix that contains an exclusive 5-Phase Instantized Protein Blend with beef protein isolate as its number one source. HYPER-GRO™ is also fortified with clinically tested Bio-Gro™ Bio-Active Peptides to help maximize lean muscle growth, without adding fat weight.  HYPER-GRO™ is currently available in four flavors (Chocolate Cream, Smooth Vanilla, Strawberry Swirl, and Cookies & Cream). Distribution for HYPER-GRO was similar to PRE-GRO and all primary channels were secured and more retailers and international markets are planned for the remainder of the year as more product becomes available. Initial response to the new PRE-GRO and HYPER-GRO products have been positive.

On April 3, 2015, Michael Wilemon, who served as iSatori’s Chief Financial Officer, retired from iSatori. In his place, Seth Yakatan was named Interim Chief Financial Officer. He currently serves as a member of iSatori 's Board of Directors, having joined the Board in 2014, and currently also serves as Vice President of Business Development for Invion, Ltd. Seth brings more than 24 years’ experience as a life sciences business development and corporate finance professional, actively supporting small cap and major companies in achieving corporate, financing, and asset monetization objectives. He began his career as a venture capital analyst with Ventana Growth Funds and Sureste Venture Management. Prior to founding Katan Associates in 2001, Seth worked in merchant banking at the Union Bank of California, N.A., where, during his six-year tenure, he completed the placement of numerous senior debt, subordinated debt, and private equity investments. Seth is recognized as an expert in the valuation of life sciences companies, stemming from industry experience and academia. He has authored several publications and lectured and guest lectured at corporate workshops and universities on valuation theory and real-world practice and case studies and consulted several state and provincial governments worldwide on commercialization and capital access initiatives. He holds an MBA in Finance from the University of California, Irvine, and a BA in History and Public Affairs from the University of Denver.

iSatori also promoted Andrea Clem to serve as Executive Vice President, Finance and Corporate Controller. Andrea joined iSatori as Accounting Manager in 2005 and, prior to her promotion, spent most of her time named as iSatori’s Controller. She previously served Aspen Healthcare, as a Financial Analyst, and Lafarge North America, as a Regional Level Accountant for its Ready Mix product line. Ms. Clem holds an MBA, with an emphasis in finance, from Regis University, a BS in Accounting from Metropolitan State University in Denver, and is a former Certified Public Accountant.

New Distribution Customers. In January 2015, iSatori partnered in distribution with Sportika Export (based in Connecticut) the largest U.S. dietary supplement exporter in the world. Lead by industry veterans Richard White and Barry Griffing, with their expertise in export of sports supplements and wide distribution into over 130+ countries, iSatori expects to gain new international distribution in the coming year through this new, exciting channel.

In April  2015 iSatori received notice from the largest specialty retailer, GNC, its product assortment of BIO-GRO, HYPER-GRO and PRE-GRO would be expanding in their number of stores from 1,100 corporate stores up to approximately 3,000 corporate stores. The shipments for those orders were fulfilled in May 2015 and July 2015 respectively for the distribution expansion. iSatori expects to see and track point-of-sale product movement data in the third quarter of 2015, once the new store plan-o-gram sets are completed.

In the second quarter of 2015, iSatori realized store placement of its Energize 28-count tablet to CVS Health drug stores for national distribution. iSatori also received and shipped initial purchase orders from Rite-Aid drug stores for their Energize product in February, which would expand distribution in Rite-Aid drug stores, from partial to full national distribution. These customer acquisitions will increase iSatori’s retail footprint by adding over 11,000+ retail stores to its domestic distribution – increasing iSatori’s ACV (all commodity volume, a measure of maximum retail distribution volume) from 18.6% to 34.1%, which includes such current retail distribution as Walmart, Walgreens, Super Value, Meijer, and other food, drug and mass retailers.

Celebrity-Athlete Full Feature Movie. In the first quarter, iSatori signed a multi-year endorsement agreement with C.T. Fletcher. Deemed one of the most influential and motivated fitness trainers of our time, C.T. Fletcher will be the center of a new feature film documentary, entitled “C.T. Fletcher: My Magnificent Obsession” (Generation Iron//Film by Vlad Yudin, 2015). The movie premieres September 17, 2015 at the Palms Casino in Las Vegas, Nevada, just a day prior to the largest fitness exposition in the world, Joe Weider’s Olympia Fitness Expo Weekend also held in Las Vegas (September 18-20).  The movie prominently displays iSatori, its products and how it contributes to CT Fletcher’s larger than life lifestyle. The movie explores the pain, struggle and hardships that CT has endured throughout his life, demonstrating the power motivation can have on the human spirit and in changing and transforming lives. iSatoriis excited about the new movie, along with future product development efforts surrounding CT Fletcher.

      New and More Functional Warehouse & Distribution Center.  In January 2015, iSatori officially “cut the ribbon” on its 17,426 square foot warehouse and distribution center, located in Denver, Colorado. The facility is occupied under a four year lease, and will allow iSatori to house all its finished goods under one facility. New machinery also allows iSatori to bundle and package promotions, internally, and thereby reduce incurred expenses normally paid for these services. The new warehouse and distribution center is expected to decrease overall costs to iSatori by removing outside warehousing cost and reducing long-distance and intermittent freight expense back and forth. In conjunction with the move, a new freight agreement with a major carrier was executed to add additional cost savings to the in-direct COGS.  iSatori believes that the full implementation of the warehouse and distribution center will increase efficiencies in fulfillment, reduce overall transit and freight costs, and improve the customer experience.

Major Celebrity-Athlete Endorsement Deal. In January 2015, iSatori signed a multi-year endorsement agreement with one of the industry’s biggest influencers, C.T. Fletcher. With his nearly 2-million followers in various social media outlets, CT is known as the “master of motivation” as he accepts no excuses for not putting in the hard work and transforming your body, which are shared core values of iSatori. iSatori expects that this partnership will increase brand awareness, and consumption of iSatori products, through his wide reach and influence on YouTube, where CT has close to 800,000 subscribers, and his videos have had more than 72,000,000 views since he joined YouTube in late January 2013. CT Fletcher will make a series of special retail and trade show appearances throughout the year on behalf of iSatori and iSatori is excited about the new endorsement deal which should yield dividends for the brand’s equity over time.

Comparison of the year ended December 31, 2014 and 2013

Results of Operations

Revenues. iSatori’s net revenues decreased $1 million or 9% to $9.5 million for the year ended December 31, 2014 compared to $10.5 million for the year ended December 31, 2013. Gross revenues decreased 4% or $0.45 million to $12.17 million compared to $12.62 million. The majority of the decrease in revenues is in the diet and weight loss category, which experienced a temporary lull in the third and fourth quarters, primarily due to the lack of consumer confidence in diet aids after a popular television doctor drew criticism by congress for his unabated support of these types of supplements. Augmenting the decline in net revenues even further, were the delay in production and launch of two new products, which were anticipated for December and thus delayed until Q1-2015. This decrease in revenues was partly offset by growth in Bio-Gro revenues, which increased 158% from the previous year.

Adjustments to revenues for retailer advertising discounts, returns, promotional credits and coupons) increased approximately 26% to $2.66 million for the year ended December 31, 2014 compared to $2.11 million for the same period in 2013. The majority of this increase can be attributed to approximately $582 thousand in product returns due to a shift in a retail partner’s focus in that product category.

Cost of Sales. Cost of sales, which includes product costs, costs of warehousing and distribution, and freight costs increased $41 thousand, or less than 1% to $4.73 million for the year ended December 31, 2014 compared to $4.69 million for the same period in 2013. However, as a percentage of net product revenues, cost of sales increased 5%, to 50% compared to 45% the previous year. This increase can be attributed to the shift in the product mix sold, which includes several items sold in promotional type configurations to help drive purchases, but carry a lower margin.

Operating Expenses

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Selling and Marketing. Selling and Marketing expenses decreased $621 thousand or 21% to $2.35 million for the year ended December 31, 2014 compared to $2.97 million for the same period in 2013. Marketing expenses decreased by $732 thousand with the largest variance in television advertising, as tactics have shifted from television to online digital advertising and social media forums. Selling expenses have increased $174 thousand during 2014 with the addition of the outside sales representatives to augment key selling markets.  R&D has decreased $63 thousand, with the majority of the variance in clinical studies.  While both years had studies performed, the costs of the study in 2014 was less based on participants, duration, and study guidelines.

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Salaries and Labor Related Expenses. Salaries and labor related expenses increased $258 thousand or 12% to $2.50 million for the year ended December 31, 2014 compared to $2.24 million for the same period in 2013. This increase can be attributed to the addition of employees, including the higher costs of benefits and taxes.

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Administration. Administrative expenses decreased $504 thousand or 32% to $1.08 million for the year ended December 31, 2014 compared to approximately $1.59 million for the same period in 2013. The decrease in expenses can be attributed to the reduction in expense related to professional fees over the two periods, along with minimal warrant/option expense related to Investor Relations contractors during 2014, which was $16 thousand compared to $300 thousand for the 2013.

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Depreciation and Amortization. Depreciation and Amortization expense decreased $17 thousand or 17% to $79 thousand for the year ended December 31, 2014 compared to $95 thousand for the same period in 2013. This reduction between periods is due to end of the depreciable life of a piece of software, offset by the depreciation expense of new assets acquired during the year.

Other Income. For the year ended December 31, 2014, iSatori recognized $301 thousand in Other Income, which included income of approximately $43 thousand related to the marketable securities held by iSatori which iSatori acquired as a result of a merger and $318 thousand related to the change in the value of derivative instruments. This income is offset by $60 thousand in expense for negotiated settlements.

For the year ended December 31, 2013, iSatori recognized $74 thousand in Other Income, which included income of approximately $116 thousand related to the marketable securities held by iSatori which iSatori acquired as a result of a merger and $143 thousand related to the change in the value of derivative instruments. This income is offset by $185 thousand in expense for negotiated settlements.

Financing Expenses. Financing expenses decreased $23 thousand or -29% to $56 thousand for the year ended December 31, 2014 compared to $79 thousand for the same period in 2013. The 2013 expense is related to higher credit card fees associated with various internet auto ship offers running during that timeframe.  There are no similar offers running during 2014.

Interest Expense. Interest expense increased $17 thousand or 52% to $50 thousand for the year ended December 31, 2014 compared to $33 thousand for the same period in 2013. Interest expense for 2014 was $9 thousand more than 2013, however there was an additional $8 thousand in interest income realized in 2013 when iSatori cashed in a short term investment.

Loss before income taxes. As a result of the foregoing, loss before income taxes was a loss of $892 thousand, or -9% of net product revenues for the year ended December 31, 2014 compared to a loss of $956 thousand or -9% of net product revenues for the same period in 2013.

Income Tax Expense. Income tax expense was $279 thousand for the year ended December 31, 2014 compared to an income tax expense of approximately $3 thousand for the same period in 2013. 2013. Of this, expense of $201 thousand for 2014 and income of $18 thousand for 2013 was related to the change in the provision for deferred tax asset/liability. The 2014 expense includes $57 thousand as an adjustment for income tax receivable, along with a nominal foreign tax paid on royalty income received and other state taxes paid. The 2013 benefit from the deferred tax provision was partially offset by the nominal foreign tax paid on royalty income received by iSatori and a final federal payment on previous year taxes.

Net Loss. As a result of the foregoing, iSatori incurred a net loss of $1.170 million, which amount is equal to -12% of net product revenues for the year ended December 31, 2014 compared to a net loss of $959 thousand, which amount is equal to -9% of net product revenues for the same period in 2013.

Liquidity and Capital Resources

Cash Position. iSatori requires significant amounts of working capital to operate its business and to pay expenses relating to the development, testing and marketing of its products. iSatori’s traditional use of cash includes primarily making significant expenditures to market new and existing products, as well as the financing of clinical studies for discovering new, efficacious products and providing necessary substantiation for claims iSatori makes concerning its current products and paying third parties to manufacture and distribute iSatori products.

iSatori’s cash and cash equivalents, consisting primarily of deposits with financial institutions, was $739 thousand at December 31, 2014, compared with $823 thousand at December 31, 2013.

iSatori generally expects to fund expenditures for operations, administrative expenses, marketing expenses, research and development expenses and debt service obligations with internally generated funds from operations, and to satisfy working capital needs from time to time with borrowings under its credit facility pursuant to the Credit Agreement. iSatori believes that it will be able to meet its debt service obligations and fund its short-term and long-term operating requirements in the future with cash flow from operations and borrowings under its credit facility. If iSatori is unable to achieve projected operating results and/or obtain additional financing if and when needed, it will be required to curtail growth plans and significantly scale back its activities. Currently, iSatori continues to focus on working capital management by monitoring key metrics associated with accounts receivable, inventory, payroll expenses, marketing expenses and research and development expenses.

Credit Arrangements as of December 31, 2014. As of December 31, 2014, iSatori had outstanding credit indebtedness of $1,620,519, which consisted solely of amounts outstanding under the revolving line of credit.

Off Balance Sheet Arrangements

iSatori has no off-balance sheet arrangements as defined by the Securities Act.

Contractual Obligations

As of December 31, 2014, iSatori has the following operational lease commitment:

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	547,290	169,993	277,098	100,199	-

Comparison of the Six Months ended June, 2015 and 2014

Results of Operations

Revenues. iSatori’s consolidated product revenues (net of returns and discounts) decreased $238 thousand or -4% to $5.859 million for the six months ended June 30, 2015 compared to $6.097 million for the same period in 2014.  Gross product revenues decreased -5% to $7.084 million compared to $7.457 million for the same period in 2014.  The decrease in revenues can be tied directly to the diet and weight-loss category, which has experienced a decline since Q3 of 2014, primarily due to the lack of consumer confidence in diet aids after a popular television personality and doctor drew criticism by Congress for his unabated support of these types of supplements. This category decreased $2.612 million from the same period in 2014.  The decrease of those revenues have been offset with the continued increasing demand for iSatori’s Bio-Gro, and the release of Pre-Gro and Hyper-Gro, which was introduced during the first quarter of 2015. Adjustments from revenues (for retailer advertising discounts, returns, promotional credits and coupons) decreased $135 thousand or -10% to $1.225 million for the six months ended June 30, 2015 compared to $1.360 million for the same period in 2014.

Cost of Sales. Cost of sales, which includes product contract manufacturing costs, costs of warehousing and distribution, and freight costs increased 26% to $3.204 million for the six month period ended June 30, 2015 compared to $2.550 million for the same period in 2014. This increase can be attributed to the shift in the concentration of product mix with sales in some lower margin powder products along with increased freight costs associated with backordered new products due to high customer demand and pending purchase order fulfillment.

Operating Expenses

Selling and Marketing

Selling and marketing expenses decreased approximately $137 thousand or 11% to $1.123 million for the six months ended June 30, 2015, compared to $1.260 million for the same period in 2014. There was a reduction in spending in marketing categories such as television and magazine advertising, tradeshow and consumer exhibition expenses, which was partially offset by increased spending for celebrity spokesperson expense and digital and online media. There was an increase in selling expense for promotional spiffs and the outside sales representatives when compared to the 2014 period.

Salaries and Labor Related Expenses

Salaries and labor related expenses decreased $42 thousand or -4% to $1.206 million for the six month period ended June 30, 2015 compared to $1.248 million for the same period in 2014.

Administration

Administrative expenses increased approximately $186 thousand or 37% to $700 thousand for the six months ended June 30, 2015 compared to $514 thousand for the same period in 2014. The increase in expenses can be attributed to the rent and operational expense of opening up the new Denver-based distribution and fulfillment center location, additional consulting fees, and travel expenses.

Depreciation and Amortization

Depreciation and amortization expense increased $9 thousand or 23% to $48 thousand for the six months ended June 30, 2015 compared to $39 thousand for the same period in 2014. The increase between periods is due to acquiring new equipment and storage racking for the new distribution and fulfillment center.

Other Income/(expense)

Other income/(expense) was an expense of $57 thousand for the six months ended June 30, 2015 compared to income of $235 thousand for the same period in 2014. The 2015 balance consists of income of $5 thousand related to the change in value of assets held for sale, which were sold during the quarter, and $62 thousand for the change in the value of derivative instruments, upon the exercise of warrants by Breakwater Capital during the first quarter. The 2014 balance consists of income of $43 thousand related to the change in value of assets held for sale and $192 thousand for the change in the value of derivative instruments.

Financing Expenses

Financing expenses decreased approximately $3 thousand or 10% to $28 thousand for the six months ended June 30, 2015 compared to $31 thousand for the same period in 2014.

Interest Expense

Net interest expense of $36 thousand was recognized for the six months ended June 30, 2015 compared to $21 thousand for the same period in 2014. The increased expense is mostly related to the higher interest rate being currently charged on the line of credit.

Income/(loss) before taxes

As a result of the foregoing, a loss before taxes was $486 thousand for the six months ended June 30, 2015, compared to income of $752 thousand for the same period in 2014.

Income Tax Expense

Income tax expense of $11 thousand was realized for the six months ended June 30, 2015 compared to expense of $79 thousand for the same period in 2014.

Net Income/(loss)

As a result of the foregoing, the net loss was $496 thousand for the six months ended June 30, 2015 compared to a net income of $672 thousand for the same period in 2014.

Liquidity and Capital Resources

Cash Position. iSatori’s cash and cash equivalents, consisting primarily of deposits with financial institutions, was $390 thousand at June 30, 2015, compared with $739 thousand at December 31, 2014. The majority of the decrease in cash was due to payments made toward the CoBiz (CBB) line of credit facility during the year.

iSatori requires significant amounts of working capital to operate its business and to pay expenses relating to the development, testing and marketing of its products.  iSatori’s traditional use of cash includes primarily making significant expenditures to market new and existing products, as well as the financing of clinical studies for discovering new, efficacious products and providing necessary substantiation for claims iSatori makes concerning its current products and paying third parties to manufacture and distribute iSatori products.

iSatori generally expects to fund expenditures for operations, administrative expenses, marketing expenses, research and development expenses and debt service obligations with internally generated funds from operations.  iSatori believes that it will be able to meet its debt service obligations and fund its short-term and long-term operating requirements in the future with cash flow from operations.

If iSatori is unable to achieve projected operating results and/or obtain additional financing if and when needed, it will be required to curtail growth plans and significantly scale back its activities.  Currently, iSatori continues to focus on working capital management by monitoring key metrics associated with accounts receivable, payroll expenses, inventory management, marketing expenses and research and development expenses.

Credit Arrangements as of June 30, 2015. As of June 30, 2015, iSatori had outstanding credit indebtedness of $1.486 million, which consisted of $1.275 million outstanding balance under the $1.5 million revolving line of credit and $211 thousand in notes payable.

Prepaid Expenses

As of June 30, 2015, iSatori carried a balance of $773 thousand in prepaid expenses on its balance sheet, compared to $217 thousand at December 31, 2014.  The increase can be attributed to the financing of the renewal of the annual insurance, new distribution retailer slotting fees which will be amortized over a one year period, signing bonus to be amortized over the contract period, and prepaid expenses for media and trade shows.

Off Balance Sheet Arrangements

iSatori has no off-balance sheet arrangements as defined by the Securities Act as of June 30, 2015.

Contractual Obligations

As of June 30, 2015, iSatori has the following operational lease commitment:

		Payments due by period
Contractual Obligations	Total	Less than 1 year	2-3 years	3-5 years	More than 5 years
Operating lease obligations	462,294	84,997	277,098	100,199	-

INFORMATION ABOUT FITLIFE

FitLife Brands, Inc.

FitLife is a national provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™www.ndsnutrition.com), PMD™ (www.pmdsports.com), SirenLabs™ (www.sirenlabs.com) and CoreActive™ (www.coreactivenutrition.com). FitLife manufactures and distributes a full line of nutritional supplements to support athletic performance, weight loss and general health predominantly through franchised General Nutrition Centers, Inc. (“GNC”) stores located both domestically and internationally.

Shares of FitLife common stock trade on the OTCQBB under the symbol “FTLF.”

The principal executive offices of FitLife are located at 4509 S. 143rd Street, Suite 1, Omaha, Nebraska 68137, and its telephone number is (402) 884-1894. Additional information about FitLife and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 121.

Properties

FitLife is headquartered in Omaha, Nebraska and maintains a lease at a cost of $4,215 per month, which lease is currently set to expire in February 2017. The Omaha facility is a total of 4,720 square feet inclusive of approximately 1,000 square feet of on-site warehouse space. In addition to the Omaha facility, FitLife leases some office equipment for aggregate total cost of $193 per month.

Summary monthly lease information for 2014 and 2013 is provided as follows:

Lease Cost
2013	$4,215
2014	$4,066

Legal Proceedings

On September 26, 2014, Environmental Research Center, Inc., a California non-profit corporation (“ERC”) issued a 60-day notice (“Notice”) of intent to file suit against FitLife and NDS Nutrition Products, Inc. (“NDS”) for alleged labeling violations of California Health & Safety Code §§ 25249.5 et seq., commonly referred to as “Proposition 65”.  Under Proposition 65, any private enforcer such as ERC may file a lawsuit if it first issues a valid 60-day notice, and if the California Attorney General or other specified California public enforcers do not file suit within 60 days after service of the Notice. No lawsuit was filed against FitLife or NDS by ERC, the California Attorney General or other California public enforcers within the 60-day notice period, and FitLife is currently working to resolve this matter without litigation. However, FitLIfe cannot at this time reasonably estimate a range of exposure, if any, of the FitLife's potential liability resulting from the notice and the alleged violations of Proposition 65.
On December 31, 2014, various Plaintiffs, individually and on behalf of a purported nationwide and sub-class of purchasers, filed a lawsuit in the U.S. District Court for the Northern District of California, captioned Ryan et al. v. Gencor Nutrients, Inc. et al., Case No.: 4:14-CV-05682.  The lawsuit includes claims made against the manufacturer and various producers and sellers of products containing a nutritional supplement known as Testofen, which is manufactured and sold by Gencor Nutrients, Inc. (“Gencor”).  Specifically, the Ryan Plaintiffs allege that various Defendants have manufactured, marketed and/or sold Testofen, or nutritional supplements containing Testofen, and in doing so represented to the public that Testofen had been clinically proven to increase free testosterone levels.  According to the Plaintiffs, those claims are false and/or not statistically proven.  Plaintiffs seek relief under violations of the Racketeering Influenced Corrupt Organizations Act, breach of express and implied warranties, and violations of unfair trade practices in violation of California, Pennsylvania, and Arizona law.  NDS utilizes Testofen in a limited number of nutritional supplements it manufactures and sells pursuant to a license agreement with Gencor.

On February 19, 2015 this matter was transferred to the Central District of California to the Honorable Manuel Real.  Judge Real had previously issued an Order dismissing a previously filed but similar lawsuit that had been filed by the same lawyer who represents the plaintiffs’ in the Ryan matter.  That related lawsuit is on appeal to the Ninth Circuit Court of Appeals.  This matter has been stayed pending the resolution of that appeal.

FitLife is currently not involved in any litigation except noted above that FitLife believes could have a material adverse effect on FitLife’s financial condition or results of operations. Other than described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of FitLife or any of its subsidiaries, threatened against or affecting FitLife, FitLife common stock, any of FitLife’s subsidiaries or of FitLife’s or its subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of FitLife Brands, Inc.

The following is management’s discussion and analysis of certain significant factors that have affected FitLife’s financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of FitLife’s current management. This report includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents FitLife files with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. FitLife undertakes no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with FitLife’s consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

Principle of Consolidation

The consolidated financial statements include the accounts of FitLife Brands, Inc. and NDS Nutrition Products, Inc.  Intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period.  Management evaluates these estimates and assumptions on a regular basis.  Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from product sales. FitLife recognizes revenue from product sales in accordance with Accounting Standards Codification (“ASC”) Topic 605 “RevenueRecognition in Financial Statements” which assesses revenue upon: (i) the time customers are invoiced at shipping point provided title and risk of loss has passed to the customer, (ii) evidence of an arrangement exists, (iii) fees are contractually fixed or determinable, (iv) collection is reasonably assured through historical collection results and regular credit evaluations, and (v) there are no uncertainties regarding customer acceptance.

Accounts Receivable

All of FitLife’s accounts receivable balance is related to trade receivables which, during the year ended December 31, 2014, increased due principally to the transition to GNC’s centralized distribution platform. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is FitLife’s best estimate of the amount of probable credit losses in its existing accounts receivable. FitLife will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. FitLife recorded an expense of $2,269 related to bad debt and doubtful accounts during the year ended December 31, 2014, and wrote off $9,051 related to bad debt and doubtful accounts during the year ended December 31, 2013.

Allowance for Doubtful Accounts

The determination of collectability of FitLife’s accounts receivable requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. FitLife’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level FitLife considers appropriate based on historical and other factors that affect collectability. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of customer credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Cash and Cash Equivalents

FitLife considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2014, cash and cash equivalents include cash on hand and cash in the bank.

Inventory

FitLife’s inventory is carried at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. FitLife evaluates the need to record adjustments for inventory on a regular basis. FitLife policy is to evaluate all inventories including raw material and finished goods for all of its product offerings across all of FitLife’s operating subsidiaries. At December 31, 2014 and 2013, the value of FitLife’s inventory was $2,284,922 and $2,752,636, respectively.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculate depreciation for principal items of property and equipment are as follows:

Asset Category	Depreciation / Amortization Period
Furniture and Fixture	3 Years
Office equipment	3 Years
Leasehold improvements	5 Years

FitLife adopted Statement of Financial Accounting Standard (“FASB”) ASC Topic 350 Goodwill and Other Intangible Assets. In accordance with ASC Topic 350, goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. FitLife assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, FitLife records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. FitLife recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Impairment of Long-Lived Assets

In accordance with ASC Topic 3605, “Long-Lived Assets,” such as property, plants, equipment, and purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount in which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated an impairment of long-lived assets.

Income Taxes

Deferred income taxes are provided based on the provisions of ASC Topic 740, “Accounting for Income Taxes,” to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

FitLife adopted the provisions of FASB Interpretation No. 48 – “Accounting For Uncertainty In Income Taxes”–an interpretation of ASC Topic 740 (“FIN 48”). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. FitLife considers many factors when evaluating and estimating FitLife’s tax positions and tax benefits, which may require periodic adjustments. At December 31, 2014, FitLife did not record any liabilities for uncertain tax positions.

Concentration of Credit Risk

FitLife maintains its operating cash balances in a bank located in Nebraska. The Federal Depository Insurance Corporation (“FDIC”) insures accounts up to $250,000.

Earnings Per Share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options, warrants, and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of FitLife. In the event of a loss, diluted loss per share is the same as basic loss per share, because of the effect of the additional securities, a net loss would be anti-dilutive.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of FitLife’s financial instruments, including cash, accounts payable and accrued liabilities, income tax payable and related party payable, if any, approximate fair value.

Recent Accounting Pronouncements

None.

Fiscal Year Ended December 31, 2014 Compared to Fiscal Year Ended December 31, 2013

Results of Operations

Net Sales. Revenue for the year ended December 31, 2014 increased to $19,960,376 as compared to $19,684,030 for the year ended December 31, 2013. This 1.4% increase was driven by continued strong sales growth in FitLife’s established distribution channels, and, to a lesser extent, by increased sales to certain customers during the quarters ended March 31 and June 30, 2015 in advance of the planned transition to GNC’s centralized distribution platform, which went into effect May 1, 2014.  As anticipated, a material portion of FitLife’s distribution expense, which was previously recorded in cost of goods sold, was eliminated in the quarters ended September 30 and December 31, 2014, and instead impacted gross revenue through distributor-level pricing adjustments.  As a result, period over period revenue and cost comparisons for the fiscal year ended December 31, 2014 compared to the year ended December 31, 2013 was affected, as will the first quarter ending March 31, 2015 compared to the comparable period in 2014.

FitLife currently markets more than 60 products to over 1,200 domestic and international GNC franchise locations in more than ten countries. FitLife continually seeks to increase both the number of stores and number of approved products that comprise its domestic and international distribution footprint and, while no assurances can be given, anticipates that such efforts will continue to drive future revenue growth.  While currently not a material component of revenue, management anticipates that continued international expansion will be a major driver of future growth. Management further estimates that the anticipated near-term launch of its newest brand, Metis Nutrition, designed exclusively for the GNC corporate store opportunity could prove transformational to the business and be a driver of long term growth for FitLife.

Cost of Goods Sold. Cost of goods sold for the year ended December 31, 2014 increased to $ 12,867,466 as compared to $12,548,637 for the year ended December 31, 2013. This 2.5% increase is primarily attributable to increased unit and dollar sales volume during the 2014 period as well as from the shift in distribution expense caused by the transition to GNC’s centralized distribution platform, as discussed above.

General and Administrative Expense. General and administrative expense for the year ended December 31, 2014 decreased by $463,993 to $2,636,326 as compared to $3,100,320 for the year ended December 31, 2013. This decrease is principally attributable to a return to normal levels in 2014 after slightly higher than average costs in 2013 primarily related to increased legal expense and other expenses that can fluctuate from time to time in the normal course of business.

Selling and Marketing Expense. Selling and marketing expense for the year ended December 31, 2014 decreased to $2,378,413 as compared to $2,425,183 for the year ended December 31, 2013. This decrease is principally attributable to lower costs related to sample packs and trade shows, which was partially offset by increased product rebates and an increase in employee related costs.

Despite the decrease to selling and marketing expense in the 2014 period, as compared to the 2013 period, as net sales increase, FitLife expects selling and marketing expense to simultaneously increase, although management anticipates that selling and marketing expense will increase at a lower rate over the long-term. Notwithstanding the foregoing, management anticipates higher than average selling and marketing expense in early 2015 in support of the planned launch of its newest brand, Metis Nutrition.

Depreciation and Amortization. Depreciation and amortization for the years ended December 31, 2014 and 2013 decreased to $226,046 from $232,338, respectively.

Net Income/ (Loss). Net income was $1,673,602 for the year ended December 31, 2014, as compared to net income of $1,292,425 for the year ended December 31, 2013. This increase is principally attributable to lower operating expenses during the year ended December 31, 2014, which were more in line with historical levels.

Financial Position, Liquidity and Capital Resources

FitLife has historically financed its operations primarily through equity and debt financings, and more recently, cash flow from operations. FitLife has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees. FitLife did not engage in any financing activities during the year ended December 31, 2014. The anticipated cash derived from operations and existing cash resources are expected to provide for FitLife’s liquidity for the next 12 months.

Cash Provided by (Used in) Operating Activities. Net cash provided by operating activities was $1,506,426 in the fiscal year ended December 31, 2014, compared to cash provided by operating activities of $2,564,740 for the year ended December 31, 2013. The decrease is attributable to fluctuations in working capital accounts consistent with standard business practices. Notwithstanding the foregoing, net working capital increased to $7,109,990 as of the year ended December 31, 2014 from $5,659,176 as of December 31, 2013.

Net Cash Flows from Investing Activities. Cash provided by investing activities for the fiscal year ended December 31, 2014 was $46,584 as compared to $50,000 used in investing activities during the year ended December 31, 2013.  The increase in cash provided by investing activities is principally attributable to investment and subsequent write-off in YogaEarth LLC.

Net Cash Flows from Financing Activities. Cash used in financing activities for the year ended December 31, 2014 was $504,490 primarily attributable to principal reduction payments on FitLife’s existing five-year term loan with U.S. Bank (described below), as compared to $146,472 cash used in financing activities during the year ended December 31, 2013. The period-over-period difference relates to the receipt of $2.6 million from the issuance of a five-year term loan from U.S. Bank in fiscal 2013, the proceeds of which were used to retire existing preferred stock with a dramatically higher cost of capital. While no assurances can be given and, other than the fiscal 2013 activity related to the recapitalization of the balance sheet, FitLife has not needed to seek or secure additional working capital to operate and grow the business since the fourth quarter of 2010.

Working Capital. FitLife currently believes that it has adequate cash resources to fund its working capital requirements for the remainder of 2015. However, should FitLife be unable to generate sufficient revenue in the future to continue to achieve positive cash flow from operations, additional working capital will be required.  In the event FitLife no longer receives positive cash flow from operations, and management is unable to secure additional working capital, FitLife’s business would be materially and adversely harmed.

Three Months Ended June 30, 2015 Compared to the Three Months Ended June 30, 2014

Results of Operations

Net Sales.  Revenue for the three months ended June 30, 2015 was $5,027,003 compared to $5,986,686 for the three months ended June 30, 2014, a decrease of $959,683, or 16%. Revenue for the six months ended June 30, 2015 decreased 28% to $8,869,425 as compared to $12,319,763 for the six months ended June 30, 2014. The decrease in total revenue for the three and six month period ended June 30, 2015 was driven by (i) ) approximately $3.0 million of non-recurring revenue during the comparable six month period ended June 30, 2014 related to the inventory build-out by some customers in advance of iSatori’s transition to GNC’s centralized distribution platform; (ii) a continued order backlog of $1.2 million as of the beginning of the third quarter caused by certain short-term supply disruptions with independent third-party manufacturers, and (iii) pricing discounts related to the previously disclosed transition to GNC’s centralized distribution platform.

           FitLife management believes that the backlog and supply disruptions incurred in the six month period ended June 30, 2015 have largely been addressed, are nonrecurring, and should resolve themselves during the third quarter of 2015. The transition to GNC’s centralized distribution platform which established a new discounted pricing schedule placed into effect by GNC during the quarter ended June 30, 2014, which continued to affect sales during the three and six month periods ended June 30, 2015 compared to the comparable periods in 2014, is likewise anticipated to have a lesser impact on quarter over quarter and period over period comparisons in subsequent periods.  As discussed in prior FitLife reports filed with the SEC, the pricing discounts impacting revenue in the quarterly periods subsequent to the quarter ended March 31, 2014 were largely offset through lower cost of goods sold and operating expenses in such periods realized in connection with the transition to the new distribution platform.

           FitLife currently markets more than 60 products to over 1,400 GNC franchise locations both domestic and international, including the recent introduction of JXT5 under the Metis NutritionTM line for corporate stores. Including these products, FitLife introduced 20 new products at the GNC franchise convention which was held in Las Vegas, NV from June 29 to July 1, 2015  FitLife continually seeks to increase both the number of stores and number of approved products that comprise its domestic and international distribution footprint and, while no assurances can be given, we anticipate that such efforts, together with the introduction of additional new products and the recent launch of the Metis Nutrition line for corporate stores, will continue to drive future revenue growth. While currently not a material component of revenue, FitLif management anticipates that continued international expansion will be a major driver of future growth.

           Cost of Goods Sold.  Cost of goods sold for the three months ended June 30, 2015 decreased to $3,090,595 as compared to $3,738,337 for the three months ended June 30, 2014, and $5,357,305 during the six months ended June 30, 2015 as compared to $7,714,736 for the six months ended June 30, 2014.   The decrease during the three and six month periods was primarily attributable to lower sales volumes as disclosed above and partially offset by a reduction in overall direct costs in connection with the transition to GNC’s centralized distribution platform.

           General and Administrative Expense.   General and administrative expense for the three months ended June 30, 2015 decreased to $682,891 as compared to $786,799 for the three months ended June 30, 2014. The decrease in general and administrative expense for the period was primarily driven by lower credit card processing fees in connection with the transition to GNC’s centralized distribution platform, but offset by expenses incurred in connection with the proposed acquisition of iSatori, which totaled approximately $223,000. General and administrative expense for the six months ended June 30, 2015 increased to $1,615,137 as compared to $1,592,026 for the six months ended June 30, 2014.  The increase in the six month period in general and administrative expense is principally attributable to expenses incurred in connection with the proposed acquisition of iSatori, as discussed above.

           Selling and Marketing Expense.  Selling and marketing expense for the three and six months ended June 30, 2015 increased to $910,953 and $1,514,757, as compared to $588,512 and $1,156,878 for the three and six months ended June 30, 2014, respectively. The increase in selling and marketing expense for the three- and six-month period ended June 30, 2015 is principally attributable to increased product rebate volume associated with the transition to GNC’s centralized distribution platform versus the comparable periods during 2014, as well as expenses incurred in connection with the launch of the Metis NutritionTM line of products, and attending GNC’s franchisee convention, both during the quarter ended June 30, 2015. As net sales increase, selling and marketing expense is anticipated to simultaneously increase, although management anticipates that selling and marketing expense will increase at a lower rate in subsequent.

           Depreciation and Amortization.  Depreciation and amortization for the three months ended June 30, 2015 decreased to $55,388 as compared to $56,448 for the three months ended June 30, 2014.  Depreciation and amortization for the six months ended June 30, 2015 decreased to $110,665 as compared to $112,897 for the six months ended June 30, 2014.

           Net Income/(Loss).  We generated net income of $243,537 for the three months ended June 30, 2015 as compared to a profit of $725,215 for the three months ended June 30, 2014. The decrease was principally attributable to decreased sales volume and expenses incurred in connection with the proposed acquisition of iSatori. We generated a profit of $201,274 for the six months ended June 30, 2015 as compared to a profit of $1,618,561 for the six months ended June 30, 2014.

Liquidity and Capital Resources

FitLife has historically financed its operations primarily through equity and debt financings, and more recently, cash flow from operations. FitLife has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees. FitLife did not engage in any financing activities during the quarter ended March 31, 2015. The anticipated cash derived from operations and existing cash resources are expected to provide for FitLife’s liquidity for the next 12 months.

Cash Provided by/(Used in) Operations. FitLife’s cash provided by operating activities for the six months ended June 30, 2015 was $560,156, as compared to cash provided by operating activities of $811,692 for the six months ended June 30, 2014. The decrease is attributable to fluctuations in working capital accounts consistent with standard business practices and lower sales volumes. Notwithstanding the foregoing, net working capital decreased slightly to $7,142,458 as of the quarter ended June 30, 2015 from $7,180,811 as of June 30, 2014.

Cash Provided by/(Used in) Investing Activities.  Cash used in investing activities for the six months ended June 30, 2015 was $(326,902) as compared to $50,000 provided by investing activities for the three months ended June 30, 2014.  The primary difference was the $324,688 recorded in connection with FitLife’s Repurchase Program.

Cash Provided by/(Used in) Financing Activities.   FitLife’s cash used in financing activities for the six months ended June 30, 2015 was $(251,312), as compared to $(242,397) cash used in financing activities during the three months ended June 30, 2014, both of which exclusively related the repayment of principal under FitLife’s existing term loan with U.S. Bank.

ISFL Merger Sub, Inc.

ISFL Merger Sub, Inc., or Merger Sub, a wholly owned subsidiary of FitLife, is a Delaware corporation formed on May 13, 2015, for the purpose of effecting the merger.  Merger Sub has not conducted any activities other than those incidental to tis formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected pro forma condensed financial information of FitLife and iSatori combines the consolidated financial information of FitLife for the year ended December 31, 2014 and for the six month period ended June 30, 2015 with the consolidated financial information of iSatori for the year ended December 31, 2014 and for the six months ended June 30, 2015.

FitLife and iSatori present the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had FitLife and iSatori completed the merger on the dates indicated. In addition the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and for year ended December 31, 2014 combines the historical consolidated statements of operations of FitLife and iSatori, giving effect to the merger as if it had occurred on January 1, 2014. The unaudited pro forma combined balance sheet as of June 30, 2015 combines the historical consolidated balance sheets of FitLife and iSatori, giving effect to the merger as if it had occurred on March 31, 2015

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of FitLife and iSatori, which are included in this proxy statement/prospectus.

Pro Forma Consolidated Combined Balance Sheet (Unaudited)
For the Six Month Period Ended June 30, 2015

ASSETS	FitLife	iSatori,	Pro forma	Pro forma
	Brands, Inc.	Inc.	Adjustments	Combined
Current Assets
Cash & cash equivalents	4,335,640	390,112	(390,112)	4,335,640
Accounts receivable	2,973,249	1,349,065	-	4,322,314
Inventory	1,842,068	2,158,853	-	4,000,921
Prepaid & other	830,981	796,145	-	1,627,126
Total current assets	9,981,937	4,694,175	(390,112)	14,286,000

Property and equipment, net	4,530	240,325	-	244,855
Intangible assets	957,967	-	5,334,297	6,292,264
Other assets	3,048	143,808	-	146,856
Investments	-	-	-	-
TOTAL ASSETS	10,947,483	5,078,308	4,944,185	20,969,976

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities
Accounts payable	1,582,614	1,905,258	-	3,487,872
Accrued liabilities and other	303,550	505,280	-	808,830
Current portion of long term debt	516,227	-	-	516,227
Line of credit	437,089	1,275,000	(390,112)	1,321,977
Total current liabilities	2,839,480	3,685,538	(390,112)	6,134,906

Long-term debt	1,179,292	-	-	1,179,292
Other long-term liabilities	-	-	-	-
Total Liabilities	4,018,772	3,685,538	(390,112)	7,314,198

STOCKHOLDERS' EQUITY
Convertible preferred stock	-	225	(225)	-
Common stock	80,494	133,688	(93,164)	121,018
Additional paid-in capital	26,295,640	5,058,077	1,628,466	32,982,183
Accumulated deficit	(19,447,423)	(3,799,220)	3,799,220	(19,447,423)
Total Stockholders' Equity	6,928,771	1,392,770	5,334,297	13,655,777
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	10,947,483	5,078,308	4,944,185	20,969,974

Pro Forma Combined Statement of Operations (Unaudited) For the Six Month Period ended June 30, 2015

	FitLife	iSatori, Inc.	Pro forma	Pro forma
	Brands, Inc.		Adjustments	Combined
Revenue
Product sales	8,869,425	5,859,116	-	14,728,541
Other revenue	-	58,600	-	58,600
Total revenue	8,869,425	5,917,716	-	14,787,141
Cost of goods sold	5,357,305	3,204,205		8,561,510
Gross profit	3,512,120	2,713,511	-	6,225,631

Operating expenses
General and administrative	1,615,137	1,906,144	-	3,521,281
Selling and marketing	1,514,757	1,123,165	-	2,637,922
Depreciation and amortization	110,665	48,260	-	158,925
Total operating expenses	3,240,559	3,077,569	-	6,318,128

Income (loss) from operations	271,561	(364,058)	-	(92,497)

Interest and other expense
Interest expense	40,528	36,311	-	76,839
Other (income) expense	-	85,228	-	85,228
Total interest and other expense	40,528	121,539	-	162,067

Income taxes	29,758	10,726	-	40,484

Net income (loss)	201,274	(496,323)	-	(295,049)

Pro Forma Consolidated Combined Statement of Operations (Unaudited) For the Period Ended December 31, 2014
	FitLife Brands, Inc.	iSatori, Inc.	Pro forma Adjustments	Pro forma Combined
Revenue
Product sales	19,960,376	9,513,606	-	29,473,982
Other revenue	-	141,182	-	141,182
Total revenue	19,960,376	9,654,788	-	29,615,164
Cost of goods sold	12,867,466	4,727,660	-	17,595,126
Gross profit	7,092,910	4,927,128	-	12,020,038

Operating expenses
General and administrative	2,636,326	3,582,681	-	6,219,007
Selling and marketing	2,378,413	2,353,018	-	4,731,431
Depreciation and amortization	226,046	78,574	-	304,620
Total operating expenses	5,240,785	6,014,273	-	11,255,058

Income (loss) from operations	1,852,125	(1,087,145)	-	764,980

Interest and other expense
Interest expense	94,667	49,540	-	144,207
Other (income) expense	(87,500)	(244,973)	-	(332,473)
Total interest and other expense	7,167	(195,433)	-	(188,266)

Income taxes	171,355	278,697	-	450,052

Net income (loss)	1,673,602	(1,170,409)	-	503,193

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.           Description of Transaction and Basis of Presentation

Description of Transaction

On May 18, 2015, FitLife entered into the merger agreement with iSatori pursuant to which iSatori will merge with and into a wholly subsidiary of FitLife, with iSatori surviving as a wholly-owned subsidiary of FitLife.

At the effective time of the merger, each share of iSatori common stock will be converted into the right to receive 0.3000 of a share of FitLife common stock, with cash paid in lieu of fractional shares. Each share of Series A and Series D preferred stock will be converted into the right to receive the number of shares of FitLife common stock for each share of iSatori common stock into which such share of preferred stock is convertible as of the effective time of the merger.

The exchange ratio will be adjusted, if at all, based on an estimate, made five days before the closing date of the merger, of the total on the closing date by which iSatori’s net debt is more or less than $900,000, and iSatori’s non-cash working capital is less or more than $2,370,000.  If this total, referred to as the “total adjustment amount” is greater than $75,000, then the exchange ratio will be increased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504, iSatori’s fully diluted outstanding shares as of the date of the merger agreement.  If the total adjustment amount is less than negative $75,000 then the exchange ratio will be decreased by an amount equal to the total adjustment amount divided by $1.66, then divided again by 13,508,504.

Each iSatori option, warrant and restricted stock unit will be converted into an option or warrant or restricted stock unit as applicable, and a converted option or warrant will be entitled to purchase a number of shares of FitLife common stock equal to the number of shares of iSatori common stock for which the option or warrant was exercisable for immediately prior to the effective time of the merger, multiplied by the exchange ratio.  The exercise price for a converted option or warrant will be the exercise price of the option or warrant immediately prior to the effective time of the merger divided by the exchange ratio.  All iSatori options, warrants and restricted stock units will continue to be subject to all of their other respective terms and conditions.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC and are intended to show how the merger might have affected the historical financial statements if the merger had been completed on January 1, 2014 and for the six month period ended June 30, 2015 for the purposes of the statements of operations and June, 2015 for the purposes of the balance sheet. To the extent there are significant changes to the combined company's business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and for year ended December 31, 2014 combines the historical consolidated statements of operations of FitLife and iSatori, giving effect to the merger as if it had occurred on January 1, 2014. The unaudited pro forma combined balance sheet as of June 30, 2015 combines the historical consolidated balance sheets of FitLife and iSatori, giving effect to the merger as if it had occurred on June 30, 2015.

The unaudited pro forma condensed combined financial statements assume an exchange ratio of 0.3000 shares of FitLife common stock for each share of iSatori common stock. As described above, the exchange ratio will be adjusted upward or downward, if at all, only as a result of changes to iSatori’s net debt and non-cash working capital.

2.           Pro Forma Adjustments

The pro forma adjustments are as follows:

1. The proposed transaction assumes the cash and cash equivalents of iSatori will be used to reduce iSatori’s line of credit debt concurrent with it being either assumed or refinanced by FitLife at closing.

2. The remaining pro forma adjustments to the balance sheet reflect standard purchase accounting for the merger, whereby the prior balances of the shareholder equity accounts from iSatori’s balance sheet are eliminated and replaced by the aggregate purchase price paid for the equity in connection with the merger at closing.  The amount booked to goodwill represents the difference between the purchase price and the market value of net assets of iSatori. For the purpose of the pro forma adjustment, the purchase price equals the number of shares of FitLife common stock expected to be issued to shareholders of iSatori in connection with the merger, (i.e., 4,052,450) multiplied by the price of FitLife common stock as of the date the merger was announced (i.e., $1.66). The actual purchase price may differ significantly based on (a) the stock price of FitLife at the effective time of the merger and (b) certain costs expected to be capitalized in connection with the preparation of this registration statement. Moreover, while the number of shares of FitLife to be issued to shareholders of iSatori in connection with the merger is not dependent on the underlying stock price of FitLife at closing, it is subject to potential adjustment based on the net debt and non-cash working capital amounts of iSatori expected to be assumed by FitLife in connection with the merger at closing.

FITLIFE STOCK OWNERSHIP INFORMATION

The following table discloses certain information as of August 13, 2015 as to shares of FitLife’s common stock beneficially owned by: (i) each person who is known by FitLife to own beneficially more than 5% of FitLife’s common stock, (ii) each of FitLife’s current directors, (iii) each of FitLife’s named executive officers and (iv) all of FitLife’s current directors and executive officers as a group. Except as indicated in the footnotes to the following table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

The percentage of the shares of FitLife’s common stock beneficially owned is based on 8,119,971 shares issued and outstanding as of August 13, 2015. In addition, shares acquirable within 60 days of August 13, 2015 pursuant to options or other securities are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act.

Name and Address of Owner	Title of Class	Number of Shares Owned	Percentage of Class(1)

Michael Abrams(2) c/o FitLife Brands, Inc. 4509 South 143rd Street, Suite 1 Omaha, NE 68137	Common Stock	452,000	5.49%

Lewis Jaffe(3) c/o FitLife Brands, Inc. 4509 South 143rd Street, Suite 1 Omaha, NE 68137	Common Stock	72,000	* %

John Wilson(4) c/o FitLife Brands, Inc. 4509 South 143rd Street, Suite 1 Omaha, NE 68137	Common Stock	655,742	7.91%

Grant Dawson(5) c/o FitLife Brands, Inc. 4509 South 143rd Street, Suite 1 Omaha, NE 68137	Common Stock	24,433	* %

Fadi Aramouni(6) c/o FitLife Brands, Inc. 4509 South 143rd Street, Suite 1 Omaha, NE 68137	Common Stock	22,812	* %

All Officers and Directors as a group (5 persons)	Common Stock	1,226,987	14.52%

Jason Adelman Cipher Capital Partners, LLC c/o Rothschild 1251 Avenue of the Americas, Suite 936 New York, NY 10020	Common Stock	811,267	9.99%

Jeffrey Greenblatt 14 East 60th Street, Suite 600 New York, NY 10022	Common Stock	870,697	10.72%

(1)	* Less than 1%

(2)	Includes stock options to purchase 60,000 and 50,000 shares of common stock, exercisable at $0.90 and $2.30 per share, respectively.

(3)	Includes stock options to purchase 10,000 and 15,000 shares of common stock, exercisable at $0.90 per share and $2.30 per share, respectively.

(4)
Includes: (i) options to purchase 50,000 shares of common stock, exercisable at $0.90 per share; (ii) options to purchase 50,000 shares of common stock, exercisable at $1.00 per share; and (iii) options to purchase 75,000 shares of common stock, exercisable at $2.30 per share.

(5)	Includes stock options to purchase 10,000 shares of common stock, exercisable at $2.30 per share.

(6)	Includes stock options to purchase 10,000 shares of common stock, exercisable at $2.30 per share.

DESCRIPTION OF FITLIFE CAPITAL STOCK

FitLife is authorized to issue 150,000,000 shares of common stock, $0.01 par value, of which 8,082,971 shares were issued and outstanding as the date of this proxy statement/prospectus. FitLife is authorized to issue 10,000,000 shares of preferred stock, consisting of 10,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value, 1,000 shares of its 10% Cumulative Perpetual Series B Preferred Stock, $0.01 par value, and 500 shares of its Series C Convertible Preferred Stock, par value $0.01, none of which were issued and outstanding as of the date of this proxy statement/prospectus. 590,000 shares of FitLife common stock are reserved for issuance pursuant to stock plans, options and restricted stock units, and115,139 shares of FitLife common stock are reserved for issuance pursuant to warrants as of the date of this proxy statement/prospectus.

Dividend Policy

FitLife has never declared or paid any cash dividends on its common stock. FitLife currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, FitLife not anticipate paying any cash dividends in the foreseeable future.

Voting Rights

Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of Common Stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the FitLife, holders of common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible.

Preemptive Rights

Holders of common stock do not have preemptive rights.

Other Provisions

The common stock offered by this proxy statement/prospectus when issued will be duly and validly authorized and issued, and fully paid and non–assessable.

Transfer Agent

The transfer agent and registrar for FitLife common stock is Colonial Stock Transfer

Listing

The common stock is traded OTC under the symbol FTLF.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF ISATORI AND FITLIFE

FitLife is incorporated under Nevada law and iSatori is incorporated under Delaware law. The following table compares the material differences between the current rights of FitLife and iSatori stockholders under, in the case of FitLife, FitLife’s articles of incorporation, as amended, and bylaws, and, in the case of iSatori, iSatori’s amended and restated certificate of incorporation and amended and restated bylaws. The following information is a summary and does not purport to be complete. For more complete information, you should read the governing documents of both FitLife and iSatori. To find out where you can obtain these documents, see “Where You Can Find More Information.”

	FitLife Stockholder Rights	iSatori Stockholder Rights
Authorized Capital	The authorized capital stock of FitLife is 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.	The authorized capital stock of iSatori is 56,250,000 shares of common stock, par value $.01 per share and 750,000 shares of preferred stock, par value $.01 per share.

Number of Directors	The FitLife bylaws provide that the number of directors shall not be fewer than one nor more than nine.
 Under Delaware law, iSatori must have one or more directors. By current action of iSatori’s board, pursuant to its amended and restated certificate of incorporation, the number of directors has been set at six.

Removal of Directors	Once elected, directors may be removed only by the affirmative vote of not less than a majority of the voting power of the issued and outstanding stock entitled to vote at an election of directors.	Under Delaware law, directors may be removed by the holders of a majority of shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors
The FitLife bylaws provide that any vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors, though less than a quorum.

The iSatori amended and restated certificate of incorporation provides that any vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors, though less than a quorum.

Committees of the Board of Directors
The FitLife bylaws provide that the board  may designate one or more committees, each committee to consist of one more directors, which, to the extent provided in the resolution or resolutions or the bylaws, may exercise the powers of the board in the management of the business and affairs of FitLife. The current committees of the FitLife Board of Directors are the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.

The iSatori amended and restated certificate of incorporation provides that the iSatori board may designate one or more committees of the board. The current committees of the iSatori Board of Directors are the Compensation Committee and the Audit Committee.

Stockholder Quorum	The FitLife bylaws provide that the holders of a majority of the outstanding shares of FitLife entitled to vote shall constitute a quorum for all purposes of such meetings.
The iSatori bylaws provide that the holders of a majority of the shares of the stock of iSatori issued and outstanding and entitled to vote at any meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting for the transaction of business.

Stockholder Action by Written Consent
The FitLife bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

The iSatori bylaws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders may be effected by written consent signed by stockholders representing the number of votes as necessary to take the proposed action.

Special Meetings of Stockholders
Under Nevada law, unless otherwise provided in the articles of incorporation or bylaws, the entire Board of Directors, any two directors or the president may call annual and special meetings of the stockholders and directors.

The FitLife bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the president, any vice president, any two members of the Board of Directors, or the holders of at least 10% of all the outstanding shares of FitLife.

Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

The iSatori bylaws provide that special meetings of stockholders may be called only by the iSatori chairman, chief executive officer, the president or the board pursuant to a resolution adopted by a majority of the board.

Amendment of Certificate of Incorporation
Amendment of the FitLife articles of incorporation requires the approval by holders of a majority of the voting power of the outstanding shares of each class entitled to vote as a separate class on such matters.

The iSatori amended and restated certificate of incorporation provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of iSatori entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of the certificate of incorporation inconsistent with the current provisions of the certificate of incorporation dealing with the board of directors, bylaws, meetings of the iSatori’s stockholders or amendment of the certificate of incorporation.

Amendment of Bylaws	The bylaws may be amended, supplemented or repealed by a majority of the FitLife board.
The iSatori board by majority  vote may adopt, amend, alter or repeal the iSatori bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders at meeting duly noticed and called for such purpose.

Indemnification and Liability Exculpation of Directors and Officers
FitLife’s bylaws provide that, to the fullest extent permitted by Nevada law, FitLife shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding. Employees, agents, and other persons may be similarly indemnified by FitLife, including advancement of expenses, in such case or cases and to the extent set forth in a resolution or resolutions adopted by the FitLife board. No amendment to this bylaw shall have any effect on indemnification or advancement of expenses relating to any event arising prior to the date of such amendment. The Nevada Revised Statutes do not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The iSatori amended and restated certificate of incorporation excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. Also, iSatori has agreed to indemnify its directors against expenses, judgments and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in iSatori’s best interests. The iSatori bylaws further provide indemnification of directors and officers to the fullest extent permitted by law, and advancement of expenses.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for FitLife by McGrath North Mullin & Kratz PC LLO.

EXPERTS

iSatori

The consolidated financial statements of FitLife as of December 31, 2014 and December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of EKS&H LLLP, independent registered public accounting firm, incorporated by reference into this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

FitLife

The consolidated financial statements of FitLife as of December 31, 2014 and 2013 and for the years then ended appearing in this proxy statement/prospectus which is part of a registration statement, have been so included in reliance on the report of Tarvaran, Askelson & Company, LLC, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

If the merger agreement is adopted and the merger is approved by the requisite vote of the iSatori stockholders and the merger is consummated, iSatori will become a wholly-owned subsidiary of FitLife and, consequently, will not hold an annual meeting of its stockholders in 2016. iSatori stockholders will be entitled to participate, as stockholders of FitLife, in the 2016 annual meeting of stockholders of FitLife.

If the merger agreement is not adopted and the merger is not approved by the requisite vote of the iSatori stockholders or if the merger is not completed for any reason, iSatori may hold an annual meeting of its stockholders in 2016.

For inclusion in iSatori’s proxy statement and form of proxy relating to iSatori’s 2016 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary at iSatori’s corporate offices at 15000 6th Avenue, Suite 202, Golden, Colorado 80401, Attention: Corporate Secretary, no later than April 30, 2016.

Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if iSatori’s Corporate Secretary receives any stockholder proposal at the address listed above after April 30, 2016, that is intended to be presented at the 2016 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to in this proxy statement/prospectus as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. Each of iSatori and FitLife will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: iSatori, Inc., 15000 6th Avenue, Suite 202, Golden, Colorado 80401, Attention: Corporate Secretary, Phone: (303) 215-9174 or to FitLife Brands, Inc., 4509 South 143rd Street, Suite 1, Omaha, Nebraska 68137, Attention: Corporate Secretary, Phone: (420) 333-5260.

WHERE YOU CAN FIND MORE INFORMATION

iSatori and FitLife each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including iSatori and FitLife, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult iSatori’s or FitLife’s website for more information about iSatori or FitLife, respectively. iSatori’s website is www.isatori.com. FitLife’s website is www.fitlifebrands.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

FitLife has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of FitLife common stock to be issued to iSatori stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about FitLife and FitLife common stock. The rules and regulations of the SEC allow iSatori and FitLife to omit certain information included in the registration statement from this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 25, 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither iSatori’s mailing of this proxy statement/prospectus to iSatori stockholders nor the issuance by FitLife of common stock in the merger will create any implication to the contrary

This document contains a description of the representations and warranties that each of iSatori and FitLife made to the other in the merger agreement. Representations and warranties made by iSatori, FitLife and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document. These materials are included to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of FitLife Brands, Inc.
Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of FitLife Brands, Inc. (Company) and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. FitLife Brands, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FitLife Brands, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Tarvaran, Askelson & Company

Dana Point, California
March 25, 2015

FITLIFE BRANDS, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS:	December 31,	December 31,
	2014	2013

CURRENT ASSETS
Cash	$4,353,699	$3,305,179
Accounts receivable, net	1,685,623	1,259,887
Inventory	2,284,922	2,752,636
Deferred Taxes	689,000	689,000
Prepaid expenses and other current assets	47,202	127,448
Total current assets	9,060,446	8,134,150

PROPERTY AND EQUIPMENT, net	3,107	5,988

Intangibles assets, net	1,037,369	1,037,117
Long-term investments	-	50,000
Deposits	3,048	3,048
TOTAL ASSETS	$10,103,970	$9,230,303

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$813,600	$1,204,894
Accrued expenses and other liabilities	152,736	280,402
Income tax payable	40,000	48,000
Line of credit	437,089	437,089
Current Portion of Term Loan Agreement	507,031	489,129
Redemption of preferred stock payable	-	15,459
Total current liabilities	1,950,456	2,474,974

LONG-TERM DEBT	1,439,799	1,946,733

TOTAL LIABILITIES	3,390,255	4,421,707

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 150,000,000 shares authorized; 8,198,516 and 8,110,853 issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	81,985	81,109
Subscribed common stock	38	66
Additional paid-in capital	26,280,388	26,049,722
Accumulated deficit	(19,648,697)	(21,322,299)
Total stockholders' equity	$6,713,714	$4,808,598

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,103,970	$9,230,303

The accompanying notes are an integral part of these consolidated financial statements

 FITLIFE BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

Revenue	$19,960,376	$19,684,030
Total	19,960,376	19,684,030

Cost of Goods Sold	12,867,466	12,548,637
Gross Profit	7,092,910	7,135,393

OPERATING EXPENSES:
General and administrative	2,636,326	3,100,320
Selling and marketing	2,378,413	2,415,183
Depreciation and amortization	226,046	232,338
Total operating expenses	5,240,785	5,747,841
OPERATING INCOME (LOSS)	1,852,125	1,387,552

OTHER (INCOME) AND EXPENSES
Interest expense	94,667	40,906
Other expense (income)	(87,500)	(36,279)
Total other (income) expense	7,167	4,627

INCOME TAXES (BENEFIT)	171,355	90,500

NET INCOME (LOSS)	$1,673,602	$1,292,425

NET INCOME (LOSS) PER SHARE:
Basic	$0.20	$0.17
Diluted	$0.20	$0.14
Basic	8,180,428	7,830,909
Diluted	8,577,597	8,951,051

The accompanying notes are an integral part of these consolidated financial statements

FITLIFE BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

Net income	$1,673,602	$1,292,425
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	226,046	232,338
Common stock issued (cancelled) for services	116,334	354,039
Warrants and options issued (cancelled) for services	32,679	40,896
Gain on write-up of investment	(137,500)	-
Gain on redemption of preferred stock and warrants	-	(86,278)
Changes in operating assets and liabilities:
Accounts receivable	(425,735)	(290,776)
Inventory	467,713	932,355

Prepaid expenses	80,246	(10,389)

Accounts payable	(391,295)	(4,486)
Accrued liabilities	(127,666)	88,615
Income tax payable	(8,000)	16,000
Net cash provided by (used in) operating activities	1,506,426	2,564,740

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,417)	-
Long-term investment	50,000	(50,000)

Net cash provided by (used in) investing activities	46,584	(50,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	2,600,000
Payments for redemption of preferred stock	(15,459)	(2,582,333)
Repayments of note payable	(489,032)	(164,139)
Net cash provided by (used in) financing activities	(504,490)	(146,472)

INCREASE (DECREASE) IN CASH	1,048,520	2,368,268
CASH, BEGINNING OF PERIOD	3,305,179	936,911
CASH, END OF PERIOD	$4,353,699	$3,305,179

Supplemental disclosure operating activities

Cash paid for interest	$94,667	$40,906

The accompanying notes are an integral part of these consolidated financial statements

 FITLIFE BRANDS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

			Preferred Stock						Additional Paid-in
	Common Stock		Preferred A			Preferred B		Preferred C		Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

DECEMBER 31, 2012	74,753,482	$747,534	-	$-	103.3	$757,063	125.0	$50,756	$26,864,676	$(22,614,724)	$5,805,307

Common stock issued for services	3,005,000	30,050							310,900		340,950

Preferred B shares accumulated dividends						137,639			(137,639)		-

Preferred C shares accumulated dividends								39,414	(39,414)		-

Options and warrants issued for services									40,896		40,896

Reverse stock split existing shares	(69,978,160)	(699,782)							699,782		-

Reverse stock split recap shares	(2,974,804)	(29,748)							29,743		(5)

Redemption of Preferred B shares					(103.3)	(894,703)			(1,032,999)		(1,927,702)

Redemption of Preferred C shares							(62.5)	(45,085)	(624,999)		(670,084)

Conversion of Preferred C shares	2,680,337	26,803					(62.5)	(45,085)	(142,538)		(160,820)

Exchange of Preferred C warrants	624,998	6,250							68,293		74,543

Subscribed common stock	6,621	66							13,023		13,089

Net income										1,292,425	1,292,425

DECEMBER 31, 2013	8,117,474	$81,175	-	$-	-	$-	-	$-	$26,049,722	$(21,322,299)	$4,808,598

Common stock issued for services	45,482	455							105,881		106,336

Common stock issued for settlement	35,560	356							82,144		82,500

Subscribed common stock	3,846	38							9,961		10,000

Options issued for services									32,679		32,679

Net income										1,673,602	1,673,602

DECEMBER 31, 2014	8,202,362	$82,024	-	$-	-	$-	-	$-	$26,280,388	$(19,648,697)	$6,713,714

The accompanying notes are an integral part of these consolidated financial statements.

FITLIFE BRANDS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2014 AND 2013

NOTE 1.  DESCRIPTION OF BUSINESS

Summary

FitLife Brands, Inc., formerly Bond Laboratories, Inc. (the “Company”), is a national provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”) (www.ndsnutrition.com), PMD™ (www.pmdsports.com), SirenLabs™ (www.sirenlabs.com) and CoreActive™ (www.coreactivenutrition.com). The Company manufactures and distributes a full line of nutritional supplements to support athletic performance, weight loss and general health predominantly through franchised General Nutrition Centers, Inc. (“GNC”) stores located both domestically and internationally.

The Company was incorporated in the State of Nevada on July 26, 2005. In October 2008, the Company acquired the assets of NDS Nutritional Products, Inc., a Nebraska corporation, and moved those assets into its wholly owned subsidiary NDS Nutrition Products, Inc., a Florida corporation (“NDS”).

FitLife Brands is headquartered in Omaha, Nebraska. For more information on the Company, please go to http://www.fitlifebrands.com. The Company’s common stock currently trades under the symbol FTLF on the OTCBB market.

Recent Developments

Share Repurchase Program

    On June 30, 2014, the Company’s Board of Directors approved a share repurchase program, pursuant to which the Company is authorized to purchase up to $600,000 of our common stock per annum, subject to maximum repurchases of $50,000 per month (the “Repurchase Program”). Additional purchases under the Repurchase Program may be made from time to time at the discretion of management as market conditions warrant and subject to certain regulatory restrictions and other considerations. In March 2015, the Board of Director’s approved an extension of the Repurchase Program, which enabled the Company to purchase a substantial number of shares in a single transaction on March 6, 2015. The extension did not affect the terms or conditions of the existing Repurchase Program. As of March 12, 2015, the Company had repurchased an aggregate total of 120,354 shares of our common stock, at an average purchase price of $2.15 per share.

NOTE 2.  BASIS OF PRESENTATION

The accompanying financial statements represent the consolidated financial position and results of operations of the Company and include the accounts and results of operations of the Company and its wholly owned subsidiaries.  The accompanying consolidated financial statements include the active entity of FitLife Brands, Inc. and its wholly owned subsidiaries.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  Significant accounting policies are as follows:

Principle of Consolidation

The consolidated financial statements include the accounts of the Company and NDS Nutrition Products, Inc.  Intercompany accounts and transactions have been eliminated in the consolidated condensed financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period.  Management evaluates these estimates and assumptions on a regular basis.  Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from product sales. The Company recognizes revenue from product sales in accordance with Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition in Financial Statements” which assesses revenue upon: (i) the time customers are invoiced at shipping point provided title and risk of loss has passed to the customer, (ii) evidence of an arrangement exists, (iii) fees are contractually fixed or determinable, (iv) collection is reasonably assured through historical collection results and regular credit evaluations, and (v) there are no uncertainties regarding customer acceptance.

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables which, in the quarter ended September 30, 2014, increased due principally to the transition to GNC’s centralized distribution platform. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. The Company recorded an expense of $2,269 related to bad debt and doubtful accounts during the year ended December 31, 2014, and wrote off $9,051 related to bad debt and doubtful accounts during the year ended December 31, 2013.

Allowance for Doubtful Accounts

The determination of collectability of the Company’s accounts receivable requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. The Company’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level we consider appropriate based on factors that affect collectability. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of customer credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2014, cash and cash equivalents include cash on hand and cash in the bank.

Inventory

The Company’s inventory is carried at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. The Company evaluates the need to record adjustments for inventory on a regular basis. Company policy is to evaluate all inventories including raw material and finished goods for all of its product offerings across all of the Company’s operating subsidiaries. At December 31, 2014 and December 31, 2013, the value of the Company’s inventory was $2,284,922 and $2,752,636, respectively.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculate depreciation for principal items of property and equipment are as follows:

Asset Category	Depreciation / Amortization Period
Furniture and Fixture	3 Years
Office equipment	3 Years
Leasehold improvements	5 Years

The Company adopted FASB ASC Topic 350, Goodwill and Other Intangible Assets. In accordance with ASC Topic 350, goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Impairment of Long-Lived Assets

In accordance with ASC Topic 3605, Long-Lived Assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated an impairment of long-lived assets.

Income Taxes

Deferred income taxes are provided based on the provisions of ASC Topic 740, Accounting for Income Taxes, to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48; Accounting For Uncertainty In Income Taxes - An Interpretation of ASC Topic 740 ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At December 31, 2014, the Company did not record any liabilities for uncertain tax positions.

Concentration of Credit Risk

The Company maintains its operating cash balances in a bank located in Nebraska. The Federal Depository Insurance Corporation (“FDIC”) insures accounts up to $250,000.

Earnings Per Share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options, warrants, and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. In the event of a loss, diluted loss per share is the same as basic loss per share, because of the effect of the additional securities, a result of the net loss would be anti-dilutive.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, income tax payable and related party payable, if any, approximate fair value.

Recent Accounting Pronouncements

None.

NOTE 4.  PREPAID EXPENSES

The Company has prepaid expenses as of December 31, 2014 and 2013 as follows:

	December 31,
	2014	2013
Prepaid Expenses	47,202	127,448
Total	$47,202	$127,448

NOTE 5.  INVENTORIES

The Company inventories as of December 31, 2014 and 2013 consists as follows:

	December 31,
	2014	2013
Finished goods	$1,904,950	$2,140,185
Components	379,972	612,451
Total	$2,284,922	$2,752,636

NOTE 6.  PROPERTY AND EQUIPMENT

The Company has fixed assets as of December 31, 2014 and 2013 as follows:

	December 31,
	2014	2013
Equipment	$289,169	$285,753
Accumulated depreciation	$(286,063)	$(279,765)
Total	$3,107	$5,988

Depreciation expense was $6,298 for December 31, 2014 compared to $12,589 for December 31, 2013.

NOTE 7.  ACQUISITION

On October 1, 2008, the Company entered into an Asset Purchase Agreement with Cory Wiedel and Ryan Zink (the “Shareholders”), and NDS Nutritional Products, Inc. (“NDS”), a Nebraska corporation. The Company purchased substantially all of the tangible properties, equipment, tenant improvements, customer accounts, customer lists, goodwill, software, intellectual property, component inventory and all insurance benefits, including rights and proceeds in or related to the retail operations of NDS, in accordance with the provisions of the definitive transaction documents.  The estimated purchase price was $2,645,684.  In addition to $700,000 in cash, the purchase price consisted of promissory notes and an earn-out based on gross profits of NDS.

On September 30, 2009, the Company amended the terms to the above referenced Asset Purchase Agreement originally dated October 1, 2008 by and between the Shareholders, NDS and the Company. Under the terms of the amendment, all remaining obligations payable by the Company in connection with the earn-out and outstanding secured promissory notes were replaced in their entirety by a new promissory note (the “New Note”) with an original principal amount of $621,775.01 payable in monthly installments commencing as of March 1, 2010, accruing at the rate of eight percent (8%) per annum, and due and payable in full on December 31, 2010.

On November 15, 2010, the Company entered into an Amended and Restated Secured Promissory Note by and among FitLife Brands, Inc., NDS Nutrition Products, Inc. and NDS Nutritional Products, Inc., as well as other ancillary documents in connection with such transaction in replacement of that certain Secured Promissory Note by and among the parties dated September 30, 2009. The Amended and Restated Secured Promissory Note, which became effective December 1, 2010, calls for an initial payment by the Company of $205,000 on December 1, 2010 and ongoing monthly payments of $17,350 throughout 2011 in full satisfaction of the note. The Secured Promissory Note, which was replaced by the Amended and Restated Secured Promissory Note, had a remaining principal balance of approximately $400,000 and matured in December of 2010.

The Company hired a third-party expert to prepare a valuation analysis to assist management of the Company in its allocation of the purchase price, primarily through the determination of the fair value and remaining useful lives of the intangible assets from the acquisition of NDS Nutritional Products, Inc. in 2008. Based on that analysis, the Company determined that there was no impairment for the year ended December 31, 2014 or 2013.

The amortization expense for all intangible assets is grouped with the depreciation expense for the related reporting period, and reported in the Statements of Operations and the Statements of Cash Flows as “Depreciation and amortization” expense. The Company calculates the weighted average of the average amortization period, in total and by major define-lived intangible asset on a straight-line basis over the estimated useful lives of the related assets that is ten years in accordance with the agreements with the above intangible assets.

The Company had total amortization expense of $219,749 for December 31, 2014 and December 31, 2013.

NOTE 8.  INTELLECTUAL PROPERTY

During the fiscal year ended December 31, 2014 the Company wrote off the remaining balance of its investment in YogaEarth Group LLC (“YogaEarth”) and recorded a $50,000 expense in connection with the write off. Contemporaneously with the write off, the Company, YogaEarth and other third parties (collectively, the “Parties”) entered into a settlement agreement (the “Settlement”) related to prior investment activity and intellectual property development initiatives undertaken by the Parties. Under the terms of the Settlement, YogaEarth agreed to sell its 50% ownership position in the kaniwa protein extraction intellectual property (the “Kaniwa IP”) to the other Parties for the termination of certain equity rights and claims held by such parties in and against YogaEarth. Under the terms of the Settlement, the Company issued shares of its common stock with a fair market value of $84,500 to third parties in exchange for their 37.5% of the Kaniwa IP, resulting in the Company owning 100% of the Kaniwa IP. The Company booked the $220,000 implied value of the Kaniwa IP to intangible assets, net and recorded a gain on the transaction of $137,500. Following the execution of the Settlement, the Company filed a patent application with the USPTO for the Kaniwa IP. On December 22, 2014, the USPTO notified the Company that its claims under the Kaniwa IP were not allowed. The Company intends to file a response with the USPTO on or around March 23, 2015.

NOTE 9.  NOTE PAYABLES

Notes payable consist of the following as of December 31, 2014 and December 31, 2013:

	December 31,	December 31,
	2014	2013
Revolving line of credit of $3,000,000 from US Bank, dated April 9, 2009, as amended July 15, 2010, May 25, 2011, August 22, 2012, April 29, 2013, May 22, 2014 and June 25, 2014 at an interest rate of 3.0% plus the one-month LIBOR quoted by US Bank from Reuters Screen LIBOR. The line of credit matures May 15, 2015 and is secured by 80% of the eligible receivables and 50% of the eligible inventory (such inventory amount not to exceed 50% of the borrowing base) of NDS Nutrition Products, Inc. The Company pays interest only on this line of credit.	$437,089	$437,089

Term loan of $2,600,000 from US Bank, dated September 4, 2013, at a fixed interest rate of 3.6%. The term loan amortizes evenly on a monthly basis and matures August 15, 2018.	$1,946,830	$2,435,862

Total of notes payable and advances	$2,383,919	$2,872,951

Less Current Portion:	$(944,120)	$(926,218)

Long-Term Portion:	$1,439,799	$1,946,733

NOTE 10.  EQUITY

Common and Preferred Stock

The Company is authorized to issue 150,000,000 shares of common stock, $0.01 par value per share, of which 8,198,516 common shares were issued and outstanding as of December 31, 2014. The Company is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. At present, the Company is authorized to issue, subject to the 10,000,000 share limit, 10,000,000 shares of its Series A Convertible Preferred Stock, $0.01 par value, 1,000 shares of its 10% Cumulative Perpetual Series B Preferred Stock, $0.01 par value, and 500 shares of its Series C Convertible Preferred Stock, par value $0.01, none of which were issued and outstanding as of December 31, 2014.

As of December 31, 2014, 3,846 shares of common stock were subscribed.

Options

As of December 31, 2014, 220,000 options to purchase common stock of the Company were issued and outstanding, 120,000 of which had an exercise price equal to $0.90 per share, 60,000 of which had an exercise price equal to $1.00 per share, and 40,000 of which had an exercise price equal to $2.20 per share. During the fiscal year ended December 31, 2014, the Company issued 40,000 options to key employees with an exercise price equal to $2.20 for which it recorded an expense of $32,679.

Warrants

The Company values all warrants using the Black-Scholes option-pricing model.  Critical assumptions for the Black-Scholes option-pricing model include the market value of the stock price at the time of issuance, the risk-free interest rate corresponding to the term of the warrant, the volatility of the Company’s stock price, dividend yield on the common stock, as well as the exercise price and term of the warrant.  The Black Scholes option-pricing model was the best determinable value of the warrants that the Company “knew up front” when issuing the warrants in accordance with Topic 505. Other than as expressly noted below, the warrants are not subject to any form of vesting schedule and, therefore, are exercisable by the holders anytime at their discretion during the life of the warrant.  No discounts were applied to the valuation determined by the Black-Scholes option-pricing model; provided, however, that in determining volatility the Company utilized the lesser of the 90-day volatility as reported by Bloomberg or other such nationally recognized provider of financial markets data and 40.0%.

As of December 31, 2014, 115,139 warrants to purchase common stock of the Company were issued and outstanding, additional information about which is included in the following table:

Issued	Exercise Price	Issuance Date	Expiration Date	Vesting
14,259	$3.600	05/14/10	05/14/15	Yes
25,000	$3.000	11/01/13	11/01/16	No
20,640	$2.000	06/29/10	06/29/15	No
21,240	$2.000	07/21/10	07/21/15	No
9,000	$2.000	09/03/10	09/03/15	No
25,000	$2.000	11/01/13	11/01/16	No
115,139

	Expected Dividend Yield		0.0%
	Volatility		40.0%
	Weighted average risk free interest rate		0.2%
	Weighted average expected life (in years)		1.1

Private Placements, Other Issuances and Cancellations

The Company periodically issues shares of its common stock and warrants to purchase shares of common stock to investors in connection with private placement transactions, as well as, to advisors and consultants for the fair value of services rendered. Absent an arm’s length transaction with an independent third-party, the value of any such issued shares is based on the trading value of the stock at the date on which such transactions or agreements are consummated or such shares are issued. The Company expenses the fair value of all such issuances in the period incurred.

The Company issued 45,482 shares of its common stock plus an additional 3,846 shares of subscribed common stock for services during the year ended December 31, 2014, for which it recorded an expense of $116,334 as compared to an expense of $354,039 for the year ended December 31, 2013. The Company also issued 35,560 shares of its common stock in connection with a settlement during the year ended December 31, 2014, for which it recorded an expense of $82,500. During the year ended December 31, 2014 the Company also issued 40,000 options to key employees to purchase shares of its common stock, for which it recorded an expense of $32,679 as compared to an expense of $40,896 for the year ended December 31, 2013.

2014

During the year ended December 31, 2014, the Company issued 81,042 shares of its common stock, consisting of (i) 33,334 shares were issued to employees for the fair value of services rendered, (ii) 12,148 shares were issued to members of the Board of Directors for the fair value of services rendered consistent with the Company’s Board compensation plan, and (iii) 35,560 shares were issued to certain parties in connection with the Company’s settlement with YogaEarth that resulted in the Company owning 100% of the Kaniwa IP.  As of December 31, 2014, there were an additional 3,846 shares of subscribed common stock issuable to members of the Board of Directors for the fair value of services rendered consistent with the Company’s Board compensation plan. In addition to the above, during the year ended December 31, 2014 the Company issued 40,000 options to purchase common stock in the Company under the terms of the Company’s qualified plan. The Company did not cancel any shares of its common stock or issue any shares of its common stock to investors for cash during the year ended December 31, 2014.

During the year ended December 31, 2014, the Company valued shares issued for services rendered based on the trading value of the stock at the time of grant.

2013

During the year ended December 31, 2013, the Company issued and cancelled 642,126 and 0 shares of its common stock, respectively, for an aggregate net issuance of 642,126 shares. Of those amounts, (i) 5,000 shares were issued to consultants for the fair value of services rendered, (ii) 39,121 shares were issued to members of the Board of Directors for the fair value of services rendered consistent with the Company’s Board compensation plan, (iii) 267,500 shares were issued to employees for the fair value of services rendered in connection with an employee stock award program, and (iv) 330,505 shares were issued in connection with the Series C Recapitalization Transactions.  In addition to the above, during the year ended December 31, 2013 the Company issued 60,000 options to purchase common stock in the Company under the terms of the Company’s qualified plan and 50,000 warrants to a consultant for the fair value of services rendered. The Company did not issue any shares of its common stock to investors for cash during the year ended December 31, 2013.

During the year ended December 31, 2013, the Company valued shares issued for services rendered based on the trading value of the stock at the time of issuance.

Any offer and sale of shares of our common stock are effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

NOTE 11.  INCOME TAXES

         The provision (benefit) for income taxes from continued operations for the years ended December 31, 2014 and 2013 consist of the following:

	December 31,
	2014	2013
Current:
Federal AMT	$24,354	$26,250
State	147,000	64,250
	171,354	90,500
Deferred:
Federal	$626,280	$455,000
State	-	38,000
	626,280	493,000
Change in valuation allowance	(626,280)	(493,000)
Provision (benefit) for income taxes, net	$171,354	$90,500

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	December 31,
	2014	2013
Statutory federal income tax rate	34.00%	34.00%
State income taxes and other	7.09%	6.29%
Federal AMT	1.30%	1.90%
Temporary differences	0.22%	-	-
Permanent differences	0.60%	-
Valuation allowance	(34.00)%	(35.65%
Effective tax rate	9.21%	6.54

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The components of deferred tax assets consist principally from the following:

	December 31,
	2014	2013
Net operating loss carryforwards	6,602,000	7,272,000
Valuation allowance	(5,913,000)	(6,583,000

Deferred income tax asset	$689,000	$689,000

The Company has a net operating loss carryforwards of approximately $19,400,000 for federal purposes available to offset future taxable income through 2032, which expire in various years through 2032, The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management the benefits from net operating losses carried forward may be impaired or limited on certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, limitations imposed under  Section 382 of the Internal Revenue Code, as amended, from change of more than 50% over a three-year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions have not been determined.

ASC 740 requires the consideration of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. In evaluating the ability to recover deferred tax assets, the Company considered available positive and negative evidence, giving greater weight to its recent cumulative losses and its ability to carry-back losses against prior taxable income and lesser weight to its projected financial results due to the challenges of forecasting future periods. The Company also considered, commensurate with its objective verifiability, the forecast of future taxable income including the reversal of temporary differences. At that time the Company continued to have sufficient positive evidence, including recent cumulative profits, a reduction in operating expenses, the ability to carry-back losses against prior taxable income and an expectation of improving operating results, showing a valuation allowance was not required. At the end of the year ended December 31, 2012, expectations of taxable income necessitated a reduction in the valuation allowance and a restoration of $689,000 of deferred tax assets related to net operating losses expected to be utilized in the next 12 months.  At December 31, 2014, the Company continues to maintain the deferred tax asset of $689,000.

NOTE 12.  FAIR VALUE MEASUREMENTS

The Company immediately adopted FASB Accounting Standards Codification No. 820 (SFAS 157), Fair Value Measurements.  ASC 820 relates to financial assets and financial liabilities.

Determination of Fair Value

At December 31, 2014, the Company calculated the fair value of its assets and liabilities for disclosure purposes only.

Valuation Hierarchy

ASC 820 establishes a three-level valuation hierarchy for the use of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date:

Valuation Hierarchy

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 - Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs are developed based on the best information available in the circumstances and may include the Company's own data.)

The following table presents the Company's fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2014.

	Level 1		Level 2	Level 3	Total
Assets
Cash		$-	4,353,699	-	4,353,699
Intangible assets		-	-	1,037,369	1,037,369
	$		4,353,699	1,037,369	5,391,068

NOTE 13.  COMMITMENTS AND CONTINGENCIES

The Company does not have, to the best of its knowledge, any undisclosed commitments or contingent liabilities.

NOTE 14.  RELATED PARTY TRANSACTIONS

The Company did not have any related party transactions as of December 31, 2014.

NOTE 15.  NET INCOME / (LOSS) PER SHARE

Basic income per share is calculated by dividing net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is calculated by dividing net income attributable to common stockholders by the weighted average fully diluted number of shares of common stock outstanding during the period. For the years ended December 31, 2014 and 2013, the following potential shares of common stock were included in the number of shares of common stock outstanding for the calculation of diluted income per share.

	December 31,
	2014	2013
Warrants	188,391	569,142
Options	208,778	176,000
Preferred Stock (as converted)	0	375,000
Total	397,169	1,120,142

The following table represents the computation of basic and diluted losses per share at December 31, 2014 and 2013:

	December 31,	December 31,
	2014	2013
Net income (losses) available for common shareholders	1,673,602	1,292,425

Basic weighted average common shares outstanding	8,180,428	7,830,909
Basic income (loss) per share	0.20	0.17
Diluted weighted average common shares outstanding	8,577,597	8,951,051
Diluted income (loss) per share	.20	0.14

Net loss per share is based upon the weighted average shares of common stock outstanding.

 NOTE 16.  SUBSEQUENT EVENTS

As disclosed under Note 1 above, in March 2015, the Board of Directors approved an extension of the Repurchase Program, which enabled the Company to purchase a substantial number of shares in a single transaction on March 6, 2015. The extension did not affect the terms or conditions of the existing Repurchase Program. As of March 12, 2015, the Company had repurchased an aggregate total of 120,354 shares of our common stock at an average purchase price of $2.15 per share.

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date through the filing of this Annual Report on Form 10-K on March  31, 2015 and determined that no other subsequent events occurred.

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
ASSETS:	June 30,	December 31,
	2015	2014

CURRENT ASSETS
Cash	$4,335,640	$4,353,699
Accounts receivable, net	2,973,249	1,685,623
Inventory	1,842,068	2,284,922
Deferred tax asset	689,000	689,000
Prepaid expenses and other current assets	141,981	47,202
Total current assets	9,981,937	9,060,446

PROPERTY AND EQUIPMENT, net	4,530	3,107

Intangible assets, net	957,967	1,037,369
Deposits	3,048	3,048
TOTAL ASSETS	$10,947,483	$10,103,970

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$1,582,614	$813,600
Accrued expenses and other liabilities	309,550	152,736
Income tax payable	(6,000)	40,000
Line of Credit	437,089	437,089
Current portion of term loan agreement	516,227	507,031
Total current liabilities	2,839,480	1,950,456

LONG-TERM DEBT	1,179,292	1,439,799

TOTAL LIABILITIES	4,018,772	3,390,255

CONTINGENCIES AND COMMITMENTS	-	-

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 150,000,000 shares authorized;
8,043,525 and 8,198,516 issued and outstanding
as of June 30, 2015 and December 31, 2014, respectively	80,435	81,985
Subscribed common stock	58	38
Additional paid-in capital	26,295,640	26,280,388
Accumulated deficit	(19,447,423)	(19,648,697)
Total stockholders' equity	$6,928,711	$6,713,714

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,947,483	$10,103,970

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Revenue	$5,027,003	$5,986,686	$8,869,425	$12,319,763
Total	5,027,003	5,986,686	8,869,425	12,319,763

Cost of Goods Sold	3,090,595	3,738,337	5,357,305	7,714,736
Gross Profit	1,936,408	2,248,350	3,512,120	4,605,027

OPERATING EXPENSES:
	682,891	786,799	1,615,137	1,592,026
	910,953	588,512	1,514,757	1,156,878
	55,388	56,448	110,665	112,897
Total operating expenses	1,649,233	1,431,759	3,240,559	2,861,801
OPERATING INCOME	287,175	816,591	271,561	1,743,226

OTHER (INCOME) AND EXPENSES
Interest expense	19,880	24,375	40,528	49,393
Other income	-	-	-	(87,500)
Total other (income) expense	19,880	24,375	40,528	(38,107)

INCOME TAXES (BENEFIT)	23,758	67,000	29,758	162,771

NET INCOME	$243,537	$725,215	$201,274	$1,618,561

NET INCOME PER SHARE:
Basic	$0.03	$0.09	$0.02	$0.20

Diluted	$0.03	$0.08	$0.02	$0.19

Basic	8,092,281	8,190,368	8,138,204	8,164,193

Diluted	8,790,132	8,613,227	8,732,810	8,570,527
The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	(Unaudited)
	2015	2014

Net income	$201,274	$1,618,561
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	110,665	112,897
Capitalization of select merger costs	(30,472)
Common stock and options issued for services	338,411	129,014
Gain on write-up of investment	-	(137,500)
Changes in operating assets and liabilities:
Accounts receivable	(1,287,626)	(1,242,527)
Inventory	442,854	(422,569)
Prepaid expenses	(94,778)	42,874
Deposits	-	-
Accounts payable	769,015	770,960
Accrued liabilities	156,814	(99,019)
Income tax payable	(46,000)	39,000
Net cash provided by / (used in) operating activities	560,156	811,692

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,214)	-
Long-term investment	-	50,000
Repurchases of common stock	(324,688)	-
Net cash provided by / (used in) investing activities	(326,902)	50,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of note payable	(251,312)	(242,397)
Net cash provided by / (used in) financing activities	(251,312)	(242,397)

INCREASE (DECREASE) IN CASH	(18,058)	619,295
CASH, BEGINNING OF PERIOD	4,353,699	3,305,179
CASH, END OF PERIOD	$4,335,640	$3,924,474

Supplemental disclosure operating activities

Cash paid for interest	$40,528	$49,393

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2015 AND 2014

NOTE 1 - DESCRIPTION OF BUSINESS

Summary

FitLife Brands, Inc. (the “Company”) is a national provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”) (www.ndsnutrition.com), PMD™ (www.pmdsports.com), SirenLabs™ (www.sirenlabs.com), CoreActive™ (www.coreactivenutrition.com), Metis Nutrition™ (www.metisnutrition.com). The Company manufactures and distributes a full line of nutritional supplements to support athletic performance, weight loss and general health predominantly through franchised General Nutrition Centers, Inc. (“GNC”) stores located both domestically and internationally.

The Company was incorporated in the State of Nevada on July 26, 2005. In October 2008, the Company acquired the assets of NDS Nutritional Products, Inc., a Nebraska corporation, and moved those assets into its wholly owned subsidiary NDS Nutrition Products, Inc., a Florida corporation (“NDS”).

FitLife Brands is headquartered in Omaha, Nebraska. For more information on the Company, please go to http://www.fitlifebrands.com. The Company’s common stock currently trades under the symbol FTLF on the OTCBB market.

Recent Developments

iSatori Merger. On May 18, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, ISFL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and iSatori, Inc., a Delaware corporation (“iSatori”), pursuant to which, at the Effective Time, as such term is defined in the Merger Agreement, iSatori will merge with and into Merger Sub, with iSatori surviving as a wholly-owned subsidiary of the Company (the “Merger”). The closing of the Merger is subject to the satisfaction of certain conditions, including, among others, approval of Merger by a majority of iSatori’s shareholders and no more than 5% of the shares of iSatori Common Stock being Dissenting Shares (as defined below). A meeting of iSatori shareholders to approve the Merger is expected to be scheduled for September 29, 2015.

In connection with the Merger, the Company will issue to shareholders of iSatori 0.3 shares of the Company’s common stock, par value $0.01 per share (“FitLife Common Stock”), for each share of iSatori common stock, par value $0.01 per share (“iSatori Common Stock”), issued and outstanding on the Effective Date, other than those shares of iSatori Common Stock held by holders who have neither voted in favor of or consented to the Merger and have properly exercised their appraisal rights (the “Dissenting Shares”), or approximately 4.0 million shares of FitLife Common Stock. The ratio of FitLife Common Stock issuable in exchange for iSatori Common Stock (the “Exchange Ratio”) is subject to adjustment for iSatori’s Net Debt Amount and Non-Cash Working Capital (each as defined in the Merger Agreement). Subject to certain terms and conditions as set forth in the Merger Agreement, each outstanding stock option to purchase iSatori Common Stock, warrant to purchase iSatori Common Stock, restricted stock unit measured in relation to, or settleable in, iSatori Common Stock and each award of restricted stock relating to iSatori Common Stock, whether vested or unvested, will be assumed by the Company and converted automatically into an option, warrant, restricted stock unit or restricted stock award, as the case may be, denominated in shares of FitLife Common Stock based on the Exchange Ratio.

In connection with the completion of the Merger, the Company has agreed to increase the size of its Board of Directors (the “Board”) from five to seven members, appoint Stephen Adelé, the current Chief Executive Officer of iSatori, to serve on the Board, and appoint two independent directors, designated by iSatori, to the Board.

The Company and iSatori have made customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants to conduct their respective businesses during the interim period between the execution of the Merger Agreement and consummation of the Merger and prohibiting the Company and iSatori from soliciting alternative acquisition proposals and providing information to or engaging in discussions with third-parties, except in those circumstances as provided in the Merger Agreement.

The Merger Agreement contains certain termination rights for both the Company and iSatori including, but not limited to, in the event that (i) the Merger has not been consummated on or prior to September 30, 2015 (subject to certain extensions); (ii) the other party materially breaches its representations or covenants and such breach is not, or is not capable of being, cured within 30 days of notice; (iii) failure by iSatori shareholders to approve the Merger; or (iv) the other party’s board of directors makes a Change of Recommendation (as defined in the Merger Agreement), or fails to reaffirm its recommendation following receipt of an Acquisition Proposal (as defined in the Merger Agreement). In addition, either the Company or iSatori may terminate the Merger Agreement in order to enter into an agreement for a Superior Proposal (as defined in the Merger Agreement) at any time prior to approval of the Merger by iSatori shareholders. In the event the Merger Agreement is terminated, under specified circumstances (including in connection with an Adverse Recommendation Change or a Superior Proposal), either the Company or iSatori will be obligated to pay to the other party a termination fee of $200,000.

In addition to the foregoing, the Company secured an option to purchase almost 600,000 shares of FitLife common stock issuable to the two largest shareholders in iSatori in connection with the Merger. Under the terms of the option, the Company may repurchase all or any portion thereof the applicable shares in its sole discretion any time prior to December 31, 2015. The Company also secured a right of first refusal to purchase more than additional 800,000 shares of FitLife issuable to a certain iSatori shareholder in the connection with the Merger.

Share Repurchase Program. On June 30, 2014, the Company’s Board of Directors approved a share repurchase program, pursuant to which the Company is authorized to purchase up to $600,000 of our common stock per annum, subject to maximum repurchases of $50,000 per month (the “Repurchase Program”). Additional purchases under the Repurchase Program may be made from time to time at the discretion of management as market conditions warrant and subject to certain regulatory restrictions and other considerations. In March 2015, the Board of Director’s approved an extension of the Repurchase Program, which enabled the Company to purchase a substantial number of shares in a single transaction on March 6, 2015. The extension did not affect the terms or conditions of the existing Repurchase Program.

As of August 13, 2015, the Company had repurchased an aggregate total of 159,800 shares of our common stock under the Repurchase Program at an average purchase price of $2.03 per share.

NOTE 2 - BASIS OF PRESENTATION

Interim Financial Statements

The accompanying interim condensed unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation are included. Operating results for the three and six month period ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. While management of the Company believes the disclosures presented herein are adequate and not misleading, these interim condensed consolidated financial statements should be read in conjunction with the audited condensed consolidated financial statements and the footnotes thereto for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

Principle of Consolidation

The consolidated financial statements include the accounts of the Company and NDS Nutrition Products, Inc. Intercompany accounts and transactions have been eliminated in the consolidated condensed financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from product sales. The Company recognizes revenue from product sales in accordance with Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition in Financial Statements” which assesses revenue upon: (i) the time customers are invoiced at shipping point provided title and risk of loss has passed to the customer, (ii) evidence of an arrangement exists, (iii) fees are contractually fixed or determinable, (iv) collection is reasonably assured through historical collection results and regular credit evaluations, and (v) there are no uncertainties regarding customer acceptance.

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables which, in the quarter ended June 30, 2015, increased due principally to the transition to GNC’s centralized distribution platform. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. The Company recorded an expense of $3,282 related to bad debt and doubtful accounts during the quarter ended June 30, 2015.

Allowance for Doubtful Accounts

The determination of collectability of the Company’s accounts receivable requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. The Company’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level we consider appropriate based on factors that affect collectability. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of customer credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At June 30, 2015, cash and cash equivalents include cash on hand and cash in the bank.

Inventory

The Company’s inventory is carried at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. The Company evaluates the need to record adjustments for inventory on a regular basis. Company policy is to evaluate all inventories including raw material and finished goods for all of its product offerings across all of the Company’s operating subsidiaries. At June 30, 2015 and December 31, 2014, the value of the Company’s inventory was $1,842,068 and $2,284,922, respectively.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculate depreciation for principal items of property and equipment are as follows:

Asset Category	Depreciation/Amortization Period
Furniture and fixtures	3 Years
Office equipment	3 Years
Leasehold improvements	5 Years

The Company adopted Statement of Financial Accounting Standard (“FASB”) ASC Topic 350 Goodwill and Other Intangible Assets. In accordance with ASC Topic 350, goodwill, which represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method, acquired in business combinations is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. Under this standard, goodwill and intangibles with indefinite useful lives are no longer amortized. The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred in accordance with ASC Topic 350. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. ASC Topic 350 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Impairment of Long-Lived Assets

In accordance with ASC Topic 3605, “Long-Lived Assets,” such as property, plants, equipment, and purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount in which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated an impairment of long-lived assets.

Income Taxes

Deferred income taxes are provided based on the provisions of ASC Topic 740, “Accounting for Income Taxes,” to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48 – “Accounting For Uncertainty In Income Taxes”–an interpretation of ASC Topic 740 (“FIN 48”). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At June 30, 2015, the Company did not record any liabilities for uncertain tax positions.

Concentration of Credit Risk

The Company maintains its operating cash balances at a large, commercial bank with offices across the country. The Federal Depository Insurance Corporation (“FDIC”) insures accounts up to $250,000.

Earnings Per Share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options, warrants, and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. In the event of a loss, diluted loss per share is the same as basic loss per share, because of the effect of the additional securities, a net loss would be anti-dilutive.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, income tax payable and related party payable, if any, approximate fair value.

Recent Accounting Pronouncements

None.

NOTE 4 – INVENTORIES

The Company’s inventories as of June 30, 2015 and December 31, 2014 are as follows:

	June 30, 2015	December 31, 2014
Finished goods	$1,250,066	$1,904,950
Components	592,002	379,972
Total	$1,842,068	$2,284,922

NOTE 5 - PROPERTY AND EQUIPMENT

The Company’s fixed assets as of June 30, 2015 and December 31, 2014 are as follows:

	June 30, 2015	December 31, 2014
Equipment	$291,384	$289,169
Accumulated depreciation	(286,853)	(286,063)
Total	$4,530	$3,107

Depreciation and amortization expense for the six months ended June 30, 2015 was $110,665 as compared to $112,897 for the six month period ended June 30, 2014.

NOTE 6 - INTELLECTUAL PROPERTY

During the fiscal year ended December 31, 2014 the Company wrote off the remaining balance of its investment in YogaEarth Group LLC (“YogaEarth”) and recorded a $50,000 expense in connection with the write off. Contemporaneously with the write off, the Company, YogaEarth and other third parties (collectively, the “Parties”) entered into a settlement agreement (the “Settlement”) related to prior investment activity and intellectual property development initiatives undertaken by the Parties. Under the terms of the Settlement, YogaEarth agreed to sell its 50% ownership position in the kaniwa protein extraction intellectual property (the “Kaniwa IP”) to the other Parties for the termination of certain equity rights and claims held by such parties in and against YogaEarth. Under the terms of the Settlement, the Company issued shares of its common stock with a fair market value of $84,500 to the third parties in exchange for their 37.5% of the Kaniwa IP, resulting in the Company owning 100% of the Kaniwa IP. The Company booked the $220,000 implied value of the Kainwa IP to intangible assets, net and recorded a gain on the transaction of $137,500. Following the execution of the Settlement, the Company filed a patent application with the USPTO for the Kaniwa IP. On December 22, 2014, the USPTO notified the Company that its claims under the Kaniwa IP were not allowed. The Company filed a response with the USPTO on March 23, 2015. In July 2015, the Company received a Notice of Allowance from the USPTO regarding its claims for the Kaniwa IP. The Company anticipates the patent will issue sometime during the third or fourth quarter of 2015 and will otherwise pursue continuation claims related to the Kaniwa IP.

NOTE 7 – NOTE PAYABLES

Notes payable consist of the following as of June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Revolving line of credit of $3,000,000 from US Bank, dated April 9, 2009, as amended July 15, 2010, May 25, 2011, August 22, 2012, April 29, 2013, May 22, 2014, June 25, 2014 and May 15, 2015 at an interest rate of 3.0% plus the one-month LIBOR quoted by US Bank from Reuters Screen LIBOR. The line of credit matures May 15, 2016 and is secured by 80% of the eligible receivables and 50% of the eligible inventory (such inventory amount not to exceed 50% of the borrowing base) of NDS Nutrition Products, Inc. The Company pays interest only on this line of credit.	$437,089	$437,089
Term loan of $2,600,000 from US Bank, dated September 4, 2013, at a fixed interest rate of 3.6%. The term loan amortizes evenly on a monthly basis and matures August 15, 2018.	1,695,519	1,946,830
Total of notes payable and advances	2,132,608	2,383,919
Less current portion	(953,316)	(944,120)

Long-term portion	$1,179,292	$1,439,799

NOTE 8 - COMMITMENTS AND CONTINGENCIES

The Company does not have a commitment and contingency liability associated with any third party consulting agreements.

NOTE 9 - RELATED PARTY TRANSACTIONS

None.

NOTE 10 - NET INCOME / (LOSS) PER SHARE

Basic net income per share is calculated by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share also includes the weighted average number of outstanding warrants and options in the denominator. In the event of a loss, the diluted loss per share is the same as basic loss per share. The weighted average number of diluted shares of common stock outstanding for the three months ended June 30, 2015 included 8,092,281 shares of common stock, 107,851 shares of common stock issuable upon the exercise of outstanding common stock purchase warrants, and 590,000 shares of common stock issuable upon the exercise of outstanding options to purchase common stock. The following table represents the computation of basic and diluted income and (losses) per share for the three months ended June 30, 2015 and 2014.

	June 30, 2015	June 30, 2014
Income / (Losses) available for common shareholders	$243,537	$725,215

Basic weighted average common shares outstanding	8,092,281	8,190,368
Basic income / (loss) per share	$0.03	$0.09

Diluted weighted average common shares outstanding	8,790,132	8,613,227
Diluted income / (loss) per share	$0.03	$0.08

Net income / (loss) per share is based upon the weighted average shares of common stock outstanding.

NOTE 11 - EQUITY

Common and Preferred Stock

The Company is authorized to issue 150,000,000 shares of common stock, $0.01 par value, of which 8,082,971 common shares were issued and outstanding as of June 30, 2015. The Company is authorized to issue 10,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value, 1,000 shares of its 10% Cumulative Perpetual Series B Preferred Stock, $0.01 par value, and 500 shares of its Series C Convertible Preferred Stock, par value $0.01, none of which were issued and outstanding as of June 30, 2015.

As of June 30, 2015, 5,814 shares of common stock were subscribed.

Options

As of June 30, 2015, 590.000 options to purchase common stock of the Company were issued and outstanding, 370,000 of which had an exercise price equal to $2.30 per share, 40,000 of which had an exercise price equal to $2.20 per share, 60,000 of which had an exercise price equal to $1.00 per share, and 120,000 of which had a strike price of $0.90 per share. During the three month period ended June 30, 2015, the Company issued 0 to management, key employees and members of the board of directors, for which it recorded an expense of $0.

Warrants

The Company values all warrants using the Black-Scholes option-pricing model. Critical assumptions for the Black-Scholes option-pricing model include the market value of the stock price at the time of issuance, the risk-free interest rate corresponding to the term of the warrant, the volatility of the Company’s stock price, dividend yield on the common stock, as well as the exercise price and term of the warrant. The Black Scholes option-pricing model was the best determinable value of the warrants that the Company “knew up front” when issuing the warrants in accordance with Topic 505. Other than as expressly noted below, the warrants are not subject to any form of vesting schedule and, therefore, are exercisable by the holders anytime at their discretion during the life of the warrant. No discounts were applied to the valuation determined by the Black-Scholes option-pricing model; provided, however, that in determining volatility the Company utilized the lesser of the 90-day volatility as reported by Bloomberg or other such nationally recognized provider of financial markets data and 40.0%.

As of June 30, 2015, 83,680 warrants to purchase common stock of the Company were issued and outstanding, additional information about which is included in the following table:

Issued	Exercise Price	Issuance Date	Expiration Date	Vesting
25,000	$3.000	11/01/13	11/01/16	No
26,180	$2.000	07/21/10	07/21/15	No
7,500	$2.000	09/03/10	09/03/15	No
25,000	$2.000	11/01/13	11/01/16	No
83,680

	Expected Dividend Yield		0.0%
	Volatility		40.0%
	Weighted average risk free interest rate		0.2%
	Weighted average expected life (in years)		0.8

Private Placements, Other Issuances and Cancellations

The Company periodically issues shares of its common stock, as well as options and warrants to purchase shares of common stock to investors in connection with private placement transactions, and to advisors, consultants and employees for the fair value of services rendered. Absent an arm’s length transaction with an independent third-party, the value of any such issued shares is based on the trading value of the stock at the date on which such transactions or agreements are consummated. The Company expenses the fair value of all such issuances in the period incurred. During the quarter ended June 30, 2015, the Company issued i) 5,814 shares of common stock subscribed for services rendered by directors that elected to take their board fees in shares of common stock in lieu of cash payment and recorded an expense of $10,000 for the fair value of services rendered, and ii) 0 shares of common stock for services rendered by the Chief Executive Officer subject to time-based vesting that vested during the quarter, for which the Company recorded an expense of $0. In addition to the foregoing, the Company also repurchased 39,446 shares of common stock during the quarter ended June 30, 2015 for aggregate purchase price, excluding transaction costs, of $68,706.76.

NOTE 12 - INCOME TAXES

The provision (benefit) for income taxes from continued operations for the period ended June 30, 2015 and the year ended December 31, 2014 consist of the following:

	June 30,	December 31,
	2015	2014
Current:
Federal AMT	$5,000	$24,354
State	24,758	147,000
	29,758	171,354
Deferred:
Federal	$89,760	$626,280
State	-	-
	89,760	626,280
Change in valuation allowance	(89,760)	(626,280)
Provision (benefit) for income taxes, net	$29,758	$171,354

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The components of deferred tax assets consist principally from the following:

	June 30,	December 31,
	2015	2014

Net operating loss carryforwards	$6,492,000	$6,602,000
Valuation allowance	(5,803,000)	(5,913,000)

Deferred income tax asset	$689,000	$689,000

The Company has a net operating loss carryforwards of approximately $19,100,000 for federal purposes available to offset future taxable income through 2032, which expire in various years through 2032, The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management the benefits from net operating losses carried forward may be impaired or limited on certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, limitations imposed under Section 382 of the Internal Revenue Code, as amended, from change of more than 50% over a three-year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions have not been determined.

ASC 740 requires the consideration of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. In evaluating the ability to recover deferred tax assets, the Company considered available positive and negative evidence, giving greater weight to its recent cumulative losses and its ability to carry-back losses against prior taxable income and lesser weight to its projected financial results due to the challenges of forecasting future periods. The Company also considered, commensurate with its objective verifiability, the forecast of future taxable income including the reversal of temporary differences. At that time the Company continued to have sufficient positive evidence, including recent cumulative profits, a reduction in operating expenses, the ability to carry-back losses against prior taxable income and an expectation of improving operating results, showing a valuation allowance was not required. At the end of the year ended December 31, 2014, changes in previously anticipated expectations and continued operating losses necessitated a valuation allowance against the tax benefits recognized in this quarter and prior quarters since they are no longer “more-likely-than-not” realizable. Under current tax laws, this valuation allowance will not limit the Company’s ability to utilize U.S. federal and state deferred tax assets provided it can generate sufficient future taxable income in the U.S.

NOTE 13 – SUBSEQUENT EVENTS

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date through the filing of this Quarterly Report on Form 10-Q and determined that no subsequent events occurred.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
iSatori, Inc.
Golden, Colorado

We have audited the accompanying balance sheets of iSatori, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iSatori, Inc. as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

March 23, 2015
Denver, Colorado

iSatori, Inc.
Balance Sheets
December 31, 2014 and 2013

	December 31,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$738,725	$822,876
Investments	-	-
Accounts receivable trade	925,506	2,398,178
Income tax receivable	-	102,452
Note receivables - current portion	28,939	11,013
Inventories	2,483,602	1,985,764
Assets held for sale	34,979	108,228
Deferred tax asset, net	-	53,081
Prepaid expenses	217,668	222,466
Total current assets	4,429,419	5,704,058

Property and equipment:
Leasehold improvements	11,485	11,485
Furniture and fixtures	128,902	112,362
Office equipment	57,408	52,908
Computer equipment	332,171	312,403
Dies and cylinders	43,942	43,942
Less accumulated depreciation	(425,238)	(359,464)
Net property and equipment	148,670	173,636

Note receivable – net of current portion	52,695	81,714

Other assets:
Deferred tax asset, net	57,314	147,941
Deposits and other assets	45,207	61,167
Total other assets	102,521	209,108

Total assets	$4,733,305	$6,168,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$819,918	$1,248,490
Accrued expenses	253,208	187,608
Deferred revenues	191,127	292,215
Deferred tax liability, net	57,314	-
Line of credit	1,620,519	1,220,655
Notes payable	15,708	20,464
Total current liabilities	2,957,794	2,969,432

Long-term liabilities
Derivative liability	152,849	471,015

Commitments and contingencies (Notes 1,2,5, and 6)

Stockholders' Equity:
Convertible preferred stock, $0.01 par value, 750,000 shares authorized; 22,500 shares issued and outstanding ($450,000 of liquidation value)	225	225
Common stock, $0.01 par value, 56,250,000 shares authorized; 12,909,278 shares issued and outstanding	129,093	128,797
Additional paid-in capital	4,796,241	4,731,535
Accumulated deficit	(3,302,897)	(2,132,488)
Total stockholders’ equity	1,622,662	2,728,069
Total liabilities and stockholders' equity	$4,733,305	$6,168,516

The accompanying notes are an integral part of these financial statements

iSatori, Inc.
Statements of Operations
December 31, 2014 and 2013

	For the Years Ended
	December 31
	2014	2013
Revenues:
Product revenue (Net of returns and discounts)	$9,513,606	$10,507,038
Royalty revenue	103,975	115,749
Other revenue	37,207	42,251
Total revenue	9,654,788	10,665,038

Cost of sales	4,727,660	4,686,708
Gross profit	4,927,128	5,978,330

Operating Expenses:
Selling and marketing	2,353,018	2,974,203
Salaries and labor related expenses	2,499,719	2,241,470
Administration	1,082,962	1,586,526
Depreciation and amortization	78,574	95,148
Total operating expenses	6,014,273	6,897,347

Loss from operations	(1,087,145)	(919,017)

Other income (expense)	300,800	74,346
Financing expense	(55,827)	(78,533)
Interest expense	(49,540)	(32,610)

Loss before income taxes	(891,712)	(955,814)

Income tax expense	(278,697)	(2,828)

Net loss	$(1,170,409)	$(958,642)

Net loss per common share
Basic	$(0.09)	$(0.08)
Diluted	$(0.09)	$(0.08)

Weighted average shares outstanding:
Basic	12,890,840	12,763,946
Diluted	12,890,840	12,763,946

The accompanying notes are an integral part of these financial statements

iSatori, Inc.

Statements of Stockholders’ Equity
December 31, 2014 and 2013

						Retained
	Preferred Stock		Common Stock		Additional	Earnings	Total
	($0.01 Par)		($0.01 Par)		Paid	(Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	- in Capital	Deficit)	Equity
Balances, December 31, 2012	22,500	$225	12,622,756	$126,228	$4,343,069	$(1,173,846)	$3,295,676
Net Loss						$(958,642)	$(958,642)
Share Based Compensation					$320,050		$320,050
Exercise of Warrants/Options			249,508	$2,495	$52,239		$54,734
Issuance of shares to the Board of Directors			7,387	74	$16,177		$16,251
Balances, December 31, 2013	22,500	$225	12,879,651	$128,797	$4,731,535	$(2,132,488)	$2,728,069
Net Loss						(1,170,409)	(1,170,409)
Share Based Compensation			7,500	75	48,707		48,782
Issuance of shares to the Board of Directors			22,127	221	15,999		16,220
Balances, December 31, 2014	22,500	$225	12,909,278	$129,093	$4,796,241	$(3,302,897)	$1,622,662

The accompanying notes are an integral part of these financial statements

iSatori, Inc.

Statements of Cash Flow
December 31, 2014 and 2013

	For the Years Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(1,170,409)	$(958,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	78,574	95,148
Share based compensation expense	55,790	336,300
Change in value of assets held for sale	(14,594)	(105,809)
Change in fair value of derivative liability	(318,166)	(143,082)
Provision for (benefit from) deferred income taxes	258,026	(17,501)
Change in assets and liabilities:
Accounts receivable	1,472,672	(1,157,442)
Notes receivable	11,093	(1,163)
Inventory	(497,838)	(693,659)
Prepaid expenses	14,010	(66,035)
Deposits and other assets	3,163	(13,836)
Trade accounts payable	(428,572)	730,340
Accrued expenses	65,600	(54,693)
Deferred revenues	(101,088)	292,215
Income taxes	45,448	-
Net cash used in operating activities	(526,291)	(1,757,859)

Cash flows from investing activities:
Purchase of property and equipment	(40,811)	(135,822)
Proceeds from the sale of assets held for sale	87,843	26,919
Sale of investments	-	965,886
Net cash provided by (used in) investing activities	47,032	856,983

Cash flows from financing activities:
Proceeds from notes payable	-	25,101
Payment of notes payable	(4,756)	(4,637)
Proceeds from line of credit	411,000	97,500
Repayment of line of credit	(11,136)	(50,000)
Proceeds from the exercise of stock options	-	335
Net cash provided by financing activities	395,108	68,299

Net increase (decrease) in cash	(84,151)	(832,577)

Cash and cash equivalents, beginning of year	822,876	1,655,453
Cash and cash equivalents, end of year	$738,725	$822,876

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	58,783	49,761
Cash paid for taxes	10,760	6,863
Non-cash transactions:
Decrease in warrant derivative liability due to warrant exercise		87,755
Decrease in deferred tax asset due to warrant exercise		33,355
Cashless exercise of options/warrants		2,161
Issuance of shares to the Board of Directors	296	73

The accompanying notes are an integral part of these financial statements

iSatori, Inc.
Notes to Financial Statements December 31, 2014 and 2013

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Business

iSatori, Inc. (the “Company”) was incorporated under the laws of the state of Delaware on  June 29, 2012. The trading symbol of the Company on OTCBB is “IFIT”.

The Company is engaged in researching, designing, developing, contracting for the manufacture, marketing, selling and distributing of various branded nutritional and dietary supplement products for the general nutrition market. The “general nutrition market” may include such activities as body-building, physique enhancement (increase of lean body mass and decrease in fat mass) and enhanced athletic performance through increased strength and/or endurance and proper nutrition.

The Company does engage from time to time in funding of clinical studies with the objective of discovering and/or validating claims of new, efficacious products for the Company’s relevant market as well as providing necessary and appropriate substantiation for any claims which the Company may use in its marketing and advertising. The Company markets products which are under its control and which are in some way proprietary to the Company. Some of the Company’s products are the subject of trademarks owned by the Company.

Basis of Presentation

The accompanying financial statements have been prepared on an accrual basis of accounting in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The accompanying financial statements present the financial position and results of operations of the Company.

Financial Instruments

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Accordingly, cash and cash equivalents consist of petty cash, checking accounts and money market funds.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820-10 establishes a framework for measuring the fair value of assets and liabilities and requires additional disclosure about fair value measurements. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal (or most advantageous market) for the asset or liability in than orderly transaction between market participants at the measure date.

The Company has a number of financial instruments, including cash, receivables, inventory, payables and debt obligations. The carrying amount of cash and cash equivalents, receivables, accounts payable, accrued expenses, the line of credit and notes payable approximates their fair values because of the short maturity of these instruments. As further described in Note 7 the Company has issued warrants which are measured at fair value on a recurring basis and result in a long-term derivative liability on the balance sheet. The actual and estimated fair values, respectively, of the Company’s financial instruments are as follows:

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and cash equivalents	$738,725	$738,725	$822,876	$822,876
Accounts Receivables	$925,506	$925,506	$2,398,178	$2,398,178
Accounts payable	$819,918	$819,918	$1,248,490	$1,248,490
Derivative liability	$152,849	$152,849	$471,015	$471,015

Trade Receivables and Credit Policy

Trade receivables are uncollateralized customer obligations due under normal trade terms requiring payment generally within 10-60 days from the invoice date. Accounts are considered delinquent when outstanding for more than seven days past due date. The Company does not have a policy of accruing interest on past due accounts. Payments on trade receivables are applied as instructed per the customer, or to the earliest unpaid invoices. The allowance for doubtful accounts represents an estimate of amounts considered uncollectible and is determined based on management’s historical collection experience, adverse situations that may affect the customer’s ability to repay, and prevailing economic conditions. Specific accounts deemed uncollectible are written off periodically with subsequent receipts on previously written off accounts credited to bad debt expense. The allowance for doubtful accounts is $0 for each of the periods ended December 31, 2014 and December 31, 2013. Receivables at each of the below respective periods consisted of the following:

	December 31, 2014	December 31, 2013
Trade Receivables	$951,396	$2,323,522
Other	$(25,890)	$74,656
Allowance for doubtful accounts	$(0)	$(0)
Totals	$925,506	$2,398,178

In addition, the Company has recorded an allowance for customer returns in the amount of approximately $85,000 at December 31, 2014 and $70,000 at December 31, 2013 in accrued expenses.

Inventory Valuation

Inventories of nutritional and dietary supplements are stated at lower of cost or market on a first-in, first-out (FIFO) basis as noted below:

	December 31, 2014	December 31, 2013
Labels and packaging	$170,435	$120,057
Raw materials	$308,333	$207,320
Finished goods	$2,004,834	$1,658,387
Totals	$2,483,602	$1,985,764

Notes Receivable

The Predecessor Company disposed of a dormant product line of vitamins in December 2010. As part of the consideration in this divestiture, the Company received from the purchaser of this product line an unsecured note in the amount of $ 170,000. The original note was due to be repaid on or before March 2014, where interest accrued principally at an annual rate of 5%, based upon the initial $170,000 principal and was payable monthly. As of March 31, 2013, the note was novated and a new promissory note was issued to reflect a modification in the payment terms, which includes no interest. The total note receivable balance at December 31, 2014 was $81,634, and is due to be repaid in monthly increments through May 1, 2017.

Property and Equipment

Property and equipment are stated at cost. Depreciation for financial accounting purposes is computed using the straight-line method over the estimated lives of the respective assets, ranging from three to ten years. Maintenance and repairs are charged to expense when incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are thereafter removed from the respective accounts and any gain or loss is credited or charged to income. Total depreciation expense was $65,774 and $83,450 for the years ended December 31, 2014 and 2013, respectively.

Other Assets and Intangible Assets

Other assets include intangible assets which are principally direct television advertising, websites, as well as deposits and are included in Deposits and other Assets. The Company periodically performs reviews of other assets including amortizable intangible and depreciable tangible assets, for impairment purposes using undiscounted cash flow methodology. Factors considered important that may trigger an impairment of assets review include, but are not necessarily limited to: significant changes in the manner of the use of its assets involving its strategy for its overall business; significant negative industry or economic trends; or underperforming business trends. These reviews may include an analysis of the Company’s current operations and capacity utilization in conjunction with an analysis of the markets in which the Company’s business is operating.

Intangible assets are discussed below. Amortization for financial accounting purposes is computed using the straight-line method over the estimated useful lives of the respective assets which range from three to ten years. Amortization for 2014 and 2013 totaled $12,800 and $11,698, respectively.

	Balance at December 31, 2014	Balance at December 31, 2013
Amortized intangible assets:
Website	$38,355	$38,355
Patents	$341	$341
Trademarks	$100	$100
TOTAL	$38,796	$38,796
Accumulated Amortization	$(24,890)	$(12,090)
TOTAL	$13,906	$26,706

Future Amortization for the years ending December 31:

2015	$12,785
2016	$1,121

Revenue Recognition

The Company operates predominantly as a distributor of its dietary supplement products through traditional large retailers and electronic intermediaries. Revenue from product sales is recognized upon transfer of title of the Company’s product to its customers. Net sales represent product sales less actual returns, allowances, discounts, and product promotions. Sales to direct customers have an unconditional money back guarantee for thirty to ninety days after the date of purchase. Sales to a select number of retail customers carry a “Sale or Return” Purchase agreement per the sales contract, where if minimum sales thresholds are not met within a required timeframe, the inventory will be returned to the Company for full credit. Other retail customers receive a percentage discount from invoice to cover any customer returns or damages they may incur. Returns, trade allowances, discounts and product promotions, were $2,656,122 and $2,114,060 for the years ending December 31, 2014 and 2013, respectively.

In addition, the Company provides allowances for sales returns based upon estimated and known returns. Product returns are recorded as a reduction of net revenues and as a reduction of the accounts receivable balance.

The Company receives other revenues which includes but is not limited to shipping and handling charges which is charged to customers.

Cost of Sales

The Company purchases its products directly from third party manufacturers. The Company’s cost of sales include product costs, including any associated materials used in production, cost of warehousing and distribution. Included in the cost of sales are transit freight shipping and handling costs that are incurred by the Company.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 6, “Income Taxes”.

Since 2012 was the Company’s initial tax year, there are no prior federal or state tax returns subject to examination. Accordingly, the only taxable periods subject to examination by federal and state taxing authorities are the periods ended December 31, 2014, 2013 and 2012. Federal and state tax returns for the Company prior to the short form merger are open for the period ended December 31, 2011.

Leases

The Company leases its headquarters facility the “headquarters lease”, comprising approximately 10,044 square feet, in Golden (metropolitan Denver), Colorado. The total rent expense under the headquarters lease for each of the years ended December 31, 2014 and 2013 was $82,863. The lease term expires January 31, 2017 and requires equal monthly payments over the remaining term. Future payments under the headquarters lease are $172,632.

On November 1, 2014, the Company entered into a lease for approximately 17,026 square feet in Denver for its warehouse operations (the “warehouse lease”. The total rent expense under the warehouse lease for the year ended December 31, 2014 was $0. The lease term expires on December 31, 2018 and calls for inflation-adjusted increasing payments over the remaining term. Future payments under the warehouse lease are $374,658.

The Company also leases miscellaneous office and warehouse equipment. In most cases, management expects that in the normal course of business these leases will be renewed or replaced by other leases as applicable.

Future Payments

2015	$169,993
2016	$174,350
2017	$102,748
2018	$100,199
Total	$547,290

Marketing

The Company expenses all production costs related to advertising costs as they are incurred, including print, digital and television when the advertisement has been broadcast or otherwise finished and or distributed. The Company records website costs related to its direct-to-consumer advertisements in accordance with ASC 340-20 “Capitalized Advertising Costs”. In accordance with ASC 340-20, direct response advertising costs incurred should be reported as assets and should be amortized over the estimated period of the benefits, based on the proportion of current period revenue from the advertisements to probable future revenue. As of December 31, 2014 and December 31, 2013, the Company had deferred $0 and $7,651 respectively, related to such advertising costs. This amount was included in Deposits and other assets and was amortized over a one year period. Total Marketing expenses for the years ended December 31, 2014 and 2013, totaled $1,500,362 and $2,232,548, respectively.

Research and Development Costs

Research and development costs, which include the funding of clinical research studies, as well as creation and development of new products, are expensed when incurred. Research and development costs of $99,676 and $162,297 for the years ended December 31, 2014 and 2013, respectively, are included in selling and marketing expense.

Distribution, Shipping and Handling Costs

Shipping costs on purchases and shipping and handling fees related to sales charged to customers are both included in cost of sales. As mentioned in Revenue Recognition, shipping and handling revenue billed customers are reflected in other revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade accounts receivables. Concentrations of credit with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer bases and their dispersion across different geographic locations.

The Company maintains cash balances at one financial institution located in Colorado and one in California. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per account. At times during the year, the Company’s bank balances have exceeded the FDIC limit. Management believes the risk of loss at such institutions to be minimal.

During the year ended December 31, 2014, sales to three customers made up 57% of total product revenue, with each customer representing greater than 10% of product revenue on an individual basis. These customers’ combined accounts receivable balances were 51% of total accounts receivable as of December 31, 2014. During the year ended December 31, 2013, sales to three customers made up 58% of total product revenue, with each customer representing greater than 10% of product revenue on an individual basis. These customers’ combined accounts receivable balances were 73% of total accounts receivable as of December 31, 2013.

During the year ended December 31, 2014, purchases from three vendors made up 63% of total inventory purchases. These vendors’ combined accounts payable balances were 44% of total accounts payable as of December 31, 2014. During the year ended December 31, 2013, purchases from two vendors made up 57% of total inventory purchases. These vendors’ combined accounts payable balances were 17% of total accounts payable as of December 31, 2013.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to the fair value determination of derivative instruments, NOL allowance, sales returns allowance, allowance for notes receivable and the realizable value of inventories.

Earnings (Loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

Since the Company reflected a net loss for the years ended December 31, 2014 and 2013, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents as of December 31, 2014 and December 31, 2013:

	2014	2013
In the money stock options	593,081	669,963
In the money warrants	420,549	928,881
Total common stock equivalents	13,689,208	13,862,892

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, Presentation of Financial Statements - Going Concern. The objective of ASU 2014-15 is to provide guidance on management’s responsibility to evaluate whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for fiscal years ending after December 15, 2016, and annual and interim periods thereafter. The Company is currently evaluating impact of the adoption of this standard and do not expect it to have a significant impact on its financial statements.

In May 2014, the FASB issued ASU 2014-09, which establishes a comprehensive new revenue recognition standard designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In doing so, companies may need to use more judgment and make more estimates than under current revenue recognition guidance. The ASU allows for the use of either the full or modified retrospective transition method, and the standard will be effective for us in the first quarter of 2017 unless a deferral for adoption is provided by the FASB; early adoption is not permitted. The Company is currently evaluating which transition approach to use and the impact of the adoption of this standard on its financial statements.

Note 2 - Endorsement / Spokesperson / Consulting Agreements

The Company is obligated under various endorsement, spokesperson and consulting agreements with varying original terms ranging from six months to one year. These endorsers, spokespersons and consultants are generally paid a monthly fee for their services, including promotion and marketing activities per the agreements. All of these agreements may be terminated by either party upon breach or default in the terms of the agreements. The Company expensed $102,650 and $161,950 under these agreements in 2014 and 2013, respectively.

Future payments of the above mentioned contracts will run through 2015, for a total expense of $18,000.

Note 3 - Retirement Plan

Eligible employees may enroll in a company-sponsored 401(k) plan. New enrollees are able to join the plan in the calendar quarter in which they become eligible. The Company may also make a match at its discretion. During calendar years 2014 and 2013, there were no matches under this plan made by the Company.

Note 4 - Contingencies

In accordance with the accounting standards on contingencies, the Company accrues a loss contingency if it is probable and can reasonably be estimated or a liability has been incurred at the date of the financial statements. If both of these conditions are not met, or if an exposure to loss exists in excess of the amount accrued, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred. The Company is exposed to legal claims encountered in the normal course of business. See Note 5, “Litigation”. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the operating results or the financial position of the Company.

Note 5 - Litigation

The Company is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, product liabilities and intellectual property matters resulting from the Company’s business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The following summaries highlight the current status of certain material commercial litigation in which the Company is involved.

On May 17, 2013 and on January 31, 2014 the Company received demand letters from the Environmental Research Corporation, “ERC” requesting substantiation of compliance with the State of California’s Proposition 65 regulations for ten of its products.  In October, while the Company was awaiting the results of the compliance testing, ERC contacted the Company again requesting settlement to their initial demand letter. And in February 2014, before compliance testing or any other demand letter validation was completed, ERC contacted the Company again requesting settlement to their second demand letter. After many discussions with ERC, a lawsuit was filed by ERC for the non-compliance issues with the State of California’ Proposition 65 regulations.  After many conversations and mediation attempts, both parties have agreed to a settlement, which has been approved by the iSatori Board of Directors.  The documents are currently being generated for presentation to the California Court.  Once accepted by the court, settlement amounts will be paid.  This action is expected to happen in second quarter of 2015.  The Company believes this settlement of the lawsuits is in the best interest of iSatori.  Settlement amounts have been accrued into FY 2014 and are reflected in this 10K report.

On March 24, 2014 the Company received a summons in a civil action filed by Wise Sports Nutrition, LLC claiming alleged trademark infringement for iSatori’s, Garcinia Trim product. Company counsel has made contact with the plaintiff’s attorney and filed a response to the alleged trademark infringement with the Company’s counterclaims. The Company believes the counterclaims have strong merit and are pursuing their defense. Both parties have prepared responses and presented them to the court.  The court has recently ruled in favor of iSatori and its filing of a summary judgment.  As a result of this ruling the trademark has been ruled as “descriptive” and therefore not eligible for trademark assignment.  iSatori has been contacted by the former plaintiff in this case to discuss a favorable settlement with iSatori.  Settlement discussions will get underway promptly.   The Company believes now that a favorable condition exists for settlement but it is too early in the settlement proceedings to make a determination of the outcome. Therefore, no range of any possible gain or loss can be reasonably estimated as of the date of the financial statements.

Note 6 - Income Taxes

For the years ended December 31 2014, and 2013, the Company recognized income tax expense of $278,697 and $2,828, respectively.

At December 31, 2014 and 2013, management believes there are no uncertain tax liabilities. The Company recognizes interest and penalties related to uncertain tax positions in income tax (benefit)/expense. No interest and penalties related to uncertain tax positions were accrued at December 31, 2014 or 2013.

The Company files income tax returns in U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions. The 2014 tax year remains open to examination by taxing jurisdictions to which the Company is subject.

Income tax provision for the periods December 31, 2014 and December 31, 2013 consists of the following:

	12/31/2014	12/31/2013
Current tax expense (benefit)
Federal	$67,026	$18,438
State	10,649	1,890
	77,675	20,328
Deferred tax expense (benefit):
Federal	185,106	(18,756)
State	15,916	1,256
	201,022	(17,500)
Total	$278,697	$2,828

The reconciliations of the results of applying the Company's effective statutory federal income tax rate of 35% for the years ended December 31, 2014 and December 31, 2013 to the Company's income before taxes and the Company's provision for income taxes are as follows:

	12/31/2014	12/31/2013
Federal income taxes	35.00%	35.00%
State income taxes	2.81%	2.18%
Permanent items	-2.29%	-9.60%
Current year losses not utilized	-61.04%	-27.90%
	25.51%	0.3%

The components of the deferred tax assets, net of deferred tax liabilities for each period are:

	12/31/2014	12/31/2013
Inventory	$42,109	$32,709
Allowance for doubtful accounts	32,132	26,506
Deferred revenue	72,646	111,069
Other	32,147	9,865
Valuation allowance	(167,394)	-
Current Deferred Tax Assets	11,640	180,149

Net operating loss	772,088	410,140
Foreign tax credits	29,211	-
Fair value of derivatives	58,097	179,030
Share based compensation	21,505	21,589
Property and equipment	22,366	-
Valuation allowance	(844,543)	(410,140)
Long term deferred tax assets	58,724	200,619
Total deferred tax assets	70,364	380,768

Unrealized gain on marketable securities	(13,295)	(41,137)
Prepaid expenses	(55,659)	(85,931)
Current deferred tax liabilities	(68,954)	(127,068)

Property & equipment	-	(43,853)
Goodwill and other intangibles	(1,410)	(8,825)
Long term deferred tax liabilities	(1,410)	(52,678)
Total deferred tax liabilities	(70,364)	(179,746)
Net Deferred tax asset	$-	$201,022

As of December 31, 2014, the Company has federal and state income tax net operating loss (NOL) carry forwards of $2,031,303 which will expire at various dates from 2032 through 2034. The NOLs are projected to expire as follows:

2032	$434,814
2033	466,786
2034	1,129,703
$2,031,303

NOL from Predecessor Company

At December 31, 2014, approximately $8.208 million of net operating loss carry forwards for federal income tax purposes and approximately $8.208 million of net operating loss carry forwards for state income tax purposes, existed and were previously generated by a predecessor company. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code. According to a preliminary analysis performed by the Company, it was determined that these net operating loss carry forwards would not currently be available for utilization by the Company. As such, these net operating loss carry forwards which had previously been 100% allowed for, have been removed from the deferred tax assets. The availability of the net operating loss carry forwards may be analyzed further in future accounting periods. If a positive determination is made, the net operating loss carry forwards might then be reported as deferred tax assets of the Company.

NOL from iSatori

Based upon past financial performance, the company has not been able to utilize certain NOL carry forwards. In recognition of this risk, at December 31, 2014, and 2013, a valuation allowance of $844,543 and $410,140, respectively, has been recognized on the deferred tax assets relating to the net operating loss carry forwards. Should future financial performance change and it is determined the Company can realize the use of these net operating losses, the appropriate tax expense and equity adjustments will be made.

In addition to the valuation allowance offsetting the deferred tax assets arising from net operating loss carry forwards, at certain other deferred tax assets at December 31, 2014 have been reduced by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized. Should the Company achieve sufficient, sustained income in the future, some or all of the valuation allowances may be reversed.

Note 7 - Stockholders’ Equity

At December 31, 2014, there were 12,909,278 shares of common stock, par value $.01 per share, outstanding for the Company.

Warrants

As of December 31, 2014, there were common stock warrants outstanding to purchase aggregate shares of common stock pursuant to the warrant grants described below.

On July 15, 2011 the Company issued warrants, now totaling 420,549 shares, to purchase 3% of fully diluted shares of the common stock of the Company to Breakwater Structured Growth Opportunity Fund, L.P., (the “Breakwater warrant”) with an imputed exercise price equal to approximately one-hundredth of a dollar in connection with a $1.025 million subordinated mezzanine loan arrangement. These warrants are fully vested and expire on June 15, 2016.

Included in the aforementioned Breakwater warrant, was an obligation by the Company to, among other things, honor an irrevocable put right through which the Company agreed to purchase up to the 3% of fully diluted shares of its common stock underlying the warrant, which expires on July 15, 2016. Upon completion of the Merger, the irrevocable put right was removed.

The Company used a lattice model in developing a fair value for the Breakwater warrant obligation at December 31, 2014, using a quoted stock value of $.375 per share, which represents a discount of 50% from the closing stock price. This reduction was based on the application of a discount for lack of liquidity. Other assumptions used in the valuations include (a) risk free interest rate of .67% based on duration, (b) weighted average expected term in years of 1.58, (c) weighted average expected stock volatility of 37.13%, (d) expected dividends of 0% (e) stock price movements ranging from 1.053 to .950 and (f) risk neutral probabilities ranging from .488 to .512. These valuations resulted in net income of $318,166 and in the Statement of Operations for the year ended December 31, 2014. In addition, as of June 28, 2013, $87,755 was reclassified to additional paid in capital from derivative liability due to the exercise of a prior warrant, and revaluations resulted in net income of $143,082 in the Statement of Operations for the year ended December 31, 2013.

Effective January 1, 2013, the Company entered into a one year agreement, subject to quarterly cancellation at the Company’s sole discretion, with Microcap Headlines, Inc. In connection with this agreement, the Company issued warrants to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $2.25 per share (the “Microcap warrants”). These warrants were subject to conditional vesting schedule in one-fourth (quarterly) increments, subject to the Company’s sole discretion. The first increment was granted and fully vested on January 1, 2013, the second increment was granted and fully vested on April 1, 2013, the third increment was granted and fully vested on July 1, 2013, and the fourth increment was granted and fully vested on October 1, 2013. These vested warrants expire on January 1, 2018.

Effective July 16, 2013, the Company entered into a business consulting agreement with Optivest Global Partners, LLC. In connection with this agreement, the Company issued warrants to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price of $2.25 per share (the “Optivest warrants”). These warrants are fully vested and expire July 16, 2018. These warrants will be assignable and transferable, at Optivest’s discretion.

The fair value of the Microcap and Optivest warrants were estimated on the date of grant using the Black-Scholes option-pricing model.

The Black-Scholes assumptions used when the warrants were issued are as follows:

FY 2013
Exercise price	$2.25
Expected dividends	0%
Expected volatility	45.95-48.97%
Risk fee interest rate	0.72-1.42%
Expected life	5 years
Expected forfeiture	0%

The Company assumed the 1,069,587 outstanding warrants to purchase shares of Common Stock which were issued by Integrated in fiscal years 2009 and before. Of these, 17,230 expired on July 29, 2012 and the remainder expired on May 31, 2014.

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance – December 31, 2012	225,000	2.36	6.08 years
Granted	350,000	$2.25	4.42 years
Exercised	-	-
Forfeited/cancelled	-	-
Balance – December 31, 2013	575,000	2.29	5.05 years
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	-	-
Balance – December 31, 2014 – outstanding	575,000	$2.29	4.05 years
Balance – December 31, 2014 – exercisable	575,000	$2.29	4.05 years

2012 Performance Incentive Plan

On September 27, 2012, the Company’s Board of Directors approved the 2012 Performance Incentive Plan (the Plan”). The Plan allows the Company to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Code. Only stock options granted to employees qualify for incentive stock option treatment. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The Plan is administered by the Plan Administrator, being the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. The Administrator has full and exclusive power within the limitations set forth in the Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the Plan.

On January 2, 2014, the Company issued options to purchase 10,000 shares of the Company’s common stock to an employee with an exercise price of $2.50 per share and which contained three year vesting schedules of 1/3 each year through October 2016. These options were due to expire on October 15, 2023. In September 2014, upon termination of employment prior to vesting, these options were forfeited.

On February 10, 2014, the Company issued options to purchase 6,000 shares of the Company’s common stock to an employee with an exercise price of $2.22 per share and which contain three year vesting schedules of 1/3 each year through February 2017. These options were due to expire on February 10, 2024. In December, 2014, upon termination of employment prior to vesting, these options were forfeited.

On September 17, 2013, the Company issued options to purchase 50,000 shares of the Company stock to an employee, having an exercise price of $2.10, and which contain three year vesting schedules of 1/3 each year through September 2015. These options are due to expire on September 17, 2023.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The total valuation of the options granted in 2014 was $3,363. Due to their forfeiture prior to vesting, expense of $747 recognized in previous quarters of 2014 was reversed within subsequent periods of 2014, for a net expense of $0 related to 2014 grants for the year ended December 31, 2014. The total valuation of the options granted in 2013 was $30,985, which is being expensed over the three year vesting period. The expense recognized related to these options for the year ended December 31, 2014 was $10,328. The Black-Scholes assumptions used when the options were issued are as follows:

	FY 2014	FY 2013
Exercise price	$2.22-2.50	$2.10
Expected dividends	0%	0%
Expected volatility	35.22%	45.95%
Risk fee interest rate	2.13-2.41%	2.26%
Expected life of option	6.08-6.33 years	5.5-6.5 years
Expected forfeiture	0%	0%

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance – December 31, 2012	828,174.683		9.14 years
Granted	50,000	$2.10	9.75 years
Exercised	(137,577)	.621
Forfeited/cancelled	(9,908)	2.25
Balance – December 31, 2013	730,689	$.771	8.30 years
Granted	16,000	$2.40	9.75 years
Exercised
Forfeited/cancelled	(16,000)	$2.40	9.75 years
Balance – December 31, 2014 – outstanding	730,689	$.771	7.30 years
Balance – December 31, 2014 – exercisable	637,159.683		7.25 years

Outstanding options held by related parties – 2014	730,689
Exercisable options held by related parties – 2014	637,159

In addition to the above, for the year ended December 31, 2014, the Company has recognized $12,619 in share based compensation expense arising from the amortization of option awards granted prior to January 1, 2013.

Stock Awards

On July 10, 2014, the Company issued 5,603 shares of restricted stock to members of its board of directors. On September 23, 2014, the Company issued 4,098 shares of restricted stock to a new member of its board of directors. On October 28, 2014, the Company issued 7,738 shares of restricted stock to members of its board of directors. On November 13, 2014, the Company issued 4,688 shares to a new member of its board of directors. The Company is amortizing total expense related to these issuances over the restriction period which is equivalent to the directors’ one-year term. The Company has recorded share based compensation expense due to these issuances of $16,568 for the year ended December 31, 2014. In addition, for the year ended December 31, 2014, the Company has amortized prior expense of $9,212 to equity related to grants of restricted stock made prior to January 1, 2014.

On April 1, 2014, the Company issued 7,500 shares of its $.01 par value common stock to a business development consultant. The Company considered the fair value of the shares issued to be the most reliable measure of compensation to the consultant. At the time of issuance, the Company’s stock price was $2.17 per share, and therefore the issuance resulted in $16,275 of share based compensation expense for the year ended December 31, 2014.

Note 8 - Convertible Preferred Stock

In connection with the Merger, the Company assumed into its capital structure the convertible stock originally issued by Integrated. Accordingly, at December 31, 2014, the Company’s convertible preferred stock, $0.01 par value per share, consisted of the following:

	Par Value	Shares Outstanding	Liquidation Preference
Series A $20	$95	9,500	$190,000
Series D $20	130	13,000	260,000
	$225	22,500	$450,000
Series A $20 Convertible Preferred Stock. At December 31, 2014, the Company had 9,500 shares of its Series A $20 Convertible Preferred Stock (the “Series A Preferred”) outstanding. Holders of the Series A Preferred are not entitled to receive any dividends, and have no voting rights unless otherwise required pursuant to Delaware law. Each share of the Series A Preferred may, at the option of the Company, be converted into the equivalent of one-fifth (1/5th) of a share of common stock at any time after (i) the closing bid price of the common stock is at least $2.00 for at least 20 trading days during any 30 consecutive trading day period, and (ii) the shares of common stock to be received on conversion have been registered or otherwise qualified for sale under applicable securities laws. The holders of the Series A Preferred have the right to convert each share into the equivalent of one-fifth (1/5th) of a share of common stock at any time. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred are entitled to receive $20 per share before the holders of common stock are entitled to receive any distribution. In the event the Company enters into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or other securities, each share of Series A Preferred will at the same time be similarly exchanged or changed into such consideration as is equal to four times the amount of consideration to be received for each share of common stock.

Series D $20 Convertible Preferred Stock. At December 31, 2014 the Company had 13,000 shares of its Series D $20 Convertible Preferred Stock (the “Series D Preferred”) outstanding. Holders of the Series D Preferred are entitled to receive, out of funds of the Company legally available, dividends at the annual rate of $1.80 per annum per share.

The Company may redeem the Series D Preferred upon not less than 30 days’ notice, in whole or in part, for an amount of $20 per share plus all accrued but unpaid dividends applicable to such share. After notice and prior to the expiration of the 30-day notice period, holders of the Series D Preferred will have the option to convert the Series D Preferred into common stock prior to the redemption. Each share of the Series D Preferred may, at the option of the Company, be converted into the number of shares of common stock as determined by dividing $20 plus any accrued and unpaid dividends on such share by $80 at any time after (i) the closing bid price of the common stock exceeds $200.00 for 20 consecutive trading days, and (ii) the Company has sustained positive earnings per share of common stock for the two previous fiscal quarters. The holders of the Series D Preferred have the right to convert each share at any time into the number of shares of common stock as determined by dividing $20 plus any accrued and unpaid dividends on such share by $80. The holders of the Series D Preferred are entitled to receive $20 per share plus any accrued and unpaid dividends on such share before the holders of common stock are entitled to receive any distribution. In the event the Company enters into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or other securities, each share of Series D Preferred will at the same time be similarly exchanged or changed into the aggregate amount of stock as would have been received had the holder converted such shares immediately prior to the transaction.

Note 9 - Revolving Line of Credit and Related Interest

The Company entered into a renewed and expanded Credit Agreement with Colorado Business Bank West of Denver, Colorado on August 27, 2014. Borrowings under this agreement will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

The agreement provides a revolving commitment to the Company of $2,000,000. Amounts outstanding under the agreement will be reflected in a promissory note with a principal balance of $2,000,000 and a maturity date of November 16, 2015 (the “Promissory Note”). The principal balance on the Promissory Note bears interest at the one month USD LIBOR rate measured not more often than once per month (the “Index”). Interest on any unpaid balance under the promissory note will bear interest at the Index plus 3.75% with a minimum interest rate of 4.00% per annum, and is payable monthly. The agreement requires the Company to comply with certain affirmative covenants, including a minimum current ratio of 1.5 to 1, a maximum leverage ratio of 2 to 1, and minimum tangible equity capital of $2,750,000 through November 30, 2014, and $3,000,000 thereafter, as well as providing limitations on dividends, additional indebtedness, and certain other changes.

On January 7, 2015, Colorado Business Bank provided the Company with notice of a non-monetary event of default concerning the Company’s violation of the minimum tangible equity capital covenant set forth in the loan agreement.  On March 17, 2015, iSatori reached a preliminary agreement with their primary banking institution, Colorado Business Bank ("CoBiz"), in which the loan agreement and covenants will be modified and the Company will no longer be in forbearance. iSatori and CoBiz have agreed on the principal terms of the arrangement and are currently awaiting documentation from their respective legal teams. The Company has, and will continue to, enter into discussions with certain material vendors, offering early pay discounts to improve the timing of accounts receivable collection. In addition, the Company has, and will continue to, enter into discussions with certain material suppliers concerning extended credit terms to improve the flexibility of the Company's cash management program. These actions, combined with the pending agreement with CoBiz, will help ensure the Company's liquidity and compliance with its loan covenants.

The Company’s prior line of credit with Colorado Business Bank West of Denver, Colorado provided a revolving commitment to the Company in the amount of $1,500,000 and was in effect since its inception on July 16, 2012 and subsequent renewal on October 16, 2013 through the date of the renewal and expansion on August 27, 2014. Other terms of the former credit agreement were the same as those of the renewed and expanded credit agreement described above.

The outstanding balance on the Company’s revolving line of credit as of December 31, 2014 and 2013 was $1,620,519 and $1,220,655, respectively.

Note 10 - Fair Value Measurements and Disclosures

The Company follows ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1: Quoted prices are available in active markets for identical assets or liabilities.

Level 2: Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or

Level 3: Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

ASC 820 requires financial assets and liabilities to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

For the purposes of marketable securities where there is an active market, the Company uses the quoted prices available for the identical asset or liability. As of December 31, 2013, $108,228 assets held for sale valued using the Level 1 mark-to-market approach. As of December 31, 2014, the Company had $34,979 assets held for sale valued using the Level 1 mark-to-market approach.

The inputs used in the fair value measurements categorized within Level 3 include the stock price at the valuation date, the exercise price of the warrant, the expected period of time the warrant will be outstanding, the annual volatility of the underlying stock price, the annual yield rate of quarterly dividends, and the risk free rate of interest relevant to the expected time period the warrant will be outstanding.

The following table represents the Company’s warrant derivative liabilities that were accounted for at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2014			December 31, 2013
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	$34,979	$-	$152,849	$108,228	$-	$471,015

Beginning of period	108,228	-	471,015	29,338	-	701,852
Additions	-	-	-	-	-	-
Deletions	(115,881)	-	-	(36,103)	-	(87,755)
Revisions	42,632	-	(318,166)	114,993	-	(143,082)
End of period	$34,979	$-	$152,849	$108,228	$-	$471,015

Note 11 – Subsequent Events

Derivative Liability.  During February 2015, the warrant issued to Breakwater Structured Growth Opportunity Fund, L.P for 420,549 shares, set up as the Derivative Liability on the Company’s balance sheet, was exercised and shares issued to the company.

Bank Line of Credit. On March 17, 2015, iSatori reached a preliminary agreement with their primary banking institution, Colorado Business Bank ("CoBiz"), in which the loan agreement and covenants will be modified and the Company will no longer be in forbearance. iSatori and CoBiz have agreed on the principal terms of the arrangement and are currently awaiting documentation from their respective legal teams. The Company has, and will continue to, enter into discussions with certain material vendors, offering early pay discounts to improve the timing of accounts receivable collection. In addition, the Company has, and will continue to, enter into discussions with certain material suppliers concerning extended credit terms to improve the flexibility of the Company's cash management program. These actions, combined with the pending agreement with CoBiz, will help ensure the Company's liquidity and compliance with its loan covenants.

New Investor Relations Program. During February 2015, the Company retained Self & Associates to expand and implement a more robust corporate communications and investor relations program for IFIT. Management is planning to begin a series of financial meetings in various key markets. In March, management will kick off meetings with members of the financial community in Southern California. These meetings will include several in Southern California from March 25 - 26 with meetings in LA and Santa Monica on March 25 and Newport Beach on March 26. Following Southern California, IFIT management will plan to visit the New York - New Jersey areas.

iSatori, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
ASSETS	2015	2014
Current assets:
Cash and cash equivalents	$390,112	$738,725
Accounts receivable trade	1,349,065	925,506
Note receivables - current portion	23,593	28,939
Inventories	2,158,853	2,483,602
Assets held for sale	-	34,979
Prepaid expenses	772,552	217,668
Total current assets	4,694,175	4,429,419

Property and equipment:
Leasehold improvements	11,485	11,485
Furniture and fixtures	196,025	128,902
Office equipment	110,418	57,408
Computer equipment	332,171	332,171
Dies and cylinders	57,317	43,942
Less accumulated depreciation	(467,091)	(425,238)
Net property and equipment	240,325	148,670

Note receivable – net of current portion	52,695	52,695

Other assets:
Deferred tax asset, net	57,314	57,314
Deposits and other assets	33,799	45,207
Total other assets	91,113	102,521
Total assets	$5,078,308	$4,733,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$1,905,258	$819,918
Accrued expenses	236,645	253,208
Deferred revenues	-	191,127
Deferred tax liability, net	57,314	57,314
Line of credit	1,275,000	1,620,519
Notes payable	211,321	15,708
Total current liabilities	3,685,538	2,957,794

Long-term liabilities
Derivative liability	-	152,849

Commitments and contingencies (Notes 1,2,5, and 6)

Stockholders' Equity:
Convertible preferred stock, $0.01 par value, 750,000 shares authorized; 22,500 shares issued and outstanding ($450,000 of liquidation value)	225	225
Common stock, $0.01 par value, 56,250,000 shares authorized; 13,368,791 shares issued and outstanding	133,688	129,093
Additional paid-in capital	5,058,077	4,796,241
Accumulated deficit	(3,799,220)	(3,302,897)
Total stockholders’ equity	1,392,770	1,622,662
Total liabilities and stockholders' equity	$5,078,308	$4,733,305

The accompanying notes are an integral part of these condensed financial statements

iSatori, Inc.
Condensed Statement of Operations
(Unaudited)

	Three Month Period Ended		Six Month Period Ended
	June 30	June 30	June 30	June 30
	2015	2014	2015	2014
Revenues:
Product revenue (Net of returns and discounts)	$2,460,676	$2,877,496	$5,859,116	$6,096,740
Royalty revenue	18,774	30,501	37,993	63,127
Other revenue	9,442	10,370	20,607	19,767
Total revenue	2,488,892	2,918,367	5,917,716	6,179,634

Cost of sales	1,494,658	1,306,245	3,204,205	2,550,043
Gross profit	994,234	1,612,122	2,713,511	3,629,591

Operating Expenses:
Selling and marketing	497,720	477,413	1,123,165	1,260,101
Salaries and labor related expenses	586,531	600,968	1,205,785	1,248,381
Administration	374,983	299,775	700,359	513,753
Depreciation and amortization	25,176	20,015	48,260	39,144
Total operating expenses	1,484,410	1,398,171	3,077,569	3,061,379

Income (loss) from operations	(490,176)	213,951	(364,058)	568,212

Other income (expense)	10,741	204,642	(57,482)	234,842
Financing expense	(15,385)	(9,476)	(27,746)	(30,827)
Interest expense	(20,096)	(9,636)	(36,311)	(20,685)

Income (loss) before income taxes	(514,916)	399,481	(485,597)	751,542

Income tax expense	(7,796)	(63,382)	(10,726)	(79,205)

Net income (loss)	$(522,712)	$336,099	$(496,323)	$672,337

Net income (loss) per common share
Basic	$(0.04)	$0.03	$(0.04)	$0.05
Diluted	$(0.04)	$0.02	$(0.04)	$0.05

Weighted average shares outstanding:
Basic	13,371,791	12,886,401	13,089,814	12,883,026
Diluted	13,371,791	13,686,754	13,089,814	13,714,797

The accompanying notes are an integral part of these condensed financial statements

iSatori, Inc.
Condensed Statements of Cash Flow
(Unaudited)

	For the Six Month Period Ended
	June 30	June 30
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(496,323)	$672,337
Adjustments to reconcile net income/(loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	48,260	39,144
Share based compensation expense	67,630	28,397
Change in value of assets held for sale	34,979	(14,800)
Change in fair value of derivative liability	61,988	(192,002)
Provision for deferred income taxes	-	66,152
Change in assets and liabilities:
Accounts receivable	(423,559)	250,030
Income tax receivable	-	45,448
Notes receivable	5,346	3,656
Inventory	324,749	(261,040)
Prepaid expenses	(570,920)	10,313
Deposits and other assets	5,002	20,904
Trade accounts payable	1,085,340	106,393
Accrued expenses	(16,563)	128,135
Deferred revenues	(191,127)	(77,238)
Net cash provided by (used in) operating activities	(65,197)	825,829

Cash flows from investing activities:
Purchase of property and equipment	(133,509)	(16,149)
Proceeds from the sale of assets held for sale	-	87,843
Net cash provided by (used in) investing activities	(133,509)	71,694

Cash flows from financing activities:
Proceeds from notes payable	203,010	-
Payment of notes payable	(7,397)	(2,347)
Payment of line of credit	(345,519)	(136)
Proceeds from the exercise of warrants
Net cash used in financing activities	(149,906)	(2,483)

Net increase (decrease) in cash	(348,612)	895,040

Cash and cash equivalents, beginning of year	738,725	822,876
Cash and cash equivalents, end of year	$390,112	$1,717,916

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	39,696	26,670
Cash paid for taxes	8,500	6,700

The accompanying notes are an integral part of these condensed financial statements

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Business, and Basis of Presentation

iSatori, Inc. (the “Company”) is a Delaware incorporated Company who trades under the symbol of “IFIT” on the OCTQB exchange.

The Company is engaged in researching, designing, developing, contracting for the manufacture, marketing, selling and distributing of various branded nutritional and dietary supplement products for the general nutrition market. The “general nutrition market” may include such activities as body-building, physique enhancement (increase of lean body mass and decrease in fat mass) and enhanced athletic performance through increased strength and/or endurance and proper nutrition.

The Company does engage from time to time in funding of clinical studies with the objective of discovering and/or validating claims of new, efficacious products for the Company’s relevant market as well as providing necessary and appropriate substantiation for any claims which the Company may use in its marketing and advertising. The Company markets products which are under its control and which are in some way proprietary to the Company. Some of the Company’s products are the subject of trademarks, patented or patent-pending, owned or licensed the Company.

Plan of Merger Announced

On May 18, 2015, iSatori, Inc., (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, FitLife Brands, Inc., a Nevada corporation (“FitLife”) and ISFL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FifLife (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of FitLife (the “Merger”).  The Merger Agreement and the Merger have been approved by the boards of directors of iSatori and FitLife.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (“iSatori Common Stock”), other than iSatori Common Stock with respect to which dissent rights have been properly exercised and not withdrawn (the “Dissenting Shares”), will be exchanged for 0.30000 of a share (the “Share Exchange Ratio”) of FitLife common stock (the “FitLife Common Stock”) subject to adjustment for iSatori’s Net Debt Amount and Non-Cash Working Capital (each as defined in the Merger Agreement).  Each outstanding stock option to purchase iSatori Common Stock, warrant to purchase iSatori Common Stock, restricted stock unit measured in relation to, or settleable in, iSatori Common Stock and each award of restricted stock relating to iSatori Common Stock, whether vested or unvested, will be assumed by FitLife and converted automatically at the effective time of the Merger into an option, warrant, restricted stock unit or restricted stock award, as the case may be, denominated in shares of FitLife Common Stock based on the Share Exchange Ratio and subject to terms and conditions substantially identical to those in effect at the effective time of the Merger.

The closing of the Merger is subject to satisfaction of certain customary closing conditions.

The Company and FitLife have made customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants (i) with respect to the conduct of their respective businesses during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) prohibiting each of the Company and FitLife from soliciting alternative acquisition proposals and providing information to or engaging in discussions with third-parties, except in the limited circumstances as provided in the Merger Agreement.

The Agreement contains certain termination rights for both the Company and FitLife including, but not limited to, in the event that (i) the Merger has not been consummated on or prior to September 30, 2015 (subject to certain extensions); (ii) the other party materially breaches its representations or covenants and such breach is not, or is not capable of being, cured within 30 days of notice; (iii) the Company’s shareholders fail to approve the Merger; or (iv) the other party’s board of directors makes Change of Recommendation (as defined in the Merger Agreement), or fails to reaffirm its recommendation following receipt of an Acquisition Proposal (as defined in the Merger Agreement). In addition, prior to obtaining shareholder approval of the Merger and subject to the payment of a termination fee, the Company and FitLife each may terminate the Agreement in order to enter into an agreement for a Superior Proposal (as defined in the Merger Agreement).  Upon termination of the Agreement, under specified circumstances (including in connection with an Adverse Recommendation Change or a Superior Proposal), either the Company or FitLife will be obligated to pay to the other party a termination fee of $200,000.

FitLife agreed to take all necessary corporate action to appoint Stephen Adele, the Chief Innovation Officer and a director of FitLife as of the effective time of the Merger.

Each of Stephen Adele Enterprises, Inc., RENN Universal Growth Investment Trust PLC and RENN Global Entrepreneurs Fund Inc. has agreed to vote their shares of iSatori Common Stock in favor of the Merger.

The newly combined company will be called "Fit Life Brands."

Unaudited Interim Financial Information

The accompanying interim condensed financial statements have been prepared in accordance with our accounting practices described in our audited financial statements for the year ended December 31, 2014, and are unaudited. The unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2014. The accompanying interim condensed financial statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission and, accordingly, do not include all the disclosures required by generally accepted accounting principles in the United States (“U.S. GAAP”) with respect to annual financial statements.  In the opinion of management, all adjustments, consisting of normal recurring accruals that are considered necessary for a fair presentation of the interim financial information, have been included. However, operating results for the periods presented are not necessarily indicative of the results that may be expected for a full year.

Financial Instruments

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Accordingly, cash and cash equivalents consist of petty cash, checking accounts and money market funds.

Fair Value Measurements

ASC 820-10 establishes a framework for measuring the fair value of assets and liabilities and requires additional disclosure about fair value measurements.  ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal (or most advantageous market) for the asset or liability in an orderly transaction between market participants at the measurement date.

At June 30, 2015 and December 31, 2014, the financial instruments of the Company consisted principally of cash and cash equivalents, receivables, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. The actual and estimated fair values, respectively, of the Company’s financial instruments are as follows:

	June 30, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$390,112	$390,112	$738,725	$738,725
Receivables	$1,349,065	$1,349,065	$925,506	$925,506
Accounts Payable	$1,905,258	$1,905,258	$819,918	$819,918
Derivative Liability	$0	$0	$152,849	$152,849

Trade Receivables and Credit Policy

Trade receivables are uncollateralized customer obligations due under normal trade terms requiring payment generally within 10-60 days from the invoice date. Accounts are considered delinquent when outstanding for more than 7 days past due date. The Company does not have a policy of accruing interest on past due accounts. Payments on trade receivables are applied as instructed per the customer, or to the earliest unpaid invoices. The allowance for doubtful accounts represents an estimate of amounts considered uncollectible and is determined based on management’s historical collection experience, adverse situations that may affect the customer’s ability to repay, and prevailing economic conditions.  Specific accounts deemed uncollectible are written off periodically with subsequent receipts on previously written off accounts credited to bad debt expense.  The allowance for doubtful accounts is $0 for each of the periods ended June 30, 2015 and December 31, 2014. Receivables at each of the below respective periods consisted of the following:

	June 30, 2015	December 31, 2014
Trade Receivables	$1,307,881	$951,396
Other	$41,184	$(25,890)
Allowance for doubtful accounts	$(0)	$(0)
Totals	$1,349,065	$925,506

In addition, the Company has recorded an allowance for customer returns in the amount of approximately $85,000 at June 30, 2015 and December 31, 2014 in accrued expenses.

Inventory Valuation

Inventories of nutritional and dietary supplements are stated at lower of cost or market on a first-in, first-out (FIFO) basis as noted below:

	June 30, 2015	December 31, 2014
Labels and packaging	$186,305	$170,435
Raw materials	$249,847	$308,333
Finished goods	$1,722,701	$2,004,834
Totals	$2,158,853	$2,483,602

Note Receivable

The predecessor company disposed of a dormant product line of vitamins in December 2010. As part of the consideration in this divestiture, the Company received from the purchaser of this product line an unsecured note in the amount of $170,000. The original note was due to be repaid on or before March 2014, where interest accrued principally at an annual rate of 5%, based upon the initial $170,000 principal and was payable monthly. As of March 31, 2013, the note was novated and a new promissory note was issued to reflect a modification in the payment terms, which includes no interest. The total note receivable balance at June 30, 2015 was $76,288, and is due to be repaid on or before May 1, 2017.

Revenue Recognition

The Company operates predominantly as a distributor of its dietary supplement products through traditional large retailers and electronic intermediaries. Revenue from product sales is recognized upon transfer of title to the Company’s product to its customers. Net sales represent product sales less actual returns, allowances, discounts, and promotions. Sales to direct customers have an unconditional money back guarantee for thirty to sixty days after the date of purchase. Sales to several of the retail customers carry a “Sale or Return” Purchase agreement per contract, where if minimum sales thresholds are not met within required timeframe, the inventory will be returned to the Company for full credit.  Other retail customers receive a percentage discount from invoice to cover any customer returns or damages they may incur. Returns, allowances and discounts, and promotions were $689,960 and $849,356 for the three month period ended June 30, 2015 and 2014, respectively. Returns, allowances and discounts, and promotions were $1,224,856 and $1,360,091 for the six month period ended June 30, 2015 and 2014, respectively.

In addition, the Company provides allowances for sales returns based upon estimated and known returns.  Product returns are recorded as a reduction of net revenues and as a reduction of the accounts receivable balance.

The Company receives other revenues which include but are not limited to shipping and handling charges billed to customers.

Cost of Sales

The Company purchases its products directly from third party manufacturers. The Company’s cost of sales include product costs, cost of warehousing and distribution. Included in the cost of sales are shipping and handling costs that are incurred by the Company.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 4, “Income Taxes”.

Since 2012 was the Company’s initial tax year, there are no prior federal or state tax returns subject to examination.  Accordingly, the only taxable periods subject to examination by federal and state taxing authorities are the periods ended December 31, 2014 and 2013. Federal and state tax returns for the Company prior to the short form merger are open for the period ended December 31, 2011.

Leases

The Company leases its headquarters facility, comprising approximately 10,044 square feet, in Golden (metropolitan Denver), Colorado. The total rent expense for each of the three month periods ended June 30, 2015 and 2014, was $20,716. The total rent expense for each of the six month periods ended June 30, 2015 and 2014, was $41,394.  The lease term expires January 31, 2017 and requires equal monthly payments over the remaining term. Future payments under the lease total $131,200.

The Company leases its warehouse facility, of approximately 17,026 square feet in Denver. The total rent expense for the warehouse lease for the three month period ended June 30, 2015 was $21,782. The total rent expense for the warehouse lease for the six month period ended June 30, 2015 was $43,565. The lease term expires on December 31, 2018 and calls for inflation-adjusted increasing payments over the remaining term. Future payments under the warehouse lease are $331,094.

The Company also leases miscellaneous office and warehouse equipment. In most cases, management expects that in the normal course of business these leases will be renewed or replaced by other leases as applicable.

Marketing

The Company expenses all production costs related to advertising costs as they are incurred, including print and television when the advertisement has been broadcast or otherwise distributed. Other marketing expenses include digital and social media, product sampling, sponsorships and endorsements with athletes, promotional events, and consumer education efforts. For the three month period ended June 30, 2015 and 2014, marketing expenses totaled $279,208 and $314,696, respectively. For the six month period ended June 30, 2015 and 2014, marketing expenses totaled $619,759 and $942,119, respectively.

Research and Development Costs

Research and development costs are expensed when incurred. Research and development costs of $5,315 and $4,481 for the three month period ended June 30, 2015 and 2014, respectively, are included in selling and marketing expense. Research and development costs of $24,025 and $10,905 for the six month period ended June 30, 2015 and 2014.

Distribution, Shipping and Handling Costs

Shipping costs on purchases and shipping and handling fees related to sales charged to customers are both included in cost of sales. As mentioned in Revenue Recognition, shipping and handling revenue billed customers are reflected in other revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade accounts receivables. Concentrations of credit with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer bases and their dispersion across different geographic locations.

The Company maintains cash balances at one financial institution located in Colorado and one in California. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per account. At times during the year, the Company’s bank balances have exceeded the FDIC limit. Management believes the risk of loss at such institutions to be minimal.

During the six month period ended June 30, 2015, sales to three customers made up 52% of total product revenue, with each customer representing greater than 10% of product revenue on an individual basis.  These customers’ combined accounts receivable balances were 45% of total accounts receivable at June 30, 2015. During the six month period ended June 30, 2014, sales to three customers made up 66% of total product revenue, with each customer representing greater than 10% of product revenue on an individual basis.  These customers’ combined accounts receivable balances were 80% of total accounts receivable as of June 30, 2014.

During the six month period ended June 30, 2015, purchases from four vendors made up 84% of total inventory purchases.  These vendors’ combined accounts payable balances were 61% of total accounts payable as of June 30, 2015. During the six month period ended June 30, 2014, purchases from three vendors made up 63% of total inventory purchases.  These vendors’ combined accounts payable balances were 48% of total accounts payable as of June 30, 2014.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to the fair value determination of derivative instruments, the valuation allowance with respect to estimated utilization of net operating losses, estimated allowances for sales returns and collectability of notes receivable.

Earnings (Loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The Company has the following common stock equivalents as of June 30, 2015 and 2014:

	Three Months Ended		Six Months Ended
	2015	2014	2015	2014
Basic weighted average Common Shares	13,371,791	12,886,401	13,089,814	12,883,026
Stock options (exercise price – $0.573-$2.50/share)	110,514	382,258	168,203	413,280
Warrants (exercise price – $0.001-$2.25/share)	0	418,095	0	418,491
Total common stock equivalents	13,482,305	13,686,754	13,258,017	13,714,797

Note 2 - Contingencies

In accordance with the standards on contingencies, the Company accrues a loss contingency if it is probable and can reasonably be estimated or a liability has been incurred at the date of the financial statements. If both of these conditions are not met, or if an exposure to loss exists in excess of the amount accrued, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred. The Company is exposed to legal claims encountered in the normal course of business. See Note 3, “Litigation”. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the operating results or the financial position of the Company.

Note 3 - Litigation

The Company is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, product liabilities and intellectual property matters resulting from the Company’s business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The following summaries highlight the current status of certain material commercial litigation in which the Company is involved.

On May 17, 2013 and on January 31, 2014 the Company received demand letters from the Environmental Research Corporation, “ERC” requesting substantiation of compliance with the State of California’s Proposition 65 regulations for ten of its products.  In October, while the Company was awaiting the results of the compliance testing, ERC contacted the Company again requesting settlement to their initial demand letter. And in February 2014, before compliance testing or any other demand letter validation was completed, ERC contacted the Company again requesting settlement to their second demand letter. After many discussions with ERC, a lawsuit was filed by ERC for the non-compliance issues with the State of California’ Proposition 65 regulations.  After many conversations and mediation attempts, both parties agreed to a settlement, which was approved by the iSatori Board of Directors.  The documents were generated for presentation to the California Court.  These documents were accepted by the court in early June 2015, and iSatori has initiated the payments of the settlement amounts of $60,000.00.  Settlement amounts have been accrued into FY 2014 and are reflected in this 10Q report.

On March 24, 2014 the Company received a summons in a civil action filed by Wise Sports Nutrition, LLC claiming alleged trademark infringement for iSatori’s, Garcinia Trim product. Company counsel has made contact with the plaintiff’s attorney and filed a response to the alleged trademark infringement with the Company’s counterclaims. The Company believes the counterclaims have strong merit and are pursuing their defense. Both parties have prepared responses and presented them to the court.  The court ruled in favor of iSatori and its filing of a motion for summary judgment.  As a result of this ruling the trademark has been ruled as “descriptive” and therefore not eligible for trademark assignment.  Settlement discussions are underway and have been substantively agreed to by both parties. The settlement includes a settlement and release agreement and allows for the assignment of the mark to iSatori and the license of the mark to Wise Sports.

Note 4 - Income Taxes

For the three months ended June 30, 2015 and 2014, the Company recognized income tax expense of $7,796 and expense of $63,382, respectively. For the six months ended June 30, 2015 and 2014, the Company recognized income tax expense of $10,726 and expense of $79,205, respectively.

The difference between the three months ended June 30, 2015 effective rate of 0.0% and the Federal statutory rate of 35.0% is primarily due to a full valuation allowance of $844,543, which was recognized at December 31, 2014, on the deferred tax assets relating to the net operating loss carry forwards. Should future financial performance change and it is determined the Company can realize the use of these net operating losses, the appropriate tax expense and equity adjustments will be made. Any other difference is primarily due to state income taxes.

The difference between the six months ended June 30, 2014 effective rate of 8.96% and the Federal statutory rate of 35.0% is primarily due to state income taxes (net of federal benefit), change in the valuation allowance, and an adjustment to the income tax receivable.

At June 30, 2015 management believes there are no uncertain tax liabilities.

Note 5- Stockholders’ Equity

At June 30, 2015, there were 13,368,791 shares of common stock, par value $.01 per share, outstanding for the Company.

Warrants

As of June 30, 2015, there were common stock warrants outstanding to purchase aggregate shares of common stock pursuant to the warrant grants described below.

Effective January 1, 2013, the Company entered into a one year agreement, subject to quarterly cancellation at the Company’s sole discretion, with Microcap Headlines, Inc. In connection with this agreement, the Company issued warrants to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $2.25 per share (the “Microcap warrants”). These warrants were subject to conditional vesting schedule in one-fourth (quarterly) increments, subject to the Company’s sole discretion. The first increment was granted and fully vested on January 1, 2013, the second increment was granted and fully vested on April 1, 2013, the third increment was granted and fully vested on July 1, 2013, and the fourth increment was granted and fully vested on October 1, 2013. These vested warrants expire on January 1, 2018.

Effective July 16, 2013, the Company entered into a business consulting agreement with Optivest Global Partners, LLC. In connection with this agreement, the Company issued warrants to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price of $2.25 per share (the “Optivest warrants”). These warrants are fully vested and expire July 16, 2018. These warrants will be assignable and transferable, at Optivest’s discretion.

The Company has 350,000 warrants outstanding at June 30, 2015 and 770,649 at December 31, 2014.

The fair value of the Microcap and Optivest warrants were estimated on the date of grant using the Black-Scholes option-pricing model.

The Black-Scholes assumptions used when the warrants were issued are as follows:

FY 2013
Exercise price	$2.25
Expected dividends	0%
Expected volatility	45.95-48.97%
Risk fee interest rate	0.72-1.42%
Expected life	5 years
Expected forfeiture	0%

2012 Performance Incentive Plan

On September 27, 2012, the Company’s Board of Directors approved the 2012 Performance Incentive Plan (the Plan”). The Plan allows the Company to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Code. Only stock options granted to employees qualify for incentive stock option treatment. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The Plan is administered by the Plan Administrator, being the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. The Administrator has full and exclusive power within the limitations set forth in the Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the Plan.

On March 23, 2015, the Company issued options to purchase 195,000 shares of the Company’s common stock to six employees with an exercise price of $1.02 per share and which contained three year vesting schedules of 1/3 each year through March 2018. These options are due to expire on March 20, 2025.

On March 5, 2015, the Company issued options to purchase 10,000 shares of the Company’s common stock to a contracted employee with an exercise price of $1.0065 per share, which are fully vested. These options are due to expire on March 5, 2025.

On April 3, 2015, the Company issued options to purchase 200,000 shares of the Company’s common stock to a contractor with an exercise price of $0.01 per share, which will vest October 1, 2015. These options are due to expire on April 3, 2025.

On April 8, 2015, the Company issued options to purchase 25,000 shares of the Company’s common stock to a former employee with an exercise price of $0.95 per share, which will vest January 1, 2016. These options are due to expire on April 8, 2025.

On May 13, 2015, the Company issued options to purchase 120,538 shares of the Company’s common stock to thirteen employees with an exercise price of $0.75-$0.80 per share and which contained one and a half to three year vesting schedules of 1/3 each year through October 2016 and April 2018. These options are due to expire on May 13, 2025.

On May 13, 2015, the Company issued options to purchase 62,500 shares of the Company’s common stock to a contractor with an exercise price of $0.80 per share, which contained a three year vesting schedules of 1/3 each year through May 2018. These options are due to expire on May 13, 2025.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The total valuation of the options granted in 2015 was $189,423. Of this, $74,198 will be expensed over the three year vesting schedule and $28,090 over the year and a half vesting schedule. The total valuation of the options granted in 2014 was $3,363. Due to their forfeiture prior to vesting, expense of $747 recognized in previous quarters of 2014 was reversed within subsequent periods of 2014, for a net expense of $0 related to 2014 grants for the year ended December 31, 2014. The total valuation of the options granted in 2013 was $30,985, which is being expensed over the three year vesting period. The expense recognized related to these options for the year ended December 31, 2014 was $10,328. The Black-Scholes assumptions used when the options were issued are as follows:

	FY 2015	FY 2014
Exercise price	$0.01-1.02	2.22-2.50
Expected dividends	0%	0%
Expected volatility	45.65%-164.28%	35.22%
Risk fee interest rate	1.71-1.9%	2.13-2.41%
Expected life of option	5.51-8.01 years	6.08-6.33 years
Expected forfeiture	0%	0%

The Company recognized $51,964 in expense related to stock compensation for the three month period and $67,630 for the six month period ended June 30, 2015.  The Company recognized $28,397 in expense related to stock compensation for both the three month and six month period ended June 30, 2015.

Note 6- Revolving Line of Credit and Related Interest

The Company entered into a renewed and expanded Credit Agreement with Colorado Business Bank West of Denver, Colorado on August 27, 2014. Borrowings under this agreement will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

The agreement provides a revolving commitment to the Company of $2,000,000. Amounts outstanding under the agreement will be reflected in a promissory note with a principal balance of $2,000,000 and a maturity date of November 16, 2015 (the “Promissory Note”). The principal balance on the Promissory Note bears interest at the one month USD LIBOR rate measured not more often than once per month (the “Index”). Interest on any unpaid balance under the promissory note will bear interest at the Index plus 3.75% with a minimum interest rate of 4.00% per annum, and is payable monthly. The agreement requires the Company to comply with certain affirmative covenants, including a minimum current ratio of 1.5 to 1, a maximum leverage ratio of 2 to 1, and minimum tangible equity capital of $2,750,000 through November 30, 2014, and $3,000,000 thereafter, as well as providing limitations on dividends, additional indebtedness, and certain other changes.

On January 7, 2015, Colorado Business Bank provided the Company with notice of a non-monetary event of default concerning the Company’s violation of the minimum tangible equity capital covenant set forth in the loan agreement.  On March 27, 2015, and effective March 23, 2015, the Company and Colorado Business Bank (“CBB”) entered into a Change in Terms Agreement (the “Change in Terms Agreement) and Business Loan Agreement (the “Business Loan Agreement and, together with the Change in Terms Agreement, the “Agreements”), to replace that previous Business Loan Agreement, dated as of July 16, 2012, by and between iSatori, Inc. and CBB (the “Prior Agreement”).

Pursuant to the Agreements CBB agreed to waive the violation of the Minimum Tangible Equity Covenant; the lending relationship between the Company and CBB was restructured from a revolving loan to a term loan; the Company agreed to pay down the amount outstanding under the Prior Agreement to $1,500,000 in the short term; and the Company agreed to monthly payments of $75,000 plus interest, at an interest rate of Prime (as reflected in the Wall Street Journal) plus 2.0%, beginning in April 2015, and was set to mature on July 16, 2015.

On July 16, 2015, and effective June 30, 2015, the Company and Colorado Business Bank (“CBB”) entered into a Change in Terms Agreement (the “Change in Terms Agreement) and Business Loan Agreement (the “Business Loan Agreement and, together with the Change in Terms Agreement, the “Agreements”), to replace that previous Business Loan Agreement, dated as of March 27, 2015, by and between iSatori, Inc. and CBB (the “Prior Agreement”).

Pursuant to the Agreements CBB agreed to a revision of the Minimum Tangible Equity Covenant; the Company continues to pay down the amount outstanding under the Prior Agreement with monthly payments of $75,000 plus interest, at an interest rate of Prime (as reflected in the Wall Street Journal) plus 2.0%, and is set to mature on October 16, 2015.

The Company has, and will continue to, enter into discussions with certain material vendors, offering early pay discounts to improve the timing of accounts receivable collection. In addition, the Company has, and will continue to, enter into discussions with certain material suppliers concerning extended credit terms to improve the flexibility of the Company's cash management program. These actions will help ensure the Company's liquidity and compliance with its loan covenants.

The Company’s prior line of credit with Colorado Business Bank West of Denver, Colorado provided a revolving commitment to the Company in the amount of $1,500,000 and was in effect since its inception on July 16, 2012 and subsequent renewal on October 16, 2013 through the date of the renewal and expansion on August 27, 2014. Other terms of the former credit agreement were the same as those of the renewed and expanded credit agreement described above.

The outstanding balance on the revolving line of credit with CBB as of June 30, 2015 and December 31, 2014 was $1,275,000 and $1,620,519.

Note 7 – Notes Payable, Related Parties

On June 16, 2015, the Company entered into a promissory note arrangement with a key employee in the amount of $150,000.  The note bore interest at a rate of 3% annually. The note is subordinated to the prior payment in full of the line of credit to Colorado Business Bank. The note is set to mature the earliest of (a) December 31, 2016, (b) ten business days following the closing date of the merger, and (c) the occurrence of an event of default. The balance of this note is $150,000 as of June 30, 2015 and is included in the balance of Notes Payable in the accompanying condensed balance sheet.

Note 8 - Fair Value Measurements and Disclosures

The Company follows ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements.  The statement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:  Quoted prices are available in active markets for identical assets or liabilities.

Level 2:  Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or

Level 3:  Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

ASC 820 requires financial assets and liabilities to be classified based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

For the purposes of marketable securities where there is an active market, the Company uses the quoted prices available for the identical asset or liability.  As of June 30, 2015, the Company had $0 assets held for sale valued using the Level 1 mark-to-market approach. As of December 31, 2014, the Company had $34,979 assets held for sale valued using the Level 1 mark-to-market approach.

The inputs used in the fair value measurements categorized within Level 3 include the stock price at the valuation date, the exercise price of the warrant, the expected period of time the warrant will be outstanding, the annual volatility of the underlying stock price, the annual yield rate of quarterly dividends, and the risk free rate of interest relevant to the expected time period the warrant will be outstanding.

The following table represents the Company’s warrant derivative liabilities that were accounted for at fair value on a recurring basis by level within the fair value hierarchy:

	June 30, 2015			December 31, 2014
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	$0	$-	$0	$34,979	$-	$152,849

Beginning of period	34,979	-	152,849	108,228	-	471,015
Additions	-	-	-	-	-	-
Deletions	(34,979)	-	(214,837)	(115,881)	-	-
Revisions		-	61,988	42,632	-	(318,166)
End of period	$0	$-	$0	$34,979	$-	$152,849

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FITLIFE BRANDS, INC.

ISFL MERGER SUB, INC.

AND

ISATORI, INC.

DATED AS OF MAY 18, 2015

A-i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is entered into as of May 18, 2015 (this “Agreement”) by and among FitLife Brands, Inc., a Nevada corporation (“Parent”), ISFL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and iSatori, Inc., a Delaware corporation (the “Company”).

RECITALS

This Agreement is made with reference to the following facts and objectives:

(a)           The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

(b)           The parties intend that stockholders of the Company, after exchanging their shares of Company Common Stock for shares of Parent Common Stock at ratio of .3000, shall own approximately 32.4% of the issued and outstanding Parent Common Stock.

(c)           The Board of Directors of the Company, based on the documents and evidence reviewed as of the date hereof, has (i) determined that it is in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) authorized and approved the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

(d)           The Board of Directors of Parent, based on the documents and evidence reviewed as of the date hereof, has (i) determined that it is in the best interest of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) authorized and approved the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock in connection with the Merger (the “Stock Issuance”).

(e)           The Board of Directors of Merger Sub has (i) determined that it is in the best interest of Merger Sub and Parent, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) authorized and approved the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by Parent, its sole stockholder.

(f)           As an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently entered into a voting and standstill agreement in the form set forth on Exhibit A (the “Voting Agreement”) pursuant to which each such stockholder has agreed, among other things, to (i) vote its shares of common stock of the Company in favor of the approval and adoption of this Agreement, and (ii) certain restrictions on the sale, transfer or other disposition of the shares of Parent Common Stock received as Merger Consideration in accordance with this Agreement.

(g)           For U.S. federal income tax purposes, is the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”)) and that this Agreement will be, and hereby is, adopted as a plan of reorganization.

AGREEMENT

In consideration of the mutual covenants, terms, conditions and agreements contained herein, the Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1                            Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company (in the case of a confidentiality agreement contemplated by Section 6.4(a)) or Parent (in the case of a confidentiality agreement contemplated by Section 6.5(a)), as applicable, than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company or Parent, as applicable, with any of the provisions of Section 6.4 or Section 6.5, respectively, as between the Company, on the one hand, and Parent and/or Merger Sub, on the other hand.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.

“Acquisition Proposal” means a Company Acquisition Proposal or a Parent Acquisition Proposal.

“Benefit Plans” means, with respect to any Person, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, savings, or other benefit or compensation plans, programs, policies, agreements or arrangements.

“Business Day” means any day other than a Saturday, Sunday, a federal holiday or other day on which the banks in New York are authorized by law or executive order to be closed.

“Change of Recommendation” means a Company Change of Recommendation or a Parent Change of Recommendation.

“Company Acquisition Proposal” means, other than the Merger, any offer, inquiry, proposal or indication of interest, as the case may be, whether or not in writing, by any Third Party relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means (i) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of the outstanding shares of Company Common Stock or other equity securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the beneficial owner of 20% or more of the outstanding shares of Company Common Stock or other equity securities of the Company, (iii) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by the Company or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of the Company) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), net revenues or net income of the Company and its Subsidiaries, taken as a whole or (iv) any combination of the foregoing.

“Company Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that, individually or in the aggregate, (x) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the Company and its Subsidiaries from consummating the Merger or any other transaction contemplated by this Agreement,  provided  that in the case of clause (x), any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (A) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy or the financial or securities markets in the United States, (B) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which the Company or its Subsidiaries operate generally, (C) any changes in GAAP or accounting standards applicable to the Company or its Subsidiaries, or interpretations thereof, (D) any natural disasters or other force majeure events that are beyond the reasonable control of the Company and its Subsidiaries, (E) the announcement of this Agreement or the transactions contemplated hereby or the compliance with the explicit terms of this Agreement, or (F) any changes in the share price or trading volume of Company Common Stock or in the Company’s credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of the Company to meet projections or forecasts (provided that any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (A) through (E) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have, a Company Material Adverse Effect);  provided, further, that clause (E) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 4.3(c).

“Company Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or Indebtedness permitted pursuant to Section 6.1(b) hereto, (iv) Liens attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.1(b) hereto, (v) which is a license or other grant of rights to use Intellectual Property, (vi) that is a purchase money security interest, (vii) relating to lessors’ interests in leased property, (viii) which does not and would not reasonably be expected to materially impair the continued use of a Company Leased Real Property as currently operated, or (ix) which is set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Company RSU” means any restricted shares with respect to Company Common Stock or Company Preferred Stock.

“Company Stock Option” means any rights or options with respect to Company Common Stock or Company Preferred Stock.

“Company Stock Plan” means (i) the Company’s 1997 Omnibus Stock Plan, (ii) the Company’s 2009 Long-Term Incentive Plan, (iii) the Company’s 2011 Equity Incentive Plan and (iv) the Company’s 2012 Performance Incentive Plan.

“Company Superior Offer” means a bona fide written Company Acquisition Proposal (provided that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Company Acquisition Transaction shall be 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.4, which the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Company Acquisition Proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by the Company’s Board of Directors, is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account any revised proposal by Parent to amend the terms of this Agreement which are committed to in writing (including pursuant to Section 6.4(e)).

“Company Termination Fee” means $200,000.00.

“Company Warrant” means any warrants with respect to Company Common Stock or Company Preferred Stock.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (v) otherwise with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), by reason of being or having been under common control or treated as a single employer under Section 414 of the Code with any other Person other than, in each case, such liabilities that arise solely out of, or relate solely to, the Benefit Plans, set forth on  Section 4.9(a)  of the Company Disclosure Schedule.

“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Current Assets” means the aggregate value, as of the Closing Date, of the current assets of the Company (excluding cash and cash equivalents), as classified and determined in accordance with GAAP.

“Current Liabilities” means the aggregate amount, as of the Closing Date, of the current liabilities of the Company (excluding liabilities under any line of credit and excluding notes payable), as classified and determined in accordance with GAAP.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basis, wetlands, estuaries and canals), groundwater, drinking water, sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity or other Person relating to:  (i) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (ii) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (iii) the management of any Hazardous Materials, including the manufacture, handling, distribution, use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (iv) worker health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fully Diluted Share Number” means 13,508,504.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning, import or effect under any Environmental Law, including any Law relating to pollution, waste, or the Environment; or (ii) can form the basis of any liability under any Environmental Law, including any Law relating to pollution, waste, or the Environment.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including any prepayment penalties, make whole payments, penalties and other amounts payable in connection with the repayment or prepayment thereof), (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, including all U.S. and non-U.S.: (i) trademarks, trade names, trade dress, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations, applications, and renewals for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii)  copyrights and other works of authorship, and all applications, registrations, and renewals in connection therewith; (iii)  patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; (iv) trade secrets, and other confidential know-how, technologies, techniques, methods, processes, inventions, designs, specifications, plans, drawings, methodologies, research and development, or information (including confidential technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and procedures); (v) rights in software (including rights in data, databases, and related documentation); and (vi) rights in all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company, in each case, after making reasonable inquiry of such individual’s direct reports.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity or any common law.

“Lien” means any liens, claims, mortgages, encumbrances, pledges, deed of trust, security interests, equities or charges of any kind.

“Net Debt Variance Amount” means an amount equal to (a) Nine Hundred Thousand Dollars ($900,000), minus (b) the Net Debt Amount.

“Net Debt Amount” means (a) the aggregate amount, as of the Closing Date, of all debt and long-term liabilities of the Company (including liabilities under any line of credit and including notes payable), as determined and classified in accordance with GAAP, minus (b) the aggregate value, as of the Closing Date, of the cash and cash equivalents of the Company, as classified and determined in accordance with GAAP.

“Non-Cash Working Capital Variance” means an amount equal to (a) the Non-Cash Working Capital Amount, minus (b) Two Million Three Hundred Seventy Thousand Dollars ($2,370,000).

“Non-Cash Working Capital Amount” means an amount equal to (a) the Current Assets, minus (b) the Current Liabilities.

 “Order” means any: (a) order, judgment, injunction, edict, decree, ruling, determination, decision, condition, opinion, verdict, sentence, award or other legal restraint or prohibition issued, made, entered, rendered, imposed or otherwise put into effect by or under the authority of any Governmental Entity or any duly appointed or constituted arbitrator or arbitration panel; or (b) contract with any Governmental Entity entered into in connection with any investigation, action, claim, suit or proceeding.

“Parent Acquisition Proposal” means, other than the Merger, any offer, inquiry, proposal or indication of interest, as the case may be, whether or not in writing, by any Third Party relating to a Parent Acquisition Transaction.

“Parent Acquisition Transaction” means (i) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of the outstanding shares of Parent Common Stock or other equity securities of Parent, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock or other equity securities of Parent, (iii) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by Parent or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of Parent) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), net revenues or net income of Parent and its Subsidiaries, taken as a whole or (iv) any combination of the foregoing.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that, individually or in the aggregate, (x) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) prevents or materially delays, or would reasonably be expected to prevent or materially delay, Parent and its Subsidiaries from consummating the Merger or any other transaction contemplated by this Agreement,  provided  that in the case of clause (x), any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect: (A) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy or the financial or securities markets in the United States, (B) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which Parent or its Subsidiaries operate generally, (C) any changes in GAAP or accounting standards applicable to Parent or its Subsidiaries, or interpretations thereof, (D) any natural disasters or other force majeure events that are beyond the reasonable control of the Parent and its Subsidiaries, (E) the announcement of this Agreement or the transactions contemplated hereby or the compliance with the explicit terms of this Agreement, or (F) any changes in the share price or trading volume of Parent Common Stock or in Parent’s credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of Parent to meet projections or forecasts (provided that any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (A) through (E) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have, a Parent Material Adverse Effect);  provided, further, that clause (E) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in  Section 5.3(c).

“Parent Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or Indebtedness permitted pursuant to Section 6.2(b) hereto, (iv) Liens attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.2(b) hereto, (v) which is a license or other grant of rights to use Intellectual Property, (vi) that is a purchase money security interest, (vii) relating to lessors’ interests in leased property, (viii) permitted under the agreements set forth on Section 5.3(c) of the Parent Disclosure Schedule, (ix) which does not and would not reasonably be expected to materially impair the continued use of a Parent Leased Real Property as currently operated, (x) or which is set forth on  Section 1.1(a) of the Parent Disclosure Schedule.

“Parent RSU” means any restricted shares with respect to Parent Common Stock or Parent Preferred Stock.

“Parent Stock Option” means any rights or options with respect to Parent Common Stock or Parent Preferred Stock.

“Parent Stock Plan” means the Parent’s 2010 Stock Incentive Plan.

“Parent Superior Offer” means a bona fide written Parent Acquisition Proposal (provided that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Parent Acquisition Transaction shall be 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.5, which Parent’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Parent Acquisition Proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by Parent’s Board of Directors, is more favorable to Parent’s stockholders than the transactions contemplated by this Agreement, after taking into account any revised proposal by the Company to amend the terms of this Agreement which are committed to in writing (including pursuant to Section 6.5(e).

“Parent Termination Fee” means $200,000.00.

 “Parent Warrant” means any warrants with respect to Parent Common Stock or Parent Preferred Stock.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, a group (as such term is used in Section 13 of the Exchange Act) or an organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Subsidiary” of any Person means (i) a corporation, more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person combined with one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person combined with one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person combined with one or more other Subsidiaries thereof, directly or indirectly, is the managing member and/or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person combined with one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Third Party” means any Person or group of Persons, including as defined in Section 13(d) of the Exchange Act, other than Parent and its Subsidiaries (or any group comprised of Parent and/or its Subsidiaries) and the Company and its Subsidiaries (or any group comprised of Company and/or its Subsidiaries).

“Total Adjustment Amount” means (a) the Net Debt Variance Amount (whether positive or negative), plus (b) the Non-Cash Working Capital Variance (whether positive or negative).

“Virtual Data Room” shall mean that certain online data room entitled “Project FitLife” located at http://datasite.merrillcorp.com as it exists on the day immediately preceding the date of this Agreement.

SECTION 1.2                            Additional Definitions.  The following capitalized terms have the meanings given to them in the Sections set forth below:

Term	Section Reference
Action	SECTION 6.11(c)
Agreement	INTRODUCTION
Cancelled Shares	SECTION 3.1(b)
Certificate of Merger	SECTION 2.3
Chapter 78	SECTION 5.3(b)
Charter Restrictions	SECTION 4.3(d)
Closing	SECTION 2.2
Closing Date	SECTION 2.2
Code	RECITAL (g)
Company	INTRODUCTION
Company Approvals	SECTION 4.3(b)
Company Benefit Plans	SECTION 4.9(a)
Company Change of Recommendation	SECTION 6.4(d)
Company Common Stock	SECTION 3.1(a)
Company Disclosure Schedule	ARTICLE IV
Company Employees	SECTION 4.14(a)
Company Fairness Opinion	SECTION 4.18
Company Financial Advisor	SECTION 4.18
Company Intellectual Property	SECTION 4.15(a)
Company Leased Real Property	SECTION 4.16(b)
Company Material Adverse Effect	SECTION 7.3(a)
Company Material Contracts	SECTION 4.19
Company Organizational Documents	SECTION 4.1(c)
Company Permits	SECTION 4.7(b)
Company Preferred Stock	SECTION 3.1(a)
Company Real Property Lease	SECTION 4.16(b)
Company Recommendation	SECTION 4.3(d)
Company Related Parties	SECTION 8.3(c)
Company SEC Documents	SECTION 4.4(a)
Company Stockholder Approval	SECTION 4.17
Company Stockholders’ Meeting	SECTION 6.6(c)
Company Warrants	SECTION 4.2(a)
Confidentiality Agreement	SECTION 6.3(b)
Converted Option	0
DGCL	SECTION 2.1
DGCL 203 Restrictions	SECTION 4.3(d)
Dissenting Company Shares	SECTION 3.3
Effective Time	SECTION 2.3
End Date	SECTION 8.1(a)

Enforceability Exceptions	SECTION 4.3(a)
Exchange Act	SECTION 4.3(b)
Exchange Agent	SECTION 3.2(a)
Exchange Fund	SECTION 3.2(a)
Exchange Ratio	SECTION 3.1(a)
Form S-4	SECTION 4.12
Indemnified Party	SECTION 6.11(c)
Merger	RECITAL (a)
Merger Consideration	SECTION 3.1(a)
Merger Sub	INTRODUCTION
Other Proxy Materials	SECTION 6.6(a)
Parent	INTRODUCTION
Parent Approvals	SECTION 5.3(b)
Parent Benefit Plans	SECTION 5.9(a)
Parent Change of Recommendation	SECTION 6.5(d)
Parent Disclosure Schedule	ARTICLE V
Parent Employees	SECTION 5.14(a)
Parent Intellectual Property	SECTION 5.15(a)
Parent Leased Real Property	SECTION 5.16(b)
Parent Material Adverse Effect	SECTION 7.2(a)
Parent Material Contracts	SECTION 5.17
Parent Organizational Documents	SECTION 5.1(c)
Parent Permits	SECTION 5.7(b)
Parent Preferred Stock	SECTION 5.2(a)
Parent Real Property Leases	SECTION 5.16(b)
Parent Recommendation	SECTION 5.3(a)
Parent Related Parties	SECTION 8.3(d)
Parent SEC Documents	SECTION 5.4(a)
Parent Warrants	SECTION 5.2(a)
Proxy Statement	SECTION 4.12
Representatives	SECTION 6.3(a)
Sarbanes-Oxley Act	SECTION 4.5
SEC	SECTION 4.4(a)
Securities Act	SECTION 4.3(b)
Shares	SECTION 3.2(A)
Stock Issuance	RECITAL (c)
Surviving Corporation	SECTION 2.1
Termination Date	SECTION 6.1(a)
Voting Agreement	RECITAL (e)
WARN Act	SECTION 4.14(b)

SECTION 1.3                            Interpretations.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

ARTICLE II.

THE MERGER

SECTION 2.1                            The Merger.

(a)           At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent.

(b)           The Merger shall have the effects set forth in the DGCL and other applicable Laws.  Accordingly, without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

SECTION 2.2                            Closing.  Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of McGrath North Mullin & Kratz, PC LLO, First National Tower, 1601 Dodge Street, Suite 3700, Omaha, Nebraska 68102 at 10:00 a.m., local time, on the date (the “Closing Date”) that is the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII  (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

SECTION 2.3                            Effective Time.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”). The filing of the Certificate of Merger shall be made as soon as practicable on the Closing Date.

SECTION 2.4                            Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

SECTION 2.5                            Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)           At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Merger as set forth on Exhibit B (except that the name of the corporation shall be “iSatori, Inc.” and with such modifications as may be required by Section 6.11), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b)           At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be amended in the Merger to read in their entirety in the form of the by-laws of Merger Sub as in effect immediately prior to the Merger as set forth on Exhibit C (except that the name of the corporation shall be “iSatori, Inc.” and with such modifications as may be required by Section 6.11), and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

SECTION 2.6                            Directors and Officers of the Surviving Corporation.  Subject to applicable Law, from and after the Effective Time (a) Stephen Adelé and John Wilson shall be the directors of the Surviving Corporation, (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and (c) each such director and officer of the Surviving Corporation shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 3.1                            Effect on Capital Stoc.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Company Stock.  Subject to Sections 3.1(b) and 3.1(d), (i) each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares, shall at the Effective Time automatically be converted into the right to receive, .3000 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”); and (ii) each share of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares, shall at the Effective Time, automatically be converted into the right to receive, for each share of Company Common Stock into which such share of Company Preferred Stock is convertible as of the Effective Time, the Merger Consideration.

(b)           Cancellation of Shares.  Each share of Company Common Stock or Company Preferred Stock that is owned directly or indirectly by the Company or any of its Subsidiaries (including, without limitation, any treasury stock) immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any further action on the part of any Person, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)           Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)           Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.1(d), a cash payment (without interest) in an amount determined by multiplying (x) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to five decimal places) pursuant to this Agreement, by (ii) the closing price of Parent Common Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 3.2.  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(e)           Adjustments to the Exchange Ratio.

(i)           No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a good-faith estimate of (1) the Net Debt Amount, (2) the Non-Cash Working Capital Amount and (3) the Total Adjustment Amount.  The Company’s estimates of the Net Debt Amount, the Non-Cash Working Capital Amount and the Total Adjustment Amount shall each be subject to approval by the Parent.  The Company shall provide Parent and Parent’s Representatives with supporting schedules and information for the good-faith estimates delivered pursuant to this Section, along with immediate access to such books, records, information and employees and other personnel as Parent and Parent’s Representatives may reasonably request in order to verify the information set forth in the good-faith estimates delivered pursuant to this Section and to agree upon the calculation of Total Adjustment Amount.  Parent and the Company shall use commercially reasonable efforts to resolve any differences or disagreements regarding the good-faith estimates delivered pursuant to this Section prior to the Closing Date, and the amounts finally agreed upon by Parent and the Company shall be final and binding upon the parties hereto and shall not be subject to appeal or further review.

(ii)           If the Total Adjustment Amount is greater than $75,000, then the Exchange Ratio shall be increased by an amount (rounded to the nearest four (4) decimal places) determined by (1) dividing (A) the Total Adjustment Amount by (B) $1.66, and then (2) dividing (X) the resulting amount from part (1) above by (Y) the Fully Diluted Share Number.

(iii)           If the Total Adjustment Amount is less than negative $75,000, then the Exchange Ratio shall be decreased by an amount (rounded to the nearest four (4) decimal places) determined by (1) dividing (A) the Total Adjustment Amount by (B) $1.66, and then (2) dividing (X) the resulting amount from part (1) above by (Y) the Fully Diluted Share Number.

(iv)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

(v)           All references in this Agreement to the “Exchange Ratio” shall be references to the Exchange Ratio as so adjusted pursuant to this Section 3.1(e); provided, however, that nothing in this Section 3.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

SECTION 3.2                            Exchange of Shares.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging the shares of Company Common Stock and the shares of Company Preferred Stock (collectively, the “Shares”) for the Merger Consideration.  Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of the Shares, shares of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a).  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(c) and any payments in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(d).  All shares of Parent Common Stock and cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.  The parties hereto acknowledge and agree that the Parent may, in the Parent’s sole discretion and without the consent of the Company, designate itself, or an Affiliate of the Parent, to serve as the Exchange Agent.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent shall cause the Exchange Agent to transmit (or mail in the case of certificated Shares) to each former holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company) and (ii) instructions for use in effecting the surrender of the Shares in exchange for whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends or other distributions payable pursuant to Section 3.2(c).  Upon surrender of Shares for cancellation and exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 3.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 3.1(d) and any dividends or distributions payable pursuant to Section 3.2(c), and the Shares so surrendered shall forthwith be cancelled.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  Until surrendered as contemplated by this Section 3.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 3.1(d) or Section 3.2(c)) upon such surrender.  No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.1(d) or Section 3.2(c).

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.1(d), until such Share has been surrendered in accordance with this Article III.  Subject to applicable Law, following surrender of any such Share, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(d) and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date (if any), the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d)           No Further Ownership Rights in Company Common Stock; Closing of Transfer Books.  All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(d) or Section 3.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares.  After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends or distributions pursuant to Section 3.2(c).

(f)           No Liability.  Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Withholding Taxes.  The Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any former holder of Shares, such amounts as are required to be withheld or deducted under the Code or any provision of any Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

(h)           Lost, Stolen or Destroyed Certificates. In the event any certificate formerly representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

SECTION 3.3                            Dissenting Company Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Common Stock or Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of such Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under such Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Company Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of election to dissent in accordance with the provisions of such Section 262, the Company shall promptly provide Parent with a copy of such notice of election to dissent and provide Parent the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL so long as Parent does not create obligations for the Company effective prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (1) any Company SEC Documents filed with or furnished to the SEC at least five (5) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward looking statements” section) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, that this clause (1) shall not apply to any representations or warranties set forth in Section 4.2), or (2) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent from a reading of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1                            Qualification, Organization, Subsidiaries, etc.

(a)           The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts to which it is a party or under which it is bound.  The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts to which it is a party or under which it is bound, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The Company has publicly filed with the SEC or made available to Parent on the Virtual Data Room a true and complete copy of the Company’s certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”).

SECTION 4.2                            Capital Stock.

(a)           The authorized capital stock of the Company consists of 56,250,000 shares of Company Common Stock and 750,000 shares of Company Preferred Stock.  As of May 1, 2015, (i) 13,373,791 shares of Company Common Stock were issued and outstanding, (ii) 22,500 shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury, (iv) no shares of Company Preferred Stock were held in treasury, (v) 812,505 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, the Company Stock Options or the Company RSUs, and (vi) 350,000 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants.  Section 4.2(a) of the Company Disclosure Schedule sets forth: (x) each Company Stock Option outstanding as of April 30, 2015, including the number of shares of Company Common Stock or Company Preferred Stock subject to such Company Stock Option, and the exercise price for any Company Stock Option; (y) each Company RSU outstanding as of April 30, 2015, including the number of shares of Company Common Stock or Company Preferred Stock subject to such Company RSU, and the exercise price for any Company RSU; and (z) each Company Warrant, including the number of shares of Company Common Stock subject to such Company Warrant and the exercise price with respect thereto. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (v) and clause (vi), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)           Except for the Company Stock Options, the Company RSUs and the Company Warrants there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, restricted shares, stock-based performance units or other equity based awards, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of the Company or any of its Subsidiaries.  All of the warrants previously issued by the Company to Breakwater Structured Growth Opportunity Fund, L.P. (or any Affiliates, successors or assigns thereof) have been fully exercised, and, except for ownership of the shares of common stock issued upon exercise thereof, neither Breakwater Structured Growth Opportunity Fund, L.P. nor any Affiliates, successors or assigns thereof have any remaining rights under or with respect to such warrants.  None of the Company Common Stock, Company Preferred Stock, Company Stock Options, Company RSUs, Company Warrants or any other rights or interests in or with respect to the Company or any of its Subsidiaries require derivative liability accounting treatment.

(c)           Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)           There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)           The Company has made available to Parent on the Virtual Data Room an accurate and complete copy of the Company Stock Plans and any and all documents, contracts or agreements relating to the Company Stock Options, Company RSUs and Company Warrants. There have been no repricings of any Company Stock Options, Company RSUs or Company Warrants through amendments, cancellation and reissuance or other means during the current or prior two calendar years.  Except as described on Section 4.2(e) of the Company Disclosure Schedule, none of the Company Stock Options, Company RSUs or Company Warrants have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Company Stock Options, Company RSUs or Company Warrants have been granted since January 1, 2015.  All grants of Company Stock Options, Company RSUs and Company Warrants were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Options, Company RSUs or Company Warrants.

(f)           All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.  No Subsidiary of the Company owns, directly or indirectly, any Company Common Stock or Company Preferred Stock.

SECTION 4.3                            Corporate Authority Relative to this Agreement; No Violation.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii), the “Enforceability Exceptions”).

(b)           Except as may be required under or in relation to (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), and (iv) the approvals set forth in  Section 4.3(b)  of the Company Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (iv), collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in  Section 5.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any contract, agreement, loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien, other than any Company Permitted Liens upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable Law, other than, in the case of  clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Board of Directors of the Company has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), and (v) rendering the restrictions, if any, in the Company’s certificate of incorporation (the “Charter Restrictions”) inapplicable to the transactions contemplated by this Agreement (including the Merger), and (vi) rendering the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL (the “DGCL 203 Restrictions”) inapplicable to this Agreement and the transactions contemplated hereby (including the Merger), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

SECTION 4.4                            Reports and Financial Statements.

(a)           The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2012 (the “Company SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  The books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP.  Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiary’s in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

SECTION 4.5                            Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.  Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  Since the enactment of the Sarbanes Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

SECTION 4.6                            No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2014 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.7                            Compliance with Law; Permits.

(a)           The Company and each of its Subsidiaries are, and since January 1, 2012 have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity, and all rights under any Company Material Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are valid and in full force and effect, and no suspension or cancellation of any such Company Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.8                            Environmental Laws and Regulations.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received, no penalty has been assessed, and, to the Knowledge of the Company, no investigation, action, claim, suit or proceeding is pending or is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary of the Company or, to the Knowledge of Company and its Subsidiaries, against any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2013 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all permits, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders required under Environmental Laws for the conduct of their business or the occupation of their properties and compliance with the terms and conditions thereof), (iii) the Company is not conducting or paying for any response or corrective action under any Environmental Law at any location, (iv)  there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company or, to the Knowledge of the Company, at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of the Company or any Subsidiary of the Company or, to the Knowledge of Company and its Subsidiaries, by any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) the Company has not entered into an indemnity with respect to or, to the Knowledge of the Company, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials, (vi) the Company is not subject to any claims regarding exposure to asbestos or silica in any product or to the presence or alleged presence of silica or damaged or friable asbestos in or upon any property, premises or facility and all asbestos and asbestos-containing materials present at the Company Leased Real Property are managed in compliance with all applicable Environmental Laws, and (vii) the Company is not party to any Order that imposes any obligations under any Environmental Law.

SECTION 4.9                            Employee Benefit Plans.

(a)           Section 4.9(a) of the Company Disclosure Schedule lists all Benefit Plans sponsored, maintained or contributed by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has any obligation or liability, including any Controlled Group Liability (the “Company Benefit Plans”).  The Company has made available to Parent on the Virtual Data Room correct and complete copies of each Company Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (iv) each trust agreement and insurance or group annuity contract relating to such Company Benefit Plan.

(b)           Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service.  Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability.

(c)           Neither the Company nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA).  None of the Company Benefit Plans is, and neither the Company nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) result in any other payment becoming due or satisfy any prerequisite to any payment or benefit to any current or former employee, director or consultant of the Company, (iii) accelerate the time of funding, payment or vesting, or increase the amount of compensation due any such employee, director or consultant or (iv) increase any benefits or compensation or give rise to any liability under any Company Benefit Plan.

(e)           Each Company Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2013 been operated in compliance in all material respects with Section 409A of the Code.  No director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f)           There are no material claims, proceedings, audits, investigations, suits or actions by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) which are pending or, to the Company’s Knowledge, threatened.  Neither the Company nor any of its Subsidiaries (nor, to the Company’s Knowledge, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(g)           No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or otherwise, by any employee, director or consultant of the Company or its Subsidiaries (whether current, former or retired) under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result in the payment of any amount that will not fully be deductible as a result of Section 162(m) of the Code.

SECTION 4.10                            Absence of Certain Changes or Events. Since December 31, 2013, (a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.  Since December 31, 2013 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(b) if proposed to be taken after the date hereof.

SECTION 4.11                            Investigations; Litigation.  To the Knowledge of the Company, there is no material investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.  There are no material actions, suits, claims, arbitration, hearing, written inquiries or proceedings pending (or, to the Knowledge of the Company, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets.  There are no material Orders of any Governmental Entity, arbitrator or arbitration panel outstanding involving the Company or any of its Subsidiaries, or any of their respective properties or assets.

SECTION 4.12                            Information Supplied.  None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the proxy statement relating to the Company Stockholders’ Meeting (such proxy statement as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement (other than the portion thereof based on information supplied by Parent for inclusion therein, with respect to which no representation is made by the Company or any of its Subsidiaries) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4, or the Proxy Statement which were not supplied by or on behalf of the Company.

SECTION 4.13                            Tax Matters.

(a)           The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes shown as due on such material Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed material deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(b)           Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to any material amount of Taxes nor has any Tax audit or other proceeding with respect to any material amount of Taxes been proposed against any of them in writing.  As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).  There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens.  No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c)           Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with the Company or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).  Neither the Company nor any of its Subsidiaries is or has, within the past six years, been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return. Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than the Company and its Subsidiaries.

(d)           The Company and its Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)           Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f)           Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g)           The Company has made available to Parent on the Virtual Data Room copies of all federal income Tax Returns for the Company and each of its Subsidiaries and all state income Tax Returns for the Company and each of its Subsidiaries filed for all open years.

(h)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code.

(i)           Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.14                            Employment and Labor Matters.

(a)           (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or material work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries or with respect to any Company Employees, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Company Employees; except, with respect to clauses (i) through (v), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices.  Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (“WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           To the Knowledge of the Company, no Company Employee who is an executive officer has, as of the date hereof, given notice to the Company of any intention to terminate his or her employment with the Company or its Subsidiaries within the twelve (12) month period following the date of this Agreement.

SECTION 4.15                            Intellectual Property.

(a)           Either the Company or a Subsidiary of the Company owns, has a valid license for or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for or used in their respective businesses as currently conducted, free and clear of all Liens, other than Company Permitted Liens (collectively, the “Company Intellectual Property”), except for such failures to own, have license for or possess rights to use that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any of its Subsidiaries in or to any of the Company Intellectual Property, and except where the license expires in accordance with its terms all of the Company Intellectual Property shall be owned or available for use by the Company or its Subsidiaries immediately after the Closing Date on terms and conditions substantially similar to those under which the Company or its Subsidiaries owned or used the Company Intellectual Property immediately prior the Closing Date.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, there are no claims that are presently pending or, to the Knowledge of the Company, threatened in writing by any Person alleging infringement by the Company or any of its Subsidiaries of any third party Intellectual Property or contesting the ownership or use of any Company Intellectual Property, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person, (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property and (iv) to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property owned by the Company or any of its Subsidiaries.  The Company Intellectual Property owned by the Company or any of its Subsidiaries is not subject to any outstanding consent, settlement or Order materially restricting the use thereof.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions common in the industry to maintain and protect the secrecy and confidentiality of its trade secrets and other confidential information.

(d)           The information technology systems, including software, owned, leased, or licensed by the Company and its Subsidiaries in the conduct of their respective businesses are sufficient in all material respects for the immediate needs of the Company’s and its Subsidiaries’ respective businesses as currently conducted.

SECTION 4.16                            Real and Personal Property.

(a)           Neither the Company nor any of its Subsidiaries own any real property.  Neither the Company nor any of its Subsidiaries (nor any predecessor to the Company or any of its Subsidiaries) have ever owned any real property.  Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)           Each lease, sublease and other agreement (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Company Leased Real Property”) is valid, binding and in full force and effect.  Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Company Leased Real Property.  No uncured default of a material nature on the part of the Company or, if applicable, any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.  The Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens, and the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Company Leased Real Property under such Company Real Property Lease has not been disturbed.  As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property.

SECTION 4.17                            Required Vote of the Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of securities of the Company which is required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby (the “Company Stockholder Approval”).  Assuming the accuracy of the representations set forth in Section 5.14, the action of the Board of Directors of the Company described in Section 4.3(d) is sufficient to render the Charter Restrictions and the DGCL 203 Restrictions inapplicable to this Agreement and the transactions contemplated hereby (including the Merger). No other Takeover Laws are applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

SECTION 4.18                            Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion (the “Company Fairness Opinion”) of The BVA Group LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

SECTION 4.19                            Material Contracts.  Section 4.19(a) of the Company Disclosure Schedule lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Company, its Subsidiaries or any of their respective properties is bound (such Contracts required to be so listed, the “Company Material Contracts”):

(a)           any Contract that would be required to be filed by the Company as an exhibit to a registration statement on Form S-1 or an annual report on Form 10-K filed by the Company;

(b)           any Contract that limits the ability of the Company or any of its Subsidiaries or Affiliates to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company or any of its Subsidiaries or Affiliates to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of analogous rights;

(c)           any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement;

(d)           any Contract evidencing or relating to Indebtedness;

(e)           any Contract involving the acquisition or disposition, directly or indirectly, of (i) any Person or substantially all of the assets thereof, or (ii) any business units;

(f)           any Contract relating to the employment of any Person;

(g)           any Contract that by its terms provides for the aggregate payment or receipt by the Company and its Subsidiaries of more than $250,000 over the remaining term of such Contract;

(h)           any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(i)           any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or investment in, or loan to, any Person (other than the Company and its Subsidiaries);

(j)           any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer, or direct or indirect stockholder, of the Company or any of its Subsidiaries, on the other hand, excluding any Company Plan;

(k)           any Contract with respect to any Company Leased Real Property;

(l)           any Contract with any Governmental Entity;

(m)           any Contract that requires a notice or consent in connection with the transactions contemplated hereby, or that otherwise contains a provision relating to “change of control” or “assignment by operation of law” or an analogous provision, or that would otherwise reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated hereby; and

(n)           any Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole.

Each Company Material Contract is valid and binding on the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except with respect to any Enforceability Exceptions). The Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract.  There is no material default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor, as of the date hereof, has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to Parent on the Virtual Data Room true and complete copies of all Company Material Contracts.

SECTION 4.20                            Finders or Brokers.  Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 4.21                            Insurance.  The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to the Company and its Subsidiaries operating in the industries in which the Company and its Subsidiaries operate.  All insurance policies maintained by the Company and its Subsidiaries are in full force and effect.  Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy, and the Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums).  There is no material dispute with any insurance carrier with respect to any material amounts recoverable by the Company or any of its Subsidiaries under the any insurance policy with such carrier.

SECTION 4.22                            Related Party Transactions.  Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, within the three-year period preceding the date of this Agreement.

SECTION 4.23                            Suppliers and Customers.  As of the date hereof, there is no actual or, to the Knowledge of the Company, threatened, termination, cancellation or material reduction in the business relationship between the Company or any of its Subsidiaries, on the one hand, and any material supplier or material customer of the Company or its Subsidiaries, on the other hand, except for the termination of any Contract at its stated expiry date, and no material supplier or material customer has informed the Company of its intention not to renew or extend, or to the Knowledge of the Company, threatened not to renew or extend the business relationship between the Company or any of its Subsidiaries, on the one hand, and such material supplier or material customer on the other hand.

SECTION 4.24                            Lack of Ownership of Parent Common Stock.  Neither the Company nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent, and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (1) any Parent SEC Documents filed with or furnished to the SEC at least five (5) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward looking statements” section) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided , that this clause (1) shall not apply to any representations or warranties set forth in  Section 5.2 ), or (2) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent from a reading of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 5.1                            Qualification, Organization, Subsidiaries, etc.

(a)           Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts to which it is a party or under which it is bound.  Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted. Parent is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts to which it is a party or under which it is bound, and is qualified to do business, and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Parent has publicly filed with the SEC or made available to the Company on the  Virtual Data Room a true and complete copy of Parent’s articles of incorporation and by-laws, each as amended through the date hereof (collectively, the “Parent Organizational Documents”).

SECTION 5.2                            Capital Stock.

(a)           The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, and (ii) 10,000,000 shares of preferred stock, consisting of (x) up to 10,000,000 shares of series A preferred stock, par value $0.01 per share, (y) up to 1,000 shares of series B preferred stock, par value $0.01 per share and (z) up to 500 shares of series C preferred stock, par value $0.01 per share (the preferred shares described in (x) through (z) being, collectively, the “Parent Preferred Stock”).  As of May 12, 2015, (A) 8,082,971 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding, (C) no shares of Parent Common Stock were held in treasury, (D) no shares of Parent Preferred Stock were held in treasury, (E) 590,000 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans, Parent Stock Options and Parent RSUs, and (F) 115,139 shares of Parent Common Stock were reserved for issuance pursuant to Parent Warrants. Section 5.2(a) of the Parent Disclosure Schedule sets forth: (x) each Parent Stock Option outstanding as of May 12, 2015, including the number of shares of Parent Common Stock or Parent Preferred Stock subject to such Parent Stock Option, and the exercise price for any Parent Stock Option; (y) each Parent RSU outstanding as of May 12, 2015, including the number of shares of Parent Common Stock or Parent Preferred Stock subject to such Parent RSU, and the exercise price for any Parent RSU; and (z) each Parent Warrant, including the number of shares of Parent Common Stock subject to such Parent Warrant and the exercise price with respect thereto. All outstanding shares of Parent Common Stock and Parent Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Parent Common Stock reserved for issuance as noted in clause (E) and clause (F), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)           Except for Parent Stock Options, Parent RSUs and Parent Warrants, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, restricted shares, stock-based performance units or other equity based awards, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of Parent or any of its Subsidiaries.

(c)           Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)           There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e)           As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.  Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f)           Parent has made available to the Company on the Virtual Data Room an accurate and complete copy of the Parent Stock Plans and any and all documents, contracts or agreements relating to the Parent Stock Options, Parent RSUs and Parent Warrants.  There have been no repricings of any Parent Stock Options, Parent RSUs or Parent Warrants through amendments, cancellation and reissuance or other means during the current or prior two calendar years.  None of the Parent Stock Options, Parent RSUs or Parent Warrants have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Parent Stock Options, Parent RSUs or Parent Warrants have been granted since January 1, 2015.  All grants of Parent Stock Options, Parent RSUs and Parent Warrants were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Stock Options, Parent RSUs or Parent Warrants.

(g)           All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii) are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. No Subsidiary of Parent owns, directly or indirectly, any Parent Common Stock or Parent Preferred Stock.

SECTION 5.3                            Corporate Authority Relative to this Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)           Except as may be required under or in relation to (i) the DGCL, (ii) Chapter 78 of the Nevada Revised Statutes (“Chapter 78”), (iii) the Exchange Act, (iv) the Securities Act, (v) the approvals set forth in Section 5.3(b) of the Parent Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (v), collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 5.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any contract, agreement, loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than any Parent Permitted Liens upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of  clauses (i)  and  (iii) , any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           The Board of Directors of Parent has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of Parent and its stockholders, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance, and (iii) approving and declaring the advisability of the Stock Issuance (the “Parent Recommendation”), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.  The Board of Directors of Merger Sub duly and unanimously adopted resolutions by written consent (i) determining that it is in the best interest of Merger Sub and Parent, as its sole stockholder, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, (iii) submitting the adoption of this Agreement to Parent as Merger Sub’s sole stockholder, and (iv) recommending that Parent, as Merger Sub’s sole stockholder, adopt this Agreement, which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

SECTION 5.4                            Reports and Financial Statements.

(a)           Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012 (the “Parent SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  The books and records of Parent and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP.  Neither Parent nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, Parent or any of its Subsidiary’s in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

SECTION 5.5                            Internal Controls and Procedures.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective.  No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Parent SEC Document, except as disclosed in certifications filed with the Parent SEC Documents.  Neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  Since the enactment of the Sarbanes Oxley Act, neither Parent nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

SECTION 5.6                            No Undisclosed Liabilities.  Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2014 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.7                            Compliance with Law; Permits.

(a)           Parent, each of its Subsidiaries are, and since January 1, 2012 have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to the Parent’s Knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity, and all rights under any material contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are valid and in full force and effect, and no suspension or cancellation of any such Parent Permits is pending or, to Parent’s Knowledge, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.8                            Environmental Laws and Regulations.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received, no penalty has been assessed, and, to the Knowledge of Parent, no investigation, action, claim, suit or proceeding is pending or is threatened by any Governmental Entity or other Person relating to Parent or any Subsidiary of Parent or, to the Knowledge of Parent and its Subsidiaries, against any Person whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2013 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all permits, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders required under Environmental Laws for the conduct of their business or the occupation of their properties and compliance with the terms and conditions thereof), (iii) Parent is not conducting or paying for any response or corrective action under any Environmental Law at any location, (iv)  there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent or, to the Knowledge of Parent, at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of Parent or any Subsidiary of Parent or, to the Knowledge of Parent and its Subsidiaries, by any Person whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v)  Parent has not entered into an indemnity with respect to or, to the Knowledge of Parent, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials, (vi) Parent is not subject to any claims regarding exposure to asbestos or silica in any product or to the presence or alleged presence of silica or damaged or friable asbestos in or upon any property, premises or facility and all asbestos and asbestos-containing materials present at the Parent Leased Real Property are managed in compliance with all applicable Environmental Laws, and (vii) Parent is not party to any Order that imposes any obligations under any Environmental Law.

SECTION 5.9                            Employee Benefit Plans.

(a)           Section 5.9(a) of the Parent Disclosure Schedule lists all Benefit Plans sponsored, maintained or contributed by Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries has any obligation or liability, including any Controlled Group Liability (the “Parent Benefit Plans”).  Parent has made available to the Company on the Virtual Data Room correct and complete copies of each Parent Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (iv) each trust agreement and insurance or group annuity contract relating to such Parent Benefit Plan.

(b)           Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service.  Neither Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability.

(c)           Neither Parent nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA).  None of Parent Benefit Plans is, and neither Parent nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) result in any other payment becoming due or satisfy any prerequisite to any payment or benefit to any current or former employee, director or consultant of Parent, (iii) accelerate the time of funding, payment or vesting, or increase the amount of compensation due any such employee, director or consultant or (iv) increase any benefits or compensation or give rise to any liability under any Parent Benefit Plan.

(e)           Each Parent Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2013 been operated in compliance in all material respects with Section 409A of the Code.  No director, officer, employee or service provider of Parent or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f)           There are no material claims, proceedings, audits, investigations, suits or actions by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits) which are pending or, to the Parent’s Knowledge, threatened.  Neither the Parent nor any of its Subsidiaries (nor, to the Parent’s Knowledge, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan.

(g)           No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or otherwise, by any employee, director or consultant of Parent or its Subsidiaries (whether current, former or retired) under any Parent Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)           Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result in the payment of any amount that will not fully be deductible as a result of Section 162(m) of the Code.

SECTION 5.10                            Absence of Certain Changes or Events.  Since December 31, 2013, (a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.  Since December 31, 2013 through the date hereof, neither Parent nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.2(b) if proposed to be taken after the date hereof.

SECTION 5.11                            Investigations; Litigation.  To the Knowledge of Parent, there is no material investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries.  There are no material actions, suits, claims, arbitration, hearing, written inquiries or proceedings pending (or, to the Knowledge of Parent, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against or affecting Parent or any of its Subsidiaries, or any of their respective properties or assets.  There are no material Orders of any Governmental Entity, arbitrator or arbitration panel outstanding involving Parent or any of its Subsidiaries, or any of their respective properties or assets.

SECTION 5.12                            Information Supplied.  None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or Proxy Statement which were not supplied by or on behalf of Parent.

SECTION 5.13                            Tax Matters.

(a)           Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes shown as due on such material Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed material deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(b)           Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to any material amount of Taxes nor has any Tax audit or other proceeding with respect to any material amount of Taxes been proposed against any of them in writing.  As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax.  Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).  There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens.  No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c)           Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with Parent or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).  Neither Parent nor any of its Subsidiaries is or has, within the past six years, been a member of an affiliated group (other than a group the common parent of which is Parent) filing a consolidated federal income Tax Return. Neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than Parent and its Subsidiaries.

(d)           Parent and its Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)           Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f)           Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g)           Parent has made available to the Company on the Virtual Data Room copies of all federal income Tax Returns for Parent and each of its Subsidiaries and all state income Tax Returns for Parent and each of its Subsidiaries filed for all open years.

(h)           Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Parent or any Parent Subsidiary under Section 108(i) of the Code.

(i)           Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 5.14                            Employment and Labor Matters.

(a)           Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or material work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries or with respect to any Parent Employees, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to Parent Employees; except, with respect to clauses (i) through (v), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices.  Neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act as a result of any action taken by Parent (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           To the Knowledge of Parent, no Parent Employee who is an executive officer has, as of the date hereof, given notice to Parent of any intention to terminate his or her employment with Parent or its Subsidiaries within the twelve (12) month period following the date of this Agreement.

SECTION 5.15                            Intellectual Property.

(a)           Either Parent or a Subsidiary of Parent owns, has a valid license for or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for or used in their respective businesses as currently conducted, free and clear of all Liens, other than Parent Permitted Liens (collectively, the “Parent Intellectual Property”), except for such failures to own, have license for or possess rights to use that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the transactions contemplated by this Agreement shall not impair the right, title or interest of Parent or any of its Subsidiaries in or to any of the Parent Intellectual Property, and except where the license expires in accordance with its terms all of the Parent Intellectual Property shall be owned or available for use by Parent or its Subsidiaries immediately after the Closing Date on terms and conditions substantially similar to those under which Parent or its Subsidiaries owned or used the Parent Intellectual Property immediately prior the Closing Date.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) as of the date hereof, there are no claims that are presently pending or, to the Knowledge of Parent, threatened in writing by any Person alleging infringement by Parent or any of its Subsidiaries of any third party Intellectual Property or contesting the ownership or use of any Parent Intellectual Property, (ii) to the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person, (iii) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Parent Intellectual Property and (iv) to the Knowledge of Parent, no Person is infringing, misappropriating, or otherwise violating any Parent Intellectual Property owned by Parent or any of its Subsidiaries.  The Parent Intellectual Property owned by Parent or any of its Subsidiaries is not subject to any outstanding consent, settlement or Order materially restricting the use thereof.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken commercially reasonable actions common in the industry to maintain and protect the secrecy and confidentiality of its trade secrets and other confidential information.

(d)           The information technology systems, including software, owned, leased, or licensed by Parent and its Subsidiaries in the conduct of their respective businesses are sufficient in all material respects for the immediate needs of Parent’s and its Subsidiaries’ respective businesses as currently conducted.

SECTION 5.16                            Real and Personal Property.

(a)           Neither the Parent nor any of its Subsidiaries own any real property.  Neither the Parent nor any of its Subsidiaries (nor any predecessor to the Parent or any of its Subsidiaries) have ever owned any real property.  Neither the Parent nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)           Each lease, sublease and other agreement (collectively, the  “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Parent Leased Real Property”) is valid, binding and in full force and effect.  Neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Parent Leased Real Property. No uncured default of a material nature on the part of Parent or, if applicable, any of its Subsidiaries or, to the Knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.  Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens, and Parent’s or its Subsidiaries’ possession and quiet enjoyment of the Parent Leased Real Property under such Parent Real Property Lease has not been disturbed.  As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property.

SECTION 5.17                            Material Contracts.  Section 5.17(a) of the Parent Disclosure Schedule lists, as of the date hereof, each of the following types of Contracts to which the Parent or any of its Subsidiaries is a party or by which any of the Parent, its Subsidiaries or any of their respective properties is bound (such Contracts required to be so listed, the “Parent Material Contracts”):

(a)           any Contract that would be required to be filed by the Parent as an exhibit to a registration statement on Form S-1 or an annual report on Form 10-K filed by the Parent;

(b)           any Contract that limits the ability of the Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Parent and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of analogous rights;

(c)           any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement;

(d)           any Contract evidencing or relating to Indebtedness;

(e)           any Contract involving the acquisition or disposition, directly or indirectly, of (i) any Person or substantially all of the assets thereof, or (ii) any business entity;

(f)           any Contract relating to the employment of any Person;

(g)           any Contract that by its terms provides for the aggregate payment or receipt by the Parent and its Subsidiaries of more than $250,000 over the remaining term of such Contract;

(h)           any Contract pursuant to which the Parent or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(i)           any Contract that obligates the Parent or any of its Subsidiaries to make any capital commitment or investment in, or loan to, any Person (other than the Parent and its Subsidiaries);

(j)           any Contract between the Parent or any of its Subsidiaries, on the one hand, and any director or officer, or direct or indirect stockholder, of the Parent or any of its Subsidiaries, on the other hand, excluding any Parent Plan;

(k)           any Contract with respect to any Parent Leased Real Property;

(l)           any Contract with any Governmental Entity;

(m)           any Contract that requires a notice or consent in connection with the transactions contemplated hereby, or that otherwise contains a provision relating to “change of control” or “assignment by operation of law” or an analogous provision, or that would otherwise reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated hereby; and

(n)           any Contract that is otherwise material to the Parent and its Subsidiaries, taken as a whole.

Each Parent Material Contract is valid and binding on the Parent or its Subsidiaries party thereto and, to the Knowledge of the Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except with respect to any Enforceability Exceptions). The Parent and each of its Subsidiaries and, to the Knowledge of the Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract.  There is no material default under any Parent Material Contract by the Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any other party thereto, nor, as of the date hereof, has the Parent or any of its Subsidiaries received any notice of any such material default, event or condition. The Parent has made available to the Company on the Virtual Data Room true and complete copies of all Parent Material Contracts.

SECTION 5.18                            Finders or Brokers.  Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 5.19                            Insurance.  Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to Parent and its Subsidiaries operating in the industries in which Parent and its Subsidiaries operate.  All insurance policies maintained by Parent and its Subsidiaries are in full force and effect.  Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy, and Parent and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums).  There is no material dispute with any insurance carrier with respect to any material amounts recoverable by Parent or any of its Subsidiaries under the any insurance policy with such carrier.

SECTION 5.20                            Related Party Transactions.  Except for indemnification, compensation, employment or other similar arrangements between Parent or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, within the three-year period preceding the date of this Agreement.

SECTION 5.21                            Suppliers and Customers.  As of the date hereof, there is no actual or, to the Knowledge of Parent, threatened, termination, cancellation or material reduction in the business relationship between Parent or any of its Subsidiaries, on the one hand, and any material supplier or material customer of Parent or its Subsidiaries, on the other hand, except for the termination of any Contract at its stated expiry date, and no material supplier or material customer has informed Parent of its intention not to renew or extend, or to the Knowledge of Parent, threatened not to renew or extend the business relationship between Parent or any of its Subsidiaries, on the one hand, and such material supplier or material customer on the other hand.

SECTION 5.22                            Lack of Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement.  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

ARTICLE VI.

COVENANTS AND AGREEMENTS

SECTION 6.1                            Conduct of Business by the Company.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their present material lines of business, maintain their rights and franchises and preserve their relationships with material customers and suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations;  provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)           The Company agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, other than a consent with respect to the matters contemplated by clauses (i) through (vi), which may be withheld by Parent in its sole discretion), except as may be required by applicable Law or as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(i)           amend the certificate of incorporation or by-laws or similar applicable charter documents of the Company or amend the charter documents of any Subsidiary of the Company;

(ii)           declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for pro rata  dividends or other distributions made by any direct or indirect Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(iii)           split, combine, subdivide or reclassify any shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

(iv)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of any Company Stock Option, Company RSU or Company Warrant to the extent disclosed on Section 4.2(a) of the Company Disclosure Schedule, or (B) as described on Section 6.1(b)(iv) of the Company Disclosure Schedule;

(v)           directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for the purchase or sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock or other Company Stock Options, Company RSUs or Company Warrants outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b) if necessary to effectuate an option direction upon exercise or for withholding of Taxes;

(vi)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(vii)           except as otherwise permitted or contemplated by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any of its Subsidiaries, other than (A) at stated maturity, or (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled);

(viii)           incur, assume, guarantee or otherwise become liable for any Indebtedness, except for borrowings pursuant to Company Material Contracts disclosed on Section 4.19(a) of the Company Disclosure Schedule;

(ix)           change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(x)           enter into any new line of business outside of the existing business of the Company and its Subsidiaries;

(xi)           make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of the Company);

(xii)           commit to or make any capital expenditures in excess of $150,000 in the aggregate, except for (A) capital expenditures disclosed in Section 6.1(b)(xii) of the Company Disclosure Schedule or (B) capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiii)           except as required by the terms of the Company Benefit Plans as in effect on the date hereof, (A) except in the ordinary course of business consistent with past practice for any employee who is not an executive officer, increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to the Company’s directors, officers or employees, (B) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or (C) enter into or amend any collective bargaining agreements or similar contracts;

(xiv)           enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(xv)           materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xvi)           (A) sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material properties or non-cash assets, including the capital stock of Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or (B) create or incur any Lien on any of its material assets or properties, other than Company Permitted Liens;

(xvii)           enter into any agreement that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xviii)           modify, amend or terminate, or waive or assign any rights under, any Company Material Contract or material Company Real Property Lease other than in a manner that is not material, individually or in the aggregate, and adverse to the Company and its Subsidiaries, or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xix)           waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that, with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2014 included in the Company SEC Documents or (B) that do not exceed $150,000 in the aggregate;

(xx)           implement any plant closings or layoff of employees that would reasonably be expected to materially and adversely impact the business and/or operations of the Company and its Subsidiaries taken as a whole; or

(xxi)           agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c)           The Company shall promptly notify Parent of any change, occurrence, effect, condition, fact, event, or circumstance of which any of the Company’s executive officers has actual knowledge which would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied, including any breach of a representation, warranty, covenant or agreement contained in this Agreement by the Company of which any the Company’s executive officers has actual knowledge and which, if not timely cured, would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that the delivery of any notice by the Company pursuant to this Section 6.1(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

SECTION 6.2                            Conduct of Business by Parent.

(a)           From and after the date hereof and prior to the Effective Time or the Termination Date, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 6.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their present material lines of business, maintain their rights and franchises and preserve their relationships with material customers and suppliers and other Persons with whom Parent or any of its Subsidiaries has significant business relations; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)           Parent agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned, other than a consent with respect to the matters contemplated by clauses (i)  through  (vi), which may be withheld by the Company in its sole discretion), except as may be required by applicable Law or as set forth in Section 6.2(b) of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to:

(i)           amend the certificate of incorporation or by-laws or similar applicable charter documents of Parent or amend the charter documents of any Subsidiary of Parent;

(ii)           declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for pro rata  dividends or other distributions made by any direct or indirect Subsidiary of Parent to the Parent or one of its wholly-owned Subsidiaries;

(iii)           split, combine, subdivide or reclassify any shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

(iv)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than issuances of shares of Parent Common Stock in respect of any exercise of any Parent Stock Option, Parent RSU or Parent Warrant to the extent disclosed on Section 5.2(a) of the Parent Disclosure Schedule;

(v)           directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except (A) for the purchase or sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock or other Parent Stock Options, Parent RSUs or Parent Warrants outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b)  if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes, or (B) transactions consummated pursuant to any existing share buy-back or share repurchase programs in effect as of the date of this Agreement;

(vi)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(vii)           except as otherwise permitted or contemplated by this Agreement or for transactions between Parent and its Subsidiaries or among the Parent’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of Parent or any of its Subsidiaries, other than (A) at stated maturity, or (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled);

(viii)           incur, assume, guarantee or otherwise become liable for any indebtedness, except for borrowings pursuant to Parent Material Contracts disclosed on Section 5.17(a) of the Parent Disclosure Schedule;

(ix)           change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(x)           enter into any new line of business outside of the existing business of Parent and its Subsidiaries;

(xi)           make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary or Parent);

(xii)           commit to or make any capital expenditures in excess of $150,000 in the aggregate, except for (A) capital expenditures disclosed in Section 6.1(b)(xii) of Parent Disclosure Schedule or (B) capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiii)           except as required by the terms of Parent Benefit Plans as in effect on the date hereof, (A) except in the ordinary course of business consistent with past practice for any employee who is not an executive officer, increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to the Parent’s directors, officers or employees, (B) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or (C) enter into or amend any collective bargaining agreements or similar contracts;

(xiv)           enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice to employees of the Parent or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Parent Benefit Plan;

(xv)           materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xvi)           (A) sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except for transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries, (B) create or incur any Lien on any of its material assets or properties, other than Parent Permitted Liens, or (C) sell, license, assign, or otherwise dispose of any material Intellectual Property used by Parent or its Subsidiaries in their respective operations other than in the ordinary course of business consistent with past practice;

(xvii)           enter into any agreement that would result in the Parent or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xviii)           modify, amend or terminate, or waive or assign any rights under, any Parent Material Contract or material Parent Real Property Lease other than in a manner that is not material, individually or in the aggregate, and adverse to the Parent and its Subsidiaries or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xix)           waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2014 included in the Parent SEC Documents or (B) that do not exceed $150,000 in the aggregate;

(xx)           implement any plant closings or layoff of employees that would reasonably be expected to materially and adversely impact the business and/or operations of the Parent and its Subsidiaries taken as a whole; or

(xxi)           agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c)           Parent shall promptly notify the Company of any change, occurrence, effect, condition, fact, event, or circumstance of which any of Parent’s executive officers has actual knowledge which would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied, including any breach of a representation, warranty, covenant or agreement contained in this Agreement by Parent of which any Parent’s executive officers has actual knowledge and which, if not timely cured, would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that the delivery of any notice by Parent pursuant to this Section 6.2(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to amend or supplement the Parent Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

SECTION 6.3                            Investigation.

(a)           Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, each of the Company and Parent shall provide the other party and such other party’s (i) officers and employees and (ii) accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) (x) reasonable access during normal business hours to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law and (y) with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, as the other such party may request.  Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide such access, data or other information if it (A) would unreasonably disrupt the operations of such party or any of its Subsidiaries, (B) would cause a violation or breach of or default under, or give a third party the right to terminate or accelerate the rights under, any agreement to which such party or any of its Subsidiaries is a party, (C) would cause a risk of a loss of privilege to such party or any of its Subsidiaries, or (D) would constitute a violation of any applicable Law; provided, however, that the Company or Parent, as applicable, shall use its reasonable best efforts to provide such access or such data or information to Parent or the Company, as applicable, in a way that would not give rise to or result in any of the effects or consequences described in any of clauses (A) through (D) of such sentence.  Notwithstanding anything else in this Agreement to the contrary, no information or knowledge obtained by the Company or Parent in any investigation conducted pursuant to the access contemplated by this Section 6.3 shall limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement affect or be deemed to modify any representation or warranty of the parties hereto set forth in this Agreement.

(b)           The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be subject to the terms and conditions of the Mutual Confidentiality Agreement, dated as of December 11, 2014, between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.4                            Non-Solicitation by the Company.

(a)           Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and the Company shall cause its and their respective officers, directors and employees not to, and the Company shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably likely to lead to, a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably likely to lead to, any Company Acquisition Proposal, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to, any Company Acquisition Proposal; provided, however, that this Section 6.4(a) shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in  clauses(ii) or (iii) above in response to a  bona fide  written Company Acquisition Proposal received by the Company or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 6.4 that is not withdrawn if (but only if): (1) the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes or is reasonably expected to result in a Company Superior Offer, (2) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (3) the Company gives to Parent the notice (which notice must state that the Company’s Board of Directors’ has made the determinations contemplated by the foregoing clauses (1) and (2)), required by Section 6.4(b), (4) the Company furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with the Company and only pursuant thereto; (B) the Company from waiving any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Company Acquisition Proposal; or (C) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal;  provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement.

(b)           From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of its receipt of (i) any Company Acquisition Proposal (whether written, oral or otherwise), (ii) any inquiry or request for information regarding the Company or any of its Subsidiaries or for access to the properties, books and records of the Company or any of its Subsidiaries, in each case, in connection with or in response to a Company Acquisition Proposal, or (iii) any discussions or negotiations sought to be entered into or continued with the Company, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives with any Third Party (or its directors, officers, employees or Representatives) in connection with or in response to a Company Acquisition Proposal.  Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such Company Acquisition Proposal or request, (B) if it is in writing, a copy such Company Acquisition Proposal and any related draft agreements, and (C) if oral, a reasonably detailed summary of any material communications relating to, and the material terms and conditions of, such Company Acquisition Proposal or request.  The Company shall keep Parent reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material term or condition of any such Company Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any material change thereto.  The Company shall promptly provide to Parent any non-public information regarding the Company and its Subsidiaries and promptly provide access to the properties, books and records of the Company and its Subsidiaries provided to any such Third Party which was not previously provided to Parent.  The Company shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent the Company or any of its Subsidiaries or their respective Representatives from complying with this Section 6.4.

(c)           Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to, or that would be reasonably likely to lead to, a Company Acquisition Proposal, and (ii) request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information).  If the Company becomes aware of any material breach by a Third Party (or its Representatives) of any standstill provision to which such Third Party is subject pursuant to any agreement with the Company or any of its Subsidiaries, the Company shall take all necessary actions to enforce such standstill provision.

(d)           Except as otherwise provided in Section 6.4(e), neither the Company nor the Board of Directors of the Company or any committee thereof shall (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent and/or Merger Sub, including by failing to include the Company Recommendation in the Proxy Statement, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this Section 6.4(d), a “Company Change of Recommendation”).

(e)           Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to receipt of the Company Stockholder Approval, effect a Company Change of Recommendation in connection with or relating to a Company Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Company Change of Recommendation) or terminate this Agreement pursuant to Section 8.1(i), if (but only if):

(i)           a bona fide written Company Acquisition Proposal is received by the Company or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, arise in connection with a breach of this  Section 6.4  and such Company Acquisition Proposal is not withdrawn;

(ii)           the Board of Directors of the Company determines in good faith after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer;

(iii)           the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(i) with respect to such Company Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law;

(iv)           the Company provides Parent at least four Business Days’ prior written notice stating that the Company will effect a Company Change of Recommendation pursuant to this  Section 6.4(e)  or terminate this Agreement pursuant to  Section 8.1(i); provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Company Superior Offer shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this  Section 6.4(e)  (provided, that references to the four Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(v)           at the end of such four Business Day period described in clause (iv) (or three Business Day period, as applicable), the Board of Directors of the Company again determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent, that the Company Acquisition Proposal continues to constitute a Company Superior Offer and that the failure to effect a Company Change of Recommendation, or terminate this Agreement pursuant to Section 8.1(i), with respect to such Company Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law.

(f)           The approval of the Company’s Board of Directors or any committee thereof for purposes of causing the Charter Restrictions, the DGCL 203 Restrictions and any other Takeover Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement shall be irrevocable and unconditional and no Company Change of Recommendation or other action shall change such approval or action.

(g)           The Company agrees that any breach of this Section 6.4 by any Representative of the Company or any Subsidiary of the Company who is a director, officer or employee of the Company or any Subsidiary of the Company or who is (i) a senior-level employee or officer (i.e., a managing director (or similar title) or more senior) of any financial advisor or investment bank or (ii) a partner of any law firm, in either case retained by the Company or any Subsidiary of the Company, shall be deemed to be a breach of this Section 6.4 by the Company for all purposes of this Agreement.

SECTION 6.5                            Non-Solicitation by Parent.

(a)           Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent and its Subsidiaries shall not, and Parent shall cause its and their respective officers, directors and employees not to, and Parent shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably likely to lead to, a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably likely to lead to, any Parent Acquisition Proposal, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to, any Parent Acquisition Proposal; provided, however, that this Section 6.5(a) shall not prohibit (A) Parent, or the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative from taking any of the actions described in  clauses (ii)  or  (iii)  above in response to a  bona fide written Parent Acquisition Proposal received by Parent or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 6.5(a) that is not withdrawn if (but only if): (1) the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes or is reasonably expected to result in a Parent Superior Offer, (2) the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (3) Parent gives to the Company the notice (which notice must state that Parent’s Board of Directors’ has made the determinations contemplated by the foregoing clauses (1) and (2)), required by Section 6.5(b), (4) Parent furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with Parent and only pursuant thereto; (B) Parent from waiving any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Parent Acquisition Proposal or (C) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement.

(b)           From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company orally and in writing of its receipt of (i) any Parent Acquisition Proposal (whether written, oral or otherwise), (ii) any inquiry or request for information regarding Parent or any of its Subsidiaries or for access to the properties, books and records of Parent or any of its Subsidiaries, in each case, in connection with or in response to a Parent Acquisition Proposal, or (iii) any discussions or negotiations sought to be entered into or continued with Parent, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives with any Third Party (or its directors, officers, employees or Representatives) in connection with or in response to, or that would be reasonably likely to lead to, a Parent Acquisition Proposal.  Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such Parent Acquisition Proposal or request, (B) if it is in writing, a copy such Parent Acquisition Proposal and any related draft agreements, and (C) if oral, a reasonably detailed summary of any material communications relating to, and the material terms and conditions of, such Parent Acquisition Proposal or request.  Parent shall keep the Company reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material term or condition of any such Parent Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any material change thereto.  Parent shall promptly provide to the Company any non-public information regarding Parent and its Subsidiaries and promptly provide access to the properties, books and records of Parent and its Subsidiaries provided to any such Third Party which was not previously provided to the Company.  Parent shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent Parent or any of its Subsidiaries or their respective Representatives from complying with this Section 6.5(b).

(c)           Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to a Parent Acquisition Proposal, and (ii) request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of Parent or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information).  If Parent becomes aware of any material breach by a Third Party (or its Representatives) of any standstill provision to which such Third Party is subject pursuant to any agreement with Parent or any of its Subsidiaries, Parent shall take all necessary actions to enforce such standstill provision.

(d)           Except as otherwise provided in Section 6.5(e), neither Parent nor the Board of Directors of Parent or any committee thereof shall (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Parent Recommendation in a manner adverse to the Company, including by failing to include the Parent Recommendation in the Proxy Statement and Form S-4, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this Section 6.5(d), a “Parent Change of Recommendation”).

(e)           Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may effect a Parent Change of Recommendation in connection with or relating to a Parent Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Parent Change of Recommendation) or terminate this Agreement pursuant to Section 8.1(g), if (but only if):

(i)           a bona fide written Parent Acquisition Proposal is received by Parent or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, arise in connection with a breach of this  Section 6.5  and such Parent Acquisition Proposal is not withdrawn;

(ii)           the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Offer;

(iii)           the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that the failure to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(g) with respect to such Parent Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law;

(iv)           Parent provides the Company at least four Business Days’ prior written notice stating that Parent will effect a Parent Change of Recommendation pursuant to this Section 6.5(e) or terminate this Agreement pursuant to Section 8.1(g); provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Parent Superior Offer shall require a new written notice to be delivered by Parent to the Company and Parent shall be required to comply again with the requirements of this Section 6.5(e) (provided, that references to the four Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(v)           at the end of such four Business Day period described in clause (iv) (or three Business Day period, as applicable), the Board of Directors of Parent again determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by the Company, that the Parent Acquisition Proposal continues to constitute a Parent Superior Offer and that the failure to effect a Parent Change of Recommendation, or terminate this Agreement pursuant to Section 8.1(g), with respect to such Parent Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law.

(f)           Parent agrees that any breach of this Section 6.5 by any Representative of Parent or any Subsidiary of Parent who is a director, officer or employee of Parent or any Subsidiary of Parent or who is (i) a senior-level employee or officer (i.e., a managing director (or similar title) or more senior) of any financial advisor or investment bank or (ii) a partner of any law firm, in either case retained by Parent or any Subsidiary of Parent, shall be deemed to be a breach of this  Section 6.5  by Parent for all purposes of this Agreement.

SECTION 6.6                            Filings; Other Actions.

(a)           As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus.  The Proxy Statement shall include  (i) unless a Company Change of Recommendation shall have occurred in accordance with Section 6.4(e), the Company Recommendation, (ii) unless a Parent Change of Recommendation shall have occurred in accordance with Section 6.5(e), the Parent Recommendation, (iii) a copy of this Agreement, and (iv) the Company Fairness Opinion and such information that formed the basis for rendering the Company Fairness Opinion as is customary for proxy statements of this type.  Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby (or until the termination of this Agreement in accordance with Article VIII).  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(b)           No filing of, or amendment or supplement to, or dissemination to stockholders of, the Form S-4, the Proxy Statement and, except as required under applicable Law or, subject to compliance with Section 6.4 and Section 6.5 (as applicable), in connection with any Acquisition Proposal or Change of Recommendation, all other materials used in connection with the Company Stockholders’ Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 under the Exchange Act (“Other Proxy Materials”), and no responses to any oral or written request by the SEC with respect to the Proxy Statement, the Form S-4 or the Other Proxy Materials, will be made by Parent or the Company, as applicable, without providing the other party (and its Representatives) a reasonable opportunity to review and comment thereon (and good faith consideration by Parent or the Company, as applicable, of all such comments).  Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC with respect to the Proxy Statement, the Form S-4 or the Other Proxy Materials or comments thereon or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and will use reasonable best efforts to promptly respond to any such request or comments by the SEC (subject to this Section 6.6(b)).

(c)           If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and/or the Company, as applicable (subject to Section 6.6(b)).

(d)           The Company shall take all actions necessary in accordance with applicable Law and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement (the “Company Stockholders’ Meeting”).  The Company will, except in the case of a Company Change of Recommendation in accordance with Section 6.4(e), use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by applicable Law to obtain such approvals.

(e)           The Company will use reasonable best efforts to hold the Company Stockholders’ Meeting as soon as reasonably practicable after the date of this Agreement.  Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, the Company’s obligation to give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal or Parent Acquisition Proposal, and the Company shall not change the record date for the Company Stockholders’ Meeting or postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  In addition, without the prior written consent, , which consent shall not be unreasonably withheld, conditioned or delayed, of Parent, the adoption of the Merger Agreement shall be the only proposal to be voted on at the Company Stockholders’ Meeting.

SECTION 6.7                            Company Stock Options, Company RSUs and Company Warrants.  At the Effective Time, each Company Stock Option, Company RSU and Company Warrant, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Converted Option”) shall, automatically and without any action on the part of the holders thereof, cease to be an option or warrant, as applicable, to purchase Company Common Stock and shall be converted into an option or warrant, as applicable, to purchase Parent Common Stock.  All Converted Options shall continue to have, and shall continue to be subject to, the same terms and conditions applicable to the corresponding Company Stock Option, Company RSU or Company Warrant, as applicable; provided, however, that: (i) the aggregate number of shares of Parent Common Stock subject to such Converted Option shall be (x) the aggregate number of shares of Company Common Stock, multiplied by (y) the Exchange Ratio; and (ii) the per share exercise price applicable to such Converted Option shall be (x) the per share exercise price applicable to such Converted Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio. Prior to the Effective Time, the Company shall make such amendments and take such other actions with respect to the Company Stock Options, Company RSUs and Company Warrants as shall be necessary to effect the adjustment referred to in this Section, including notifying all holders of any applicable Company Stock Options, Company RSUs and Company Warrants of such adjustment.

SECTION 6.8                            Approvals; Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Affiliates to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, Parent or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party (including any Governmental Entity) for any consent or approval required under any contract or agreement for the consummation of the transactions contemplated by this Agreement other than customary filing fees required in connection with any registration or filings referred to in clause (i) above.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or other consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such other consents, permits, authorizations or approvals.  Subject to applicable legal limitations and the instructions of any Governmental Entity, each party hereto shall use reasonable best efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby.  Each of the Company and Parent agrees not to participate in any meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c)           Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.8.

SECTION 6.9                            Takeover La.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 6.10                            Public Announcements.  Except with respect to any action taken in accordance with the provisions of Section 6.4 or Section 6.5, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon (and reasonably consider such comments), any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby.  Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

SECTION 6.11                            Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)           Prior to the Effective Time, the Company shall purchase directors’ and officers’ liability “tail” insurance coverage, for a period of six (6) years after the Effective Time, covering the directors and officers of the Company and its Subsidiaries who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement.  The costs and expenses relating to such “tail” insurance coverage shall be paid prior to the Effective Time and shall be allocated between the Company and Parent as follows: (i) Parent shall pay for the lesser of fifty percent (50%) of such costs and expenses or Thirty Five Thousand Dollars ($35,000); and (ii) the Company shall pay the balance of such costs and expenses. The parties acknowledge and agree that any such costs or expenses allocated to the Company pursuant to the foregoing sentence which are not paid in full by the Company prior to the Effective Time shall be included as a Current Liability for purposes of determining the Net Debt Amount.

(c)           From and after the Effective Time and until the sixth anniversary thereof, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law;  provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(d)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 6.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)           In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.11.

SECTION 6.12                            Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.13                            Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.14                            Reorganization Treatment.  The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 6.15                            Stock Exchange Listing.  Promptly after the Closing Date, Parent shall use its reasonable best efforts to cause the Parent Common Stock to be approved for listing on the NYSE MKT or the NASDAQ Capital Markets, subject to official notice of issuance.

SECTION 6.16                            Governance Matters.  As of the Effective Time, the Board of Directors of Parent shall take such action as is required to: (a) increase the number of members of the Board of Directors of Parent from five (5) members to seven (7) members; (b) cause one (1) of the members of the Board of Directors to resign; (c) to elect Stephen Adelé as a member of the Board of Directors; and (d) to elect two (2) other individuals that would qualify as independent directors as members of the Board of Directors (as such two (2) other individuals are designated by the Company to Parent in writing prior to the Effective Time and that are reasonably acceptable to Parent).  From and after the Effective Time, each person designated as a director of Parent shall serve as a director until such person’s successor shall be elected and qualified or until such person’s earlier death, resignation or removal in accordance with the Parent Organizational Documents, as amended.

SECTION 6.17                            Tax Matters.  From and after the date hereof and prior to the Effective Time or the date, if any on which this Agreement is earlier terminated pursuant to Section 8.1, each of Parent and the Company (i) shall keep the other reasonably apprised of the status of any material Tax matters and (ii) shall not settle or compromise any material Tax liability or refund without first using reasonable good faith efforts to consult in good faith with the other party if such settlement or compromise could have an adverse effect that, individually or in the aggregate, is material to Parent and its Subsidiaries or the Company and its Subsidiaries respectively.

SECTION 6.18                            Employment Agreement.  The Company shall, at or prior to the Closing, cause Stephen Adelé to execute and deliver to Parent the employment agreement in the form attached hereto as Exhibit D.

SECTION 6.19                            Employee Benefits.

(a)           As used in this Section 6.19 the term “Continuing Employees” shall mean employees of the Company or any of its Subsidiaries immediately prior to the Effective Time who are employed by the Surviving Corporation or its Subsidiaries immediately after the Effective Time.

(b)           Parent shall deem, and shall cause the Surviving Corporation and Parent’s other Subsidiaries to deem, Prior Service to have been employment and service with Parent, the Surviving Corporation or applicable Subsidiary for benefit plan eligibility, vesting and accrual purposes for such employee benefit plans, programs, policies or arrangements maintained by Parent or a Subsidiary of Parent primarily for the benefit of its employees for which the Continuing Employees are eligible to the extent service with Parent, the Surviving Corporation or applicable Subsidiary is recognized under any such plan, program, policy or arrangement, provided that such service credit does not result in a duplication of benefits. For purposes of this Section 6.19(b), “Prior Service” shall mean (i) the period of employment with the Company and any of its Subsidiaries (and with predecessor employers to the Company and its Subsidiaries, but only to the extent that the Company Plans have granted service credit for the period of employment with such predecessor employers), and (ii) the period of uninterrupted employment with Parent, any Subsidiary of Parent and any predecessor of any such entity if such employment ended immediately prior to employment by the Company or a Subsidiary, but only to the extent that the Company Plans would grant service credit for the period of employment with Parent, any Subsidiary of Parent or any predecessor of any such entity.

(c)           Continuing Employees shall be eligible to receive benefits and enroll in Parent’s employee benefit plans (“Parent Plans”) on a basis consistent with Parent’s applicable human resources policies.   Until such time that the Continuing Employees are provided benefits by Parent, Parent shall cause the Surviving Corporation to continue to maintain each Company Plan in such form as in effect as of the date of this Agreement. Each Continuing Employee who continues as an employee of the Surviving Corporation shall be eligible to continue to participate in the Company Plans in the same manner and to the same extent as such Continuing Employee participated immediately prior to the Effective Time until such Continuing Employee’s enrollment in the Parent Plans.  Upon enrollment in the Parent Plans, Parent shall, to the extent permitted by the Parent Plans, cause (i) the waiver of all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in on or after Closing, other than limitations or waiting periods that are already in effect with respect to such employees under the Company Plans and that have not been satisfied as of the date of enrollment in the Parent Plans, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the date of enrollment in the Parent Plans for purposes of satisfying any applicable deductible or out of pocket requirements under the Parent Plans for the year in which the Continuing Employee becomes eligible to participate in the Parent Plans (but only to the extent that such co-payments and deductibles paid prior to the date of enrollment in the Parent Plans satisfied any applicable deductible or out of pocket requirements under the Company Plans for such year), and (iii) recognize and honor any accrued but unused vacation, holidays or sick or personal days.

(d)           Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company employee benefit plan (“Company Plans”) or other employee benefit plan or arrangement. In the event that (i) a party other than the Parent, the Company or any of their Subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Company Plan or other employee benefit plan or arrangement, and (ii) such provision is deemed to be an amendment to such Company Plan or other employee benefit plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.

(e)           Nothing in this Section 6.19, or anything else in this Agreement, shall create: (i) any third party beneficiary or other rights of any kind in any employee, former employee or any beneficiary or dependent of any employee or former employee of the Company; (ii) any obligation for the Parent or its Affiliates to continue the employment of any employee of the Company or to continue or maintain any Parent Plans.

ARTICLE VII.

CONDITIONS TO THE MERGER

SECTION 7.1                            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained.

(b)           The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)           No Order or any other Law shall have been adopted, issued, enacted, promulgated, enforced or entered by any Governmental Entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby.

(d)           No Action shall be pending or threatened by or before any court or Governmental Entity which seeks to restrain, enjoin or otherwise prohibit the consummation of the Merger and the other transactions contemplated hereby.

(e)           Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate would not have or result in, a Company Material Adverse Effect or a Parent Material Adverse Effect.

SECTION 7.2                            Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company, to the extent permitted by applicable Law, on or prior to the Effective Time of, the following conditions:

(a)           (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1, Section 5.2, Section 5.3, and Section 5.10(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except for de minimis inaccuracies with respect to the representations and warranties in  Section 5.2  and Section 5.3, and (ii) the representations and warranties of Parent and Merger Sub set forth in Article V other than those referenced in clause (i) of this Section 7.2(a) shall be true and correct (disregarding any qualifications with respect to materiality or “Parent Material Adverse Effect” contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except, in the case of this  clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition, state of facts or occurrence that, individually or in the aggregate, has had or would be reasonably be expected to have a Parent Material Adverse Effect.

(d)           Parent shall have executed and delivered the employment agreement with Stephen Adelé in the form attached hereto as Exhibit D.

(e)           Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

SECTION 7.3                            Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a)           (i) The representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.10(b), Section 4.17 and Section 4.18 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except for  de minimis  inaccuracies with respect to the representations and warranties in Section 4.2  and Section 4.3, (ii) the representations and warranties of the Company set forth in Article IV other than those referenced in clause (i) of this Section 7.3(a) shall be true and correct (disregarding any qualifications with respect to materiality or “Company Material Adverse Effect” contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition, state of facts or occurrence that, individually or in the aggregate, has had or would be reasonably be expected to have a Company Material Adverse Effect.

(d)           No more than five percent (5%) of the total issued and outstanding shares of Company Common Stock and Company Preferred Stock, in the aggregate, shall have delivered to the Company a demand for appraisal of such shares pursuant to Section 262 of the DGCL.

(e)           The Company shall have caused Stephen Adelé to have executed and delivered the employment agreement with the Parent in the form attached hereto as Exhibit D.

(f)           The Parent shall have received from US Bank, National Association: (i) if required, written consent to the transactions contemplated by this Agreement; and (ii) a written commitment to provide the Parent and the Surviving Corporation with additional financing, on terms that are reasonably satisfactory to Parent, in an amount sufficient to satisfy all debts, obligations and liabilities of the Company pursuant to the Company’s existing financing arrangements with Colorado Business Bank West, and to financing the Surviving Corporation’s working capital and operating requirements following Closing.

(g)           The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

SECTION 7.4                            Frustration of Closing Condition.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and material breach of any provision of this Agreement or the willful and material breach of its obligation to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.8.  For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act by an officer or other senior executive of the applicable party, which act or failure to act constitutes in and of itself a material breach of this Agreement, and which breach was the conscious object of the act or failure to act.

ARTICLE VIII.

TERMINATION

SECTION 8.1                            Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (except as otherwise provided below):

(a)           by the mutual written consent of the Company and Parent;

(b)           by either Parent or the Company if the Merger shall not have been consummated on or prior to September 30, 2015 (as may be extended pursuant to the proviso of this  clause (b), the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party whose failure to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement was the principal cause of the failure of the Closing to occur by such date;

(c)           by either the Company or Parent, if any Order or other Law shall have been issued, enforced or entered by any Governmental Entity that has the effect of permanently precluding, restraining, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby and such Order or other Law shall have become final and non-appealable;  provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party that has breached Section 6.8;

(d)           by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided,  however, that any termination pursuant to this Section 8.1(d) shall be deemed a termination pursuant to Section 8.1(g) or Section 8.1(l), as the case may be, if at the time of such termination Parent is permitted to terminate this Agreement pursuant thereto;

(e)           by the Company, if Parent shall have materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than Section 6.5), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) shall not have been cured within 30 days following receipt by Parent of written notice of such breach from the Company (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f)           by Parent, if the Company shall have materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than Section 6.4), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach from Parent (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided  that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g)           by Parent, in the event (x) a Company Change of Recommendation shall have occurred (whether or not permitted by this Agreement) and/or (y) the Company or any of its directors and/or officers shall have breached (or shall be deemed to have breached) Section 6.4 in any material respect;

(h)           by the Company, in the event (x) a Parent Change of Recommendation shall have occurred (whether or not permitted by this Agreement) and/or (y) Parent or any of its directors and/or officers shall have breached (or shall be deemed to have breached) Section 6.5 in any material respect;

(i)           by the Company at any time prior to obtaining the Company Stockholder Approval, if (x) the Board of Directors of the Company has authorized the Company to enter into a definitive agreement with respect to a Company Superior Offer, (y) the Company has complied in all material respects with its obligations under Section 6.4(e) and (z) within a reasonable period after the termination of this Agreement, the Company enters into a definitive agreement with respect to the Company Superior Offer referred to in the foregoing  clause (x); provided, that the right of the Company to terminate this Agreement pursuant this Section 8.1(i) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 8.3 and any purported termination by the Company pursuant to this Section 8.1(i) shall be void and of no force or effect unless the Company pays to Parent the Company Termination Fee in accordance with Section 8.3;

(j)           by Parent at any time, if (x) the Board of Directors of Parent has authorized Parent to enter into a definitive agreement with respect to a Parent Superior Offer, (y) Parent has complied in all material respects with its obligations under Section 6.5(e) and (z) within a reasonable period after the termination of this Agreement, Parent enters into a definitive agreement with respect to the Parent Superior Offer referred to in the foregoing  clause (x); provided, that the right of Parent to terminate this Agreement pursuant this Section 8.1(j) is conditioned on and subject to the payment by Parent to the Company of the Parent Termination Fee in accordance with Section 8.3 and any purported termination by Parent pursuant to this Section 8.1(j) shall be void and of no force or effect unless Parent pays to the Company the Parent Termination Fee in accordance with  Section 8.3;

(k)           by the Company if (i) the Board of Directors of Parent shall fail to recommend against any Parent Acquisition Proposal (including, in the case of any Parent Acquisition Proposal subject to Regulation 14D of the Exchange Act, failing to recommend against such Parent Acquisition Proposal in a solicitation or recommendation statement on Schedule 14D-9) within ten Business Days after the commencement of such Parent Acquisition Proposal;  provided  that the Company exercises such termination right within five Business Days after the end of such ten Business Day period, (ii) the Board of Directors of Parent shall fail to publicly reaffirm the Parent Recommendation within ten Business Days following a written request therefor by the Company (provided, that the Company may only make such request an aggregate of three times plus an additional request for every new Parent Acquisition Proposal plus an additional request for every material change to a previously announced Parent Acquisition Proposal);  provided that the Company exercises such termination right within five Business Days after the end of such ten Business Day period, (iii) the Board of Directors of Parent or any committee thereof or Parent shall grant to any Third Party any waiver, exemption or release under, or terminate, amend or otherwise modify any standstill or similar provisions in any standstill, confidentiality or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries, or otherwise request that any party thereto take any action that would otherwise be prohibited thereunder had such request not been made, or take any action that would render the provisions thereof ineffective (in each case other than a waiver by Parent of any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Parent Acquisition Proposal), (iv) the Board of Directors of Parent or any committee thereof shall approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any other applicable Takeover Law), or (v) the Board of Directors of Parent or any committee thereof shall resolve, propose, agree or publicly announce an intention to do any of the foregoing; and

(l)           by Parent if (i) the Board of Directors of the Company shall fail to recommend against any Company Acquisition Proposal (including, in the case of any Company Acquisition Proposal subject to Regulation 14D of the Exchange Act, failing to recommend against such Company Acquisition Proposal in a solicitation or recommendation statement on Schedule 14D-9) within ten Business Days after the commencement of such Company Acquisition Proposal;  provided  that Parent exercises such termination right within five Business Days after the end of such ten Business Day period, (ii) the Board of Directors of the Company shall fail to publicly reaffirm the Company Recommendation within ten Business Days following a written request therefor by Parent ( provided , that Parent may only make such request an aggregate of three times plus an additional request for every new Company Acquisition Proposal plus an additional request for every material change to a previously announced Company Acquisition Proposal); provided that Parent exercises such termination right within five Business Days after the end of such ten Business Day period, (iii) the Board of Directors of the Company or any committee thereof or the Company shall grant to any Third Party any waiver, exemption or release under, or terminate, amend or otherwise modify any standstill or similar provisions in any standstill, confidentiality or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or otherwise request that any party thereto take any action that would otherwise be prohibited thereunder had such request not been made, or take any action that would render the provisions thereof ineffective (in each case other than a waiver by the Company of any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Company Acquisition Proposal), (iv) the Board of Directors of the Company or any committee thereof shall approve any transaction under, or any Third Party becoming, an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any other applicable Takeover Law), (v) the Board of Directors of the Company or any committee thereof shall render any Charter Restrictions inapplicable to any Company Acquisition Transaction, or (vi)  the Board of Directors of the Company or any committee thereof shall resolve, propose, agree or publicly announce an intention to do any of the foregoing.

SECTION 8.2                            Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of the Confidentiality Agreement, Section 6.3(b), Section 6.10, Article IX and any definitions referenced in the foregoing), and there shall be no other liability on the part of the Company, on the one hand, and Parent or Merger Sub, on the other hand, to the other except liability arising out of fraud or any willful and material breach of this Agreement that occurred prior to such termination or as provided for in the Confidentiality Agreement or the Voting Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity with respect thereto, except as otherwise provided in Sections 8.3(e) and (f).

SECTION 8.3                            Termination Fee.

(a)           If this Agreement is terminated (or is deemed to be terminated) (x) by Parent pursuant to Section 8.1(g) or Section 8.1(l), (y) by the Company pursuant to Section 8.1(i), or (z) by the Company or Parent pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(f), and in each case of this clause (z), (A) at any time on or after the date of this Agreement and prior to any such termination of this Agreement a Company Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or any director of the Company (or any Third Party shall have publicly announced or communicated a  bona fide  intention, whether or not conditional, to make a Company Acquisition Proposal) that has not been withdrawn prior to the taking of the vote of the stockholders of the Company at the Company Stockholders’ Meeting or, in the event no such vote has been taken, at the time of such termination of this Agreement, and (B) within 12 months following the date of such termination of this Agreement, (i) with respect to a termination (or deemed termination) pursuant to Section 8.1(d), (1) any Company Acquisition Transaction (regardless of when the applicable Company Acquisition Proposal was made) is consummated or (2) a definitive agreement with respect to any Company Acquisition Transaction is entered into or the Company’s Board of Directors shall have recommended a Company Acquisition Transaction to its stockholders (in the case of this clause (2), which Company Acquisition Transaction shall thereafter be consummated (regardless of whether within or outside of such 12-month period)), or (ii) with respect to a termination (or deemed termination) pursuant to Section 8.1(f), (1) a Company Acquisition Transaction is consummated with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or (2) a definitive agreement with respect to a Company Acquisition Transaction is entered into with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or the Company’s Board of Directors shall have recommended to its stockholders a Company Acquisition Transaction with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) (in the case of this clause (2), which Company Acquisition Transaction shall thereafter be consummated (regardless of whether within or outside of such 12-month period)) (provided, that for purposes of this clause (z), each reference to “20%” in the definition of Company Acquisition Transaction shall be deemed to be a reference to “50%”), then in each case of clauses (x), (y) and (z), the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee and the Company Expense Reimbursement shall be paid by the Company to the Parent by wire transfer of immediately available funds.  The Company Termination Fee shall be paid by the Company to the Parent (1) in the case of clause (x) above, within two Business Days after termination of this Agreement, (2) in the case of  clause (y) above, upon termination of this Agreement, or (3) in the case of clause (z) above, upon the consummation of such Company Acquisition Transaction.

(b)           If this Agreement is terminated (or is deemed to be terminated) (x) by the Company pursuant to Section 8.1(h) or Section 8.1(k), (y) by Parent pursuant to Section 8.1(j) or (z) by the Company pursuant to Section 8.1(e), and in each case of this clause (z), (A) at any time on or after the date of this Agreement and prior to any such termination of this Agreement a Parent Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or any director of Parent (or any Third Party shall have publicly announced or communicated a  bona fide  intention, whether or not conditional, to make a Parent Acquisition Proposal) that has not been withdrawn prior to the time of such termination of this Agreement, and (B) within 12 months following the date of such termination of this Agreement, with respect to a termination (or deemed termination) pursuant to Section 8.1(e), (1) a Parent Acquisition Transaction is consummated with the Person or group who made the Parent Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or (2) a definitive agreement with respect to a Parent Acquisition Transaction is entered into with the Person or group who made the Parent Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or the Parent’s Board of Directors shall have recommended to its stockholders a Parent Acquisition Transaction with the Person who made the Parent Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) (in the case of this clause (2), which Parent Acquisition Transaction shall thereafter be consummated (regardless of whether within or outside of such 12-month period)) (provided, that for purposes of this  clause (z), each reference to “20%” in the definition of Parent Acquisition Transaction shall be deemed to be a reference to “50%”), then in each case of clauses (x), (y) and (z), Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee shall be paid by Parent to the Company by wire transfer of immediately available funds.  The Parent Termination Fee shall be paid by the Parent to the Company (1) in the case of clause (x) above, within two Business Days after termination of this Agreement, (2) in the case of  clause (y) above, upon termination of this Agreement, or (3) in the case of clause (z) above, upon the consummation of such Parent Acquisition Transaction.

(c)           Subject to the parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5(a) prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, Parent and Merger Sub agree that (i) Parent’s right to receive the payment of the Company Termination Fee, as and when set forth in Section 8.3(a), shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, any of the Company’s Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Company Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii)) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise).   Without limitation of the foregoing, none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, any of the Company Related Parties in contravention of the preceding sentence.   Under no circumstances shall the Company Termination Fee be payable by the Company more than once.

(d)           Subject to the parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5(a) prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, the Company agrees that (i) its right to receive the payment of the Parent Termination Fee, as and when set forth in Section 8.3(b), shall be the sole and exclusive remedy of the Company against Parent, any of Parent’s Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Parent Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii)) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise).  Without limitation of the foregoing, none of the Company, the Company’s Subsidiaries, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, any of the Parent Related Parties in contravention of the preceding sentence.  Under no circumstances shall the Parent Termination Fee be payable by Parent more than once.

(e)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) the Parent Termination Fee or the Company Termination Fee, as the case may be, is not a penalty, but constitutes liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which the Parent Termination Fee or the Company Termination Fee, as the case may be, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.  If either the Company or Parent fails to pay the Company Termination Fee or the Parent Termination Fee, as the case may be, when due, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for such Company Termination Fee or Parent Termination Fee, as the case may be, the defaulting party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee or the Company Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate as published in the “Money Rates” section of the Wall Street Journal, Midwest Edition, in effect on the date such payment was required to be made.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1                            No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

SECTION 9.2                            Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.  Notwithstanding anything in this Section 9.2 to the contrary, all costs and expenses of the Company incurred or payable in connection with the Merger Agreement and the transactions contemplated hereby shall be paid in full prior to the Effective Time (and, to the extent not paid in full prior to the Effective Time, shall be included as a Current Liability for purposes of determining the Net Debt Amount).

SECTION 9.3                            Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 9.4                            Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 9.5                            Jurisdiction; Specific Enforcement.

(a)           The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article VIII, and in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(a) and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)           In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party agrees that (x) service of all process, including the summons and complaints, in any action or proceeding with respect to this Agreement may be made by registered or certified mail, return receipt requested, to such party at its address set forth in Section 9.7, and (y) any service pursuant to clause (x) is sufficient to confer personal jurisdiction over such party in such action or proceeding and otherwise constitutes effective and binding service in every respect.

SECTION 9.6                            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.7                            Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when (a) delivered to the appropriate address by hand or by recognized overnight courier service (costs prepaid), (b) sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address or person as a party hereto may designate by notice to the other parties in accordance with this Section):

To Parent or Merger Sub:

FitLife Brands, Inc.
4509 S. 143rd Street, Suite 1
Omaha, Nebraska 68137
Attention: Michael Abrams
Facsimile: (402) 884-1816
Email: mabrams@fitlifebrands.com

With a copy to:

McGrath North Mullin & Kratz, PC LLO
First National Tower
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102
Attention:  Roger W. Wells, Esq.
Facsimile: (402) 952-1853
Email:  rwells@mcgrathnorth.com

To the Company:

iSatori, Inc.
15000 W. 6th Avenue, Suite 202
Golden, Colorado 80401
Attention: Stephen Adelé
Facsimile: (303) 215-1386
Email: sadale@isatori.com

With a copy to:

Newburn Law P.C.
1550 Larimer Street, Suite 128
Denver, Colorado 80202
Attention: Mr. Ryan Newburn, Esq.
Email: ryan.newburn@newburnlaw.com

SECTION 9.8                            Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.9                            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.10                            Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.11                            Amendments; Waivers.  This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns.  Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision.  The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

SECTION 9.12                            Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.13                            No Third Party Beneficiaries.  Except, solely after the Effective Time, for Sections 3.1, 6.7 and 6.11, each of Parent, Merger Sub and the Company agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 9.14                            Construction.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FITLIFE BRANDS, INC.

By:	/s/ John Wilson
Name: John Wilson
Title: Chief Executive Officer, President

ISFL MERGER SUB, INC.

By:	/s/ John Wilson
Name: John Wilson
Title: Chief Executive Officer, President

ISATORI, INC.

By:	/s/ Stephen Adelé
Name: Stephen Adelé
Title: President and Chief Executive Officer

ANNEX B

BVA OPINION

May 12, 2015

The Board of Directors
c/o Stephen Adelé, President and Chief Executive Officer
iSatori, Inc.
15000 West 6th Avenue, Suite 202
Golden, Colorado 80401

Dear Board of Directors:

You have requested that The BVA Group LLC (“BVA”) provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the shareholders of iSatori, Inc. (“iSatori” or the “Company”) of the proposed transaction discussed below.

The Transaction
Pursuant to a draft merger Agreement and Plan of Merger dated May 1, 2015 (the “Merger Agreement”), the proposed transaction (the “Transaction”) will be a reverse triangular merger in which iSatori is combined with FitLife Brands, Inc. (“FitLife”) with FitLife as the surviving entity retaining its public listing.  In connection with the Transaction, a wholly-owned subsidiary of FitLife would acquire 100 percent of the issued and outstanding stock in iSatori in exchange for common shares in FitLife. The FitLife subsidiary would also assume all of iSatori’s outstanding debt.  The shareholders of iSatori would receive 0.3000 shares of FitLife common stock for every share of iSatori owned (the “Exchange Ratio”).  Outstanding options and warrants in iSatori would be exchanged for options and warrants in FitLife based on the same Exchange Ratio with the corresponding exercise price equal to the original exercise price divided by the Exchange Ratio.  If at any time during the period between the date of the Agreement is executed and closing, any change in the outstanding shares of capital stock of either company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, shall be equitably adjusted to provide the merger parties the same economic effect as contemplated by this Agreement prior to such action.

Procedures
BVA conducted various procedures, investigations, and financial analyses with respect to the preparation of the Opinion Letter including, but not limited to, the following:

1.	Reviewed the draft Merger Agreement.

2.
Reviewed SEC filings by iSatori including: the annual reports on Form 10-K for the fiscal years ended December 31, 2012-2014; and a draft of the Form 10-Q to be filed for the three month period ended March 31, 2015.

3.	Reviewed SEC filings by FitLife including: the annual reports on Form 10-K for the fiscal years ended December 31, 2010-2014.

4.	Reviewed internally prepared financial information for FitLife as of March 31, 2015, which management represented as accurately reflecting the financial position of FitLife as of that date.

5.
Met with Stephen Adelé, President and Chief Executive Officer of iSatori and John Wilson, Chief Executive Officer of FitLife, during which we held discussions regarding, the operations, financial conditions, future prospects, projected operations and performance, and the strategic rationale for the Merger, including potential merger synergies.

6.	Conducted telephonic interviews with Seth Yakatan, Interim Chief Financial Officer of iSatori and Michael Abrams, Chief Financial officer of FitLife.

7.
Reviewed multi-year financial forecasts provided by the management of iSatori and FitLife relating to the estimated future earnings of each respective company on a stand-alone basis for the next three fiscal years.

8.	Reviewed revenue and product level financial information for both iSatori and FitLife for the fiscal years ended December 31, 2012, 2013, and 2014.

9.	Reviewed investor presentations prepared by FitLife management as of November 2014 and March 2015.

10.
Compared the financial and operating performances of iSatori and FitLife with publicly available information concerning certain other companies that BVA deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies.

11.	Prepared valuation analysis of both iSatori and FitLife on a pre-merger basis as of the date of our Opinion, as well as a valuation analysis of the combined companies on a proforma basis.

12.	Reviewed and analyzed the trading activity of iSatori’s and FitLife’s publicly-traded common stock for the twelve-month period preceding the date of the Opinion Letter.

Limiting Conditions and Assumptions
This Opinion is subject to the terms and conditions of our engagement letter, as amended.  In performing our analyses and rendering this Opinion, BVA:

1.
Relied upon the accuracy, completeness, and fair presentation in all material respects of any and all information obtained from public sources or provided to it from private sources, including Company and FitLife management.  BVA did not independently verify such information.

2.
Assumed that any estimates, forecasts, projections, and assumptions furnished to BVA were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing such information and that such forecasts and projections are achievable and represent both companies’ management’s consensus expectations, as presented.

3.	Assumed that the final versions of all documents reviewed in draft form by BVA conform in all material respects to the drafts reviewed.

4.	Assumed that financial information provided by iSatori and FitLife as of March 31, 2015 reasonably reflected the financial condition of the respective companies as of the date of this Opinion.

5.
Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the terms outlined in the draft Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof.

6.
Assumed that the Company’s Board of Directors have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken.

7.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or FitLife, or the contemplated benefits expected to be derived by iSatori or its stockholders in the Transaction.

8.
Assumed that title to all assets, properties, or business interests purportedly owned by iSatori and FitLife are good and marketable and there are no adverse interests, encumbrances, engineering, environmental, zoning, planning, or related issues associated with these interests and that the subject assets, properties, or business interests are free and clear of any and all liens, encumbrances and encroachments, other than as disclosed to us.

9.
With respect to the iSatori and FitLife, there were no material contingent or unrecorded liabilities, environmental liabilities, or litigation pending or threatened other than in the ordinary course of business and as disclosed to us.

In our analysis and in connection with the preparation of this Opinion, BVA has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of the Company or any other party involved in the Transaction.  To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, the results of this Opinion could be different.

BVA did not make any independent evaluation of any of the forecasts or projections with which it was furnished.  Such forecasts were assumed to be prepared in good faith based on currently available information and represent the current expectations of iSatori and FitLife, respectively. BVA has not independently verified the accuracy and completeness of the financial and other information supplied to us by the Company or FitLife.  BVA has relied upon and assumed, where reasonable, the completeness, accuracy, and fair presentation of all the financial and other information, data, advice, opinions, representations, and other material obtained by us from public sources or provided to us by, on behalf of, or at the request of the Company, and this Opinion is conditional upon such completeness, accuracy, and fair presentation.

BVA has not been requested to, and did not: (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of iSatori, or any alternatives to the Transaction or (b) advise the Board of Directors or any other party with respect to alternatives to the Transaction.  BVA has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.  BVA has not been engaged to provide, and has not provided (i) advisory services in connection with the negotiation of the Transaction; (ii) an opinion as to the fairness of the process underlying the Transaction; or (iii) the tax structure relating to the Transaction.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors of iSatori and may only be used for this purpose.  This Opinion (a) does not address the merits of the underlying business decision to enter into the merger of iSatori and FitLife or the Transaction versus any alternative strategy or transaction; (b) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction, and (c) does not indicate that the consideration paid is the best price possibly attainable under any circumstances.  The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of BVA to any party.

BVA has prepared this Opinion effective as of the date of this letter.  This Opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and BVA assumes no obligation to update, revise, or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof.

Conclusion
Based upon and subject to the foregoing, BVA is of the opinion that as of the date hereof, the terms of the Transaction are fair, from a financial point of view, to the shareholders of the Company.

    Respectfully submitted,

    The BVA Group LLC

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 Appraisal Rights.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surveying or resulting corporation.